As filed with the Securities and Exchange Commission on November 1, 2006

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

REGISTRATION STATEMENT

UNDER THE

SECURITIES ACT OF 1933

ON

FORM S-4

ITHAKA ACQUISITION CORP.

(Exact Name of Each Registrant as Specified in its Charter)

Delaware	6770	20-2620798
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

100 South Pointe Drive, 23rd Floor

Miami, Florida 33139

(858) 847-9000

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

Paul A. Brooke

Chairman and Chief Executive Officer

100 South Pointe Drive, 23rd Floor

Miami, Florida 33139

(858) 847-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the merger agreement described in the included proxy statement/prospectus have been satisfied or waived.

If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Shares of Common Stock(1)	14,000,000	(2)	(2)	$2,023.74

(1)	Represents shares of common stock to be issued to shareholders of Alsius Corporation.
(2)	Pursuant to Rule 457(f)(2) the filing fee for 14,000,000 shares of common stock to be issued by the registrant in the merger is based on one-third of the par value of the common stock being acquired from the shareholders of Alsius Corporation, which has an accumulated deficit of approximately $66,589,000 at June 30, 2006 (calculated as follows: one third of the amount obtained by multiplying the stated value of Alsius Corporation’s securities ($63,045,000) by the SEC filing fee ($0.000107).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ITHAKA ACQUISITION CORP.

100 SOUTH POINTE DRIVE, 23RD FLOOR

MIAMI, FLORIDA 33139

PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

NOTICE OF SPECIAL MEETING IS ENCLOSED

Prospectus for up to 14,000,000 shares of common stock

We are pleased to report that the boards of directors of Ithaka Acquisition Corp. (“Ithaka”) and Alsius Corporation (“Alsius”) have approved an agreement and plan of merger. The agreement provides for a merger between Ithaka Sub Acquisition Corp., a wholly-owned subsidiary of Ithaka (“Merger Sub”), and Alsius, in which Alsius will be the surviving entity and become a wholly owned subsidiary of Ithaka.

If the merger is completed, the holders of Alsius capital stock and unsecured convertible promissory notes issued and outstanding immediately prior to the merger will automatically be converted on the closing date of the merger, into the right to receive (i) 8,000,000 shares of Ithaka common stock and (ii) up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met during the years 2007, 2008 and 2009 as discussed in the section entitled “The Merger Agreement—Merger Consideration.” The shares will be distributed to the Alsius security holders in accordance with the priorities set forth in a schedule attached to the agreement and plan of merger. As a result of the priorities set forth in such schedule, the holders of Alsius common stock and preferred stock, other than Series F preferred stock, may not be entitled to receive any of the Ithaka shares to be issued. Of the shares to be issued to the Alsius security holders upon the closing of the merger, 10% will be placed in escrow to provide a fund to satisfy Ithaka’s rights to indemnification and up to an additional 10% of the shares will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them, if any, to Alsius security holders who exercise dissenters’ rights under the California General Corporation Law.

Ithaka’s common stock, warrants and units are currently quoted on the Over-the-Counter Bulletin Board under the symbols ITHK, ITHKW and ITHKU, respectively. Ithaka has applied for listing on Nasdaq of its securities at the time of the closing of the merger. If Ithaka’s securities are listed on Nasdaq, the symbols will change to ones that are reasonably representative of our corporate name.

The merger can be completed only if Ithaka’s stockholders adopt the merger agreement and approve a change of corporate name and an increase in Ithaka’s capitalization. These and other matters are included in the proposals to be voted on at a special meeting of the stockholders of Ithaka. The obligations of Ithaka and Alsius to complete the merger are also subject to the satisfaction or waiver of several other conditions.

Alsius security holders holding a majority of the required Alsius voting power, in accordance with the California General Corporation Law, have already approved the merger agreement by consent action and we are not soliciting a vote of the Alsius security holders. This proxy statement/prospectus is being provided to Alsius security holders for informational purposes, including informing them of their dissenters’ rights regarding their Alsius capital stock in connection with the proposed merger.

Your vote is very important. Whether or not you expect to attend the special meeting, the details of which are described on the following pages, please complete, date, sign and promptly return the accompanying proxy in the enclosed envelope.

We support the combination of Ithaka and Alsius. Our board of directors recommends that you vote in favor of the proposals presented to you for approval at the special meeting.

Before voting, you should carefully review all the information contained in this proxy statement/prospectus. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “ RISK FACTORS”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares of Ithaka common stock described in this proxy statement/prospectus or determined whether this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus statement is dated             , 2006, and is first being mailed on or about                     , 2006.

Ithaka Acquisition Corp.

100 South Pointe Drive, 23rd Floor

Miami, Florida 33139

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2006

TO THE STOCKHOLDERS OF ITHAKA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Ithaka Acquisition Corp. (“Ithaka”), a Delaware corporation, will be held at 10:00 a.m. eastern time, on                     , 2006, at the offices of Graubard Miller, Ithaka’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174 for the following purposes:

(1) to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 3, 2006 among Ithaka, Ithaka Sub Acquisition Corp., a California corporation and wholly owned subsidiary of Ithaka (“Merger Sub”), Alsius Corporation, a California corporation (“Alsius”), and certain of the shareholders of Alsius (the “Signing Shareholders”), and the transactions contemplated thereby;

(2) to consider and vote upon an amendment to Ithaka’s certificate of incorporation to change its name from “Ithaka Acquisition Corp.” to “Alsius Corporation;”

(3) to consider and vote upon an amendment to Ithaka’s certificate of incorporation to increase the number of authorized shares of Ithaka common stock from 35,000,000 to 75,000,000;

(4) to consider and vote upon an amendment to Ithaka’s certificate of incorporation to remove the preamble and sections A through D, inclusive, of Article Sixth from the certificate of incorporation upon the closing of the merger, as these provisions will no longer be applicable to Ithaka and to redesignate section E of Article Sixth as Article Sixth; and

(5) to consider and vote upon the approval of the 2006 Equity Incentive Plan (an equity-based incentive plan).

These items of business are described in the attached proxy statement/prospectus, which Ithaka encourages you to read in its entirety before voting. Only holders of record of Ithaka’s common stock at the close of business on                     , 2006 are entitled to notice of the special meeting and to vote and have their votes counted at the special meeting and any adjournments or postponements of the special meeting. Ithaka will not transact any other business at the special meeting.

Your vote is important regardless of the number of shares you own. The first proposal must be approved by a majority of the shares of Ithaka common stock sold in its initial public offering (“IPO”) and present and in person or represented by proxy and entitled to vote at the special meeting. The second, third and fourth proposals must be approved by the holders of a majority of the outstanding shares of Ithaka common stock. The fifth proposal must be approved by the holders of a majority of the shares of Ithaka common stock present in person or represented by proxy and entitled to vote at the meeting.

All Ithaka stockholders are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record of Ithaka common stock you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

A complete list of Ithaka stockholders of record entitled to vote at the special meeting will be available for 10 days before the special meeting at the principal executive officers of Ithaka for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

The board of directors of Ithaka unanimously recommends that you vote “FOR” each of the proposals, which are described in detail in this proxy statement/prospectus.

By Order of the Board of Directors

Paul A. Brooke Chairman of the Board and Chief Executive Officer

                    , 2006

i

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

•	The parties to the merger are Ithaka Acquisition Corp., Alsius Corporation, and Ithaka Sub Acquisition Corp., which was formed by Ithaka to effect the merger and is referred to as “Merger Sub.” See the section entitled “The Merger Proposal.”

•	Alsius is a privately-owned commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperatures in hospital critical care settings. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address an unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. See the section entitled “Business of Alsius.”

•	On closing of the merger, Merger Sub will merge into Alsius and Alsius will become a wholly owned subsidiary of Ithaka. Ithaka will then change its name to Alsius Corporation. See the section entitled “The Merger Proposal.”

•	In return for all of their stock in Alsius, the holders of capital stock and unsecured convertible promissory notes of Alsius issued and outstanding immediately prior to the merger will automatically be converted on the closing date of the merger, into the right to receive (i) 8,000,000 shares of Ithaka common stock and (ii) up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met in 2007, 2008 and 2009. See the section entitled “The Merger Agreement—Merger Consideration.”

•	At the closing of the merger and assuming that no Ithaka stockholder votes against the merger proposal and demands that Ithaka convert its shares to cash, as permitted by Ithaka’s certificate of incorporation, the present Alsius security holders will own approximately 42% of the outstanding Ithaka common stock and the present stockholders of Ithaka (or their transferees) will own approximately 58% of the outstanding Ithaka common stock. See the section entitled “The Merger Agreement—Merger Consideration.”

•	Ten percent of the Ithaka shares to be received by the Alsius security holders at the closing will be placed in escrow until the thirtieth day after the date that Ithaka files its Annual Report on Form 10-K for the year ended December 31, 2007 as a fund for the payment of indemnification claims that may be made by Ithaka as a result of breaches of Alsius’s covenants, representations and warranties in the merger agreement. Additional shares will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them, if any, to Alsius security holders who exercise dissenters’ rights under the California General Corporation Law and will be released upon final determination of all dissenter claims. See the section entitled “The Merger Agreement—Escrow Agreement.”

•	None of the shares of Ithaka common stock issued to Alsius security holders at the closing of the merger may be transferred publicly for a period of one year following the closing of the merger, at which time one-half of the shares issued to each Alsius security holder may be sold in the public market. The remaining shares of Ithaka common stock may be sold in the public market after eighteen (18) months following the closing. See the section entitled “The Merger Agreement—Lock-Up Agreements.”

•	After the merger, pursuant to the merger agreement, the directors of Ithaka will be Paul A. Brooke, Eric M. Hecht, Wende S. Hutton, Jack W. Lasersohn, Gregory D. Waller, Kurt C. Wheeler and William J. Worthen. See the section entitled “The Merger Agreement—Election of Directors.”

•	William J. Worthen, Alsius’s current president and chief executive officer, will enter into an employment agreement with Ithaka, to serve as chief executive officer of both Ithaka and Alsius upon consummation of the merger. See the section entitled “Directors and Executive Officers of Ithaka Following the Merger—Employment Agreement.”

•

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and no gain or loss will be recognized by Ithaka or Alsius as a result of the merger. Further, no gain or loss will be recognized by non-converting stockholders of Ithaka or Alsius security holders as a result of the merger. See the section entitled “The Merger Proposal—Material Federal Income Tax Consequences of the Merger.”

•	Upon consummation of the merger, Ithaka will contribute to Alsius $3,000,000 in cash, to be used for bonus payments to Alsius’s management, employees and/or consultants of Alsius as the Alsius board of directors may determine in its sole judgment. Ithaka will also contribute to Alsius up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, which will be used for bonus payments to Alsius’s management, employees and/or consultants of Alsius as Alsius’s board of directors may determine in its sole judgment. The size of this bonus pool in 2007, 2008 and 2009 will be tied to whether Alsius has achieved certain revenue targets in such years. See the section entitled “The Merger Agreement—Alsius Bonuses.”

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Q.	Why are Ithaka and Alsius security holders receiving this proxy statement/prospectus?	A.	Ithaka and Alsius have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated October 3, 2006, that is described in this proxy statement/prospectus. This agreement is referred to as the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A, which we encourage you to review.

In order to complete the merger, Ithaka stockholders must vote to approve (i) the merger agreement, (ii) an amendment to Ithaka’s certificate of incorporation to change its name from “Ithaka Acquisition Corp.” to “Alsius Corporation,” and (iii) an amendment to Ithaka’s certificate of incorporation to increase the number of shares of authorized common stock from 35,000,000 to 75,000,000. Ithaka stockholders will also be asked to vote to approve (i) an amendment to Ithaka’s certificate of incorporation to make certain modifications to Article Sixth thereof and (ii) the equity incentive plan, but the approval of the equity incentive plan is not a condition to the merger. The equity incentive plan has been approved by Ithaka’s board of directors and will be effective upon consummation of the merger, if approved by stockholders. Ithaka’s certificate of incorporation, as it will appear if all amendments to its certificate of incorporation are approved, is attached as Annex B hereto. The equity incentive plan is attached as Annex C hereto.

Ithaka will hold a special meeting of its stockholders to obtain these approvals. This proxy statement/prospectus contains important information about the proposed merger, the other proposals and the meeting of Ithaka stockholders. You should read it carefully.

Your vote as an Ithaka stockholder is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Alsius security holders holding a majority of the required Alsius voting power, in accordance with the California General Corporation Law, have already approved the merger agreement by consent action and we are not soliciting a vote of the Alsius security holders. This proxy statement/prospectus is being provided to Alsius security holders for informational purposes, including informing them of their dissenters’ rights regarding their Alsius capital stock in connection with the proposed merger.

Q.	Why is Ithaka proposing the merger?	A.	Ithaka was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare industry. Alsius is a privately-owned commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperatures in hospital critical care settings. Based in Irvine, California, Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address an unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. Ithaka believes that Alsius, with its experienced team in the acute care market, is positioned for significant growth in the healthcare industry and believes that a business combination with Alsius will provide Ithaka stockholders with an opportunity to participate in a company with significant growth potential.

Q.	What will happen in the proposed merger?	A.	As a consequence of the merger, a wholly owned subsidiary of Ithaka will be merged with and into Alsius and Alsius will continue as the surviving corporation, becoming a wholly owned subsidiary of Ithaka. Holders of Alsius capital stock and unsecured convertible promissory notes will become stockholders of Ithaka and will own approximately 42% of the shares of Ithaka common stock outstanding immediately after the merger. Upon the merger, Ithaka will change its name to Alsius Corporation.

Q.	What will Ithaka stockholders receive in the proposed merger?	A.	Ithaka stockholders will receive no consideration in the merger. They will continue to hold the shares of Ithaka common stock that they owned prior to the merger. Ithaka will become the parent company of Alsius upon closing.

Q.	How much of Ithaka will existing Ithaka stockholders own after the merger?	A.	Immediately after the merger, if no Ithaka stockholder demands that Ithaka convert its shares into a pro rata portion of the trust account, then existing Ithaka’s stockholders will own approximately 58% of the outstanding common stock of Ithaka. Existing Ithaka stockholders would own less than that percentage of shares if one or more Ithaka stockholders vote against the merger proposal and demand conversion of their shares into a pro rata portion of the trust account.

Q.	Do the stockholders of Ithaka and Alsius have conversion rights?	A.	If you hold shares of common stock issued in Ithaka’s IPO, then you have the right to vote against the merger proposal and demand that Ithaka convert such shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Ithaka’s IPO are held. We sometimes refer to these rights to vote against the merger and demand conversion of the shares into a pro rata portion of the trust account as conversion rights. Alsius security holders do not have such conversion rights, but they do have dissenters’ rights (see below).

Q.	How does a holder of Ithaka common stock exercise its conversion rights?	A.	If you wish to exercise your conversion rights, you must vote against the merger proposal and at the same time demand that Ithaka convert your shares into cash. Any action that does not include an affirmative vote against the merger will prevent you from exercising your conversion rights. You may exercise your conversion rights either by checking the box on the proxy card provided for such purpose or by submitting your request in writing to Ithaka at the address listed at the end of this section. If you (i) initially vote for the merger proposal but then wish to vote against it and exercise your conversion rights or (ii) initially vote against the merger proposal and wish to exercise your conversion rights but do not check the box on the proxy card providing for the exercise of your conversion rights or do not send a written request to Ithaka to exercise your conversion rights, or (iii) initially vote against the merger but later wish to vote for it, you may request Ithaka to send you another proxy card on which you may indicate your intended vote and, if that vote is against the merger proposal, exercise your conversion rights by checking the box provided for such purpose on the proxy card. You may make such request by contacting Ithaka at the phone number or address listed at the end of this section. Any corrected or changed proxy card or written demand of conversion rights must be received by Ithaka prior to the special meeting.

Your vote on any proposal other than the merger proposal will have no impact on your right to seek conversion.

If, notwithstanding your negative vote, the merger is completed, then you will be entitled to receive a pro rata portion of the trust account, including any interest earned thereon, calculated as of two business days prior to the date of the consummation of the merger, but only if you marked your exercise of such right on your proxy card. As of the record date, there was approximately $                             in trust, which would amount to approximately $                 per share upon conversion. If you exercise your conversion rights, then you will be exchanging your shares of Ithaka common stock for cash and will no longer own these shares. You will be entitled to receive cash for these shares only if you continue to own these shares through the closing of the merger and then tender your stock certificate.

Exercise of your conversion rights does not result in either the conversion or a loss of your warrants. Your warrants will continue to be outstanding and exercisable following a conversion of your common stock unless we fail to consummate the merger.

Q.	What if a stockholder objects to the proposed merger? Are there appraisal rights for Ithaka stockholders or dissenters’ rights for Alsius security holders?	A.

Ithaka stockholders do not have appraisal rights in connection with the merger under the General Corporation Law of the State of Delaware (“DGCL”).

Alsius has provided notice to its shareholders in compliance with California law. Therefore, Alsius security holders, other than the Signing Shareholders (who executed the merger agreement and thereby have voted in favor of adoption of the merger agreement and approval of the merger), who hold their shares of Alsius capital stock of record and continue to own those shares through the effective time of the merger and who properly demand dissenters’ rights with respect to their shares in writing on or before the tenth business day prior to the special meeting in accordance with the requirements of Chapter 13 of the California General Corporation Law (“CGCL”), are entitled to dissenters’ rights as set forth in Chapter 13. A copy of Chapter 13 of the CGCL is attached to this proxy statement/prospectus as Annex D.

Under Chapter 13, Alsius security holders who comply with the procedures set forth in Chapter 13 will be entitled to have their shares appraised by the California Superior Court and to receive cash payment of the fair value of the shares, exclusive of any element of the value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. Alsius will send further notice pursuant to Section 1301 to the Alsius security holders who are entitled to dissenters’ rights when Ithaka mails this proxy statement/prospectus to the Alsius security holders. See the Section entitled “Appraisal/Dissenters’ Rights.”

Q.	What happens to the funds deposited in the trust account after consummation of the merger?	A.	After consummation of the merger, the funds in the trust account will be released to Ithaka for payment to Ithaka stockholders electing to exercise their conversion rights of their pro rata portion of the funds in the trust account, bonus payments to Alsius employees required under the merger agreement, and for working capital.

Q.	What happens if the merger is not consummated?	A.	Ithaka must liquidate if it does not consummate a business combination by August 23, 2007. In any such liquidation, the funds held in the trust account, plus any interest earned thereon, will be distributed pro rata to the holders of Ithaka’s common stock issued in its IPO. Holders of Ithaka common stock issued prior to the IPO, including all of Ithaka’s officers and directors, have waived any right to any liquidation distribution with respect to those shares.

Q.	When do you expect the merger to be completed?	A.	It is currently anticipated that the merger will be consummated promptly following the Ithaka special meeting on , 2007.

For a description of the conditions to completion of the merger, see the sections entitled “The Merger Agreement—Conditions to the Closing of the Merger.”

Q.	What do I need to do now?	A.	Ithaka urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the merger will affect you as a stockholder of Ithaka. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote my Ithaka shares?	A.	If you are a holder of record of Ithaka common stock, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Q.	If my Ithaka shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?	A.	No. Your broker, bank or nominee cannot vote your shares unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

Q.	Can I change my vote after I have mailed my signed proxy form?	A.	Yes. Send a later-dated, signed proxy card to Ithaka’s secretary at the address of Ithaka’s corporate headquarters prior to the date of the special meeting or attend the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to Ithaka’s secretary.

Q.	Do I need to send in my Ithaka stock certificates?	A.	Ithaka stockholders who do not elect to have their shares converted into the pro rata share of the trust account should not submit their stock certificates now or after the merger, because their shares will not be converted or exchanged in the merger. Ithaka stockholders who vote against the merger and exercise their conversion rights should hold their certificates until after the meeting and then send them to Ithaka at the address listed below.

Q.	Do I need to send in my Alsius securities?	A.	Yes. Promptly after the merger, Ithaka will mail all Alsius security holders a letter of transmittal. Alsius security holders will need to return the executed letter of transmittal along with their Alsius securities in order to receive Ithaka shares in the merger.

Q.	What should I do if I receive more than one set of voting materials?	A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your Ithaka shares.

Q.	Who can help answer my questions?	A.	If you have questions about the merger or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

Paul A. Brooke Ithaka Acquisition Corp. 100 South Pointe Drive, 23rd Floor Miami, Florida 33139 Tel: (305) 532-3800

Brett L. Scott Alsius Corporation 15770 Laguna Canyon Road Irvine, California 92618 Tel: (949) 453-0150, ext. 154.

You may also obtain additional information about Ithaka from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the merger, you should read this entire document carefully, including the merger agreement attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement carefully. It is the legal document that governs the merger and the other transactions contemplated by the merger agreement. It is also described in detail elsewhere in this proxy statement/prospectus.

The Parties

Ithaka

Ithaka is a blank check company organized as a corporation under the laws of the State of Delaware on April 4, 2005. It was formed to effect a business combination with an unidentified operating business in the healthcare industry. On August 23, 2005, it consummated an IPO of its equity securities from which it derived net proceeds of approximately $48,323,000, which includes proceeds from the underwriter’s over-allotment option exercised on September 20, 2005. Approximately $46,997,978 of the net proceeds of the IPO were placed in a trust account. Such funds, with the interest earned thereon, will be released to Ithaka upon consummation of the merger, to be used to pay any amount payable to Ithaka stockholders who vote against the merger and elect to exercise their conversion rights, Alsius Bonuses and to fund ongoing working capital needs of the acquired business, Alsius.

The remainder of the net proceeds of the IPO, or approximately $1,325,000, was held outside of the trust account and has been and will be used by Ithaka to pay the expenses incurred in its pursuit of a business combination. As of June 30, 2006, Ithaka had $581,014 remaining out of trust, plus $242,046 of accounts payable and accrued expenses payable. Other than its IPO and the pursuit of a business combination, Ithaka has not engaged in any business to date.

If Ithaka does not complete the merger by August 23, 2007, upon approval of its stockholders, it will dissolve and promptly distribute to its stockholders the amount in its trust account plus remaining net assets after payment of its liabilities from non-trust account funds.

The Ithaka common stock, warrants to purchase common stock and units (each unit consisting of one share of common stock and two warrants to purchase common stock) are quoted on the Over-the-Counter Bulletin Board (OTCBB) under the symbols ITHK, ITHKW and ITHKU, respectively.

The mailing address of Ithaka’s principal executive office is Ithaka Acquisition Corp., 100 South Pointe Drive, 23rd Floor, Miami, Florida 33139, and its telephone number is (305) 532-3800.

Ithaka Sub Acquisition Corp.

Ithaka Sub Acquisition Corp. was organized as a corporation under the laws of the State of California on October 2, 2006. It was formed to effect a merger with Alsius and is a wholly owned subsidiary of Ithaka. We sometimes refer to Ithaka Sub Acquisition Corp. as the Merger Sub.

Alsius

Alsius is a privately-owned commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperatures in hospital critical care settings. Based in Irvine, California, Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address an unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients.

Alsius markets its products to acute-care hospitals and critical care physicians through its direct sales force in the United States and independent distributors in international markets. Alsius began selling its products in the United States in April 2004 and, as of September 30, 2006, had established an installed U.S. base of over 110 systems in 53 hospitals, of which 77 had been sold and 33 were under evaluation. Alsius began building its current network of independent distributors in Europe in February 2004, and as of September 30, 2006, had established a European installed base of 189 systems in over 150 hospitals, of which 167 had been sold and 22 were under evaluation. It has FDA clearance to market its products in the United States for fever control in certain neuro-intensive care patients and temperature management in cardiac and neuro surgery patients, and is exploring ways to obtain clearance for cardiac arrest. Although Alsius does not promote its products for cardiac arrest in the United States, it understands that physicians are using them off label to treat cardiac arrest and it expects use for this indication to increase. Alsius only markets its products for treatments for its specific cleared indications. It has broader clearance to market its products in Europe, Canada and Australia, including clearance for cardiac arrest, and is in the process of obtaining clearances to sell its products in China, Japan and other Asian countries.

Alsius was incorporated under the laws of California on December 20, 1991 under the name Neuroperfusion, Inc. On November 12, 1998, it changed its name to Alsius Corporation.

The mailing address of Alsius’s principal executive offices is 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, and its telephone number is (949) 453-0150.

The Merger

The merger agreement provides for a business combination transaction by means of a merger of Merger Sub with and into Alsius in which Alsius will be the surviving entity and become a wholly owned subsidiary of Ithaka. This will be accomplished through an exchange of issued and outstanding shares of capital stock and unsecured convertible promissory notes of Alsius for shares of common stock of Ithaka. Ten percent of the shares of Ithaka common stock to be issued to the Alsius security holders will be placed in escrow as the sole remedy for Ithaka’s rights to indemnity set forth in the merger agreement. Up to an additional 10% of such shares issued in the merger will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them to Alsius security holders who exercise dissenters’ rights under the CGCL and will be released upon final determination of all dissenter claims.

Ithaka and Alsius plan to complete the merger promptly after the Ithaka special meeting, provided that:

•	Ithaka’s stockholders have approved the merger proposal, the name change amendment, capitalization amendment and the equity incentive plan;

•	holders of fewer than 20% of the shares of common stock have voted against the merger proposal and demanded conversion of their shares into cash; and

•	the other conditions specified in the merger agreement have been satisfied or waived.

Ithaka’s Recommendations to Stockholders; Reasons for the Merger

After careful consideration of the terms and conditions of the merger agreement, the certificate of incorporation amendments and the equity incentive plan, the board of directors of Ithaka has determined that the merger and the transactions contemplated thereby, each certificate of incorporation amendment and the equity incentive plan are fair to and in the best interests of Ithaka and its stockholders. In reaching its decision with respect to the merger and the transactions contemplated thereby, the board of directors of Ithaka reviewed various industry and financial data and the due diligence and evaluation materials provided by Alsius. Further, prior to executing the merger agreement, Ithaka received an opinion from Capitalink, L.C., that, in its opinion, the aggregate consideration is fair to Ithaka’s stockholders from a financial point of view. Accordingly, Ithaka’s board of directors recommends that Ithaka stockholders vote:

•	FOR the merger proposal;

•	FOR the name change amendment;

•	FOR the capitalization amendment;

•	FOR the Article Sixth amendment; and

•	FOR the equity incentive plan proposal.

The Certificate of Incorporation Amendments

The amendments to Ithaka’s certificate of incorporation are being proposed, upon consummation of the merger, to change Ithaka’s name, increase the number of shares of common stock it is authorized to issue and eliminate certain provisions that are applicable to Ithaka only prior to its completion of a business combination. As a result of the amendments, after the merger, Ithaka will be named “Alsius Corporation,” the number of shares of common stock it will be authorized to issue will be increased from 35 million to 75 million and Article Sixth of its certificate of incorporation will address only its classified board of directors, with existing provisions that relate to it as a blank check company being deleted. A copy of the amendment to the certificate of incorporation that will be filed to effectuate these changes is attached hereto as Annex B.

The 2006 Equity Incentive Plan

The 2006 Equity Incentive Plan reserves 2,850,000 shares of Ithaka common stock for issuance in accordance with the plan’s terms. The number of shares reserved for issuance under the plan will be increased on the first day of each of Ithaka’s fiscal years from 2008 through 2016 to 3% of the number of fully diluted shares of Ithaka’s common stock outstanding on the last day of the immediately preceding fiscal years; provided however, that the percentage shall be reduced to 2% from and after the time when Ithaka calls its warrants for redemption. The purpose of the plan is to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide Ithaka executives, directors and other employees and persons who, by their position, ability and diligence are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our Equity corporate objectives, to attract and retain executives and other employees of outstanding competence and to provide such persons with an opportunity to acquire an equity interest in Ithaka. Upon consummation of the merger, William J. Worthen, Alsius’s current chairman of the board, president and chief executive officer, will enter into an employment agreement with Ithaka that provides for the grant of options under the plan to purchase 780,000 shares of Ithaka common stock under the plan. The remaining 2,070,000 reserved shares are available for other grants. The plan is attached as Annex C to this proxy statement/prospectus. We encourage you to read the plan in its entirety.

Management of Ithaka and Alsius

Ithaka

As a result of the merger, Merger Sub will be merged with and into Alsius and will cease to survive. Alsius and Ithaka will both survive the merger, with Alsius becoming a wholly owned subsidiary of Ithaka.

Pursuant to the merger agreement, upon consummation of the merger, the board of directors of Ithaka will be Paul A. Brooke, Eric M. Hecht, Wende S. Hutton, Jack W. Lasersohn, Gregory D. Waller, Kurt C. Wheeler and William J. Worthen. The board of directors will be slated as follows:

•	in the class to stand for reelection in 2008: Paul A. Brooke and Jack W. Lasersohn;

•	in the class to stand for reelection in 2009: Wende S. Hutton and Kurt C. Wheeler; and

•	in the class to stand for reelection in 2010: Eric M. Hecht, Gregory D. Waller and William J. Worthen.

After the consummation of the merger, Paul A. Brooke will be chairman of the board of Ithaka and the executive officers will be William J. Worthen, chief executive officer, Brett L. Scott, chief financial officer, and each of Kenneth A. Collins, M.B.B.S., H. Michael Ameli and Suzanne C. Winter, as executive vice presidents. Each of Messrs. Worthen, Scott, Collins, Ameli and Ms. Winter currently is an executive officer of Alsius and will continue in such position after the merger. Mr. Brooke is currently chairman of the board chairman of the board and chief executive officer of Ithaka and will resign as chief executive officer upon consummation of the merger. Mr. Hecht is currently president, chief financial officer and a director of Ithaka and will resign as president and chief financial officer upon consummation of the merger.

Alsius

After the consummation of the merger, the board of directors and officers of Alsius will be the same as Ithaka’s board of directors and officers.

Ithaka Inside Stockholders

As of September 30, 2006, directors and executive officers of Ithaka and their affiliates (the “Ithaka Inside Stockholders”) beneficially owned and were entitled to vote 2,125,000 shares or approximately 19.4% of Ithaka’s outstanding common stock. Such shares were issued to the Ithaka Inside Stockholders prior to Ithaka’s IPO (‘the “Original Shares”). In connection with its IPO, Ithaka and EarlyBirdCapital, Inc., the managing underwriter of the IPO, entered into agreements with each of the Ithaka Inside Stockholders pursuant to which each Ithaka Inside Stockholder agreed to vote his Original Shares on the merger proposal in accordance with the majority of the votes cast by holders of shares issued in connection with the IPO. The Ithaka Inside Stockholders have also indicated that they intend to vote their Original Shares in favor of all other proposals being presented at the meeting. The Ithaka Inside Stockholders also agreed, in connection with the IPO, to place their Original Shares in escrow until August 17, 2008.

At any time prior to the special meeting, during a period when they are not aware of any material nonpublic information regarding Ithaka or its securities, the Ithaka Inside Stockholders, and/or their affiliates, may enter into a written plan to purchase Ithaka securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, the Ithaka Inside Stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders.

Merger Consideration

The securities of Alsius held by the Signing Shareholders and other persons who are holders of Alsius capital stock and unsecured convertible promissory notes issued and outstanding immediately prior to the effective time of the merger will be automatically converted on the closing date of the merger, into the right to receive from Ithaka (i) 8,000,000 shares of Ithaka Common Stock and (ii) up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met during the years 2007, 2008 and 2009 (“Milestone Shares”). The Ithaka shares will be distributed to the holders of the Alsius capital stock and unsecured convertible promissory notes in accordance with the priorities that exist in Alsius’s capital structure. These priorities are set forth in a schedule attached to the merger agreement. As a result of the priorities, the holders of Alsius securities, other than holders of unsecured convertible promissory notes and Series F Preferred Stock, may not be entitled to receive any merger shares or Milestone Shares.

The Milestone Shares will be earned on the following basis:

Revenues as % of Revenue Target	Percentage of Target Shares
(A) Less than 80%	0%

(B) 80% to 100%	50% plus 50% multiplied by a fraction the numerator of which is the difference between actual revenues as a percentage of the revenue target less 80% and the denominator of which is 20%. By way of illustration, if actual revenues are 87.5%, the percentage of Target Shares to be issued would be 50% plus 50% (87.5%-80%)/20% = 50% plus 18.75% = 68.75%.

(C) Greater than 100% but less than 120%	100%

In addition to the Target Shares, if, for any such year, the actual revenues are equal to or in excess of 120% of the revenue target for such year, Ithaka shall issue that number of “120% Target Shares” set forth in the table below.

The revenue targets, Target Shares and 120% Target Shares for each of the fiscal years 2007, 2008 and 2009 are as follows:

Year	Revenue Target	Target Shares	120% Target Shares
2007	$14,800,000	500,000	250,000
2008	$28,000,000	1,500,000	250,000
2009	$47,000,000	3,000,000	500,000

Alsius Bonuses

Upon consummation of the merger, Ithaka will contribute to Alsius $3,000,000 in cash, to be used for bonus payments to Alsius’s management, employees and/or consultants to Alsius as the Alsius board of directors may determine in its sole judgment. Ithaka will also contribute to Alsius in cash up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, which shall be used for the Alsius Bonuses as Alsius’s board of directors may determine in its sole judgment. The amount of cash available for such bonuses for 2007, 2008 and 2009 will be proportional to the Milestone Shares issued for such year. For example, if 50% of the Milestone Shares are issued in 2007, then $100,000 of the $200,000 bonus pool will be available.

Notwithstanding the foregoing, no bonus payment shall be made to any person who (a) has a right to receive payment from Alsius or Ithaka as a result of a “change of control” provision in such person’s change of control agreement or other agreement with Alsius unless such person waives all present and future rights under such provision and (b) at Ithaka’s or Alsius’s request, with respect to directors and officers at the level of vice president or above, does not agree to remain in the employ of Alsius for at least one (1) year after the closing, all pursuant to an agreement reasonably satisfactory to Ithaka’s board of directors as constituted prior to the closing.

Fairness Opinion

Pursuant to an engagement letter dated September 19, 2006, we engaged Capitalink, L.C. to render an opinion that our merger with Alsius on the terms and conditions set forth in the merger agreement is fair to our stockholders from a financial point of view and that the fair market value of Alsius is at least equal to 80% of our net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, public offerings, private placements and for other purposes. Our board of directors determined to use the services of

Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Ithaka has paid Capitalink a fee of $75,000 in connection with the preparation and issuance of its opinion and has reimbursed Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. We have also agreed to indemnify Capitalink against certain liabilities that may arise out of the rendering of the opinion.

Capitalink delivered its written opinion to our board of directors on October 3, 2006, which stated that, as of such date, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by us in the merger is fair to our stockholders from a financial point of view, and (ii) the fair market value of Alsius is at least equal to 80% of our net assets. The amount of such consideration was determined pursuant to negotiations between us and Alsius and not pursuant to recommendations of Capitalink. The full text of Capitalink’s written opinion, annexed hereto as Annex E, is incorporated by reference into this proxy statement/prospectus. You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Capitalink’s opinion is addressed to our board of directors only and does not constitute a recommendation to any of our stockholders as to how such stockholders should vote with respect to the merger proposal and the transactions contemplated thereby.

Escrow Agreement—Indemnification of Ithaka

As the sole remedy for the obligation of the security holders of Alsius to indemnify and hold harmless Ithaka for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of Alsius, at the closing, there will be deposited in escrow, until the thirtieth day after the date that Ithaka files its Annual Report on Form 10-K for the year ended December 31, 2007, 10% of the shares of Ithaka common stock to be issued to the Alsius security holders upon consummation of the merger. Up to an additional 10% of such shares issued in the merger will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them to Alsius security holders who exercise dissenters’ rights under the CGCL and will be released upon final determination of all dissenter claims. The Alsius security holders will have the right to substitute, for the escrow shares that otherwise would be paid in satisfaction of a claim, cash in an amount equal to the fair market value of the shares to be paid for a claim. For purposes of satisfying an indemnification claim, shares of Ithaka common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid.

The determination to assert a claim for indemnification by Ithaka against the escrow shares will be made by Eric M. Hecht and Paul Brooke, who are current members of Ithaka’s board of directors. Kurt C. Wheeler and Wende S. Hutton have been designated under the merger agreement to represent the interests of the Alsius security holders with respect to claims for indemnification by Ithaka against such shares.

Restriction on Public Market Sales

The shares of common stock of Ithaka to be issued at the closing of the merger will not be publicly saleable for a period of one year following the consummation of the merger, at which time one-half of the shares issued to the Alsius security holders at the closing may be sold in the public market. The remaining shares of Ithaka common stock may be sold in the public market after eighteen (18) months following the closing.

Date, Time and Place of Special Meeting of Ithaka’s Stockholders

The special meeting of the stockholders of Ithaka will be held at 10:00 a.m., eastern time, on                 , 2006, at the offices of Graubard Miller, Ithaka’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th

Floor, New York, New York 10174 to consider and vote upon the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting if you owned shares of Ithaka common stock at the close of business on                 , 2006, which is the record date for the special meeting. You will have one vote for each share of Ithaka common stock you owned at the close of business on the record date. Ithaka warrants do not have voting rights. On the record date, there were 10,974,100 shares of Ithaka common stock outstanding.

Approval of the Alsius security holders

The Signing Shareholders, who own sufficient shares of Alsius’s capital stock to effect the approval of the merger under the DGCL, have approved the merger and the transactions contemplated thereby by consent action and all other Alsius security holders of record were given notice of the merger pursuant to Section 1301 of the CGCL. Accordingly, no further action by the Alsius security holders is needed to approve the merger, but Alsius security holders should carefully review the section entitled “Appraisal/Dissenters’ Rights.”

Quorum and Vote of Ithaka Stockholders

A quorum of Ithaka stockholders is necessary to hold a valid meeting. A quorum will be present at the Ithaka special meeting if a majority of the outstanding shares entitled to vote at the meeting are represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

•	The approval of the merger proposal will require the affirmative vote of the holders of a majority of the shares of Ithaka common stock sold in the IPO and present in person or represented by proxy and entitled to vote at the special meeting. The merger will not be consummated if the holders of 20% or more of the common stock (1,769,820 shares or more) issued in Ithaka’s IPO exercise their conversion rights.

•	The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

•	The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

•	The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

•	The approval of the equity incentive plan will require the affirmative vote of the holders of a majority of the shares of Ithaka common stock represented in person or by proxy and entitled to vote at the meeting.

Ithaka’s certificate of incorporation requires the favorable vote of holders of a majority of its outstanding common stock sold in its IPO and present in person or represented by proxy and entitled to vote at the special meeting for the approval of the merger proposal. The DGCL requires the favorable vote of holders of a majority of the outstanding common of Ithaka for the approval of the name change amendment, the capitalization amendment and the Article Sixth amendment. Under Ithaka’s bylaws, matters not addressed by its certificate of incorporation or state law, including the equity incentive plan proposal, must be approved by the vote of holders of a majority of its common shares and represented in person or by proxy and eligible to vote on the proposal at the special meeting. A consequence of the difference in these voting requirements is that the vote of holders of fewer shares is required for the approval of the merger proposal and the equity incentive plan proposal than for the approval of the charter amendments.

Abstentions will have the same effect as a vote “AGAINST” the merger proposal, the proposals to amend the certificate of incorporation and the equity incentive plan. Broker non-votes, while considered present for the purposes of establishing a quorum, will have the effect of votes against the proposals to amend the certificate of incorporation, but will have no effect on the merger proposal or the equity incentive plan. Please note that you cannot seek conversion of your Ithaka shares unless you affirmatively vote against the merger proposal.

Relation of Proposals

The merger will not be consummated unless each of the name change amendment and the capitalization amendment is approved and neither of the name change amendment nor the capitalization amendment will be presented to the meeting for adoption unless the merger proposal is approved. The approvals of the Article Sixth amendment and the equity incentive plan proposal are not conditions to the consummation of the merger or to the adoption of either of the name change amendment or the capitalization amendment but, if the merger proposal is not approved, neither will be presented at the meeting for adoption. The equity incentive plan has been approved by Ithaka’s board of directors and will take effect upon consummation of the merger, subject to stockholder approval of the plan.

Conversion Rights

Pursuant to Ithaka’s certificate of incorporation, a holder of shares of Ithaka’s common stock may, if the stockholder affirmatively votes against the merger, demand that Ithaka convert such shares into cash. Demand may be made by checking the box on the proxy card provided for that purpose and returning the proxy card in accordance with the instructions provided. Demand may also be made in any other writing that clearly states that conversion is demanded and is delivered so that it is received by Ithaka at any time up to the stockholder meeting. If properly demanded, Ithaka will convert each share of common stock into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. As of the record date, this would amount to approximately $             per share. If you exercise your conversion rights, then you will be exchanging your shares of Ithaka common stock for cash and will no longer own the shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger, properly demand conversion, continue to own these shares through the effective time of the merger and then tender your stock certificate to Ithaka. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated. If the merger is not completed, these shares will not be converted into cash. However, if we are unable to complete the merger or another business combination by August 23, 2007, we will be forced to liquidate and all holders of shares issued in the IPO should receive at least the amount they would have received if they sought conversion of their shares and we did consummate the merger.

The merger will not be consummated if the holders of 20% or more of Ithaka’s common stock (1,769,820 shares or more) exercise their conversion rights.

Appraisal/Dissenters’ Rights

Ithaka stockholders do not have appraisal rights in connection with the merger under the DGCL.

The board of directors of Alsius has determined that the consideration to be paid to the Alsius security holders is reasonable and that the merger is in the best interest of Alsius and its security holders. Alsius security holders who did not sign the merger agreement may exercise dissenters’ rights and receive appraisal of their shares in compliance with the requirements of Chapter 13 of the CGCL and will be entitled to be paid, in cash, the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the California Superior Court. Alsius has provided notice pursuant to Section 1301 of the CGCL to the Alsius security holders who were entitled to dissenters’ rights as required under California law. Alsius will provide further notice to the Alsius security holders who are entitled to dissenters’ rights when Ithaka mails this proxy statement/prospectus to the Alsius security holders. In order for an Alsius security holder to exercise dissenters’ rights, a written demand for dissenters’ rights as provided in the CGCL must be sent by such security holder and be mailed to Alsisus on or before the tenth business days prior to the special meeting and such security holder must comply with the other procedures required by the CGCL. A copy of Chapter 13 is annexed as Annex D hereto. See the section entitled “Appraisal/Dissenters’ Rights.”

Proxies

Proxies may be solicited by mail, telephone or in person. Ithaka has engaged                                  to assist in the solicitation of proxies.

If you grant a proxy, you may still vote your shares in person if you revoke your proxy before the special meeting.

Interests of Ithaka Directors and Officers in the Merger

When you consider the recommendation of Ithaka’s board of directors in favor of adoption of the merger proposal, you should keep in mind that Ithaka’s executive officers and members of Ithaka’s board have interests in the merger transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	If the merger is not approved and Ithaka is unable to complete another business combination by August 23, 2007, Ithaka will be required to liquidate. In such event, the 2,125,000 shares of common stock held by the Ithaka Inside Stockholders, including Ithaka’s officers and directors and their affiliates and other persons, that were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless, because Ithaka’s Inside Stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based on the last sale price of $ on the OTCBB on , 2006, the record date.

•	Messrs. Brooke and Hecht and John M. Glazer also purchased 1,250,000 warrants for an aggregate purchase price of $637,500 (or $0.51 per warrant), pursuant to a binding, written agreement between Messrs. Brooke, Hecht and Glazer and EarlyBirdCapital, Inc. entered into in connection with Ithaka’s IPO. This agreement was entered into by Messrs. Brooke, Hecht and Glazer at a time when they were not in possession of any material non-public information relating to Ithaka. The agreement sets forth that it constitutes an irrevocable order instructing the designated broker-dealer, to purchase the warrants, at prices not to exceed $0.70 per warrant during the ninety-trading day period commencing on the date separate trading of Ithaka’s warrants commenced, in compliance with Rule 10b5-1. Such warrants had an aggregate market value of $ based upon the last sale price of $ on the OTCBB on , the record date. All of the warrants will become worthless if the merger is not consummated.

•	If Ithaka liquidates prior to the consummation of a business combination, Mr. Brooke, our chairman of the board and chief executive officer, and Mr. Hecht, our president and chief financial officer, will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by Ithaka for services rendered or products sold to Ithaka, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors. Based on Ithaka’s estimated debts and obligations, it is currently expected that Messrs. Brooke or Hecht will not have any exposure under this arrangement in the event of liquidation.

•	Upon consummation of the merger, Messrs. Brooke and Hecht will be appointed as non-employee directors of Ithaka and as such will receive an annual cash fee of $15,000 and an additional fee of

$1,500 for meetings they attend in-person or $500 for telephonic participation. As non-employee directors, Messrs. Brooke and Hecht will also be granted options to acquire 25,000 shares of Ithaka upon consummation of the merger and will be granted options to acquire 7,500 shares of Ithaka common stock on the first business day following each annual meeting of stockholders if they continue to serve as a director following such meeting. Moreover, Mr. Brooke, as chairman of the board, will be paid an additional fee of $7,000 per annum.

Conditions to the Closing of the Merger

Consummation of the merger agreement and the related transactions is conditioned on the Ithaka stockholders’ (i) approving the merger proposal, (ii) the name change amendment, and (iii) approving the capitalization amendment. The Ithaka stockholders will also be asked to adopt the equity incentive plan and to approve the removal of all of the provisions of Article Sixth of Ithaka’s certificate of incorporation other than the paragraph relating to Ithaka’s classified board of directors. The transaction is not dependent on the approval of either of such actions. The equity incentive plan has been approved by our Board of Directors and will be effective upon consummation of the merger if approved by the Ithaka stockholders. Although such approval is not a condition to the consummation of the merger, Ithaka believes the adoption of this plan is vital to Ithaka’s ability to incentivize, hire and retain employees of Ithaka and Alsius after the merger. If stockholders owning 20% or more of the shares sold in the IPO vote against the merger proposal and exercise their right to convert their shares purchased in the IPO into a pro-rata portion of the funds held in trust by Ithaka for the benefit of the holders of shares purchased in the IPO, then the merger cannot be consummated.

In addition, the consummation of the merger is conditioned upon the following:

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party; and

•	Ithaka’s common stock being quoted on the OTCBB or listed for trading on Nasdaq and there being no action or proceeding pending or threatened against Ithaka by the National Association of Securities Dealers, Inc. (“NASD”) to prohibit or terminate the quotation of Ithaka’s securities on the OTCBB or the trading thereof on Nasdaq.

Alsius’s Conditions to Closing of the Merger

The obligations of Alsius to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Ithaka since the date of the merger agreement;

•	Alsius shall have received a legal opinion substantially in the form annexed to the merger agreement, which is customary for transactions of this nature, from Graubard Miller, counsel to Ithaka; and

•	Ithaka shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed to Ithaka immediately upon the closing.

Ithaka’s Conditions to Closing of the Merger

The obligations of Ithaka to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	at the closing, there shall have been no material adverse effect with respect to Alsius since the date of the merger agreement;

•	an employment agreement between Ithaka and William J. Worthen shall be in full force and effect;

•	Ithaka shall have received a legal opinion substantially in the form annexed to the merger agreement, which is customary for transactions of this nature, from Sheppard, Mullin, Richter & Hampton LLP, counsel to Alsius; and

•	no more than 5% of any class of Alsius’s securities exercise their dissenters’ rights in connection with the merger.

Termination, Amendment and Waiver

The merger agreement may be terminated at any time, but not later than the closing, as follows:

•	by mutual written consent of Ithaka and Alsius;

•	by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either party if the merger is not consummated on or before March 15, 2007;

•	by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•	by either party if, at the Ithaka stockholders’ meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of a majority of Ithaka’s common stock present in person or represented by proxy and entitled to vote at the special meeting; or

•	by either party if the holders of 20% or more of the shares of common stock issued in Ithaka’s IPO exercise their conversion rights.

The merger agreement does not specifically address the rights of a party in the event of a refusal or wrongful failure of the other party to consummate the merger. As a result, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

If permitted under the applicable law, either Alsius or Ithaka may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. The condition requiring that the holders of fewer than 20% of the shares of Ithaka common stock issued in its IPO affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that any or all of the conditions will be satisfied or waived.

Tax Consequences of the Merger

Ithaka has received an opinion from its counsel, Graubard Miller, that, for federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and no gain or loss will be recognized by Ithaka or Alsius as a result of the merger.

Ithaka has also received an opinion of its counsel that:

•	A stockholder of Ithaka who exercises conversion rights and effects a termination of the stockholder’s interest in Ithaka will generally be required to recognize capital gain or loss upon the exchange of that stockholder’s shares of common stock of Ithaka for cash, if such shares were held as a capital asset on the date of the merger. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Ithaka common stock; and

•	No gain or loss will be recognized by non-converting stockholders of Ithaka.

Alsius shareholders’ receipt of Ithaka common stock in the merger will be tax-free for United States federal income tax purposes. However, a Alsius shareholder who exercises his or her dissenters’ rights and who receives cash in exchange for his or her shares of Alsius stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such shareholder’s shares of Alsius common or preferred stock.

Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus. For a description of the material federal income tax consequences of the merger, please see the information set forth in “The Merger Proposal—Material Federal Income Tax Consequences of the Merger.”

Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles. Under this method of accounting, Ithaka will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Alsius comprising the ongoing operations of the combined entity, the majority of the Board of Directors, and senior management of the combined company. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Alsius issuing stock for the net assets of Ithaka, accompanied by a recapitalization. The net assets of Ithaka will be stated at fair value, which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. The accumulated deficit of Alsius will be carried forward after the merger. Operations prior to the merger will be those of Alsius.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the States of Delaware and California necessary to effectuate the transactions contemplated by the merger agreement.

Risk Factors

In evaluating the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

Ithaka is providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. The Alsius balance sheet data as of December 31, 2005 and 2004 and the statement of operations data for the years ended December 31, 2005, 2004 and 2003 are derived from audited Alsius financial statements and are included elsewhere in this proxy statement/prospectus. The Alsius balance sheet data as of December 31, 2003, 2002 and 2001 and the statement of operations data for the years ended December 31, 2002 and 2001 are derived from audited financial statements of Alsius not included in this proxy statement/prospectus.

The Alsius balance sheet data as of June 30, 2006 and the statement of operations data for the six months ended June 30, 2006 and 2005 are derived from Alsius’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year or for any future period.

The Ithaka balance sheet data as of December 31, 2005 and the statement of operations data for the year ended December 31, 2005 are derived from audited Ithaka financial statements and are included elsewhere in this proxy statement/prospectus.

The Ithaka balance sheet data as of June 30, 2006 and the statement of operations data for the six months ended June 30, 2006 and 2005 are derived from Ithaka’s unaudited interim financial statements which are included elsewhere in this proxy statement/prospectus. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of normal recurring adjustments) that are necessary for a fair presentation of such financial statements. The results of operations for the six months ended June 30, 2006 are not necessarily indicative of the results to be expected for the entire fiscal year or any future period.

The selected financial information of Alsius and Ithaka is only a summary and should be read in conjunction with each company’s historical financial statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this proxy statement/prospectus may not be indicative of the future performance of Alsius, Ithaka, or the combined company resulting from the business combination.

Alsius’s Selected Historical Financial Information

	Year Ended December 31,					Six Months Ended June 30,
	2001	2002	2003	2004	2005	2005	2006
	(In Thousands)
Statement of Operations Data:
Revenue	$227	$71	$977	$1,641	$3,223	$1,392	$2,249
Net loss	(14,566)	(10,584)	(9,147)	(8,220)	(10,122)	(5,483)	(8,175)

	As of December 31,					As of June 30,
	2001	2002	2003	2004	2005	2006
	(In Thousands)
Balance Sheet Data:
Cash and cash equivalents	$2,988	$4,740	$11,770	$10,335	$5,309	$2,036
Working capital	5,664	5,076	11,908	11,784	5,294	1,057
Total assets	8,229	6,630	14,016	14,137	9,492	6,548
Long term liabilities	96	37	13	8	3,266	6,935
Redeemable convertible preferred stock	41,132	51,016	52,939	46,643	46,643	46,643
Total shareholders’ deficit	(35,065)	(45,649)	(40,062)	(33,497)	(43,358)	(51,129)

Ithaka’s Selected Historical Financial Information

	For the Six Months Ended June 30, 2006	Period from April 4, 2005 (inception) to June 30, 2005	Period from April 4, 2005 (inception) to December 31, 2005	Period from April 4, 2005 (inception) to June 30, 2006
Revenue:	$—	$—	$—	$—
Interest and dividend income	769,998	—	489,418	1,259,416
Net income (loss)	377,823	(1,797)	165,779	543,602
Net income (loss) attributable to common stockholders	377,823	(1,797)	165,779	543,602
Net income (loss) per share basic and diluted	$.03	$(.00)	$.03

	As of June 30, 2006	As of December 31, 2005
Total assets (including US Government Securities deposited in Trust Fund)	$49,443,053	$48,932,360
Common stock subject to possible conversion	9,394,896	9,394,896
Stockholders’ equity	39,496,316	39,118,493

Selected Unaudited Pro Forma Combined Financial Information of Ithaka and Alsius

The merger will be accounted for as a reverse acquisition under the purchase method of accounting. Alsius will be treated as the continuing reporting entity for accounting purposes. The assets and liabilities of Ithaka will be recorded, as of completion of the merger, at fair value, which is considered to approximate historical cost and added to those of Alsius. For a more detailed description of purchase accounting, see “The Merger Proposal—Anticipated Accounting Treatment.”

We have presented below selected unaudited pro forma combined financial information that reflects the recapitalization of Alsius and is intended to provide you with a better picture of what our business might have looked like had Alsius and Ithaka actually been combined. The selected unaudited pro forma combined financial information does not reflect the effect of any cost savings that may result from the merger. You should not rely on the selected unaudited pro forma combined financial information as being indicative of the historical results that would have occurred had the companies been combined or the future results that may be achieved after the merger. The following selected unaudited pro forma combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

	Six Months Ended June 30, 2006		Year Ended December 31, 2005
	Assuming No Conversions (1)	Assuming Maximum Conversions (2)	Assuming No Conversions (1)	Assuming Maximum Conversions (2)
	(In Thousands, Except Per Share Data)
Revenues	$2,249	$2,249	$3,223	$3,223
Net loss	(7,115)	(7,303)	(9,626)	(9,748)
Net loss per share—basic and diluted	(0.37)	(0.42)	(0.51)	(0.57)

	At June 30, 2006
	Assuming No Conversions (1)	Assuming Maximum Conversions (2)
	(In Thousands)
Total assets	$50,735	$41,030
Total current liabilities	4,269	4,269
Long-term liabilities, net of current portion	1,907	1,907
Redeemable convertible preferred stock	—	—
Total shareholders’ equity	44,559	34,854

Notes:

(1)	Assumes that no Ithaka stockholders seek conversion of their Ithaka stock into their pro rata share of the trust fund.
(2)	Assumes that 1,768,935 shares (19.99%) of Ithaka common stock were redeemed into their pro rata share of the trust fund.

Comparative Per Share Data

The following table sets forth selected historical per share information of Alsius and Ithaka and unaudited pro forma combined per share ownership information of Alsius and Ithaka after giving effect to the merger, assuming a maximum level and a minimum level of approval of the merger by Ithaka shareholders who exercise their conversion right. You should read this information in conjunction with the selected summary historical financial statements of Alsius and Ithaka and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Alsius and Ithaka pro forma combined financial per share information is derived from, and should be read in conjunction with, the unaudited pro forma combined condensed financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Alsius or Ithaka would have been had the companies been combined or to project the Alsius or Ithaka results of operations that may be achieved after the merger.

	Alsius	Ithaka	Combined Company
Number of shares of common stock outstanding upon consummation of the merger:
Assuming no conversions	8,000,000	10,974,100	18,974,100
	42%	58%	100%
Assuming maximum conversions	8,000,000	9,205,165	17,205,165
	46.5%	53.5%	100%
Net income (loss) per share—historical (2):
Year ended December 31, 2005 (1)		$0.03
Six months ended June 30, 2005		$0.00
Six months ended June 30, 2006		$0.03

Net loss per share—pro forma (2):
Year ended December 31, 2005:
No conversions			$(0.51)
Maximum conversions			$(0.57)
Six months ended June 30, 2006:
No conversions			$(0.37)
Maximum conversions			$(0.42)

Book value per share—June 30, 2006 (2)		$4.46
Pro forma no conversions			$2.35
Pro forma maximum conversions			$2.03

Notes:

(1)	Operations of Ithaka are for the period from April 4, 2005 (inception) to December 31, 2005.
(2)	Historical per share amounts for Ithaka were determined based upon the actual weighted average shares outstanding for the period, and pro forma amounts for the combined company were determined based upon the assumed number of shares to be outstanding with maximum conversions and no conversions.

RISK FACTORS

The value of your investment in Ithaka following consummation of the merger will be subject to the significant risks inherent in the healthcare business. You should carefully consider the risks and uncertainties described below and other information included in this proxy statement/prospectus before you decide whether to vote or instruct your vote to be cast to adopt the merger proposal. If any of the events described below occur, Ithaka’s post-merger business and financial results could be adversely affected in a material way. This could cause the trading price of its common stock and warrants to decline, perhaps significantly, and you therefore may lose all or part of your investment.

Risks Related to Alsius’s Business

Alsius’s ability to market Alsius’s CoolGard system and accompanying disposable catheters in the United States is limited to fever control in neuro-intensive care patients and temperature management in cardiac and neuro surgery patients. If Alsius wants to expand Alsius’s marketing claims to cardiac arrest or other uses, Alsius will need to obtain additional FDA clearances or approvals, which may be expensive and time-consuming and may not be successful.

In the United States, the Food and Drug Administration, or FDA, has only cleared Alsius’s CoolGard system for use with Alsius’s Cool Line catheter for fever reduction, as an adjunct to other antipyretic therapy, in intubated and sedated patients with cerebral infarction and intracerebral hemorrhage who require access to central venous circulation. Alsius’s CoolGard system used with Alsius’s Icy or Fortius catheter has been cleared in the United States only for use in cardiac surgery patients to achieve and maintain normothermia during surgery and in recovery and intensive care, and to induce, maintain and reverse mild hypothermia in neuro surgery patients in surgery and in recovery and intensive care. These clearances restrict Alsius’s ability to market Alsius’s products for treatment outside these specific cleared indications. Use of Alsius’s products outside these indications, or off label use, specifically for cardiac arrest, has occurred and is likely to continue. A significant amount of Alsius’s revenue in the United States is generated from off label treatment of cardiac arrest. While off label uses of medical devices are common and the FDA does not regulate physicians’ choices of treatments, the FDA does restrict a manufacturer’s communications regarding off label uses. Alsius does not promote or advertise Alsius’s CoolGard system and its accompanying single-use disposable catheters for cardiac arrest or other off label uses. Due to these legal constraints, Alsius’s U.S. sales and marketing efforts focus only on the general technical attributes and benefits of Alsius’s CoolGard system and its use for fever reduction in neuro-intensive care patients and temperature management in cardiac and neuro surgery patients.

In 2004, Alsius submitted a 510(k) notification to the FDA to have Alsius’s products cleared for cardiac arrest. In March 2005, the FDA convened a meeting of the Circulatory System Devices Panel to consider the data submitted in the 510(k) notification. Following that meeting in 2005, Alsius withdrew its request for cardiac arrest clearance because the FDA stated that it would require additional safety and efficacy data from a randomized, controlled human clinical trial. Alsius decided not to conduct such a trial at that time because Alsius wanted to focus on marketing its products for their cleared indications. In the future, Alsius intends to obtain the required clinical data to support a renewed submission for cardiac arrest clearance by participating in clinical trials in collaboration with others or conducting Alsius’s own human clinical trials. Additionally, Alsius may pursue FDA clearances or approvals to market its products for other applications, such as inducing hypothermia in patients with stroke or acute myocardial infarction. These trials may be expensive and time-consuming, and Alsius cannot assure you that the FDA will ultimately grant Alsius clearance or approval for such indications.

If Alsius does not obtain FDA clearance for cardiac arrest, or other indications, it may be at risk for liabilities related to off label use. Alsius may be sued if a patient is injured or dies in connection with such off label use even though Alsius does not promote its products for such use.

The FDA or other governmental agencies may monitor or investigate Alsius’s promotional activities to make certain Alsius is not promoting its products for off label use. Government investigations concerning the promotion of off label uses and related issues are typically expensive, disruptive and burdensome and generate negative publicity. If Alsius’s promotional activities are found to be in violation of the law or if it agrees to settle an enforcement action, Alsius would likely face significant fines and penalties and be required to substantially change its sales, promotion and educational activities. Additionally, Alsius could be prohibited from selling its CoolGard system for any non-FDA-cleared use. Enforcement actions against Alsius could also prohibit Alsius from participating in government health care programs such as Medicare and Medicaid.

In addition, Alsius cannot make comparative claims regarding the effectiveness of its CoolGard system against any alternative treatments without conducting head-to-head comparative clinical studies, which would be expensive and time-consuming. Alsius does not have any current plans to conduct additional clinical studies to evaluate Alsius’s CoolGard system against any alternative method of treatment. If Alsius’s promotional activities fail to comply with the FDA’s regulations or guidelines, it may be subject to FDA warnings or enforcement action.

Alsius competes primarily with conventional temperature management products that currently have greater market penetration, as well as with other novel temperature management products.

Alsius principally competes with companies that sell conventional temperature management products such as cooling and warming blankets, ice packs and other external devices. Alsius also competes against companies with newer surface temperature management products, such as Medivance, Inc., a privately held company that sells self-regulating cooling pads. Additionally, Alsius competes with companies that have developed other intravascular approaches that are either pre-commercialization or in very early stages of commercialization. Competition with these companies could result in price-cutting, reduced profit margins and loss of market share. Alsius may also face competition from manufacturers of pharmaceuticals and other products that have not yet been developed.

Alsius’s ability to compete effectively depends upon Alsius’s ability to distinguish Alsius’s products and includes such factors as:

•	product performance;

•	development of successful distribution channels, both domestically and internationally;

•	success and timing of new product development and introductions;

•	intellectual property protection; and

•	quality of customer support.

Cooling and warming blankets are more widely used and less expensive than Alsius’s products. Newer surface cooling pads have been on the market for approximately the same amount of time as Alsius’s products and are currently offered at prices similar to those offered for Alsius’s products. If Alsius’s potential customers have already purchased competing products, they may feel the need to recoup the cost of those products before they consider purchasing Alsius’s products, even if they believe Alsius’s products are superior. If Alsius is unable to achieve continued market penetration, Alsius will be unable to compete effectively. In addition, some of Alsius’s current and potential competitors may have significantly greater financial, research and development, manufacturing and sales and marketing resources than it does. Alsius’s competitors could use their greater financial resources to acquire other companies to gain enhanced name and brand recognition and market share, as well as new technologies or products that could effectively compete with Alsius’s products.

The FDA has required that Alsius place a warning label on Alsius’s Cool Line catheter and that it collect safety data on the Cool Line. If the FDA concludes that the Cool Line catheters pose a statistically significant safety risk, it could require that Alsius conduct additional clinical studies or recall the Cool Line in the United States.

Alsius obtained 510(k) clearances for the current indications for which it markets its products. However, the FDA may seek to limit or revoke Alsius’s clearances if safety or effectiveness problems develop. In 2002, Alsius completed a 296-patient randomized, controlled clinical trial in support of Alsius’s initial regulatory submission to the FDA. Based on the trial results, in August 2003, the FDA granted Alsius 510(k) clearance for Alsius’s CoolGard system and Cool Line catheter for treatment of fever reduction in patients with cerebral infarction and intracerebral hemorrhage. As a result of higher mortality rates in the clinical trial among patients treated for fever reduction following subarachnoid hemorrhage and primary traumatic brain injury, the FDA did not clear the Cool Line for these two indications. In addition, the FDA required that Alsius place a warning label on its Cool Line catheter which states that the Cool Line is not cleared for treatment of these two indications, and discloses the mortality data associated with the two cleared and two non-cleared indications.

The FDA also required that Alsius conduct a post market surveillance, or PMS, study of 200 patients treated with its Cool Line versus 200 patients from the same hospitals treated with conventional fever control therapies. In February 2006, Alsius filed a report with the FDA on the first 83 patients in the PMS study, which Alsius believes showed good safety results. However, if these results or subsequent PMS safety data ultimately cause the FDA to conclude that Alsius’s Cool Line catheters pose a statistically significant safety risk, the FDA could require that Alsius conduct additional clinical studies or recall the Cool Line in the United States. Either of these potential FDA actions could materially impact the sales and marketability of Alsius’s Cool Line products in the United States.

The long sales cycle for Alsius’s system may cause revenue and operating results to vary significantly quarter to quarter and year to year.

The decision to purchase Alsius’s CoolGard system and catheters often involves a significant commitment of resources and a lengthy evaluation process. Alsius needs to convince hospitals and critical care providers that Alsius’s products are more effective than, and provide advantages over, competing temperature management products. Hospital purchases often involve a committee decision requiring approval of multiple decision makers including physicians, nurses and administrators. As a result, Alsius’s sales process varies by hospital and country. In addition, a hospital typically uses funds from its capital equipment budget to purchase Alsius’s CoolGard system. Budget constraints and the need for multiple approvals within the hospital may delay the purchase decision for Alsius’s products. This can result in a lengthy sales process, sometimes as long as six months to a year. The long sales cycle for Alsius’s system may cause Alsius’s revenue and operating results to vary significantly quarter to quarter and year to year.

Alsius depends on several large customers for its international sales, and a loss of or decline in sales to such customers may significantly reduce Alsius’s revenue.

A significant portion of Alsius’s sales in Europe are to one or two distributors. In 2004, two distributors, Euromed and Fuchs Medical, each accounted for more than 10% of Alsius’s revenue. In 2005, and the quarter ended June 30, 2006, Euromed accounted for more than 10% of Alsius’s revenue. From time to time, other international distributors may also account for a large portion of Alsius’s revenue. Alsius’s contract with Euromed expires in May 2007, but will automatically renew for a two-year period unless terminated by Euromed or Alsius 60 days prior to the end of the then current term. The contract does not assure Alsius significant minimum purchase volume. If Alsius or Euromed fail to renew this contract, or if the contract with Euromed is terminated for cause or by Alsius for convenience, Euromed will have no obligation to purchase products from Alsius. Alsius’s contracts with other significant distributors will typically have similar terms, and will not assure Alsius of long-term minimum purchase volumes. The loss of, or any sudden decline in business from, Euromed or any other significant distributor, likely would lead to a significant decline in Alsius’s revenue. Alsius may not be able to retain this or other large customers or any other significant distributor. If Alsius were to lose Euromed or any other large distributor, it may take significant time to replace the distributor and the revenue generated by them, and Alsius may not ultimately be able to do so.

Alsius has not yet been able to finance its operations with the cash generated from its business and in its opinion regarding its 2005 financial statements, Alsius’s independent registered public accounting firm stated

that there is a substantial doubt regarding Alsius’s ability to continue as a going concern. If Alsius does not generate cash sufficient to finance its operations, it may need additional financing to continue its growth, otherwise its growth may be limited.

Alsius has not yet generated sufficient cash from operations to finance its business. Alsius has financed its operations to date principally through the private placement of equity securities and debt securities convertible to equity. Alsius has not reported an operating profit for any year since its inception, and from its inception through December 31, 2005, it had accumulated losses of $58.4 million. Alsius expects to incur net losses for the foreseeable future. These losses may be substantial and Alsius may never achieve or maintain profitability. Alsius has not yet been able to finance its operations with the cash generated from its business. If Alsius does not generate cash sufficient to finance its operations, Alsius may need additional financing to continue its growth, otherwise Alsius’s growth may be limited.

If Alsius’s cash flow is insufficient in the future to finance Alsius’s expenses, Alsius may need to finance its growth through additional debt or equity financing or reduce costs. Any additional financing that Alsius may require in the future may not be available at all or, if available, may be on terms unfavorable to Alsius. Alsius’s inability to finance Alsius’s growth, either internally or externally, would limit Alsius’s growth potential and Alsius’s ability to implement Alsius’s business strategy.

Alsius has a limited history of commercial sales that makes it difficult to predict future performance and could impair Alsius’s ability to grow revenue or achieve or maintain profitability.

Alsius was incorporated in December 1991, and recapitalized and reorganized its operations and business in November 1998 to focus on intravascular temperature management. Alsius began very limited sales of earlier versions of its products in Europe in December 2000 and began a more significant international sales launch of its current products in February 2004, when Alsius started building its current network of independent distributors. Alsius began sales in the United States in April 2004 through its own direct sales force. Consequently, Alsius has a limited history of commercial sales of its products, which hinders Alsius from accurately predicting sales and managing Alsius’s inventory levels. As Alsius expands its business, managing Alsius’s inventory levels may become more difficult and may affect Alsius’s cash position and results of operations. Alsius’s inability to forecast future revenue or estimated life cycles of products may result in inventory-related charges that would negatively affect Alsius’s gross margins and results of operations.

Alsius’s products are subject to product defects, recalls or failures, which could harm Alsius’s financial results.

In manufacturing its products, Alsius depends on third parties to supply various components. Many of these components require a significant degree of technical expertise to produce. Complex medical devices, such as Alsius’s CoolGard system, can experience performance problems in the field that require corrective action. If Alsius’s suppliers fail to produce components to Alsius’s specifications, or if the suppliers or Alsius use defective materials or poor workmanship in the manufacturing process, the reliability and performance of Alsius’s products will be compromised. Alsius cannot assure you that Alsius’s testing procedures will adequately identify all defects in Alsius’s products or that component failures, manufacturing errors, or inadequate labeling, that could result in an unsafe condition or injury to the operator or the patient, will not occur. If any defects occur, Alsius may incur warranty or repair costs, be subject to claims for damages related to product defects, be required to recall products, or experience manufacturing, shipping or other delays or interruptions as a result of these defects. Any recall would divert management attention and financial resources and could expose Alsius to product liability or other claims, which may not be adequately covered by insurance, and may harm Alsius’s reputation with customers. A recall involving Alsius’s CoolGard system could be particularly harmful to Alsius’s business and financial results, because Alsius’s CoolGard system is the necessary component that allows Alsius’s catheters to work.

Alsius faces uncertainty related to pricing, reimbursement and health care reform, which could reduce Alsius’s revenue.

Sales of Alsius’s products depend in part on the availability of coverage and reimbursement from third-party payors such as government insurance programs, including Medicare and Medicaid, private health insurers, health maintenance organizations and other health care related organizations. Both the federal and state governments in the United States and foreign governments continue to propose and pass new legislation affecting coverage and reimbursement policies, which are designed to contain or reduce the cost of health care. There may be future changes that result in reductions in current coverage and reimbursement levels for its products, and Alsius cannot predict the scope of any future changes or the impact that those changes would have on Alsius’s operations.

Adoption of Alsius’s products by the medical community may be limited if doctors and hospitals do not receive full reimbursement for Alsius’s products. Currently, existing procedure codes only cover reimbursement for a portion of the cost of Alsius’s products. Alsius does not have a specific Current Procedural Terminology, or CPT, reimbursement code for Alsius’s products. Physicians and hospitals have been using reimbursement codes related to central venous catheters or other critical care codes for Alsius’s products, which provide only partial reimbursement.

Current cost control initiatives may decrease coverage and payment levels for existing and future products and, in turn, the price that Alsius can charge for any existing product or those that it develops or markets in the future. For example, the Medicare Modernization Act revised the Medicare payment methodology for many drugs covered under Medicare. Alsius cannot predict the full impact of the new payment methodologies on Alsius’s business. Alsius is also impacted by efforts by private third-party payors to control costs. Alsius is unable to predict all changes to the coverage or reimbursement methodologies that will be employed by private or government payors. Any denial of private or government payor coverage or inadequate reimbursement for procedures performed using Alsius’s products could harm Alsius’s business and reduce Alsius’s revenue.

Risks Related to Alsius’s Regulatory Environment

If Alsius fails to maintain U.S. Food and Drug Administration and other government clearances for Alsius’s current products and indications, or if Alsius fails to obtain clearances for additional products and indications, Alsius would be significantly harmed.

Compliance with FDA, state and other regulations is complex, expensive and time-consuming. The FDA and state authorities have broad enforcement powers. Federal and state regulations, guidance, notices and other issuances specific to medical devices regulate, among other things:

•	product design, development, manufacturing and labeling;

•	product testing, including electrical testing, transportation testing and sterility testing;

•	pre-clinical laboratory and animal testing;

•	clinical trials in humans;

•	product safety, effectiveness and quality;

•	product manufacturing, storage and distribution;

•	pre-market clearance or approval;

•	record keeping and document retention procedures;

•	product advertising, sales and promotion;

•	PMS and medical device reporting, including reporting of deaths, serious injuries or other adverse events or device malfunctions; and

•	product corrective actions, removals and recalls.

Alsius’s failure to comply with any of the foregoing could result in enforcement actions by the FDA or state agencies, which may include fines, injunctions, penalties, recalls or seizures of Alsius’s products, operating restrictions or shutdown of production. Any noncompliance may also result in denial of Alsius’s future requests for 510(k) clearance or pre-market approval (PMA) of new products, new intended uses or modifications to existing products and could result in the withdrawal of previously granted 510(k) clearance or PMA. If any of these events were to occur, Alsius could lose customers and its product sales, business, results of operations and financial condition would be harmed.

Future enhancements of Alsius’s products or new products it may develop may require new clearances or approvals or require that it ceases selling such products until new clearances or approvals are obtained.

Alsius plans to make modifications to its CoolGard system and do not believe such modifications require that it apply for additional 510(k) clearance. Any modification to a 510(k)-cleared device that would constitute a change in its intended use, design or manufacture could require a new 510(k) clearance or, possibly, a PMA. If the FDA disagrees with Alsius and requires that it submit a new 510(k) or PMA application for its modifications, Alsius may be required to cease promoting or to recall the modified product until it obtains clearance or approval. In addition, Alsius could be subject to fines or other penalties. Alsius may not be able to obtain additional 510(k) clearances or PMAs for new products or for modifications to, or additional indications for, its existing products in a timely fashion, or at all. Delays in obtaining future clearances would adversely affect Alsius’s ability to introduce new or enhanced products in a timely manner, which in turn would harm its revenue and future profitability.

Alsius may be unable to obtain or maintain international regulatory qualifications, clearances or approvals for Alsius’s current or future products and indications, which could harm Alsius’s business.

Sales of Alsius’s products outside the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, exports of medical devices from the United States are regulated by the FDA. Alsius has obtained a Conformité Européenne, or CE Mark, in Europe for temperature management in patients for whom a central venous catheter is warranted. Alsius has obtained a regulatory license to market Alsius’s products in Canada for cooling and warming critical care patients, including for cardiac arrest. Alsius has also obtained regulatory clearance to market Alsius’s products in Australia for cooling and warming critical care patients, and have applied for similar clearances in China, Japan and other Asian countries. Complying with international regulatory requirements can be an expensive and time-consuming process and clearance or approval is not certain. The time needed to obtain clearance or approvals, if required by other countries, may be longer than that required for FDA clearance or approvals, and the requirements for such clearances may be more expensive. Foreign clearances may significantly differ from FDA requirements, and Alsius may be unable to obtain or maintain regulatory qualifications, clearances or approvals in other countries. If Alsius experiences delays in receiving necessary qualifications, clearances or approvals to market its products outside the United States, or if Alsius fail to receive those qualifications, clearances or approvals, Alsius may be unable to market its products in international markets.

Alsius may be subject to production halts and penalties if Alsius or its third-party vendors fail to comply with FDA manufacturing regulations.

Alsius is required to comply with the FDA’s Quality System Regulation, or QSR, which applies to Alsius’s facility and the facilities of Alsius’s third-party component manufacturers and sterilizers. The QSR sets forth minimum standards for the design, production, quality assurance packaging, sterilization, storage and shipping of Alsius’s products. Alsius’s products are also covered by FDA regulation that impose record keeping, reporting, product testing and product labeling requirements. These requirements include affixing warning labels to Alsius’s products, as well as incorporating certain safety features in the design of Alsius’s products. The FDA enforces the QSR and performance standards through periodic unannounced inspections. Alsius and its third-party component manufacturers, suppliers and sterilization providers are subject to FDA inspections at all times. Alsius’s failure or the failure of Alsius’s component manufacturers, suppliers and sterilization providers to take satisfactory corrective action in response to an adverse QSR inspection or failure to comply with applicable performance standards could result in enforcement actions, including a public warning letter, a shutdown of manufacturing operations, a recall of products, and civil or criminal penalties.

Alsius will spend considerable time and money complying with federal, state and foreign regulations in addition to FDA regulations, and, if Alsius is unable to fully comply with such regulations, it could face substantial penalties.

In addition to FDA regulations, Alsius is subject to extensive U.S. federal and state regulations and the regulations of foreign countries in which Alsius conducts business. The laws and regulations that affect Alsius’s business, in addition to the Federal Food, Drug and Cosmetic Act and FDA regulations include, but are not limited to:

•	state consumer, food and drug laws, including laws regulating manufacturing;

•	the federal anti-kickback statute, which prohibits compensation for arranging a good or service paid for under federal health care programs;

•	Medicare regulations regarding reimbursement and laws prohibiting false reimbursement claims;

•	federal and state laws protecting the privacy of patient medical information, including the Health Insurance Portability and Accountability Act;

•	the Federal Trade Commission Act and similar laws regulating advertising and consumer protection; and

•	regulations similar to the foregoing outside the United States.

If Alsius’s operations are found to be in violation of any health care laws or regulations, it may be subject to civil and criminal penalties, exclusion from Medicare, Medicaid and other government programs and curtailment of Alsius’s operations. If Alsius is required to obtain permits or licenses under these laws, it may be subject to additional regulation and incur significant expense. The risk of being found in violation of these laws is increased by the fact that many of them have not been fully or clearly interpreted by the regulatory authorities or the courts, and their provisions are subject to a variety of interpretations. Any action against Alsius for violation of these laws, even if it successfully defends against it, could cause Alsius to incur significant legal expenses, divert Alsius’s management’s attention from the operation of Alsius’s business and damage Alsius’s reputation.

Risks Related to Alsius’s Operations

Alsius depends upon a limited number of suppliers for the components of Alsius’s products, making Alsius vulnerable to supply shortages and price fluctuations.

Many of the components and materials used in Alsius’s products are manufactured by a limited number of suppliers, and in some cases one supplier. Any supply interruption or an increase in demand beyond Alsius’s suppliers’ capabilities could harm Alsius’s ability to manufacture Alsius’s products until a new source of supply is identified and qualified. Identifying and qualifying additional suppliers for the components used in Alsius’s products, if required, may not be accomplished quickly or at all and could involve significant costs. In particular, Alsius currently has only one supplier for a key component of its products. Alsius currently has an estimated three-month supply of the component and has ordered an additional eight-month supply, and Alsius’s goal is at all times to have at least a six-month supply. However, if this supplier decides not to supply Alsius with the requisite components or if there is any other interruption or delay in the supply, Alsius estimates it would take six to nine months to replace Alsius’s supplier, and it may be unable to obtain alternate suppliers at acceptable prices or in a timely manner. If supply interruptions were to occur, Alsius’s ability to meet customer demand would be impaired and customers may decide to cancel orders or switch to competitive products. Switching components or materials may require product redesign and new submissions to the FDA that could significantly delay production or, if the FDA refuses to approve the changes, stop Alsius from manufacturing and selling Alsius’s products.

Alsius is subject to risks associated with international sales that could harm its financial condition and results of operations.

International sales accounted for 65% and 60% of Alsius’s revenue for 2004 and 2005, respectively. Although Alsius intends to increasingly focus on sales in the United States, it believes that a significant percentage of its future revenue will continue to come from international sales. In particular, Alsius relies on a network of third-party distributors to market and sell Alsius’s products in non-U.S. markets. The success of Alsius’s international sales depends upon a number of factors beyond Alsius’s control, including the effectiveness and skill of Alsius’s distributors and their willingness to commit resources and prioritize the sale of Alsius’s products. These parties may not have the same interests as Alsius does in marketing its products. If these distributors do not actively sell Alsius’s products, it may be unable to increase or maintain Alsius’s current level of international revenue. In order to grow Alsius’s business and expand the territories into which it sells its products internationally, Alsius will need to attract additional skilled distributors in key geographic areas. Alsius cannot assure you that distributors will be available on acceptable terms.

Additionally, international sales are subject to a number of other risks, including:

•	reduced protection for intellectual property rights in some countries;

•	export restrictions, trade regulations and foreign tax laws;

•	fluctuating foreign currency exchange rates;

•	foreign certification and regulatory requirements;

•	customs clearance and shipping delays; and

•	political and economic instability.

Additionally, Alsius’s products and manufacturing facilities are subject to review and inspection by foreign regulatory agencies. Foreign authorities have become increasingly stringent and Alsius and its distributors may be subject to more rigorous regulation in the future. Alsius’s failure or the failure of Alsius’s distributors to comply with foreign regulations may restrict Alsius’s and Alsius’s distributors’ ability to sell Alsius’s products internationally.

Alsius’s success depends on Alsius’s ability to manage Alsius’s business as its increases the scale of Alsius’s operations.

It may be difficult for Alsius to control costs if Alsius significantly expand its sales, marketing and manufacturing capacities. Changes in manufacturing and rapid expansion of personnel may mean that less experienced people are producing and selling Alsius’s products, which could result in unanticipated costs and disruptions to Alsius’s operations. Alsius’s success in growing Alsius’s business will depend upon Alsius’s ability to implement improvements in Alsius’s operational systems, realize economies of scale, manage multiple development projects, and continue to expand, train and manage Alsius’s personnel and distributors worldwide. If Alsius cannot scale and manage its business to expand sales of its products, Alsius may not achieve Alsius’s desired growth and Alsius’s financial results may suffer.

Alsius has no experience manufacturing Alsius’s products in large volumes and at a cost that would enable widespread commercial use.

Alsius has only produced Alsius’s CoolGard system and Alsius’s catheters in low volumes to date. Alsius has no experience in large-volume manufacturing of Alsius’s system and catheters. As Alsius manufactures more, it may encounter problems controlling cost and quality. If Alsius cannot manufacture a sufficient supply of Alsius’s products at required quality levels, market acceptance of Alsius’s products may be negatively impacted.

Alsius depends on key personnel to operate its business effectively, and the loss of key personnel could harm Alsius.

Alsius’s success depends on the skills, experience, technical knowledge and efforts of Alsius’s officers and other key employees. Alsius does not have employment contracts that require any of its officers or other key employees to remain with Alsius for any period. Any of Alsius’s officers and other key employees may terminate their employment at any time. In addition, Alsius does not maintain “key person” life insurance policies covering any of its employees. The loss of any of Alsius’s senior management could disrupt Alsius’s business.

If a natural or man-made disaster strikes Alsius’s facility, it may be unable to manufacture products for a substantial amount of time and Alsius’s revenue could decline.

Alsius only has one manufacturing facility, which is located in Irvine, California. Alsius is vulnerable to damage from natural disasters, such as earthquakes, fire, floods and similar events. If any disaster were to occur, Alsius’s ability to operate its business could be seriously impaired. Alsius’s facility and the equipment that it uses to produce Alsius’s products could require substantial lead-time to repair or replace. In the event of a disaster, Alsius would not have the ability to immediately shift production to another facility or rely on third-party manufacturers. If Alsius were to shift production from one facility to another, it would need FDA authorization to manufacture the product in the new facility. This could take up to six months and Alsius may not be able to outsource manufacturing during that time. Alsius currently carries business interruption insurance with a policy limit of $4.4 million. Alsius’s insurance coverage may not be sufficient in scope or amount to cover potential losses, and it does not plan to purchase additional insurance to cover such losses due to the cost of such coverage. Any significant losses that are not recoverable under Alsius’s insurance policies could seriously impair Alsius’s business and financial condition.

Alsius will need to strengthen its internal controls over financial reporting in order to ensure that it is able to report financial results accurately and on a timely basis.

Alsius has operated as a relatively small privately held company and it has identified several areas of its internal controls over financial reporting that it will need to strengthen so that it can meet its reporting obligations as a public company in a timely and accurate manner. However, Alsius cannot assure you that material weaknesses, significant deficiencies and control deficiencies in its internal controls over financial reporting will not be identified when its is required to conclude on the effectiveness of its internal control over financial reporting. Alsius will incur substantial expenses relating to improving its internal control over financial reporting. Alsius’s accounting and financial reporting functions may not currently have all of the necessary resources to ensure that it will not have significant deficiencies or material weaknesses in its system of internal control over financial reporting. The effectiveness of Alsius’s internal control over financial reporting may in the future be limited by a variety of factors including:

•	faulty human judgment and simple errors, omissions or mistakes;

•	inappropriate management override of policies and procedures; and

•	the possibility that any enhancements to disclosure controls and procedures may still not be adequate to assure timely and accurate financial information.

If Alsius fails to achieve and maintain effective controls and procedures for financial reporting, it could be unable to provide timely and accurate financial information.

Alsius’s financial statements included in this proxy statement/prospectus have been prepared on a going concern basis.

Alsius’s financial statements included in this proxy statement/prospectus have been prepared assuming that it would continue as a going concern. As discussed in Note 2 to Alsius’s financial statements, Alsius has incurred significant net losses since inception, and has relied on its ability to obtain financing, which to date has been principally from the sale of redeemable convertible preferred stock. Alsius’s Management expects operating losses and negative cash flows to continue for the foreseeable future as Alsius incurs additional costs and expenses related to continued development of its products, and obtaining FDA approval for new indications. These factors raise substantial doubt about Alsius’s ability to continue as a going concern.

Risks Related to Intellectual Property

Intellectual property rights may not provide adequate protection for Alsius’s products, which may permit others to compete against Alsius more effectively.

Alsius relies on patent, copyright, trade secret and trademark laws and confidentiality agreements to protect Alsius’s technology and products. As of September 30, 2006, Alsius’s products were covered by 34 issued U.S. patents. Alsius also has U.S. patent applications pending directed to current and future products. As of September 30, 2006, Alsius’s products were covered internationally by five issued patents. Alsius has other foreign patent applications pending directed to current and future products. Alsius’s patents covering Alsius’s key markets generally expire between 2018 and 2022. Alsius’s foreign patents and applications include patents filed initially in certain countries and patents filed initially in the United States for which it then sought foreign coverage by way of the Patent Cooperation Treaty, or PCT. Alsius cannot be certain which, if any, of its patents individually or as a group will permit Alsius to gain or maintain a competitive advantage. Additionally, Alsius’s patent applications may not issue as patents or, if issued, may not issue in a form that will provide meaningful protection against competitors or against competitive technologies. Furthermore, the issuance of a patent is not conclusive as to its validity or enforceability. Any patents Alsius obtains may be challenged, invalidated or legally circumvented by third parties. Consequently, competitors could market products and use manufacturing processes that are substantially similar to, or superior to, ours. Competitors could reverse engineer Alsius’s products and attempt to replicate them, design around Alsius’s protected technologies or develop their own competitive technologies that fall outside of Alsius’s intellectual property rights. In addition, the laws of many foreign countries will not protect Alsius’s intellectual property rights to the same extent as the laws of the United States.

Alsius uses trademarks to protect its company name and certain of its product names. Alsius, CoolGard, Cool Line, Icy and Fortius are registered trademarks in the United States and the European Union. Alsius may also rely on common law protections from time-to-time for unregistered trademarks. Since no registration is required in order to establish common law rights to a trademark, it can be difficult to discover whether anyone has trademark rights in a particular mark. If Alsius has to change Alsius’s name or the name of its products due to infringement, it may experience a loss in goodwill associated with its brand name, customer confusion and a loss of sales.

Alsius also seeks to protect its intellectual property using confidentiality agreements with Alsius’s employees, consultants and certain vendors. However, Alsius may not be able to prevent the unauthorized disclosure or use of its technical knowledge or other trade secrets by consultants, vendors, former employees or current employees despite confidentiality agreements and other legal restrictions. Monitoring the unauthorized use and disclosure of Alsius’s intellectual property is difficult, and it does not know whether the steps it has taken to protect its intellectual property will be effective.

If Alsius’s intellectual property rights are not adequately protected, Alsius’s competitive position could be adversely affected.

Alsius’s products could infringe the intellectual property rights of others. This may lead to costly litigation, result in payment by Alsius of substantial damages or royalties and prevent Alsius from using technology essential to Alsius’s products.

In the medical device industry there is often extensive litigation and administrative proceedings regarding patent infringement and intellectual property rights. Alsius cannot assure you that its products or methods do not infringe the patents or other intellectual property rights of others. Intellectual property litigation, with or without merit, is expensive and time-consuming and could divert management’s attention. If Alsius’s products and their uses are successfully challenged, it could be required to pay substantial damages and be prohibited from using technologies essential to Alsius’s products without the permission of their owners. Alsius does not know whether permission to use others’ intellectual property would be available to Alsius on satisfactory terms, or whether it could redesign its products to avoid infringement. Alsius expects that any competitive advantage it may enjoy from its technologies, such as those of its CoolGard system and catheters, may diminish over time as companies create their own innovations. Alsius will only be able to protect its technologies from unauthorized use by others to the extent that it can pay to enforce its rights, including through litigation.

Risks Related to the Merger

We will issue a substantial number of shares of common stock in the merger, which will be registered and a portion of which will be freely saleable. This may cause a decline in the market price of our common stock.

The consideration to be issued in the merger to the Alsius security holders will include 8,000,000 shares of Ithaka common stock and up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met during the years 2007, 2008 and 2009. These shares are being registered and, subject to a one year restriction on the sale of all of the shares of common stock to be issued to the Alsius security holders, at which time one-half of the shares to be issued to each security holder of Alsius may be sold in the public market. The remaining shares of Ithaka common stock may be sold in the public market after eighteen (18) months following the closing. As a result, the number of shares available for public sale will increase one year after the consummation of the merger as shares under the lock-up agreements are released. Increases in the number of freely-tradable shares may adversely impact the price of Ithaka’s stock.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Outstanding redeemable warrants to purchase an aggregate of 17,698,200 shares of common stock issued in the IPO will become exercisable after the consummation of the merger. These will be exercised only if the $5.00 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares.

Our working capital will be reduced if Ithaka stockholders exercise their right to convert their shares into cash. This would reduce our cash reserve after the merger.

Pursuant to our certificate of incorporation, holders of shares issued in our IPO may vote against the merger and demand that we convert their shares into a pro rata share of the trust account where a substantial portion of the net proceeds of the IPO are held, calculated as of two business days prior to the anticipated consummation of the merger. We and Alsius will not consummate the merger if holders of 1,769,820 or more shares of common stock issued in our IPO exercise these conversion rights. To the extent the merger is consummated and holders have demanded to so convert their shares, there will be a corresponding reduction in the amount of funds available to the combined company following the merger. At                         , 2006, the record date, assuming the merger proposal is adopted, the maximum amount of funds that could be disbursed to our stockholders upon the exercise of their conversion rights would be approximately $            , or approximately 20% of the funds then held in the trust account. Any payment upon exercise of conversion rights will reduce our cash after the merger, which may limit our ability to implement our business plan.

If Ithaka stockholders fail to vote or abstain from voting on the merger proposal, they may not exercise their conversion rights to convert their shares of common stock of Ithaka into a pro rata portion of the trust account.

Ithaka stockholders holding shares of Ithaka stock issued in our IPO who affirmatively vote against the merger proposal may, at the same time, demand that we convert their shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. Ithaka stockholders who seek to exercise this conversion right must affirmatively vote against the merger. Any Ithaka stockholder who fails to vote or who abstains from voting on the merger proposal may not exercise his conversion rights and will not receive a pro rata portion of the trust account for conversion of his shares.

If we are unable to obtain a listing of our securities on Nasdaq or any stock exchange, it may be more difficult for our stockholders to sell their securities.

Ithaka’s securities are currently traded in the over-the-counter market and quoted on the OTCBB. We have applied for listing on Nasdaq. Generally, Nasdaq requires that a company applying for listing on the Nasdaq Capital Market have stockholders’ equity of not less than $5.0 million or a market value of listed securities of $50 million or net income from continuing operations of not less than $750,000, at least 1,000,000 publicly-held shares, and a minimum bid price of $4.00 with over 300 round lot stockholders. There is no assurance that such listing will be obtained and listing is not a condition to closing the merger.

Our current directors and executive officers own shares of common stock and warrants and have other interests in the merger that are different from yours. If the merger is not approved, the securities held by them will become worthless. Consequently, they may have a conflict of interest in determining whether particular changes to the business combination with Alsius or waivers of the terms thereof are appropriate.

All of our officers and directors beneficially own stock to purchase shares of common stock in Ithaka that they purchased prior to our IPO. Additionally, such persons purchased 1,250,000 warrants in the public market after our IPO. Our executives and directors and their affiliates are not entitled to receive any of the cash proceeds that may be distributed upon our liquidation with respect to shares they acquired prior to our IPO. Therefore, if the merger is not approved and we are forced to liquidate, such shares held by such persons will be worthless, as will the warrants. In addition, if Ithaka liquidates prior to the consummation of a business combination, Paul A. Brooke, our chairman of the board and chief executive officer, and Eric M. Hecht, our president, chief financial officer and a director, will be personally liable to pay the debts and obligations, if any, to vendors and other entities that are owed money by Ithaka for services rendered or products sold to Ithaka, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account.

These personal and financial interests of our directors and officers may have influenced their decision to approve our business combination with Alsius. In considering the recommendations of our board of directors to vote for the merger proposal and other proposals, you should consider these interests. Additionally, the exercise of our directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the business combination may result in a conflict of interest when determining whether such changes or waivers are appropriate and in our stockholders’ best interest.

The funds held in trust and released to Ithaka upon consummation of the merger may not be sufficient for Alsius to operate its business beyond 2007, which may require us to raise additional funds.

Upon the consummation of the merger, the net proceeds of Ithaka’s IPO, with the interest earned thereon, will be released to Ithaka upon consummation of the merger, to be used, among other things, to fund ongoing working capital needs. We believe such funds will be sufficient to fund Alsius’s operations at least through 2007. Thereafter, in order to meet Alsius’s working capital obligations, we may need to raise additional financing through public or private equity financing, to establish profitable operations, or to secure other sources of financing to fund Alsius’s operations. The failure to secure additional financing could have a material adverse effect on the continued development or growth of our business.

If we are unable to complete the business combination with Alsius and are forced to dissolve and liquidate, third parties may bring claims against us and, as a result, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders could be less than $             per share.

If we are unable to complete the business combination with Alsius by August 23, 2007, and are forced to dissolve and liquidate, third parties may bring claims against us. Although we have obtained waiver agreements from the vendors and service providers we have engaged and owe money to, and the prospective target businesses we have negotiated with, whereby such parties have waived any right, title, interest or claim of any kind they may have in or to any monies held in the trust fund, there is no guarantee that they will not seek recourse against the trust fund notwithstanding such agreements. Furthermore, there is no guarantee that a court will uphold the validity of such agreements. Accordingly, the proceeds held in trust could be subject to claims that could take priority over those of our stockholders. Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy or other claims deplete the trust account, we cannot assure you we will be able to return to our stockholders at least $             per share.

If we do not consummate a business combination by August 23, 2007 and are forced to dissolve and liquidate, payments from the trust account to our stockholders may be delayed.

If we do not consummate a business combination by August 23, 2007, we will dissolve and liquidate. In such event, we anticipate that, promptly after such date, our board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders. At such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan. We will promptly file our preliminary proxy statement with the SEC and then will mail the definitive proxy statement once we are legally permitted to do so (which could be after a lengthy SEC review) and convene a meeting of our stockholders at which they will vote on our plan of dissolution and liquidation. We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, we anticipate that our management will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not seek reimbursement thereof. We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them.

If we are unable to complete the business combination with Alsius, we will dissolve and liquidate pursuant to Section 275 of the Delaware General Corporation Law. Under Section 280 through 282 of the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provisions for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the DGCL, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As a result, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us that is not dismissed, any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Also, the members of our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing our directors and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the DGCL with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement/prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. However, the safe-harbor provisions of that act do not apply to statements made in this proxy statement/prospectus. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our stockholders. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors and cautionary language discussed in this proxy statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us or Alsius in such forward-looking statements, including among other things:

•	the number and percentage of stockholders voting against the merger proposal and seeking conversion;

•	legislation or regulatory environments, requirements or changes adversely affecting the business in which Alsius is engaged;

•	growth in customer demand; and

•	general economic conditions.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement/prospectus.

All forward-looking statements included herein attributable to any of Ithaka, Alsius or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Ithaka and Alsius undertake no obligations to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the adoption of the merger agreement, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus could have a material adverse effect on Ithaka and/or Alsius.

SPECIAL MEETING OF ITHAKA STOCKHOLDERS

General

We are furnishing this proxy statement/prospectus to Ithaka stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of Ithaka stockholders to be held on                 , 2006, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to our stockholders on or about                 , 2006 in connection with the vote on the merger proposal, the certificate of incorporation amendments and equity incentive plan proposal. This document provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place

The special meeting of stockholders will be held on             , 2006, at 10:00 a.m., eastern time, at the offices of Graubard Miller, Ithaka’s counsel, at The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174.

Purpose of the Ithaka Special Meeting

At the special meeting, we are asking holders of Ithaka common stock to:

•	approve the merger agreement and the transactions contemplated thereby (merger proposal);

•	approve an amendment to our certificate of incorporation to change our name from “Ithaka Acquisition Corp.” to “Alsius Corporation” (name change amendment);

•	approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock from 35,000,000 to 75,000,000 (capitalization amendment);

•	approve amendments to our certificate of incorporation to remove the preamble and Sections A through D, inclusive, of Article Sixth from the certificate of incorporation from and after the closing of the merger, as these provisions will no longer be applicable to us (the Article Sixth Amendment); and

•	approve the adoption of the 2006 Equity Incentive Plan (equity incentive plan proposal).

Recommendation of Ithaka Board of Directors

Our board of directors:

•	has unanimously determined that each of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal is fair to and in the best interests of us and our stockholders;

•	has unanimously approved the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal;

•	unanimously recommends that our stockholders vote “FOR” the merger proposal;

•	unanimously recommends that our stockholders vote “FOR” the proposal to adopt the name change amendment;

•	unanimously recommends that our stockholders vote “FOR” the proposal to adopt the capitalization amendment;

•	unanimously recommends that our stockholders vote “FOR” the proposal to adopt the Article Sixth amendment; and

•	unanimously recommends that our stockholders vote “FOR” the proposal to approve the incentive compensation plan proposal.

Record Date; Who is Entitled to Vote

We have fixed the close of business on                 , 2006, as the “record date” for determining Ithaka stockholders entitled to notice of and to attend and vote at the special meeting. As of the close of business on the record date, there were 10,974,100 shares of our common stock outstanding and entitled to vote. Each share of Ithaka’s common stock is entitled to one vote per share at the special meeting.

Quorum

The presence, in person or by proxy, of a majority of all the outstanding shares of capital stock constitutes a quorum at the special meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to us but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. The latter will not be treated as shares entitled to vote on the matter as to which authority to vote is withheld from the broker. If you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on any of the proposals to be presented at the meeting. Since a stockholder must affirmatively vote against the merger proposal to have conversion rights, individuals who fail to vote or who abstain from voting may not exercise their conversion rights. See the information set forth in “Special Meeting of Ithaka Stockholders—Conversion Rights.”

Vote of Our Stockholders Required

The approval of the merger proposal will require the affirmative vote of a majority of the shares of Ithaka common stock sold in the IPO and present in person or represented by proxy and entitled to vote at the special meeting. Abstentions will have the same effect as a vote “AGAINST” the merger proposal and broker non-votes, while considered present for the purposes of establishing a quorum, will have no effect on the merger proposal. You cannot seek conversion unless you affirmatively vote against the merger proposal.

The name change amendment, the capitalization amendment and the Article Sixth amendment each require the affirmative vote of the holders of a majority of Ithaka common stock outstanding on the record date for approval. Abstentions and shares not entitled to vote because of a broker non-vote will have the same effect as a vote against these proposals. In order to consummate the merger, each of the name change amendment and the capitalization amendment proposals must be approved by the stockholders. For both of the name change amendment and the capitalization amendment to be implemented, the merger proposal must be approved by the Ithaka stockholders.

The approval of the equity incentive plan will require the affirmative vote of the holders of a majority of our common stock represented and entitled to vote at the meeting. Abstentions are deemed entitled to vote on the proposals. Therefore, they have the same effect as a vote against the proposal. Broker non-votes are not deemed entitled to vote on the proposal and, therefore, they will have no effect on the vote on the proposal.

Voting Your Shares

Each share of Ithaka common stock that you owned at the close of business on the record date entitles you to one vote. Your proxy card shows the number of shares of our common stock that you own in your own name.

There are two ways to vote your shares of Ithaka common stock that you own in your own name at the special meeting:

•

You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by our board “FOR” the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal. Votes received after a matter has been voted upon at the special meeting will not be counted.

•	You can attend the special meeting and vote in person. We will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares.

IF YOU DO NOT VOTE YOUR SHARES OF OUR COMMON STOCK IN ANY OF THE WAYS DESCRIBED ABOVE, IT COULD HAVE THE SAME EFFECT AS A VOTE AGAINST THE ADOPTION OF THE MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF A DEMAND FOR CONVERSION OF YOUR SHARES INTO A PRO RATA SHARE OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE PROCEEDS OF OUR IPO ARE HELD.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify Paul A. Brooke, our chairman and chief executive officer, in writing before the special meeting that you have revoked your proxy; or

•	you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

Who Can Answer Your Questions About Voting Your Shares

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call                         , our proxy solicitor, at                             , or Paul A. Brooke, our chairman and chief executive officer, at (305) 532-3800.

No Additional Matters May Be Presented at the Special Meeting

This special meeting has been called only to consider the adoption of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan proposal. Under our by-laws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the special meeting if they are not included in the notice of the meeting.

Conversion Rights

Stockholders holding shares of Ithaka common stock as of the record date who affirmatively vote their shares against the merger proposal may also demand that we convert such shares into a pro rata portion of the trust account, calculated as of two business days prior to the anticipated consummation of the merger. If demand is made and the merger is consummated, we will convert these shares into a pro rata portion of funds held in the trust account held in the trust account plus interest. Ithaka stockholders who seek to exercise this conversion right must affirmatively vote against the merger. Abstentions and broker non-votes do not satisfy this requirement.

The closing price of our common stock on                     , 2006 (the record date) was $             and the per-share, pro-rata cash held in the trust account on the record date was approximately $            . Prior to exercising conversion rights, our stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights if the market price per share is higher than the conversion price.

If the holders of at least 1,769,820 or more shares of common stock issued in our IPO (an amount equal to 20% or more of those shares) vote against the merger and demand conversion of their shares, we will not be able to consummate the merger.

If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you affirmatively vote against the merger proposal, properly demand conversion, continue to own those shares through the effective time of the merger and then tender your stock certificate to us. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated.

Appraisal/Dissenters’ Rights

Stockholders of Ithaka do not have appraisal rights in connection with the merger under the DGCL.

The board of directors of Alsius has determined that the consideration to be paid to the Alsius security holders is reasonable and that the merger is in the best interest of Alsius and its security holders. Alsius security holders who did not sign the merger agreement may exercise dissenters’ rights and receive appraisal of their shares in compliance with the requirements of Chapter 13 of the CGCL and will be entitled to be paid, in cash, the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the California Superior Court. As required under California law, Alsius has provided notice pursuant to Section 1301 of the CGCL to the Alsius security holders who were entitled to dissenters’ rights. Alsius will provide further notice to the Alsius security holders who are entitled to dissenters’ rights when Ithaka mails this proxy statement/prospectus to the Alsius security holders. In order for an Alsius security holder to exercise dissenters’ rights, a written demand for dissenters’ rights as provided in the CGCL must be sent by such security holder and be mailed to Alsisus on or before the tenth business day prior to the special meeting and such security holder must comply with the other procedures required by the CGCL. A copy of Chapter 13 is annexed as Annex D hereto. See also the section entitled “Appraisal/Dissenters’ Rights.”

Proxy Solicitation Costs

We are soliciting proxies on behalf of our board of directors. This solicitation is being made by mail but also may be made by telephone or in person. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means.

We have hired                      to assist in the proxy solicitation process. We will pay                          a fee of approximately $                . Such fee will be paid with non-trust account funds.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We will reimburse them for their reasonable expenses.

Ithaka Inside Stockholders

At the close of business on the record date, Paul A. Brooke, Eric M. Hecht, John M. Glazer and PMSV Holdings LLC, an affiliate of Mr. Brooke, whom we collectively refer to as the Ithaka Inside Stockholders, beneficially owned and were entitled to vote 2,125,000 shares or approximately 19.4% of the then outstanding shares of our common stock, which includes all of the shares held by our directors and executive officers and their affiliates. Such shares were issued for nominal consideration prior to our IPO. Mr. Brooke is currently our chairman of the board and chief executive officer, Mr. Hecht is currently our president, chief financial officer and a director and Mr. Glazer is currently our chief operating officer, secretary and a director. The Ithaka Inside Stockholders have agreed, in connection with the IPO, to place their shares issued prior to the IPO in escrow until August 17, 2008.

The Ithaka Inside Stockholders have also indicated that they intend to vote their 2,125,000 shares, in favor of all other proposals being presented at the meeting.

At any time prior to the special meeting, during a period when they are not aware of any material nonpublic information regarding Ithaka or its securities, the Ithaka Inside Stockholders, and/or their affiliates, may enter into a written plan to purchase Ithaka securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, the Ithaka Inside Stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders.

THE MERGER PROPOSAL

The discussion in this document of the merger and the principal terms of the merger agreement by and among Ithaka, Alsius, Merger Sub and the Signing Shareholders is subject to, and is qualified in its entirety by reference to, the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus.

General Description of the Merger

Pursuant to the merger agreement, Merger Sub, a wholly owned subsidiary of Ithaka, will merge with and into Alsius and Alsius will be the surviving entity and a wholly owned subsidiary of Ithaka. The separate corporate existence of Merger Sub shall cease. Ithaka will be renamed Alsius Corporation after completion of the merger. Holders of Alsius capital stock and convertible promissory notes issued and outstanding immediately prior to the effective time of the merger will be automatically converted on the closing date of the merger, into the right to receive from Ithaka (i) 8,000,000 shares of Ithaka common stock and (ii) up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met during the years 2007, 2008 and 2009. The Ithaka shares will be distributed to the holders of the Alsius capital stock and unsecured convertible promissory notes in accordance with the priorities set forth in a schedule attached to the merger agreement. As a result of the priorities set forth in such schedule, the holders of common stock and preferred stock of Alsius, other than holders of Series F Preferred Stock, may not be entitled to receive any merger shares or Milestone Shares. Immediately after the completion of the merger, the Alsius security holders will own approximately       % of Ithaka’s common stock, assuming that no Ithaka stockholders seek conversion of their Ithaka stock into their pro rata share of the trust account.

Alsius Bonuses

Upon consummation of the merger, Ithaka will contribute to Alsius $3,000,000 in cash, to be used for bonus payments to Alsius’s management, employees and/or consultants to Alsius as the Alsius’s board of directors may determine in its sole judgment. Ithaka will also contribute to Alsius in cash up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, which shall be used for the Alsius Bonuses as Alsius’s board of directors may determine in its sole judgment. The amount of cash available for such bonuses for 2007, 2008 and 2009 will be proportional to the Milestone Shares issued for such year. For example, if 50% of the Milestone Shares are issued in 2007, then $100,000 of the $200,000 bonus pool will be available.

Notwithstanding the foregoing, no bonus payment shall be made to any person who (a) has a right to receive payment from Alsius or Ithaka as a result of a “change of control” provision in such person’s change of control agreement or other agreement with Alsius unless such person waives all present and future rights under such provision and (b) at Ithaka’s or Alsius’s request, with respect to directors and officers at the level of vice president or above, does not agree to remain in the employ of Alsius for at least one (1) year after the closing, all pursuant to an agreement reasonably satisfactory to Ithaka’s board of directors as constituted prior to the closing.

Background of the Merger

The terms of the merger agreement are the result of arm’s-length negotiations between Ithaka and Alsius and their representatives. The following is a brief discussion of the background of these negotiations, the merger agreement and related transactions.

Ithaka was formed on April 5, 2005 to effect a merger, capital stock exchange, asset acquisition or similar business combination with an operating business in the health care industry. After the consummation of our IPO on August 23, 2005, we contacted a number of persons with whom our directors and officers had business relationships, including industry executives, investment bankers, private equity firms, consultants and law and accounting firms, for introductions to potential targets.

Through these efforts and our own research, we identified over 100 companies that initially appeared to present a basis for further investigation. At this stage, we considered the nature of a company’s business, its growth potential, management and possible valuation range, among other factors. During this period of investigation and continuing through the signing of the merger agreement with Alsius, our board was in contact on a daily basis and met informally in person or by telephone a few times every week.

As a result of our reviews and investigations, including preliminary discussions with such companies’ management, six companies, including Alsius, were viewed as suitable candidates for a potential business combination and we submitted letters of intent to each of them. One of them, a sustained release specialty pharmaceutical company, determined that we were not a suitable partner for it due to the potential capital structure of the combined company. We decided that three more companies, a specialty generic company, a medical technology research company and a central nervous system drug development company, were not suitable to us because we had concerns about the achievability of financial projections included in their business plans. We signed a letter of intent with a sixth company engaged in antiviral drug development, but terminated it after we signed the merger agreement with Alsius.

On April 24, 2006, Alsius made the initial filing of a registration statement for an initial public offering. Alsius subsequently decided, after consultation with its lead underwriters, to postpone its public offering until market conditions improved. Thereafter, Alsius requested that Leerink Swann & Co., Inc. (“LSC”) assist Alsius in exploring potential financing alternatives for Alsius and authorized LSC to contact representatives of Ithaka. Paul Brooke, one of our directors, was subsequently contacted.

An initial meeting between Mr. Brooke and LSC was held on July 5, 2006, via conference call at which a brief overview of Alsius and its business model were discussed. Mr. Brooke requested additional information be sent to the rest of Ithaka’s management. Mr. Brooke was also given a copy of the preliminary prospectus for the Alsius offering.

Given the information available as a result of the proposed public offering, we were able to perform an extensive review of Alsius, its business and financial position. As a result of our review, we determined that Alsius could present an attractive business combination for Ithaka.

On July 19, 2006, a confidentiality agreement was signed between Ithaka and Alsius, along with a letter from Alsius waiving any rights Alsius might have to make a claim against Ithaka’s trust fund. On July 20, 2006, Mr. Brooke visited Alsius’s facilities in Irvine, California, where he was given a tour and met with Alsius’s senior management. Messrs. Hecht and Glazer joined by teleconference during Mr. Brooke’s meetings with Alsius’s management. Mr. Brooke was also provided with contact information for physicians who had used Alsius’s products.

Following that meeting, we continued our investigation of Alsius. As part of such activities, we met with and interviewed a number of the physicians who had used Alsius’s products. We also met with and interviewed other physicians and health-care employees who had used Alsius’s products in the field. Mr. Hecht assumed primary responsibility for the clinical due diligence calls during the first two weeks of August 2006.

Upon conclusion of our initial due diligence with physicians, we signed our letter of intent with Alsius on August 29, 2006. Following that, we requested, and received, extensive documentation from Alsius about its business and financial condition, which we and our attorneys reviewed as part of our due diligence investigations.

On September 14, 2006, Messrs. Hecht and Glazer visited Alsius in Irvine, were given a tour of the facilities and met with Alsius’s management. During the course of their visit, they were also given updated financial information and projections.

As all of our directors and officers are experienced financial analysts and believe that they are capable of applying sophisticated judgment to financial projections and other financial information, as well as to management capabilities and other business factors, we did not engage any outside financial or other advisors to assist us during the period we were searching for a business combination partner. However, on September 19, 2006, we engaged Capitalink, L.C., to provide our directors with an opinion as to the fairness of the transactions to our stockholders, from a financial point of view, and as to whether the value of Alsius was at least equal to 80% of our net assets.

During the period following the signing of the letter of intent, our attorneys prepared a draft of the merger agreement and drafts of the other transaction documentation. These were submitted to Alsius and its attorneys and other representatives and were revised a number of times through the course of the negotiations. Prior to the submissions to Alsius, the drafts were reviewed by our directors. By the last week of September 2006, the parties had reached agreement on all significant issues on the documentation and we scheduled a formal meeting of our board of directors to consider the proposed transaction.

Our board met for such purpose on October 3, 2006, at which time all of our directors were present in person. Also present were attorneys from Graubard Miller, our counsel. Prior to the meeting, near-final drafts of all of the significant transaction documents were distributed to the directors, as well as copies of a draft presentation prepared by Capitalink and a draft of Capitalink’s proposed opinion.

After opening remarks and general discussion by the directors as to Alsius and the other companies considered by us in the search for a business combination target, Scott Salpeter and Marcus Wai of Capitalink, L.C. made a telephonic presentation of their review of Alsius, during which they advised the board that Capitalink was of the opinion that the aggregate consideration was fair to our stockholders from a financial point of view and that the fair market value of Alsius is at least 80% of our net assets. During the course of their presentation, Messrs. Salpeter and Wai discussed at length with the board the different financial analyses performed by Capitalink and the manner by which Capitalink had arrived at its opinion. For a more detailed description of the Capitalink opinion, see the section entitled “The Merger Proposal—Fairness Opinion.”

After Messrs. Salpeter and Wai finished their presentation and responded to questions by members of the board, they left the meeting. After considerable further review and discussion by the board, the merger agreement and related documents were unanimously approved, subject to final negotiations and modifications, and the board determined to recommend approval of the merger agreement and the other proposals to be presented to the stockholders at the special meeting.

The merger agreement was signed later in the day on October 3, 2006. Promptly thereafter, Ithaka issued a press release and filed a Current Report on Form 8-K announcing the execution of the merger agreement and containing the terms of the merger agreement and other information about the parties.

Ithaka’s Board of Directors’ Reasons for the Approval of the Merger

The final agreed-upon consideration in the merger agreement was determined by several factors. Ithaka’s board of directors reviewed various industry and financial data, including certain valuation analyses and metrics compiled by Ithaka’s management in order to determine that the consideration to be paid to Alsius was reasonable and that the merger was in the best interests of Ithaka’s stockholders.

Ithaka conducted a due diligence review of Alsius that included an industry analysis, a review of Alsius’ existing business model, a valuation analysis and financial projections in order to enable the board of directors to ascertain the reasonableness of this range of consideration.

The Ithaka board of directors concluded that the merger agreement with Alsius is in the best interests of Ithaka’s stockholders. The Ithaka board of directors obtained a fairness opinion prior to approving the merger agreement.

The Ithaka board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the Ithaka board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, individual members of the Ithaka board may have given different weight to different factors.

In considering the merger, the Ithaka board of directors gave considerable weight to the following factors:

Large Target Market with Significant Growth Opportunities

In examining the therapeutic temperature management markets, our research identified three current markets and two markets of material potential. Current markets include 1) fever control in the Neuro ICU, 2) cardiac arrest, and 3) cardiothoracic surgery. We estimate on a worldwide basis that the number of patients treated each year in these categories exceeds 2 million in the aggregate. Assuming a catheter cost in excess of $500 per patient results in the potential revenue estimate for each of these markets in excess of $1 billion. Potential new markets include stroke and AMI. On a worldwide basis, we forecast several million patients in these two potential markets.

Notwithstanding this, the board considered that Alsius has a limited history of commercial sales that could impair Alsius’s ability to grow revenue or achieve or maintain profitability. The board considered Alsius’s future profitability in light of this.

Worldwide Market Leader with Superior Technology

Core body temperature regulation is currently managed by external cooling and internal catheter measures. While external measures currently represent the current standard of care, Ithaka’s due diligence investigation indicated that internal cooling via catheter will likely become the mechanism of choice to achieve therapeutic temperature regulation. In the area of catheter cooling, Alsius currently has the largest installed base and sells more temperature-management catheters than any other company in the world. Given Alsius’s rapidly growing installed base and its lead in the market, we anticipate it will continue to be the market leader for the foreseeable future. Alsius’s catheter device is convenient, easy to use and highly effective, achieving specifically-desired changes in core body temperature. It accomplishes its task rapidly and with few, if any, complications. Compared to external techniques, this catheter based technique avoids shivering and is more easily managed by nursing staff.

Disposable-Driven Product / Business Model

Alsius’s strategy implements a “razor/razor-blade” business model, whereby the installed base of the CoolGard 3000 system will be the driver of catheter use. Each catheter is used once and then disposed, while the machine has a lengthy service life. In addition to the base business of treating cardiac arrest and protecting the brain from fever during neurological insult, several other large markets may become available, including hypothermic treatment for myocardial infarction and stroke. Clinical trials are ongoing for these indications, each of which would provide an additional source of millions of patients who could appropriately be treated should such intervention prove effective in these trials.

Notwithstanding this, the board also took note that if Alsius wants to expand its products or new products, it will need to obtain additional FDA clearances or approvals, which may be cost prohibitive and may not prove successful.

Merger Provides Financial Resources to Capitalize Alsius’s First Mover Status and Pursue Acquisition Opportunities

The capital made available to Alsius’s operating business as a result of the merger is expected to be used to expand the size of the sales force, cover the working capital requirements expected through 2007, expand manufacturing capabilities and possibly to acquire other product lines that are sold into the intensive care unit. The sales and marketing infrastructure expansion should allow Alsius to solidify and expand its installed base, thereby allowing it to retain customers on a long-term basis. Value creation should result from system placements in an accelerating number of hospitals, increased system placements per hospital, increased catheter usage per installed system, improved gross and operating margins through the effect of both operating leverage at expanding product volumes and cost saving initiatives, and possibly the acquisition of complementary products to leverage further the company’s overhead structure.

Experienced Management Team

Collectively, the management of Alsius has over 100 years of experience in the medical device arena, including a collective approximately 26 years at Alsius. The group’s experience spans a breadth of smaller and larger companies in the medical device arena.

High Quality Due Diligence

In the course of our due diligence review we interviewed several physicians and nurses with respect to Alsius’s technology and competition. The board concluded that Alsius’s products were preferred over other interventional routes.

Interest of Ithaka’s directors and officers in the merger

In considering the recommendation of the board of directors of Ithaka to vote for the proposals to approve the merger agreement, the certificate of incorporation amendments and the equity incentive plan proposal, you should be aware that certain members of the Ithaka board have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of Ithaka stockholders generally. In particular:

•	If the merger is not approved and Ithaka is unable to complete another business combination by August 23, 2007, Ithaka will be required to liquidate. In such event, the 2,125,000 shares of common stock held by the Ithaka Inside Stockholders, including Ithaka’s officers and directors and their affiliates and other persons, that were acquired prior to the IPO for an aggregate purchase price of $25,000 will be worthless, because Ithaka’s Inside Stockholders are not entitled to receive any liquidation proceeds with respect to such shares. Such shares had an aggregate market value of $ based on the last sale price of $ on the OTCBB on , 2006, the record date.

•	Messrs. Brooke, Hecht and Glazer also purchased 1,250,000 warrants for an aggregate purchase price of $637,500 (or $0.51 per warrant pursuant to a binding, written agreement between Messrs. Brooke, Hecht and Glazer and EarlyBirdCapital, Inc. entered into in connection with Ithaka’s IPO. This agreement was entered into by Messrs. Brooke, Hecht and Glazer at a time when they were not in possession of any material non-public information relating to Ithaka. The agreement sets forth that it constitutes an irrevocable order instructing the designated broker-dealer, to purchase the warrants, at prices not to exceed $0.70 per warrant during the ninety-trading day period commencing on the date separate trading of Ithaka’s warrants commenced, in compliance with Rule 10b5-1. Such warrants had an aggregate market value of $ based upon the last sale price of $ on the OTCBB on , the record date. All of the warrants will become worthless if the merger is not consummated.

•

If Ithaka liquidates prior to the consummation of a business combination, Mr. Brooke, our chairman of the board and chief executive officer and Mr. Hecht, our president, chief financial officer, will be personally liable to pay debts and obligations, if any, to vendors and other entities that are owed money by Ithaka for services rendered or products sold to Ithaka, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. This arrangement was entered into to ensure that, in the event of liquidation, the trust account is not reduced by claims of creditors. Based on Ithaka’s estimated debts and obligations, it is currently expected that Messrs. Brooke or Hecht will not have any exposure under this arrangement in the event of liquidation.

•	Upon consummation of the merger, Messrs. Brooke and Hecht will be appointed as non-employee directors of Ithaka and as such will receive an annual cash fee of $15,000 and an additional fee of $1,500 for meetings they attend in-person or $500 for telephonic participation. As non-employee directors, Messrs. Brooke and Hecht will also be granted options to acquire 25,000 shares of Ithaka upon consummation of the merger and will be granted options to acquire 7,500 shares of Ithaka common stock on the first business day following each annual meeting of stockholders if they continue to serve as a director following such meeting. Moreover, Mr. Brooke, as chairman of the board will be paid an additional fee of $7,000 per annum.

Recommendation of Ithaka’s Board of Directors

After careful consideration, Ithaka’s board of directors determined unanimously that each of the merger proposal, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan is fair to and in the best interests of Ithaka and its stockholders. Ithaka’s board of directors has approved and declared advisable the merger, the name change amendment, the capitalization amendment, the Article Sixth amendment and the equity incentive plan and unanimously recommends that you vote or give instructions to vote “FOR” each of the proposals.

The foregoing discussion of the information and factors considered by the Ithaka board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Ithaka board of directors.

Fairness Opinion

In connection with its determination to approve the merger, Ithaka’s board of directors engaged Capitalink, L.C. to provide it with a “fairness opinion” as to whether the aggregate consideration to be paid by Ithaka is fair, from a financial point of view, to Ithaka’s stockholders. Capitalink, which was founded in 1998 and is headquartered in Coral Gables, Florida, provides publicly and privately held businesses and emerging growth companies with a broad range of investment banking and advisory services. As part of its business, Capitalink regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. Ithaka selected Capitalink on the basis of Capitalink’s experience, recommendations from other companies that had experience with Capitalink for similar purposes, its ability to do the research and provide the fairness opinion within the required timeframe and the competitiveness of its fee, which was specified by Capitalink in its proposal to the board. Capitalink does not beneficially own any interest in either Ithaka or Alsius, has never provided either company with any other services and does not expect or contemplate any additional services or compensation.

Ithaka has paid Capitalink a fee of $75,000 in connection with the preparation and issuance of its opinion and has reimbursed Capitalink $             for out-of-pocket expenses. In addition, we have also agreed to indemnify and hold Capitalink, its officers, directors, principals, employees, affiliates, and members, and their successors and assigns, harmless from and against any and all loss, claim, damage, liability, deficiencies, actions, suits, proceedings, costs and legal expenses (collectively the “Losses”) or expense whatsoever (including, but not limited to, reasonable legal fees and other expenses and reasonable disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or any claim whatsoever, or in appearing or preparing for appearance as witness in any proceeding, including any pretrial proceeding such as a deposition) arising out of, based upon, or in any way related or attributed to, (i) any breach of a representation, or warranty made by us in our agreement with Capitalink; or (ii) any activities or services performed under that agreement by Capitalink, unless such Losses were the result of the intentional misconduct or gross negligence of Capitalink.

Capitalink made a presentation to our board of directors on October 3, 2006 and subsequently delivered its written opinion to the board of directors, which stated that, as of October 3, 2006, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the aggregate consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of Alsius is at least equal to 80% of our net assets. The amount of the aggregate consideration was determined pursuant to negotiations between us and Alsius and not pursuant to recommendations of Capitalink.

The full text of the written opinion of Capitalink is attached as Annex E and is incorporated by reference into this proxy statement. You are urged to read the Capitalink opinion carefully and in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Capitalink in rendering its opinion. The summary of the Capitalink opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

The Capitalink opinion is for the use and benefit of our board of directors in connection with its consideration of the merger and is not intended to be and does not constitute a recommendation to you as to how you should vote or proceed with respect to the merger. Capitalink was not requested to opine as to, and the opinion does not in any manner address, the relative merits of the merger as compared to any alternative business strategy that might exist for us, our underlying business decision to proceed with or effect the merger, and other alternatives to the merger that might exist for us. Capitalink does not express any opinion as to the underlying valuation or future performance of Alsius or the price at which either our Company’s or Alsius’s securities might trade at any time in the future.

In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions, as well as its experience in connection with similar transactions and securities valuations generally. In so doing, among other things, Capitalink:

•	Reviewed the Merger Agreement.

•	Reviewed publicly available financial information and other data with respect to Ithaka, including the Registration Statement on Form S-1 filed May 2, 2005 and amendments thereto, the Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Quarterly Report on Form 10-QSB for the six months ended June 30, 2006.

•	Reviewed publicly available financial information and other data with respect to Alsius, including the Registration Statement on Form S-1 filed April 26, 2006 and amendments thereto.

•	Reviewed non-public information and other data with respect to Alsius, including unaudited financial statements for the six months ended June 30, 2006, financial projections for the four years ending December 31, 2009, and other internal financial information and management reports.

•	Reviewed and analyzed the merger’s pro forma impact on Ithaka’s securities outstanding and stockholder ownership.

•	Reviewed the trading of, and the trading market for Ithaka’s common stock.

•	Considered the historical financial results and present financial condition of Alsius.

•	Reviewed and analyzed the indicated value range of the aggregate consideration.

•	Reviewed and analyzed Alsius’s projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Alsius.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Alsius.

•	Reviewed and discussed with representatives of Ithaka and Alsius management certain financial and operating information furnished by them, including financial analyses with respect to Alsius’s business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information. Further, Capitalink relied upon the assurances of the management of our and Alsius that each was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, Capitalink assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which it could make an analysis and form an opinion. The projections used by Capitalink were prepared by Alsius management and are not to be interpreted as projections of future performance (or “guidance”) by our management. Capitalink did not evaluate the solvency or fair value of Alsius under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. Capitalink did not make a physical inspection of the properties and facilities of Alsius and did not make or obtain any evaluations or appraisals of Alsius’s assets and liabilities (contingent or otherwise). In addition, Capitalink did not attempt to confirm whether Alsius had good title to its assets.

Capitalink assumed that the merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. Capitalink assumes that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, without any further amendments thereto, and that any amendments, revisions or waivers thereto will not be detrimental to our stockholders. In addition, based upon discussions with our management, Capitalink assumed that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

Capitalink’s analysis and opinion are necessarily based upon market, economic and other conditions, as they existed on, and could be evaluated as of, October 3, 2006. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

In connection with rendering its opinion, Capitalink performed certain financial, comparative and other analyses as summarized below. Each of the analyses conducted by Capitalink was carried out to provide a different perspective on the merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the aggregate consideration to our stockholders. Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the value of Alsius’s assets. The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purports to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

The summaries of the financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial reviews and analyses, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Capitalink.

The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness, from a financial point of view, of the aggregate consideration to our stockholders, and were provided to our board of directors in connection with the delivery of Capitalink’s opinion. The opinion of Capitalink was just one of the many factors taken into account by our board of directors in making its determination to approve the merger, including those described elsewhere in this proxy statement/prospectus.

Aggregate Consideration Analysis

Capitalink reviewed the minimum and maximum range of aggregate consideration taking into account the following:

•	Consideration paid to holders of Alsius security holders.

•	Closing consideration of 8.0 million common shares of Ithaka valued between $5.31 (latest stock price as of September 27, 2006) and $5.45 (representing Ithaka’s estimated liquidation value).

•	For the maximum value range, contingent consideration of up to 5.0 million common shares of Ithaka, valued at $5.45.

•	Bonus payments paid to management:

•	Bonus payments paid at closing of $3.0 million in cash.

•	For the maximum value range, contingent bonus payments of up to $2.0 million in cash (determined to have a present value of approximately $1.2 million based on an estimated WACC for Alsius of 24.5%).

•	Assumed net debt at closing of approximately $3.0 million.

Based on the above, Capitalink estimated the aggregate consideration to range from approximately $48.5 million to approximately $78.0 million.

Valuation Overview

Capitalink generated an indicated valuation range for Alsius based on a discounted cash flow analysis, a comparable company analysis and a comparable transaction analysis as more fully discussed below. Capitalink weighted the three approaches equally and arrived at an indicated enterprise value range of approximately $60.0 million and approximately $80.0 million. Capitalink noted that Alsius’s low end of its indicated enterprise value range is higher than low end of the indicated value range of the aggregate consideration, and Alsius’ high end of its indicated enterprise value range is higher than the high end of the indicated value range of the aggregate consideration.

Discounted Cash Flow Analysis

A discounted cash flow analysis estimates value based upon a company’s projected future free cash flow discounted at a rate reflecting risks inherent in its business and capital structure. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations.

While the discounted cash flow analysis is the most scientific of the methodologies used, it is dependent on projections and is further dependent on numerous industry-specific and macroeconomic factors.

Capitalink utilized the forecasts provided by Alsius management, which project strong future growth in revenues from FY2005 to FY2009.

The projections also project an improvement in EBITDA from FY2005 to FY2009. For purposes of Capitalink’s analyses, “EBITDA” means earnings before interest, taxes, depreciation and amortization, as adjusted for add-backs for non-cash stock compensation expenses.

In order to arrive at a present value, Capitalink utilized discount rates ranging from 23.0% to 25.0%. This was based on an estimated weighted average cost of capital of 24.1% (based on Alsius’s estimated weighted average cost of debt of 10.7% and a 24.6% estimated cost of equity). The cost of equity calculation was derived utilizing the Ibbotson build up method utilizing appropriate equity risk, industry risk and size premiums and a company specific risk factor of 10.0%, reflecting the risk associated with Alsius’s projections given its early stage and given that its products have yet to be fully accepted in the market place.

Capitalink presented a range of terminal values at the end of the forecast period by applying a range of terminal exit multiples based on revenue and EBITDA.

Utilizing terminal revenue multiples of between 3.50 times and 4.50 times, terminal EBITDA multiples of between 14.0 times and 18.0 times , Capitalink calculated a range of indicated enterprise values of approximately $57.1 million to approximately $82.7 million by weighting the two terminal value approaches equally. For purposes of Capitalink’s analyses, “enterprise value” means equity value plus all interest-bearing debt less cash.

Comparable Company Analysis

A selected comparable company analysis reviews the trading multiples of publicly traded companies that are similar to Alsius with respect to business and revenue model, operating sector, size and target customer base.

Capitalink identified the following nine companies that it deemed comparable to Alsius with respect to their industry sector and operating model. All of the comparable companies provide medial devices for use in acute care settings:

•	Arrow International, Inc.

•	Arthrocare Corp.

•	ev3, Inc.

•	Foxhollow Technologies, Inc.

•	Aspect Medical Systems, Inc.

•	Stereotaxis, Inc.

•	AngioDynamics, Inc.

•	Nxstage Medical, Inc.

•	Cryocath Technologies, Inc.

All of the comparable companies are larger than Alsius in terms of revenue, with latest twelve months, or LTM, revenue ranging from approximately $9.3 million to approximately $466.7 million, compared with approximately $4.1 million for Alsius. Based on publicly available information as of September 26, 2006, the enterprise value for the comparable companies ranged from approximately $73.9 million to approximately $1.3 billion.

Capitalink noted the following with respect to the comparable companies:

•	Five of the comparable companies were considered early-stage companies and were generating net losses.

•	Most of the comparable companies have experienced strong historical revenue growth (mean of 70.5% for the latest financial year period).

•	All of the comparable companies are expected to generate significant increases in revenue over the next few years. Based on consensus estimates, the mean 2007 and 2008 revenue growth was 47.3% and 35.7% for the comparable companies.

•	Alsius’s projected revenue growth is higher than the mean of the comparable companies at 151.7% and 89.8% for 2007 and 2008, respectively.

Multiples utilizing enterprise value were used in the analyses. For comparison purposes, all operating profits including EBITDA were normalized to exclude unusual and extraordinary expenses and income.

Capitalink generated a number of multiples worth noting with respect to the comparable companies:

Enterprise value multiple of	Mean		Median		High		Low
LTM revenue	5.02	x	3.79	x	13.83	x	2.12	x
2007 revenue	3.05	x	3.16	x	5.60	x	1.34	x
2008 revenue	2.28	x	2.18	x	3.97	x	1.06	x
2009 revenue	1.72	x	1.54	x	3.76	x	0.82	x
LTM EBITDA	20.4	x	19.2	x	27.9	x	15.4	x
2007 EBITDA	18.4	x	15.6	x	31.7	x	11.6	x
2008 EBITDA	11.6	x	11.7	x	13.0	x	9.7	x

Capitalink also reviewed the historical multiples generated for the comparable companies, and noted that the mean enterprise value to LTM revenue and LTM EBITDA multiple over the last ten years was 5.49 times and 15.1 times, respectively.

Capitalink selected an appropriate multiple range for Alsius by examining the range indicated by the comparable companies and taking into account certain company-specific factors. Capitalink expects Alsius’s valuation multiples to be above the mean of the comparable companies due to its higher projected revenue growth relative to the comparable companies.

Based on the above factors, Capitalink applied the following multiples to the respective statistics:

•	Multiples of 3.00 times to 3.50 times 2007 revenue

•	Multiples of 2.25 times to 2.75 times 2008 revenue

•	Multiples of 1.50 times to 2.00 times 2009 revenue

Capitalink calculated a range of enterprise values for Alsius of between approximately $59.7 million and approximately $74.8 million, by weighting the above indications equally.

None of the comparable companies have characteristics identical to Alsius. An analysis of publicly traded comparable companies is not mathematical; rather it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

Comparable Transaction Analysis

A comparable transaction analysis involves a review of merger, acquisition and asset purchase transactions involving target companies that are in related industries to Alsius. The comparable transaction analysis generally provides the widest range of value due to the varying importance of an acquisition to a buyer (i.e., a strategic buyer willing to pay more than a financial buyer) in addition to the potential differences in the transaction process (i.e., competitiveness among potential buyers).

Information is typically not disclosed for transactions involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquirer. As a result, the selected comparable transaction analysis is limited to transactions involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

Capitalink located six transactions announced since January 2003 involving target companies providing disposable medial products and medical device systems for acute care settings and for which detailed financial information was available.

Based on the information disclosed with respect to the targets in the each of the comparable transactions, Capitalink calculated and compared the enterprise values as a multiple of LTM revenue and LTM EBITDA.

Capitalink noted the following with respect to the multiples generated:

Multiple of enterprise value to	Mean		Median		High		Low
LTM revenue	5.68	x	3.51	x	16.51	x	0.46	x
LTM EBITDA	20.2	x	15.0	x	34.6	x	11.1	x

Capitalink also noted that the mean LTM revenue and LTM EBITDA multiple (excluding outliers) was 3.81 times and 13.0 times, respectively.

In the long run, Capitalink expects Alsius to be valued around the mean of the comparable transaction multiples (excluding outliers) as follows:

•	Multiple range of 3.50 times to 4.50 times LTM revenue,

•	Multiple range of 11.0 times to 15.0 times LTM EBITDA,

Based on the selected multiple ranges, Capitalink calculated the future enterprise value of Alsius at various dates from 2007 to 2009 by multiplying the selected ranges with Alsius’s 2007 to 2009 revenue and 2009 EBITDA. Capitalink then discounted these values to present values utilizing Alsius’s estimated weighted average cost of capital of 24.0% to derive an indicated enterprise value range of between approximately $63.4 million and approximately $82.6 million (by weighting the above indications equally).

None of the target companies in the comparable transactions have characteristics identical to Alsius. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the target companies in the comparable transactions and other factors that could affect the respective acquisition values.

80% Test

Alsius’s initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition.

Capitalink reviewed and estimated our net assets based on our stockholders’ equity as of June 30, 2006 and compared that to Alsius’s indicated range of enterprise value. Capitalink noted that the fair market value of Alsius exceeds 80% of our net asset value.

Based on the information and analyses set forth above, Capitalink delivered its written opinion to our board of directors, which stated that, as of October 3, 2006, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the aggregate consideration is fair, from a financial point of view, to our stockholders, and (ii) the fair market value of Alsius is at least equal to 80% of our net assets. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes. We determined to use the services of Capitalink because it is a recognized investment banking firm that has substantial experience in similar matters. Capitalink has received a fee in connection with the preparation and issuance of its opinion and will reimburse Capitalink for its reasonable out-of-pocket expenses, including attorneys’ fees. In addition, we have agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering of its opinion. Capitalink does not beneficially own any interest in either us or Alsius and has not provided either company with any other services.

Material Federal Income Tax Consequences of the Merger

The following section is a summary of the opinion of Graubard Miller, counsel to Ithaka, regarding material United States federal income tax consequences of the merger to holders of Ithaka common stock and Alsius securities. This discussion addresses only those Ithaka and Alsius security holders that hold their securities as a capital asset within the meaning of Section 1221 of the Code, and does not address all the United States federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Ithaka common stock as part of a straddle, hedge, constructive sale or conversion transaction; and

•	persons who are not citizens or residents of the United States.

The Graubard Miller opinion is based upon the Code, applicable treasury regulations thereunder, published rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Tax considerations under state, local and foreign laws, or federal laws other than those pertaining to the income tax, are not addressed.

Neither Ithaka nor Alsius intends to request any ruling from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

Tax Consequences of the Merger to Ithaka Stockholders.

It is the opinion of Graubard Miller that no gain or loss will recognized by Ithaka or by the stockholders of Ithaka if their conversion rights are not exercised.

It is also the opinion of Graubard Miller that a stockholder of Ithaka who exercises conversion rights and effects a termination of the stockholder’s interest in Ithaka with respect to its shares of common stock will generally be required to recognize gain or loss upon the exchange of that stockholder’s shares of common stock of Ithaka for cash. Such gain or loss will be measured by the difference between the amount of cash received and the tax basis of that stockholder’s shares of Ithaka common stock. This gain or loss will generally be a capital gain or loss if such shares were held as a capital asset on the date of the merger and will be a long-term capital gain or loss if the holding period for the share of Ithaka common stock is more than one year.

Tax Consequences of the Merger to Alsius Security Holders.

The merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. As a consequence:

•	no gain or loss will be recognized by security holders of Alsius who receive shares of Ithaka common stock in exchange for shares of Alsius capital stock and convertible promissory notes;

•	the aggregate tax basis of the Ithaka common stock received in the merger will be equal to the aggregate tax basis of the Alsius capital stock and convertible promissory notes for which they are exchanged;

•	the holding period of Ithaka common stock received in exchange for Alsius capital stock and convertible promissory notes will include the holding period of the Alsius capital stock and convertible promissory notes for which they are exchanged; and

•	any Alsius shareholder who exercises his or her dissenters’ rights and who receives cash in exchange for his or her shares of Alsius capital stock generally will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of such holders of Alsius capital stock and convertible promissory notes.

Tax Consequences of the Merger Generally to Ithaka and Alsius.

No gain or loss will be recognized by Ithaka or Alsius as a result of the merger.

This discussion is intended to provide only a general summary of the material United States federal income tax consequences of the merger, and is not a complete analysis or description of all potential United States federal tax consequences of the merger. It does not address tax consequences that may vary with, or are contingent on, your individual circumstances. In addition, the discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

The tax opinion issued to Ithaka by Graubard Miller, its counsel, is attached to this proxy statement/prospectus as Annex F. Graubard Miller has consented to the use of its opinion in this proxy statement/prospectus.

Anticipated Accounting Treatment

The merger will be accounted for under the purchase method of accounting as a reverse acquisition in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Under this method of accounting, Ithaka will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Alsius comprising the ongoing operations of the combined entity, the majority of the Board of Directors, and senior management of the combined company. In accordance with guidance applicable to these circumstances, the merger will be considered to be a capital transaction in substance. Accordingly, for accounting purposes, the merger will be treated as the equivalent of Alsius issuing stock for the net assets of Ithaka, accompanied by a recapitalization. The net assets of Ithaka will be stated at their fair value which is considered to approximate historical cost, with no goodwill or other intangible assets recorded. The accumulated deficit of Alsius will be carried forward after the merger. Operations prior to the merger will be those of Alsius.

Regulatory Matters

The merger and the transactions contemplated by the merger agreement are not subject to any additional federal or state regulatory requirement or approval, including the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or HSR Act, except for filings with the States of Delaware and California necessary to effectuate the transactions contemplated by the merger proposal.

THE MERGER AGREEMENT

The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General; Structure of Merger

On October 3, 2006, Ithaka entered into a merger agreement with Alsius and the Signing Shareholders. Merger Sub, a wholly owned subsidiary of Ithaka, formed to effectuate the merger by merging with and into Alsius, is also a party to the merger agreement. Alsius will be the surviving corporation in the merger and, as a result, will be a wholly owned subsidiary of Ithaka through an exchange of all the issued and outstanding shares of capital stock of Alsius for shares of common stock of Ithaka.

The Signing Shareholders approved and adopted the merger agreement and the transactions contemplated thereby by virtue of the execution of the merger agreement by the Signing Shareholders. Accordingly, no further action is required to be taken by Alsius security holders to approve the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place promptly following the satisfaction of the conditions described below under “The Merger Agreement—Conditions to the Closing of the Merger,” unless Ithaka and Alsius agree in writing to another time. The merger is expected to be consummated promptly after the special meeting of Ithaka’s stockholders described in this proxy statement/prospectus.

Name; Headquarters; Stock Symbols

After completion of the merger:

•	the name of Ithaka will be Alsius Corporation;

•	the corporate headquarters and principal executive offices of Ithaka will be located at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618 which are Alsius’s corporate headquarters; and

•	Ithaka and Alsius will cause the common stock, warrants and units of Ithaka outstanding prior to the merger that are currently traded on the OTCBB to continue trading on the OTCBB or to be listed on Nasdaq. If Ithaka’s securities are listed on Nasdaq at the time of the closing, the symbols will change to ones determined by the board of directors and the trading medium that are reasonably representative of the corporate name or business of Ithaka.

Merger Consideration

The Signing Shareholders and other persons who are holders of Alsius capital stock and unsecured convertible promissory notes issued and outstanding immediately prior to the effective time of the merger will be automatically converted on the closing date of the merger, into the right to receive from Ithaka (i) 8,000,000 shares of Ithaka Common Stock and (ii) up to 6,000,000 shares of Ithaka common stock if certain revenue targets are met during the years 2007, 2008 and 2009 (“Milestone Shares”), all of which shall be distributed to the holders of the Alsius capital stock and unsecured convertible promissory notes in accordance with the priorities set forth in a schedule attached to the merger agreement. As a result of the priorities set forth in such schedule, the holders of common stock and preferred stock of Alsius, other than holders of Series F Preferred Stock, may not be entitled to receive any merger shares or Milestone Shares.

The Milestone Shares will be earned on the following basis:

Revenues as % of Revenue Target	Percentage of Target Shares
(A) Less than 80%	0%

(B) 80% to 100%	50% plus 50% multiplied by a fraction the numerator of which is the difference between actual revenues as a percentage of the revenue target less 80% and the denominator of which is 20%. By way of illustration, if actual revenues are 87.5%, the percentage of Target Shares to be issued would be 50% plus 50% (87.5%-80%)/20% = 50% plus 18.75% = 68.75%.

(C) Greater than 100% but less than 120%	100%

In addition to the Target Shares, if, for any such year, the actual revenues are equal to or in excess of 120% of the revenue target for such year, Ithaka shall issue that number of “120% Target Shares” set forth in the table below.

The revenue targets, Target Shares and 120% Target Shares for each of the fiscal years 2007, 2008 and 2009 are as follows:

Year	Revenue Target	Target Shares	120% Target Shares
2007	$14,800,000	500,000	250,000
2008	$28,000,000	1,500,000	250,000
2009	$47,000,000	3,000,000	500,000

Alsius Bonuses

Upon consummation of the merger, Ithaka will contribute to Alsius $3,000,000 in cash, to be used for bonus payments to Alsius’s management, employees and/or consultants to Alsius as the Alsius’s board of directors may determine in its sole judgment. Ithaka will also contribute to Alsius in cash up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, which shall be used for the Alsius Bonuses as Alsius’s board of directors may determine in its sole judgment. The amount of cash available for such bonuses for 2007, 2008 and 2009 will be proportional to the Milestone Shares issued for such year. For example, if 50% of the Milestone Shares are issued in 2007, then $100,000 of the $200,000 bonus pool will be available.

Notwithstanding the foregoing, no bonus payment shall be made to any person who (a) has a right to receive payment from Alsius or Ithaka as a result of a “change of control” provision in such person’s change of control agreement or other agreement with Alsius unless such person waives all present and future rights under such provision and (b) at Ithaka’s or Alsius’s request, with respect to directors and officers at the level of vice president or above, does not agree to remain in the employ of Alsius for at least one (1) year after the closing, all pursuant to an agreement reasonably satisfactory to Ithaka’s board of directors as constituted prior to the closing.

Escrow Agreement

Of the shares to be issued to the Alsius security holders at the closing, 10% will be placed in escrow to secure the indemnity rights of Ithaka under the merger agreement pursuant to the terms of an escrow agreement. Up to an additional 10% of such shares issued in the merger will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them to Alsius shareholders who exercise dissenters’ rights under the CGCL and will be released upon final determination of all dissenter claims.

Restriction on Public Market Sales

The shares issued in the merger will not be transferable publicly for one year, at which time one-half of the shares issued to the Alsius security holders may be sold in the public market. The remaining shares of Ithaka common stock may be sold in the public market after eighteen (18) months following the closing.

Employment Agreement

Upon consummation of the merger, William J. Worthen, Alsius’s current president and chief executive officer, will enter into an employment agreement with Ithaka. Mr. Worthen’s employment agreement will provide for him to be employed as chief executive officer of both Ithaka and Alsius upon consummation of the merger and will provide for an annual salary of $273,000 and the grant to him at closing of options to purchase 780,000 shares of Ithaka common stock.

Election of Directors

Pursuant to the merger agreement, upon consummation of the merger, the board of directors of Ithaka will be Paul A. Brooke, Eric M. Hecht, Wende S. Hutton, Jack W. Lasersohn, Gregory D. Waller, Kurt C. Wheeler and William J. Worthen. The board of directors will be slated as follows:

•	in the class to stand for reelection in 2008: Paul A. Brooke and Jack W. Lasersohn;

•	in the class to stand for reelection in 2009: Wende S. Hutton and Kurt C. Wheeler; and

•	in the class to stand for reelection in 2010: Eric M. Hecht, Gregory D. Waller and William J. Worthen.

After the consummation of the merger, Paul A. Brooke will be chairman of the board of Ithaka and the executive officers will be William J. Worthen, as chief executive officer, Brett L. Scott, as chief financial officer, and each of Kenneth A. Collins, H. Michael Ameli and Suzanne C. Winter, as executive vice presidents. Each of Messrs. Worthen, Scott, Collins, Ameli and Ms. Winter currently is an executive officer of Alsius and will continue in such position after the merger. Mr. Brooke is currently chairman of the board chairman of the board and chief executive officer of Ithaka and will resign as chief executive officer upon consummation of the merger. Mr. Hecht is currently president, chief financial officer and a director of Ithaka and will resign as president and chief financial officer upon consummation of the merger.

Representations and Warranties

The merger agreement contains representations and warranties of each of Alsius and Ithaka relating, among other things, to:

•	proper corporate organization and similar corporate matters;

•	capital structure of each constituent company;

•	the authorization, performance and enforceability of the merger agreement;

•	licenses and permits;

•	taxes;

•	financial information and absence of undisclosed liabilities;

•	holding of leases and ownership of other properties, including intellectual property;

•	accounts receivable;

•	contracts;

•	title to properties and assets and environmental and other conditions thereof;

•	absence of certain changes;

•	employee matters;

•	compliance with laws;

•	certain regulatory matters;

•	absence of litigation; and

•	compliance with applicable provisions of securities laws.

The Signing Shareholders have represented and warranted, among other things, as to their accredited investor status.

Covenants

Ithaka and Alsius have each agreed to take such actions as are necessary, proper or advisable to consummate the merger. Each of them has also agreed, subject to certain exceptions, to continue to operate its respective businesses in the ordinary course prior to the closing, and except as specifically provided for in the merger agreement, not to take the following actions without the prior written consent of the other party:

•	waive any stock repurchase rights, accelerate, amend or (except as specifically provided for in the merger agreement) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

•	grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement;

•	transfer or license to any person or otherwise extend, amend or modify any material rights to any intellectual property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event will it license on an exclusive basis or sell any of its intellectual property;

•	declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

•	purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to stock option or purchase agreements in effect on the date hereof;

•	issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

•	amend its certificate of incorporation or bylaws;

•	acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its business or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

•	sell, lease, license, encumber or otherwise dispose of any properties or assets, except, (i) sales of inventory in the ordinary course of business consistent with past practice, and (ii) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

•	incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

•	adopt or amend any employee benefit plan, policy or arrangement, any employee merger or employee equity incentive plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

•	pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities previously disclosed in financial statements to the other party in connection with the merger agreement or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which it is a party or of which it is a beneficiary;

•	except in the ordinary course of business consistent with past practices, modify, amend or terminate any material contract or waive, delay the exercise of, release or assign any material rights or assign any material rights or claims thereunder;

•	except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

•	except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

•	engage in any action that could reasonably be expected to cause the merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

•	make or rescind any tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the tax liability or tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for tax purposes or prepare or file any return in a manner inconsistent with past practice;

•	settle any litigation to which any officer, directors, stockholder or holder of derivative securities of or where the consideration given by Alsius is other than monetary;

•	form, establish or acquire any subsidiary except as contemplated by the merger agreement;

•	permit any person to exercise any of its discretionary rights under any plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

•	make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

•	make or omit to take any action which would be reasonably anticipated to have a material adverse effect;

•	enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates; or

•	agree in writing or otherwise agree, commit or resolve to take any of the foregoing actions.

The merger agreement also contains additional covenants of the parties, including covenants providing for:

•	the parties to use commercially reasonable efforts to obtain all necessary approvals from stockholders, governmental agencies and other third parties that are required for the consummation of the transactions contemplated by the merger agreement;

•	the protection of confidential information of the parties and, subject to the confidentiality requirements, the provision of reasonable access to information;

•	Ithaka to prepare and file a registration statement with respect to the Ithaka securities to be issued to the Alsius security holders which shall include this proxy statement/prospectus;

•	the Signing Shareholders to release and forever discharge Alsius and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages arising out of or resulting from such stockholder’s status as a holder of an equity interest in Alsius, and employment, service, consulting or other similar agreement entered into with Alsius prior to the consummation of the merger agreement;

•	Alsius and the Signing Shareholders to waive their rights to make claims against Ithaka to collect from the trust account established for the benefit of the Ithaka stockholders who purchased their securities in Ithaka’s IPO for any moneys that may be owed to them by Ithaka for any reason whatsoever, including breach by Ithaka of the merger agreement or its representations and warranties therein;

•	Ithaka to make available to Alsius up to $3,000,000 to be used for bonus payments to Alsius’s management, employees and/or consultants of Alsius as the Alsius board of directors may determine in its sole judgment. Ithaka shall contribute to Alsius up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, in proportion to the ratio of Milestone Shares to Target Shares for each of such years;

•	Ithaka to offer holders of any outstanding Ithaka warrants the opportunity to exercise such warrants on a cashless basis in connection any redemption of such warrants by Ithaka;

•	Ithaka and Alsius to use their reasonable commercial efforts to obtain the listing for trading on Nasdaq of Ithaka common stock and warrants. If such listing is not obtainable by the closing of the merger, Ithaka and Alsius will continue to use their best efforts after closing of the merger to obtain such listing; and

•	Ithaka to maintain current policies of directors’ and officers’ liability insurance with respect to claims arising from facts and events that occurred prior to the consummation of the merger for a period of six years after the consummation of the merger.

Conditions to Closing of the Merger

General Conditions

Consummation of the merger agreement and the related transactions is conditioned on the Ithaka stockholders, at a meeting called for these purposes, (i) adopting the merger agreement and approving the merger, (ii) approving the change of Ithaka’s name, and (iii) approving the increase of the authorized shares of Ithaka’s common stock from 35,000,000 to 75,000,000. The Ithaka stockholders will also be asked to adopt the equity incentive plan and to approve the removal of certain provisions of Ithaka’s certificate of incorporation that will no longer be operative after the merger. The consummation of the merger is not dependent on the approval of either of such actions.

In addition, the consummation of the transactions contemplated by the merger agreement is conditioned upon normal closing conditions in a transaction of this nature, including:

•	holders of fewer than twenty percent (20%) of the shares of Ithaka common stock, outstanding immediately before the consummation of the merger, shall have exercised their rights to convert their shares into a pro rata share of the trust account in accordance with Ithaka’s certificate of incorporation;

•	the delivery by each party to the other party of a certificate to the effect that the representations and warranties of the delivering party are true and correct in all material respects as of the closing and all covenants contained in the merger agreement have been materially complied with by the delivering party;

•	the receipt of necessary consents and approvals by third parties and the completion of necessary proceedings;

•	Ithaka’s common stock and warrants being quoted on the OTCBB or listed for trading on Nasdaq and there being no action or proceeding pending or threatened against Ithaka by the NASD to prohibit or terminate the quotation of Ithaka’s common stock and warrants on the OTCBB or the trading thereof on Nasdaq; and

•	no order, stay, judgment or decree being issued by any governmental authority preventing, restraining or prohibiting in whole or in part, the consummation of such transactions.

Alsius’s Conditions to Closing

The obligations of Alsius to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Ithaka since the date of the merger agreement;

•	Alsius shall have received a legal opinion substantially in the form annexed to the merger agreement, which is customary for transactions from Graubard Miller, counsel to Ithaka; and

•	Ithaka shall have made appropriate arrangements with Continental Stock Transfer & Trust Company to have the trust account disbursed to Ithaka immediately upon the closing.

Ithaka’s Conditions to Closing

The obligations of Ithaka to consummate the transactions contemplated by the merger agreement, in addition to the conditions described above in the second paragraph of this section, are conditioned upon each of the following, among other things:

•	there shall have been no material adverse effect with respect to Alsius since the date of the merger agreement;

•	an employment agreement between Ithaka and William J. Worthen shall be in full force and effect;

•	Ithaka shall have received a legal opinion substantially in the form annexed to the merger agreement, which is customary for transactions of this nature, from Sheppard, Mullin, Richter & Hampton LLP, counsel to Alsius; and

•	holders of no more than 5% of the shares of any class of securities of Alsius outstanding immediately before the consummation of the merger shall have taken action to exercise their dissenters’ rights pursuant to Chapter 13 of the CGCL.

If permitted under the applicable law, either Alsius or Ithaka may waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement and waive compliance with any agreements or conditions for the benefit of itself or such party contained in the merger agreement. The condition requiring that the holders of fewer than 20% of the shares of Ithaka common stock affirmatively vote against the merger proposal and demand conversion of their shares into cash may not be waived. We cannot assure you that all of the conditions will be satisfied or waived.

Indemnification

As the sole remedy for the obligation of the Alsius security holders to indemnify and hold harmless Ithaka for any damages, whether as a result of any third party claim or otherwise, and which arise as a result of or in connection with the breach of representations and warranties and agreements and covenants of Alsius, at the closing, 10% of the shares of Ithaka common stock to be issued to the Alsius security holders as merger consideration upon consummation of the merger will be deposited in escrow. The escrowed shares will be taken from all of the Alsius security holders, pro rata in accordance with their ownership. Claims for indemnification may be asserted by Ithaka once the damages exceed $250,000 and will be reimbursable to the extent damages exceed such amount. Any shares of Ithaka common stock remaining in the indemnity escrow fund on the thirtieth day after the date that Ithaka files its Annual Report on Form 10-K for the year ended December 31, 2007, or for such further period as may be required pursuant to the escrow agreement shall be released to the persons entitled to them. For purposes of satisfying an indemnification claim, shares of Ithaka common stock will be valued at the average reported last sales price for the ten trading days ending on the last day prior to the day that the claim is paid.

Up to an additional 10% of the shares issued in the merger will be placed in escrow for reimbursement to Ithaka and Alsius for payments made by them to Alsius shareholders who exercise dissenters’ rights under the California General Corporation Law and will be released upon final determination of all dissenter claims.

The board of directors of Ithaka have appointed Paul A. Brooke and Eric M. Hecht to take all necessary actions and make all decisions pursuant to the escrow agreement regarding Ithaka’s right to indemnification under the merger agreement. If Messrs. Brooke and Hecht cease to so act, the board shall appoint as a successor a person who was a director of Ithaka prior to the closing who would qualify as an “independent” director of Ithaka and who had no relationship with Alsius prior to the closing. Messrs. Brooke and Hecht, and any successor, is charged with making determinations whether Ithaka may be entitled to indemnification, and may make a claim for indemnification by giving notice to Kurt C. Wheeler and Wende S. Hutton, as representatives of the Alsius security holders, with a copy to the escrow agent, specifying the details of the claim. Mr. Wheeler and Ms. Hutton, or their successors, who may be appointed by them, or by the board of Ithaka, acting through its members who were directors of Alsius prior to the closing, from among those of its members who were former stockholders of Alsius, or such other person as such members may designate, may accept the claim or dispute it. If the claim is disputed and not ultimately resolved by negotiation, it shall be determined by arbitration. Upon a claim and its value becoming established by the parties or through arbitration, it is payable from the shares placed in escrow or cash substituted therefor.

Termination

The merger agreement may be terminated at any time, but not later than the closing as follows:

•	by mutual written consent of Ithaka and Alsius;

•	by either party if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

•	by either party if the other party has breached any of its covenants or representations and warranties in any material respect and has not cured its breach within 30 days of the notice of an intent to terminate, provided that the terminating party is itself not in breach;

•	by either party if, at the Ithaka stockholder meeting, the merger agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Ithaka’s common stock, or the holders of 20% or more of the shares of common stock exercise their conversion rights; and

•	by either party if the merger has not been consummated by March 15, 2007.

Effect of Termination

In the event of proper termination by either Ithaka or Alsius, the merger agreement will become void and have no effect, without any liability or obligation on the part of Ithaka or Alsius, except that:

•	the confidentiality obligations set forth in the merger agreement will survive;

•	the waiver by Alsius and the Alsius security holders of all rights against Ithaka to collect from the trust account any moneys that may be owed to them by Ithaka for any reason whatsoever, including but not limited to a breach of the merger agreement, and the acknowledgement that neither Alsius nor the Alsius security holders will seek recourse against the trust account for any reason whatsoever, will survive;

•	the rights of the parties to bring actions against each other for breach of the merger agreement will survive; and

•	the fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses.

The merger agreement does not specifically address the rights of a party in the event of a refusal or wrongful failure of the other party to consummate the merger. In such event, the non-wrongful party would be entitled to assert its legal rights for breach of contract against the wrongful party.

Fees and Expenses

All fees and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses whether or not the merger agreement is consummated.

In connection with the merger, Alsius engaged Leerink Swann & Co., Inc. (“LSC”) to act as its financial advisor, for which services LSC will receive a cash fee equal to the greater of 2% of the total consideration payable in connection with the merger or $1.0 million. It is currently anticipated that LSC will be paid approximately $1.0 million upon the closing of the merger, plus additional amounts contingent upon the issuance of the Milestone Shares. Alsius also will reimburse LSC for any out-of-pocket expenses it incurs in connection with its engagement.

Confidentiality; Access to Information

Ithaka and Alsius will afford to the other party and its financial advisors, accountants, counsel and other representatives prior to the completion of the merger reasonable access during normal business hours, upon reasonable notice, to all of their respective properties, books, records and personnel to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as each party may reasonably request. Ithaka and Alsius will maintain in confidence any non-public information received from the other party, and use such non-public information only for purposes of consummating the transactions contemplated by the merger agreement.

Amendments

The merger agreement may be amended by the parties thereto at any time by execution of an instrument in writing signed on behalf of each of the parties.

Extension; Waiver

At any time prior to the closing, any party to the merger agreement may, in writing, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the agreement;

•	waive any inaccuracies in the representations and warranties made to such party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions for the benefit of such party contained in the merger agreement.

Public Announcements

Ithaka and Alsius have agreed that until closing or termination of the merger agreement, the parties will:

•	cooperate in good faith to jointly prepare all press releases and public announcements pertaining to the merger agreement and the transactions governed by it; and

•	not issue or otherwise make any public announcement or communication pertaining to the merger agreement or the transaction without the prior consent of the other party, which shall not be unreasonably withheld by the other party, except as may be required by applicable laws or court process.

Arbitration

Any disputes or claims arising under or in connection with merger agreement or the transactions contemplated thereunder will be resolved by binding arbitration. Arbitration will be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”). The arbitration will be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. Each party consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose. The arbitration shall be conducted in New York, New York. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator shall be assessed against the losing party.

COMPARISON OF RIGHTS OF ITHAKA AND ALSIUS STOCKHOLDERS

This section describes material differences between the rights of holders of our common stock and the rights of holders of Alsius securities. This summary is not intended to be a complete discussion of our certificate of incorporation and bylaws and the certificate of incorporation and bylaws of Alsius and is qualified in its entirety by reference to the applicable document and applicable Delaware and California law.

Ithaka is organized under the laws of the State of Delaware and Alsius is organized under the laws of the State of California. Therefore, any differences in the rights of holders of our capital stock and Alsius capital stock arise not only from differences in their respective certificates of incorporation and bylaws but also differences under state laws. Upon completion of the merger, holders of Alsius capital stock will become holders of our capital stock and their rights will be governed by Delaware law and our certificate of incorporation and the bylaws of Ithaka. The following discussion summarizes material differences between the rights of our stockholders and Alsius shareholders under the respective certificates of incorporation and bylaws of Ithaka and of Alsius. Copies of the governing corporate instruments are available without charge, to any person, including any beneficial owner to whom this document is delivered, by following the instructions listed under “Where You Can Find More Information.”

Ithaka	Alsius
AUTHORIZED CAPITAL STOCK

Authorized Shares. Ithaka is authorized under an amendment to its certificate of incorporation to issue 35,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

Preferred Stock. Ithaka’s certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series by the board of directors. The board can fix voting powers, full or limited, and designations, preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions. No shares of preferred stock have been issued.

Authorized Shares. Alsius is authorized under an amendment to it’s eighth amended and restated articles of incorporation document to issue 20,000,000 shares of common stock, without par value and 11,538,655 shares of preferred stock, without par value, consisting of 718 shares of Series A preferred stock, 148 shares of Series B preferred stock, 1,582,546 shares of Series C-D preferred stock, 1,422,435 shares of Series E preferred stock and 8,532,808 shares of Series F preferred stock.

Preferred Stock. Alsius’ eighth amended and restated articles of incorporation provides that the board of directors shall have the authority to designate and divide the preferred stock into series and to fix and determine the powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of preferred stock established.

CLASSIFICATION, NUMBER AND ELECTION OF DIRECTORS

The Ithaka’s board of directors is divided into three classes, with each class serving a staggered three-year term. Currently, Ithaka’s authorized number of directors is three, including one Class A director, one Class B director, and one Class C director. The Class A director has a term expiring at the first annual meeting of stockholders, the Class B director has a term expiring at the second annual meeting of stockholders, and the Class C director has a term expiring at the third annual meeting of stockholders. The Ithaka bylaws provide that its board of directors will consist of a number of directors to be fixed from time to time by a resolution duly adopted by the Ithaka board of directors.	Currently, Alsius’s eighth amended and restated articles of incorporation set the authorized number of directors at eight, each of whom serves a one year term. The articles grant to the holders of common stock and preferred stock the following rights: (a) the holders of Series F preferred stock shall be entitled to elect four members of the board of directors; (b) the preferred class shall be entitled to elect two members of the board of directors; and (c) the remainder of the board of directors shall be elected by the holders of common stock, and the holders of preferred stock, all voting together as a single class.

Ithaka	Alsius
Alsius’s amended bylaws provide that the number of directors shall be not less than five nor more than nine. The amended bylaws also state that the indefinite number of directors may be changed, or a definite number may be fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to the bylaws duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote.

VACANCIES ON THE BOARD OF DIRECTORS AND REMOVAL OF DIRECTORS

Generally. Delaware law provides that if, at the time of filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock of the corporation then outstanding having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

General. Under California law, if, after the filling of any vacancy by the directors, the directors then in office who have been elected by the shareholders shall constitute less than a majority of the directors then in office, then both of the following shall be applicable:

(1) Any holder or holders of an aggregate of five percent or more of the total number of shares at the time outstanding having the right to vote for those directors may call a special meeting of shareholders; or

(2) The superior court of the proper county shall, upon application of such shareholder or shareholders, summarily order a special meeting of shareholders, to be held to elect the entire board. The term of office of any director shall terminate upon that election of a successor.

Newly created directorships and vacancies on the board of directors of Ithaka resulting from death, resignation, disqualification, removal or other causes may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Ithaka’s bylaws provide that the entire board of directors or any individual director may be removed from office with or without cause by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. However, a vacancy created by the removal of a director by the vote or written consent of the shareholders or by court order may be filled only by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present or by unanimous written consent of all shares entitled to vote thereon.

Alsius’s eighth amended and restated articles of incorporation provide that in the case of any vacancy in the office of a director occurring among the directors elected by the Series F preferred class or preferred class, the holders of a majority of the outstanding shares of such class may elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Additionally, any director elected by the Series F preferred shareholders or preferred class shareholders may be removed, with or without cause, only by the affirmative vote of the holders of a

Ithaka	Alsius
majority of the outstanding shares of the Series F preferred class or preferred class, as the case may be.

COMMITTEES OF THE BOARD OF DIRECTORS

Ithaka’s board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more members of the board. Any such committee shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of Ithaka, except: (i) the power to amend the certificate of incorporation; (ii) the power to adopt an agreement of merger or consolidation, (iii) recommend to stockholders the sale, lease or exchange of all or substantially all of Ithaka’s property and assets, (iv) recommend to stockholders a dissolution of Ithaka or a revocation of a dissolution; and (v) the power to amend the bylaws. There is currently no sitting committee.

Alsius’s board of directors may, by resolution passed by a majority of the directors then in office, designate one or more committees, each committee to consist of two or more directors.

Any committee, to the extent allowed by law and provided in the bylaws or resolution establishing such committee, has and may exercise all of the powers and authority of the board of directors in the management of the business and affairs of Alsius except with respect to: (a) the approval of any action which, under the California Corporations Code, also requires shareholders’ approval or approval of the outstanding shares; (b) the filling of vacancies on the board of directors or in any committee; (c) the fixing of compensation of the directors for serving on the board or any committee; (d) the amendment or repeal of the bylaws or the adoption of new bylaws; (e) the amendment or repeal of any resolution of the board of directors which by its express terms is not as amendable or repealable; (f) a distribution to the shareholders of the corporation except at a rate or in a periodic amount or within a price range determined by the board of directors; or (g) the appointment of any other committees of the board of directors or the members of such committees.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

General. Under Delaware and California law, an amendment to the certificate of incorporation of a corporation generally requires the approval of the corporation’s board of directors and the approval of the holders of a majority of the outstanding stock entitled to vote upon the proposed amendment (unless a higher vote is required by the corporation’s certificate of incorporation).

Ithaka’s certificate of incorporation may be amended in accordance with the general provisions of Delaware law; provided, however, that Article Sixth of Ithaka’s certificate of incorporation may not be amended prior to the consummation of any acquisition by Ithaka, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of an operating business in the healthcare or healthcare related industry.	Alsius reserves the right at any time to amend its articles of incorporation, in addition to the vote required by law, with approval of the holders of more than fifty percent of all outstanding preferred stock.

Ithaka	Alsius
AMENDMENTS TO BYLAWS

General. Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal bylaws. In addition, a corporation may, in its certificate of incorporation, confer this power on the board of directors. The stockholders always have the power to adopt, amend or repeal the bylaws, even though the board of directors may also be delegated the power.

General. Under California law, bylaws may be adopted, amended or repealed either by approval of the outstanding shares or by the approval of the board. However, this is subject to the articles or bylaws which may restrict or eliminate the power of the board to adopt, amend or repeal any or all bylaws.

Ithaka’s bylaws provide that the bylaws may be amended by stockholders entitled to vote thereon at any regular or special meeting. The bylaws may also be amended by the Ithaka board of directors if such power is conferred via the certificate of incorporation. Ithaka’s certificate of incorporation expressly confers this power.

Alsius’s amended bylaws provide that the bylaws may be amended by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that if the articles of incorporation set forth the number of authorized directors of the corporation (which it so states), then the authorized number of directors may be changed only be an amendment of the articles of incorporation.

Additionally, the bylaws, other than a bylaw or an amendment of a bylaw changing the authorized number of directors (except to fix the authorized number of directors pursuant to a bylaw providing for a variable number of directors), may be adopted, amended, or repealed by the board of directors.

ABILITY TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the Ithaka stockholders may be called for any purpose by a majority of the entire board of directors, or the chief executive officer or the chairman of Ithaka, and shall be called by the secretary at the request in writing of stockholders owning a majority of Ithaka’s capital stock issued and outstanding and entitled to vote.	Special meetings of the Alsius shareholders may be called by the board of directors, chairman of the board or president, and by one or more shareholders entitled to cast not less than 10% of the votes at such meeting. If a special meeting is called by any person or person other than the board of directors or the president or the chairman of the board, then the request shall be in writing, specifying the time of such meeting and the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by facsimile to the chairman of the board, the president, any vice president or the secretary of the corporation.

NOTICE OF STOCKHOLDER ACTION

Pursuant to Ithaka’s bylaws, at annual meetings of the stockholders only such business shall be conducted as has been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (i) specified in the notice of the annual meeting given by or at the direction of the board of directors; (ii) otherwise brought before the meeting by or at the direction of the board of directors; or (iii) otherwise properly brought before the meeting by a stockholder

Pursuant to Alsius’s amended bylaws, annual meetings of the shareholders shall be held at a date and time designated by the board of directors.

To be timely, a shareholder’s notice must be given not less than 10 (or, if sent by third class mail, not less than 30 days) nor more than 60 days prior to the meeting. The notice shall specify the place, date, and hour of the meeting and (i) in case of a special meeting, the general nature of the business to be

Ithaka	Alsius

who has given timely notice in writing to the secretary of the meeting.

To be timely, a stockholder’s notice must be received at the corporation’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs.

A stockholder’s notice to the secretary shall set forth the following information (a) as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder proposing such business; (ii) the class, series and number of shares of capital stock of Ithaka which are beneficially owned by the stockholder.

Nominations of persons for election to the Ithaka board of directors may be made at a meeting of stockholders by or at the direction of the board of directors, or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with certain notice procedures. Such nominations made by stockholders shall be made by timely notice (same requirements as notice of proposed business to be conducted at an annual meeting) in writing to the secretary of the corporation. Timely notice shall set forth as to each person whom the stockholder proposes to nominate for election or re-election of a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Section 14A under the Exchange Act.

transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by shareholders. Notice of meetings at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board intends to present for election.

Ithaka	Alsius
INDEMNIFICATION OF DIRECTORS AND OFFICERS

General. Under Delaware law, a corporation may generally indemnify directors, officers, employees and agents in connection with any proceeding (other than an action by or in the right of the corporation):

(i) for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation; and (ii) with respect to any criminal proceeding, if they had no reasonable cause to believe that their conduct was unlawful.

In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

General. Under California law, a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. However, no indemnification shall be made for any of the following:

(1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of that person’s duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses and then only to the extent that the court shall determine.

(2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

(3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

Ithaka’s bylaws provide that Ithaka shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of Ithaka, or is or was servicing at the request of Ithaka as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Ithaka, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Ithaka’s bylaws further provide that any indemnification shall be made by Ithaka only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable

Alsius’s eighth amended and restated articles of incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under California law. Also, Alsius is authorized to indemnify the directors, officers and other agents of the corporation to the fullest extent permissible under California law.

Alsius’s amended bylaws state that to the maximum extent and in the manner permitted by the California Corporations Code, the corporation shall indemnify each of its directors, officers, employees and agents against expense, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Ithaka	Alsius

standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

Ithaka’s bylaws and certificate of incorporation provide that no director or officer of Ithaka shall be personally liable to Ithaka or to any stockholder for monetary damages for breach of fiduciary duty as a director or officer. However, liability of an officer or director shall not be limited (i) for any breach of the director’s or the officer’s duty of loyalty to Ithaka or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit.

Ithaka’s certificate of incorporation further provides that Ithaka, to the fullest extent permitted by Section 145 of the DGCL, shall indemnify all persons whom it may indemnify pursuant thereto.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma combined condensed balance sheet combines the historical balance sheets of Alsius and Ithaka as of June 30, 2006 giving effect to the merger pursuant to the merger agreement, as if the merger had been consummated on June 30, 2006. The following unaudited pro forma combined condensed statements of operations combine the historical statements of operations of Alsius and Ithaka for the year ended December 31, 2005 and the six months ended June 30, 2006, giving effect to the merger as if it had occurred on January 1, 2005.

Ithaka is providing the following information to assist you in your analysis of the financial aspects of the merger. We derived this information for the year ended December 31, 2005 from the audited financial statements of Alsius and Ithaka for that year and the information for the six months ended June 30, 2006 from the unaudited interim financial statements for that period. This information should be read together with the Alsius and Ithaka audited and unaudited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined condensed information is for illustrative purposes only. The financial results may have been different had the companies always been combined. Because the plans for these activities have not been finalized, we are not able to reasonably quantify the cost of such activities. You should not rely on the pro forma financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience.

The unaudited pro forma combined condensed balance sheet as of June 30, 2006 and the statements of operations for the year ended December 31, 2005 and the six months ended June 30, 2006 have been prepared using two different levels of assumptions by the Ithaka stockholders, as follows:

•	Assuming No Conversions: This presentation assumes that no stockholders of Ithaka seek to convert their shares into a pro rata share of the trust account; and

•	Assuming Maximum Conversions: This presentation assumes stockholders owning 19.99% of the stock sold in Ithaka’s initial public offering seek conversion.

The unaudited pro forma combined condensed financial statements were prepared as a reverse acquisition with Alsius treated as the accounting acquirer. This determination was primarily based on Alsius comprising the ongoing operations of the combined entity, the majority of the Board of Directors, and senior management of the combined entity. Accordingly, the assets and liabilities of Ithaka have been presented at their fair value, which is considered to approximate historical cost, with no goodwill or intangible assets recorded and no increment in shareholders’ equity.

Unaudited Pro Forma Combined Condensed Balance Sheet

Assuming No Conversions

June 30, 2006

(In Thousands)

	Alsius	Ithaka	Pro Forma Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	$2,036	$581	$48,548	a	$46,165
			(2,000)	c
			(3,000)	d
Investments held in trust fund	—	48,548	(48,548)	a	—
Accounts receivable, net	945	—	—		945
Inventories	2,004	—	—		2,004
Prepaid expenses	171	58	—		229

Total current assets	5,156	49,187	(5,000)		49,343
Property and equipment, net	226	—	—		226
Evaluation equipment, net	702	—	—		702
Deferred tax asset	—	256	(256)	f	—
Other assets	464	—	—		464

Total assets	$6,548	$49,443	$(5,256)		$50,735

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Accounts payable and accrued expenses	$2,476	$67	$(72)	e	$2,471
Current portion of long-term debt	1,617	—	—		1,617
Deferred interest	—	310	(310)	g	—
Other current liabilities	6	175	—		181

Total current liabilities	4,099	552	(382)		4,269
Long-term debt	6,121	—	(4,214)	e	1,907
Warrant liabilities	814	—	(814)	e,i	—

Total liabilities	11,034	552	(5,410)		6,176

Redeemable convertible preferred stock	46,643	—	(46,643)	e	—

Common stock subject to conversion	—	9,395	(9,395)	e	—
Shareholders’ deficit
Common stock	16,402	1	(1)	e	2
			2	e
			(16,402)	e
Additonal paid-in capital	—	38,952	4,214	e	112,344
			72	e
			814	e,i
			46,643	e
			9,395	e
			16,402	e
			1	e
			(2)	e
			543	b
			(1,500)	c
			(500)	b,c
			(3,000)	b,d
			310	g,b
Deferred stock-based compensation	(942)	—	—		(942)
Accumulated earnings (deficit)	(66,589)	543	(543)	b	(66,845)
			(500)	c
			500	c,b
			(3,000)	d
			3,000	d,b
			310	g
			(310)	g,b
			(256)	f

Total shareholders’ equity (deficit)	(51,129)	39,496	56,192		44,559

Total liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)	$6,548	$49,443	$(5,256)		$50,735

See notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Balance Sheet

Assuming Maximum Conversions

June 30, 2006

(In Thousands)

	Alsius	Ithaka	Pro Forma Adjustments			Pro Forma Combined
Assets
Cash and cash equivalents	$2,036	$581	$48,548		a	$36,460
			(2,000)		c
			(3,000)		d
			(9,395)		g
			(310)		g
Investments held in trust fund	—	48,548	(48,548)		a	—
Accounts receivable, net	945	—	—			945
Inventories	2,004	—	—			2,004
Prepaid expenses	171	58	—			229

Total current assets	5,156	49,187	(14,705)			39,638
Property and equipment, net	226	—	—			226
Evaluation equipment, net	702	—	—			702
Deferred tax asset	—	256	(256)		f	—
Other assets	464	—	—			464

Total assets	$6,548	$49,443	$(14,961)			$41,030

Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity (Deficit)
Accounts payable and accrued expenses	$2,476	$67	$(72)		e	$2,471
Current portion of long-term debt	1,617	—	—			1,617
Deferred interest	—	310	(310)		g	—
Other current liabilities	6	175	—			181

Total current liabilities	4,099	552	(382)			4,269
Long-term debt	6,121	—	(4,214)		e	1,907
Warrant liabilities	814	—	(814)		e,i	—

Total liabilities	11,034	552	(5,410)			6,176

Redeemable convertible preferred stock	46,643	—	(46,643)		e	—

Common stock subject to conversion	—	9,395	(9,395)		g	—
Shareholders’ deficit
Common stock	16,402	1	(1)		e	2
			2		e
			(16,402)		e
Additonal paid-in capital	—	38,952	4,214		e	102,639
			72		e
			814		e,i
			46,643		e
			16,402		e
			1		e
			(2)		e
			543		b
			(1,500)		c
			(500)		b,c
			(3,000	)b,d
Deferred stock-based compensation	(942)	—	—			(942)
Accumulated deficit	(66,589)	543	(543)		b	(66,845)
			(500)		c
			500		c,b
			(3,000)		d
			3,000		d,b
			(256)		f

Total shareholders’ equity (deficit)	(51,129)	39,496	46,487			34,854

Total liabilities, redeemable convertible preferred stock and shareholders’ equity (deficit)	$6,548	$49,443	$(14,961)			$41,030

See notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

Assuming No Conversions

For the Six Months Ended June 30, 2006

(In Thousands, Except Per Share Data)

	Alsius	Ithaka	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,249	$—	$—		$2,249
Operating expenses:
Cost of revenue	3,017	—	—		3,017
Research and development	1,390	—	—		1,390
Sales and marketing	2,681	—	—		2,681
General and administrative	2,805	—	—		2,805
Formation and operating costs	—	231	—		231

Total operating expenses	9,893	231	—		10,124
Loss from operations	(7,644)	(231)	—		(7,875)
Interest and dividend income	59	770	188	g	1,017
Interest expense	(512)	—	231	h	(281)
Other	(78)	—	10	h	24
			92	i

Income (loss) before income tax	(8,175)	539	521		(7,115)
Provision for income tax	—	161	(161)	j

Net income (loss)	$(8,175)	$378	$682		$(7,115)

Pro forma loss per share (k):
Assuming no conversions					$(0.37)

See notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

Assuming No Conversions

For the Year Ended December 31, 2005

(In Thousands, Except Per Share Data)

	Alsius	Ithaka	Pro Forma Adjustments		Pro Forma Combined
Revenue	$3,223	$—	$—		$3,223

Operating expenses:
Cost of revenue	3,620	—	—		3,620
Research and development	3,466	—	—		3,466
Sales and marketing	4,464	—	—		4,464
General and administrative	1,491	—	—		1,491
Formation and operating costs	—	224	—		224

Total operating expenses	13,041	224	—		13,265
Loss from operations	(9,818)	(224)	—		(10,042)
Interest and dividend income	189	490	122	g	801
Interest expense	(373)	—	—		(373)
Other	(120)	—	108	i	(12)

Income (loss) before income tax	(10,122)	266	230		(9,626)
Provision for income tax	—	100	(100)	j	—

Net income (loss)	$(10,122)	$166	$(330)		$(9,626)

Pro forma loss per share (k):
Assuming no conversions					$(0.51)

See notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

Assuming Maximum Conversions

For the Six Months Ended June 30, 2006

(In Thousands, Except Per Share Data)

	Alsius	Ithaka	Pro Forma Adjustments		Pro Forma Combined
Revenue	$2,249	$—	$—		$2,249

Operating expenses:
Cost of revenue	3,017	—	—		3,017
Research and development	1,390	—	—		1,390
Sales and marketing	2,681	—	—		2,681
General and administrative	2,805	—	—		2,805
Formation and operating costs	—	231	—		231

Total operating expenses	9,893	231	—		10,124
Loss from operations	(7,644)	(231)	—		(7,875)

Interest and dividend income	59	770	—		829
Interest expense	(512)	—	231	h	(281)
Other	(78)	—	10	h	24
			92	i

Income (loss) before income tax	(8,175)	539	333		(7,303)
Provision for income tax	—	161	(161)	j	—

Net income (loss)	$(8,175)	$378	$494		$(7,303)

Pro forma loss per share (k):
Assuming maximum conversions					$(0.42)

See notes to unaudited pro forma combined condensed financial statements.

Unaudited Pro Forma Combined Condensed Statement of Operations

Assuming Maximum Conversions

For the Year Ended December 31, 2005

(In Thousands, Except Per Share Data)

	Alsius	Ithaka	Pro Forma Adjustments		Pro Forma
Revenue	$3,223	$—	$—		$3,223

Operating expenses:
Cost of revenue	3,620	—	—		3,620
Research and development	3,466	—	—		3,466
Sales and marketing	4,464	—	—		4,464
General and administrative	1,491	—	—		1,491
Formation and operating costs	—	224	—		224

Total operating expenses	13,041	224	—		13,265
Loss from operations	(9,818)	(224)	—		(10,042)

Interest and dividend income	189	490	—		679
Interest expense	(373)	—	—		(373)
Other	(120)	—	108	i	(12)

Income (loss) before income tax	(10,122)	266	108		(9,748)
Provision for income tax	—	100	(100)	j	—

Net income (loss)	$(10,122)	$166	$208		$(9,748)

Pro forma loss per share (k):
Assuming maximum conversions					$(0.57)

See notes to unaudited pro forma combined condensed financial statements.

Notes to Unaudited Pro Forma Combined Condensed Financial Statements

(in thousands, except per share data)

Note 1. Description of Transaction and Basis of Presentation

The merger agreement provides for a business combination transaction by means of a merger between Merger Sub and Alsius in which Alsius will be the surviving entity and become a wholly owned subsidiary of Ithaka. This will be accomplished through an exchange of all of the issued and outstanding shares of common stock and redeemable convertible preferred stock of Alsius and the conversion of all outstanding unsecured convertible promissory notes and related accrued interest in accordance with their terms, for shares of common stock of Ithaka.

Alsius and Ithaka plan to complete the merger promptly after the Ithaka special meeting, provided that:

•	Ithaka’s stockholders have approved the merger agreement, the name change amendment and the capitalization amendment.

•	Holders of less than 20% of the shares of common stock in Ithaka’s IPO vote against the merger proposal and demand conversion of their shares into cash; and

•	The other conditions specified in the merger agreement have been satisfied or waived.

The merger will be accounted for as a reverse acquisition under the purchase method of accounting by Ithaka with Alsius treated as the accounting acquirer. Under a reverse acquisition, the assets and liabilities of Ithaka will be recorded as of the acquisition date at their respective fair value, which is considered to approximate historical cost and added to those of Alsius, with no goodwill or intangible assets recorded and no increment in combined stockholders’ equity. The reported results of operations of Ithaka after completion of the acquisition will reflect the historical results of operations of Alsius.

Note 2. Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” include the following:

a)	Release the funds held in trust by Ithaka to operating cash account.

b)	Eliminate the retained earnings of Ithaka since Ithaka is the accounting acquiree under the purchase method of accounting.

c)	To reflect an estimated $1,500 in transaction costs to be incurred by Alsius and $500 to be incurred by Ithaka. These estimated costs include, but are not limited to, fees for financial advisors, accountants and attorneys and other related costs.

d)	To reflect the $3,000 in cash bonuses committed to the management of Alsius at the close of the merger. This bonus will be paid in cash subsequent to the closing of the merger.

e)	To reflect the issuance of Ithaka common stock, and adjust par value, in exchange for all outstanding shares of Alsius common stock and redeemable convertible preferred stock, and the conversion of all outstanding unsecured convertible promissory notes and related accrued interest in accordance with their terms. At June 30, 2006, the outstanding unsecured convertible promissory notes were $4,214 and related accrued interest was $72. At the time of conversion, the associated warrants will be cancelled. At June 30, 2006, the fair value of the warrants liabilities was $426.

f)	To record a full valuation allowance on the deferred tax assets recorded by Ithaka as they are not expected to be realized as part of the combined company.

g)	To reflect the payment of cash to the maximum amount of dissenting Ithaka shareholders as consideration for their shares of common stock and deferred interest. If the merger had occurred on January 1, 2005, assuming no conversion interest income earned on the funds held in trust would not have been deferred. Interest income deferred during the six months ended June 30, 2006 and during the year ended December 31, 2005 was $188 and $122, respectively, for a balance at June 30, 2006 of $310.

h)	To eliminate the actual amounts in the Alsius statement of operations for the six months ended June 30, 2006 related to the unsecured convertible promissory notes issued in April 2006. If the merger had occurred on January 1, 2005, these notes would not have been outstanding during the period presented. The elimination includes $72 of interest expense at stated coupon rate, $159 of interest expense related to debt discount amortization and $10 of other expense related to the change in fair value of the associated warrant liabilities.

i)	To eliminate the actual amounts in the Alsius statement of operations for the six months ended June 30, 2006 and for the year ended December 31, 2005 related to the warrant associated with Alsius’s secured promissory note issued in May 2005. As this warrant will be exercised in a cashless exercise manner prior to the closing of the merger, if the merger had occurred on January 1, 2005, the warrant would not have been outstanding during the periods presented. The elimination represents other expense related to the change in fair value of the associated warrant liability. At June 30, 2006, the fair value of the warrant liability was $388.

j)	To eliminate the income tax provision recorded by Ithaka. Due to the combined company pro forma net loss position, and net operating loss credit carryforwards held by Alsius, the combined company is not expected to have an income tax provision.

k)	Pro forma net loss per share was calculated by dividing the pro forma net loss by the weighted average number of shares outstanding as follows. The Alsius shares represent the merger shares. The Ithaka shares include the shares issued in their initial public offering and assumes that such offering had occurred on January 1, 2005.

	Assuming No Conversion	Assuming Maximum Conversion
Alsius	8,000	8,000
Ithaka	10,974	9,205

Pro forma weighted average number of shares outstanding	18,974	17,205

Options and warrants have not been considered in the above computation due to the pro forma net loss position.

NAME CHANGE AMENDMENT PROPOSAL

Pursuant to the merger agreement, we will change our corporate name from “Ithaka Acquisition Corp.” to “Alsius Corporation” upon consummation of the merger. The merger will not be consummated unless the proposal to change our name is approved at the meeting. If the merger proposal is not approved, the name change amendment will not be presented at the meeting.

In the judgment of our board of directors, the change of our corporate name is desirable to reflect our merger with Alsius. The Alsius name has been a recognized name in the healthcare industry for many years.

The approval of the name change amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE NAME CHANGE AMENDMENT.

CAPITALIZATION AMENDMENT PROPOSAL

Pursuant to the merger agreement, we will increase the number of authorized shares of Ithaka common stock from 35,000,000 to 75,000,000 upon consummation of the merger. The merger will not be consummated unless the proposal to increase our capitalization is approved at the meeting. If the merger proposal is not approved, the capitalization amendment will not be presented at the meeting.

In the judgment of our board of directors, the increase in our capitalization is desirable and in our stockholders’ best interests. Currently, we have 10,974,100 shares of our common stock outstanding and we will be issuing an additional 8,000,000 shares of common stock upon consummation of the merger and up to an additional 6,000,000 shares of common stock if certain revenue targets are met. Additionally, we have reserved 18,548,200 shares of common stock issuable upon exercise of warrants and a unit purchase option issued in our IPO. We will also need to reserve 2,850,000 shares of common stock in connection with our equity incentive plan proposal discussed below, which includes 760,000 shares for issuance upon exercise of options provided for pursuant to Mr. Worthen’s employment agreement. The authorization of additional shares of common stock will enable us to have the flexibility to authorize the issuance of shares of common stock in the future for financing our business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits.

The approval of the capitalization amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CAPITALIZATION AMENDMENT.

ARTICLE SIXTH AMENDMENT PROPOSAL

Pursuant to the merger agreement, we will remove the preamble and sections A through D, inclusive, of Article Sixth of Ithaka’s certificate of incorporation and to redesignate section E of Article Sixth as Article Sixth upon consummation of the merger. If the merger proposal is not approved, the Article Sixth amendment will not be presented at the meeting.

In the judgment of our board of directors, the Article Sixth amendment is desirable, as sections A through D relate to the operation of Ithaka as a blank check company prior to the consummation of a business combination. Such sections will not be applicable upon consummation of the merger.

The approval of the Article Sixth amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Ithaka common stock on the record date.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLE SIXTH AMENDMENT.

2006 EQUITY INCENTIVE PLAN

Background

Ithaka’s “2006 Equity Incentive Plan” has been approved by Ithaka’s board of directors and will take effect upon consummation of the merger, provided that it is approved by the stockholders at the special meeting. We are submitting the plan to our stockholders for their approval in order to comply with Nasdaq policy and so that options granted under the plan may qualify for treatment as incentive stock options.

The plan reserves 2,850,000 shares of Ithaka common stock for issuance in accordance with its terms. The maximum aggregate number of shares that may be issued under the plan through the exercise of incentive stock options is             . The number of shares reserved for issuance under the plan will be increased on the first day of each of Ithaka’s fiscal years from 2008 through 2016 to 3% of the number of fully diluted shares of Ithaka’s common stock outstanding on the last day of the immediately preceding fiscal years; provided however, that the percentage shall be reduced to 2% from and after the time when Ithaka calls its warrants for redemption. Pursuant to an employment agreement to be effective upon consummation of the merger, Mr. Worthen will be granted at closing options to purchase 780,000 shares of Ithaka common stock. After such grants, there will be 2,070,000 shares remaining for issuance in accordance with the plan’s terms. The purpose of the plan is to enable Ithaka to offer its employees, officers, directors and consultants whose past, present and/or potential contributions to Ithaka have been, are or will be important to the success of Ithaka, an opportunity to acquire a proprietary interest in Ithaka. The various types of incentive awards that may be provided under the plan will enable Ithaka to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its business.

All officers, directors and employees of Alsius and Ithaka will be eligible to be granted awards under the plan. An incentive stock option may be granted under the plan only to a person who, at the time of the grant, is an employee of Alsius or a related corporation. No allocations of shares that may be subject to awards have been made in respect of the executive officers or any other group, except as set forth below. All awards will be subject to the recommendations of the compensation committee and approval by the board of directors or the compensation committee.

A summary of the principal features of the plan is provided below, but is qualified in its entirety by reference to the full text of the plan, which is attached to this proxy statement/prospectus as Annex C.

Administration

The plan is administered by our board or our compensation committee. Subject to the provisions of the plan, the board or committee determines, among other things, the persons to whom from time to time awards may be granted, the specific type of awards to be granted, the number of shares subject to each award, share prices, any restrictions or limitations on the, and any vesting, exchange, deferral, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions related to the awards. In the case of awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, which we refer to as the Code, the committee will consist of two or more “outside directors” within the meaning of Section 162(m) of the Code.

Stock Subject to the Plan

Shares of stock subject to other awards that are forfeited or terminated will be available for future award grants under the plan. If a holder pays the exercise price of a stock option by surrendering any previously owned shares of common stock or arranges to have the appropriate number of shares otherwise issuable upon exercise withheld to cover the withholding tax liability associated with the stock option exercise, then the in the Board’s or committee’s discretion, the number of shares available under the plan may be increased by the lesser of the number of such surrendered shares and shares used to pay taxes and the number of shares purchased under the stock option.

Under the plan, on a change in the number of shares of our common stock as a result of a dividend on shares of common stock payable in shares of common stock, common stock split or reverse split or other extraordinary or unusual event that results in a change in the shares of common stock as a whole, the terms of the outstanding award will be proportionately adjusted and the board or committee may determine whether to change the aggregate number of shares reserved for issuance under the plan.

Eligibility

We may grant awards under the plan to employees, officers, directors and consultants who are deemed to have rendered, or to be able to render, significant services to us and who are deemed to have contributed, or to have the potential to contribute, to our success.

Types of Awards

Options. The plan provides both for “incentive” stock options as defined in Section 422 of the Code, and for options not qualifying as incentive options, both of which may be granted with any other stock-based award under the plan. The board or committee determines the exercise price per share of common stock purchasable under an incentive or non-qualified stock option, which may not be less than 100% of the fair market value on the day of the grant or, if greater, the par value of a share of common stock. However, the exercise price of an incentive stock option granted to a person possessing more than 10% of the total combined voting power of all classes of our stock may not be less than 110% of the fair market value on the date of grant. The number of shares covered by incentive stock options that may be exercised by any participant during any calendar year cannot have an aggregate fair market value in excess of $100,000, measured at the date of grant.

An incentive stock option may only be granted within a ten-year period from the date of the consummation of merger and may only be exercised within ten years from the date of the grant, or within five years in the case of an incentive stock option granted to a person who, at the time of the grant, owns common stock possessing more than 10% of the total combined voting power of all classes of our stock. Subject to any limitations or conditions the board or committee may impose, stock options may be exercised, in whole or in part, at any time during the term of the stock option by giving written notice of exercise to us specifying the number of shares of common stock to be purchased. The notice must be accompanied by payment in full of the purchase price, either in cash or, if provided in the agreement, in our securities or in combination of the two.

Generally, stock options granted under the plan may not be transferred other than by will or by the laws of descent and distribution and all stock options are exercisable during the holder’s lifetime, or in the event of legal incapacity or incompetency, the holder’s guardian or legal representative. However, a holder, with the approval of the board or committee, may transfer a non-qualified stock option by gift to a family member of the holder, by domestic relations order to a family member of the holder or by transfer to an entity in which more than fifty percent of the voting interests are owned by family members of the holder or the holder, in exchange for an interest in that entity.

Generally, if the holder is an employee, no stock options granted under the plan may be exercised by the holder unless he or she is employed by us or a subsidiary of ours at the time of the exercise and has been so employed continuously from the time the stock options were granted. However, in the event the holder’s employment is terminated due to disability, the holder may still exercise his or her vested stock options for a period of 12 months or such other greater or lesser period as the board or committee may determine, from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. Similarly, should a holder die while employed by us or a subsidiary, his or her legal representative or legatee under his or her will may exercise the decedent holder’s vested stock options for a period of 12 months from the date of his or her death, or such other greater or lesser period as the board or committee may determine or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated due to normal retirement, the holder may still exercise his or her vested stock options for a period of one year from the date of termination or until the expiration of the stated term of the stock option, whichever period is shorter. If the holder’s employment is terminated for any reason other than death, disability or normal retirement, the stock option will automatically terminate, except that if the holder’s employment is terminated by us without cause, then the portion of any stock option that has vested on the date of termination may be exercised for the lesser of three months after termination of employment, or such other greater or lesser period as the board or committee may determine but not beyond the balance of the stock option’s term.

Stock Appreciation Rights. Under the plan, we may grant stock appreciation rights to participants who have been, or are being, granted stock options under the plan as a means of allowing the participants to exercise their stock options without the need to pay the exercise price in cash. In conjunction with non-qualified stock options, stock appreciation rights may be granted either at or after the time of the grant of the non-qualified stock options. In conjunction with incentive stock options, stock appreciation rights may be granted only at the time of the grant of the incentive stock options. A stock appreciation right entitles the holder to receive a number of shares of common stock having a fair market value equal to the excess fair market value of one share of common stock over the exercise price of the related stock option, multiplied by the number of shares subject to the stock appreciation rights. The granting of a stock appreciation right will not affect the number of shares of common stock available for awards under the plan. The number of shares available for awards under the plan will, however, be reduced by the number of shares of common stock acquirable upon exercise of the stock option to which the stock appreciation right relates.

Restricted Stock. Under the plan, we may award shares of restricted stock either alone or in addition to other awards granted under the plan. The board or committee determines the persons to whom grants of restricted stock are made, the number of shares to be awarded, the price if any to be paid for the restricted stock by the person receiving the stock from us, the time or times within which awards of restricted stock may be subject to forfeiture, the vesting schedule and rights to acceleration thereof, and all other terms and conditions of the restricted stock awards.

Restricted stock awarded under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of, other than to us, during the applicable restriction period. In order to enforce these restrictions, the plan requires that all shares of restricted stock awarded to the holder remain in our physical custody until the restrictions have terminated and all vesting requirements with respect to the restricted stock have been fulfilled. Other than regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute, we will retain custody of all distributions made or declared with respect to the restricted stock during the restriction period. A breach of any restriction regarding the restricted stock will cause a forfeiture of the restricted stock and any retained distributions. Except for the foregoing restrictions, the holder will, even during the restriction period, have all of the rights of a stockholder, including the right to receive and retain all regular cash dividends and other cash equivalent distributions as we may designate, pay or distribute on the restricted stock and the right to vote the shares.

Deferred Stock. Under the plan, we may award shares of deferred stock either alone or in addition to other awards granted under the plan. The board or committee determines the eligible persons to whom, and the time or times at which, deferred stock will be awarded, the number of shares of deferred stock to be awarded to any person, the duration of the period during which, and the conditions under which, receipt of the stock will be deferred, and all the other terms and conditions of deferred stock awards.

Deferred stock awards granted under the plan may not be sold, exchanged, assigned, transferred, pledged, encumbered or otherwise disposed of other than to us during the applicable deferral period. The holder shall not have any rights of a stockholder until the expiration of the applicable deferral period and the issuance and delivery of the certificates representing the common stock. The holder may request to defer the receipt of a deferred stock award for an additional specified period or until a specified event. This request must generally be made at least one year prior to the expiration of the deferral period for the deferred stock award.

Stock Reload Options. Under the plan, we may grant stock reload options to a holder who tenders shares of common stock to pay the exercise price of a stock option or arranges to have a portion of the shares otherwise issuable upon exercise withheld to pay the applicable withholding taxes. A stock reload option permits a holder who exercises a stock option by delivering stock owned by the holder for a minimum of six months to receive a new stock option at the current market price for the same number of shares delivered to exercise the option. The board or committee determines the terms, conditions, restrictions and limitations of the stock reload options. The exercise price of stock reload options shall be the fair market value as of the date of exercise of the underlying option. Unless otherwise determined, a stock reload option may be exercised commencing one year after it is granted and expires on the expiration date of the underlying option.

Other Stock-Based Awards. Under the plan, we may grant other stock-based awards, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock, as deemed consistent with the purposes of the plan. These other stock-based awards may be in the form of purchase rights, shares of common stock awarded that are not subject to any restrictions or conditions, convertible or exchangeable debentures or other rights convertible into shares of common stock and awards valued by reference to the value of securities of, or the performance of, one of our subsidiaries. These other stock-based awards may be awarded either alone, in addition to, or in tandem with any other awards under the plan or any of our other plans.

Accelerated Vesting and Exercisability. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of a “Corporate Transaction” which has been approved by our board of directors, accelerate the vesting of any and all stock options and other awards granted and outstanding under the plan. For this purpose, a corporate transaction generally includes a merger or consolidation in which Alsius does not survive; sale, transfer, or disposition of substantially all the assets of Alsius; the liquidation or dissolution of Alsius; and a reverse merger in which Alsius is the surviving entity.

Repurchases. Unless otherwise provided in the grant of an award, the compensation committee may, in the event of corporate transaction which has been approved by our board of directors, require a holder of any award granted under the plan to relinquish the award to us upon payment by us to the holder of cash in an amount equal to the fair market value of the award or $0.01 per share for awards that are out-of-the money.

Award Limitation. No participant may be granted awards for more than              shares in any calendar year.

Withholding Taxes

Upon the exercise of any award granted under the plan, the holder may be required to remit to us an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to delivery of any certificate or certificates for shares of common stock.

Term and Amendments

Unless terminated by the board, the plan shall continue to remain effective until no further awards may be granted and all awards granted under the plan are no longer outstanding. Notwithstanding the foregoing, grants of incentive stock options may be made only until ten years from the date of the consummation of the merger. The board may at any time, and from time to time, amend the plan, provided that no amendment will be made that would impair the rights of a holder under any agreement entered into pursuant to the plan without the holder’s consent.

Federal income tax consequences

The following discussion of the federal income tax consequences of participation in the plan is only a summary of the general rules applicable to the grant and exercise of stock options and other awards and does not give specific details or cover, among other things, state, local and foreign tax treatment of participation in the plan. The information contained in this section is based on present law and regulations, which are subject to being changed prospectively or retroactively.

Incentive stock options. Participants will recognize no taxable income upon the grant or exercise of an incentive stock option. The participant generally will realize no taxable income when the incentive stock option is exercised. The excess, if any, of the fair market value of the shares on the date of exercise of an incentive stock option over the exercise price will be treated as an item of adjustment for a participant’s taxable year in which the exercise occurs and may result in an alternative minimum tax liability for the participant. We will not qualify for any deduction in connection with the grant or exercise of incentive stock options. Upon a disposition of the shares after the later of two years from the date of grant or one year after the transfer of the shares to a participant, the participant will recognize the difference, if any, between the amount realized and the exercise price as long term capital gain or long term capital loss, as the case may be, if the shares are capital assets.

If common stock acquired upon the exercise of an incentive stock option is disposed of prior to the expiration of the holding periods described above, the participant will recognize ordinary compensation income in the taxable year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price paid for the shares; and we will qualify for a deduction equal to any amount recognized, subject to the limitation that the compensation be reasonable.

Non-Incentive stock options. With respect to non-incentive stock options:

•	upon grant of the stock option, the participant will recognize no income provided that the exercise price was not less than the fair market value of our common stock on the date of grant;

•	upon exercise of the stock option, if the shares of common stock are not subject to a substantial risk of forfeiture, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price, and we will qualify for a deduction in the same amount, subject to the requirement that the compensation be reasonable; and

•	we will be required to comply with applicable federal income tax withholding requirements with respect to the amount of ordinary compensation income recognized by the participant.

On a disposition of the shares, the participant will recognize gain or loss equal to the difference between the amount realized and the sum of the exercise price and the ordinary compensation income recognized. The gain or loss will be treated as capital gain or loss if the shares are capital assets and as short-term or long term capital gain or loss, depending upon the length of time that the participant held the shares.

If the shares acquired upon exercise of a non-incentive stock option are subject to a substantial risk of forfeiture, the participant will recognize ordinary income at the time when the substantial risk of forfeiture is removed, unless the participant timely files under Section 83(b) of the Code to elect to be taxed on the receipt of shares, and we will qualify for a corresponding deduction at that time. The amount of ordinary income will be equal to the excess of the fair market value of the shares at the time the income is recognized over the amount, if any, paid for the shares.

Stock appreciation rights. Upon the grant of a stock appreciation right, the participant recognizes no taxable income and we receive no deduction. The participant recognizes ordinary income and we receive a deduction at the time of exercise equal to the cash and fair market value of common stock payable upon the exercise.

Restricted stock. A participant who receives restricted stock will recognize no income on the grant of the restricted stock and we will not qualify for any deduction. At the time the restricted stock is no longer subject to a substantial risk of forfeiture, a participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the restricted stock at the time the restriction lapses over the consideration paid for the restricted stock. A participant’s shares are treated as being subject to a substantial risk of forfeiture so long as his or her sale of the shares at a profit could subject him or her to a suit under Section 16(b) of the Exchange Act. The holding period to determine whether the participant has long term or short-term capital gain or loss begins when the restriction period expires, and the tax basis for the shares will generally be the fair market value of the shares on this date.

A participant may elect under Section 83(b) of the Code, within 30 days of the transfer of the restricted stock, to recognize ordinary compensation income on the date of transfer in an amount equal to the excess, if any, of the fair market value on the date of transfer of the shares of restricted stock, as determined without regard to the restrictions, over the consideration paid for the restricted stock. If a participant makes an election and thereafter forfeits the shares, no ordinary loss deduction will be allowed. The forfeiture will be treated as a sale or exchange upon which there is realized loss equal to the excess, if any, of the consideration paid for the shares over the amount realized on such forfeiture. The loss will be a capital loss if the shares are capital assets. If a participant makes an election under Section 83(b), the holding period will commence on the day after the date of transfer and the tax basis will equal the fair market value of shares, as determined without regard to the restrictions, on the date of transfer.

On a disposition of the shares, a participant will recognize gain or loss equal to the difference between the amount realized and the tax basis for the shares.

Whether or not the participant makes an election under Section 83(b), we generally will qualify for a deduction, subject to the reasonableness of compensation limitation, equal to the amount that is taxable as ordinary income to the participant, in the taxable year in which the income is included in the participant’s gross income. The income recognized by the participant will be subject to applicable withholding tax requirements.

Dividends paid on restricted stock that is subject to a substantial risk of forfeiture generally will be treated as compensation that is taxable as ordinary compensation income to the participant and will be deductible by us subject to the reasonableness limitation. If, however, the participant makes a Section 83(b) election, the dividends will be treated as dividends and taxable as ordinary income to the participant, but will not be deductible by us.

Deferred stock. A participant who receives an award of deferred stock will recognize no income on the grant of the award. However, he or she will recognize ordinary compensation income on the transfer of the deferred stock, or the later lapse of a substantial risk of forfeiture to which the deferred stock is subject, if the participant does not make a Section 83(b) election, in accordance with the same rules as discussed above under the caption “Restricted stock.”

Other stock-based awards. The federal income tax treatment of other stock-based awards will depend on the nature and restrictions applicable to the award.

Section 162(m) Limits. Section 162(m) of the Code places a limit of $1,000,000 on the amount of compensation that Alsius may deduct in any one year with respect to each of our five most highly paid executive officers. Certain performance-based compensation approved by stockholders is not subject to the deduction limit. The plan is qualified such that awards under the plan may constitute performance-based compensation not subject to Section 162(m) of the Code. One of the requirements for equity compensation plans is that there must be a limit to the number of shares granted to any one individual under the plan. Accordingly, the 2006 Plan provides that the maximum number of shares for which awards may be made to any employee in any calendar year, is             , except that in connection with his or her initial service, an awardee may be granted awards covering up to an additional              shares. The maximum amount payable pursuant to that portion of a cash award granted under the plan for any fiscal year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code may not exceed $500,000.

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards that may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these rules.

Recommendation and Vote Required

Approval of our equity incentive plan will require the affirmative vote of the holders of a majority of the outstanding shares of our common stock represented in person or by proxy and entitled to vote at the meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE 2006 EQUITY INCENTIVE PLAN.

OTHER INFORMATION RELATED TO ITHAKA

Business of Ithaka

Ithaka was formed on April 4, 2005, to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business in the healthcare industry. Prior to executing the merger agreement with Alsius, Ithaka’s efforts were limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.

Offering Proceeds Held in Trust

Ithaka consummated its IPO on August 23, 2005. The net proceeds of the offering, including proceeds received upon the exercise of the underwriters’ over-allotment option, and after payment of underwriting discounts and expenses were approximately $48,323,000. Of that amount, $46,997,978 was placed in the trust account. The remaining proceeds have been used by Ithaka in its pursuit of a business combination. The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Ithaka. The trust account contained approximately $             as of                     , 2006, the record date. If the merger with Alsius is consummated, the trust account will be released to Ithaka to be used to make payments to stockholders of Ithaka who vote against the merger and elect to convert their shares of common stock into their pro-rata share of the trust account, for the Management Bonuses and for working capital.

Fair Market Value of Target Business

Pursuant to Ithaka’s certificate of incorporation, the initial target business that Ithaka acquires must have a fair market value equal to at least 80% of Ithaka’s net assets at the time of such acquisition. Ithaka’s board of directors determined that this test was met in connection with its acquisition of Alsius. Further, Ithaka has received an opinion from Capitalink, L.C. that this test has been met prior to the execution of the merger agreement.

Stockholder Approval of Business Combination

Ithaka will proceed with the acquisition of Alsius only if holders of a majority of the Ithaka shares sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting is voted in favor of the merger proposal and a majority of all of the outstanding shares of Ithaka common stock is voted in favor of the name change amendment and the capitalization amendment. If the holders of 20% or more of Ithaka’s common stock vote against the merger proposal and demand that Ithaka convert their shares into their pro rata share of the trust account, then Ithaka will not consummate the merger. In this case, Ithaka will be forced to liquidate.

Liquidation If No Business Combination

Ithaka’s certificate of incorporation provides for mandatory liquidation of Ithaka in the event that Ithaka does not consummate a business combination within 18 months from the date of consummation of its IPO, or 24 months from the consummation of the IPO if certain extension criteria have been satisfied. Such dates are February 23, 2007 and August 23, 2007, respectively. Ithaka signed a letter of intent with Alsius on August 29, 2006 and signed a definitive merger agreement with Alsius on October 3, 2006. As a result of having signed the letter of intent, Ithaka satisfied the extension criteria and now has until August 23, 2007 to complete the merger.

If Ithaka does not complete its business combination by August 23, 2007, Ithaka will be dissolved pursuant to Section 275 of the Delaware General Corporation Law. In connection with such dissolution, the expected procedures of which are set forth below, Ithaka will distribute to all of its public stockholders, in proportion to their respective equity interests, an aggregate sum equal to the amount in the trust account, inclusive of any interest, plus remaining assets. Ithaka’s stockholders who obtained their Ithaka stock prior to Ithaka’s IPO have waived their rights to participate in any liquidation distribution with respect to shares of common stock owned by them immediately prior to the IPO. There will be no distribution from the trust account with respect to Ithaka’s warrants. We anticipate that, if we are unable to complete the business combination with Alsius, the following will occur:

•	our board of directors will convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement/prospectus setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

•	we will promptly file our preliminary proxy statement with the Securities and Exchange Commission;

•	if the Securities and Exchange Commission does not review the preliminary proxy statement, then, 10 days following the filing of such preliminary proxy statement, we will mail the definitive proxy statement to our stockholders, and, 10-20 days following the mailing of such definitive proxy statement, we will convene a meeting of our stockholders, at which they will vote on our plan of dissolution and liquidation; and

•	if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments 30 days after the filing of such proxy statement. We would then mail the definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will vote on our plan of dissolution and liquidation.

We expect that all costs associated with the implementation and completion of our plan of dissolution and liquidation will be funded by any remaining net assets not held in the trust account, although we cannot assure you that there will be sufficient funds for such purpose. If such funds are insufficient, we anticipate that our management will advance us the funds necessary to complete such dissolution and liquidation (currently anticipated to be no more than approximately $50,000) and not to seek reimbursement thereof.

We will not liquidate the trust account unless and until our stockholders approve our plan of dissolution and liquidation. Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to our public stockholders of the funds in our trust account and any remaining net assets as part of our plan of dissolution and liquidation.

If Ithaka were to expend all of the net proceeds of the IPO, other than the proceeds deposited in the trust account, the per-share liquidation price as of             , 2006, the record date, would be approximately $            , or $             less than the per-unit offering price of $6.00 in Ithaka’s IPO. The proceeds deposited in the trust account could, however, become subject to the claims of Ithaka’s creditors and there is no assurance that the actual per-share liquidation price will not be less than $            , due to those claims. If Ithaka liquidates prior to the consummation of a business combination, Paul A. Brooke, chairman of the board and chief executive officer, and Eric M. Hecht, president, chief financial officer and a director, will be personally liable to pay debts and obligations to vendors and other entities that are owed money by Ithaka for services rendered or products sold to Ithaka, or to any target business, to the extent such creditors bring claims that would otherwise require payment from moneys in the trust account. There is no assurance, however, that they would be able to satisfy those obligations. However, because Ithaka was obligated to have, and subsequently did have, all vendors and service providers that we engaged and owe money to, and the prospective target businesses we had negotiated with, waive any right, title, interest or claim of any kind they may have had in or to any monies held in the trust account, Ithaka believes the likelihood of Messrs. Brooke and Hecht having to pay any such debts and obligations is minimal. Nevertheless, we cannot assure you that the per-share distribution from the trust fund, if we liquidate, will not be less than $             due to claims of creditors.

Additionally, if we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. Also, in any such case, if any distributions received by stockholders in our dissolution might be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders in our dissolution. Furthermore, because we intend to distribute the proceeds held in the trust account to our public stockholders as soon as possible after our dissolution, this may be viewed or interpreted as giving preference to our public stockholders over any potential creditors with respect to access to or distributions from our assets. Furthermore, our board of directors may be viewed as having breached their fiduciary duties to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors and/or complying with certain provisions of the Delaware General Corporation Law with respect to our dissolution and liquidation. We cannot assure you that claims will not be brought against us for these reasons. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders at least $             per share.

The persons holding shares of Ithaka common stock issued in the IPO will be entitled to receive funds from the trust account only in the event of Ithaka’s liquidation or if they vote against the merger and seek to convert their respective shares into cash and the merger is actually completed. In no other circumstances shall a stockholder have any right or interest of any kind to or in the trust account.

Under Sections 280 through 282 of the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. Pursuant to Section 280, if the corporation complies with certain procedures intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Although we will seek stockholder approval to liquidate the trust account to our public stockholders as part of our plan of dissolution and liquidation, we will seek to conclude this process as soon as possible and as a result do not intend to comply with those procedures. Because we will not be complying with the foregoing provisions, Section 281(b) of the Delaware General Corporation Law requires us to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations have been limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors and service providers to whom we owe money and potential target businesses, all of whom we’ve received agreements waiving any right, title, interest or claim of any kind they may have in or to any monies held in the trust account. As a result, the claims that could be made against us will be significantly limited and the likelihood that any claim would result in any liability extending to the trust is remote. Nevertheless, such agreements may or may not be enforceable. Because we will not be complying with those procedures, we are required, pursuant to Section 281 of the Delaware General Corporation Law, to adopt a plan that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims and (iii) all claims that may be potentially brought against us within the subsequent 10 years. Accordingly, we would be required to provide for any creditors known to us at that time or those that we believe could be potentially brought against us within the subsequent 10 years prior to distributing the funds held in the trust to stockholders. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our stockholders amounts owed to them by us.

Facilities

Ithaka maintains executive offices at 100 South Pointe Drive, 23rd Floor, Miami, Florida 33139. The space is provided to us, at no cost, by Eric M. Hecht, our president and chief financial officer. Ithaka believes, its current space, combined with other office space otherwise available to its executive officers, adequate for its current operations.

Employees

Ithaka has three executive officers and three directors. These executive officers are presently not obligated to contribute any specific number of hours per week. Ithaka does not intend to have any full time employees prior to the consummation of the merger.

Periodic Reporting and Audited Financial Statements

Ithaka has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, Ithaka’s annual reports contain financial statements audited and reported on by Ithaka’s independent registered public accountants. Ithaka has filed with the Securities and Exchange Commission a Form 10-KSB covering the period from August 4, 2005 (inception) to December 31, 2005 and its most recent Forms 10-QSB covering the fiscal quarters ended March 31, 2006 and June 30, 2006.

Legal Proceedings

There are no legal proceedings pending against Ithaka.

Plan of Operations

The following discussion should be read in conjunction with Ithaka’s financial statements and related notes thereto included elsewhere in this proxy statement/prospectus.

Net income for the six months ended June 30, 2006 of $377,823 derived from interest and dividend income of $769,998 offset by $133,034 for federal income taxes, $27,700 for Florida income taxes, $52,312 for officer liability insurance, $95,319 for professional fees, $27,574 for travel and other expenses, $18,409 in Delaware franchise taxes, $9,773 for transfer agent fees and $28,054 for other operating expenses.

For the period from April 4, 2005 (inception) to June 30, 2006, we had a net income of $543,602 derived from interest and dividend income of $1,259,416 offset by $218,435 for federal income taxes, $42,319 for Florida income taxes, $91,908 for officer liability insurance, $11,188 for marketing and advertising expenses, $159,312 for professional fees, $74,274 for travel and other expenses, $48,108 in Delaware franchise taxes, $16,769 for transfer agent fees and $53,501 for other operating expenses.

We consummated our initial public offering on August 23, 2005. On September 20, 2005, we consummated the closing of an additional 394,100 units that were subject to the over-allotment option. Gross proceeds from our initial public offering were $53,094,600. We paid a total of $4,672,417 in underwriting discounts and commissions, and approximately $98,897 was or will be paid for costs and expenses related to the offering. After deducting the underwriting discounts and commissions and the offering expenses, the total net proceeds to us from the offering were approximately $48,323,000, of which $46,997,978 was deposited into the trust account (or $5.31 per share sold in the offering). The remaining proceeds are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions, tax payments and continuing general and administrative expenses.

We have used the net proceeds of our initial public offering not held in trust to identify and evaluate prospective acquisition candidates, select our target business, and structure, negotiate and consummate our business combination. At June 30, 2006, we had cash outside of the trust account of $            , prepaid expenses of $            , current liabilities of $            , resulting in working capital of $            . Paul A. Brooke, our chairman of the board and chief executive officer, and Erich M. Hecht, our president and chief financial officer, have agreed that if we are unable to complete the business combination with Alsius and are forced to liquidate, they will be personally liable to pay debts and obligations to vendors or other entities that are owed money by us for services rendered or products sold to us, or to any target business, to the extent they have claims against the funds in our trust account.

In April 2005, our directors advanced an aggregate of $100,000 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. These loans were repaid following our initial public offering from the proceeds of the offering.

As indicated in our accompanying financial statements, such financial statements have been prepared assuming that we will continue as a going concern. As discussed elsewhere in this proxy statement/prospectus, we are required to consummate a business combination by August 23, 2007.

Ithaka reimburses its officers and director for any reasonable out-of-pocket expenses incurred by them in connection with certain activities on Ithaka’s behalf such as identifying and investigating possible target businesses and business combinations. From Ithaka’s inception in April 2005, through June 30, 2006, Ithaka reimbursed its officers and directors in the aggregate amount of $ 24,795.94 for expenses incurred by them on its behalf.

Off-Balance Sheet Arrangements

There were no off-balance sheet arrangements during the period from April 4, 2005 (inception) through June 30, 2006, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to Ithaka.

BUSINESS OF ALSIUS

Alsius Overview

Alsius is a commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is standard of care for patients in critical condition and those undergoing a variety of surgical procedures. Temperature management improves outcomes and reduces complications in patients being treated for a range of conditions such as cardiac arrest, stroke and head trauma, as well as during cardiothoracic surgery.

Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address an unmet clinical need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. Alsius’s products consist of the CoolGard system and three families of single-use catheters—Cool Line, Icy and Fortius. The CoolGard system is a computer-controlled temperature regulation system that circulates cool or warm saline in a closed-loop circuit through balloons that surround Alsius’s catheters. Alsius’s catheters are inserted into a major vein through a patient’s neck or groin and achieve rapid and precise temperature management through contact with the patient’s blood flow. A key feature of Alsius’s catheters is their ability to function as central venous catheters, which are routinely used in the treatment of critically ill patients to administer drugs and fluids, draw blood and monitor blood pressure. Unlike conventional external temperature management products, such as cooling and warming blankets and ice packs, Alsius’s intravascular products cool and warm the patient from the inside out, thereby more effectively managing body temperature and allowing caregivers easier access to administer patient care.

Alsius markets its products to acute-care hospitals and critical care physicians through its direct sales force in the United States and independent distributors in international markets. Alsius began selling its products in the United States in April 2004 and, as of September 30, 2006, had established a U.S. installed base of over 110 systems in 53 hospitals, of which 77 had been sold and 33 were under evaluation. Alsius began building its current network of independent distributors in Europe in February 2004, and as of September 30, 2006, had established a European installed base of 189 systems in over 150 hospitals, of which 167 had been sold and 22 were under evaluation. Alsius has FDA clearance to market its products in the United States for fever control in certain neuro-intensive care patients and temperature management in cardiac and neuro surgery patients, and are exploring ways to obtain clearance for cardiac arrest. Although Alsius does not promote its products for cardiac arrest in the United States, Alsius understands that physicians are using them off label to treat cardiac arrest and Alsius expects use for this indication to increase. Alsius only markets its products for treatments for their specific cleared indications. Alsius has broader clearance to market its products in Europe, Canada and Australia, including clearance for cardiac arrest, and is in the process of obtaining clearances to sell its products in China, Japan and other Asian countries.

Alsius’s goal is to become the worldwide leader in critical care temperature management products. Based on sales, Alsius believes it is the leader in intravascular temperature management products. Since its commercial launch in the beginning of 2004, Alsius estimates that over 8,000 patients have been treated with its products. Alsius’s strategy is to build upon its first mover advantage by increasing global sales of its products for their current indications, entering new international markets and pursuing additional clinical indications.

Alsius believes the potential worldwide market for sales of its catheters exceeds $2.3 billion annually. This estimate is based on Alsius’ estimate of the worldwide incidence of acute conditions treatable with Alsius’s products, whether under current regulatory clearances or off-label, and assumes one catheter is sold for every eligible patient treatment. These estimates include documented and undocumented data and Alsius’s estimates and extrapolations of such data.

Market Opportunity

The human body and its cells react negatively to temperature levels or fluctuations outside a desired range. Proper temperature management improves outcomes and reduces complications in several critical conditions, including cardiac arrest, stroke and head trauma, as well as during cardiothoracic surgery. Extensive clinical data suggest that therapeutic temperature management can effectively reduce cell and organ damage and save lives. In response to such data, the American Heart Association (AHA), American Stroke Association (ASA), American Association of Neurological Surgeons (AANS), European Stroke Initiative (ESI) and International Liaison Committee on Resuscitation (ILCOR) have published treatment guidelines that recommend aggressive temperature management as standard of care for critically ill patients.

Conventional products for temperature management primarily include external surface-based products such as cooling and warming blankets and ice packs, which are less effective in providing rapid, precise and sustained temperature control. Newer approaches for temperature management include more sophisticated cooling and warming pads, however, they are still externally delivered and continue to be cumbersome for patient treatment. Alsius believes that catheter-based intravascular systems represent the next generation of temperature management therapies, because these products are more effective and allow greater access to administer patient care. Several favorable trends are driving continued demand for intravascular temperature management products, including increasing physician awareness of novel treatment options, additional clinical evidence demonstrating the importance of temperature management and continued publication and adoption of temperature management guidelines by recognized critical care groups.

Therapeutic Cooling or Induced Hypothermia

Normal body temperature or normothermia is 37° Celsius (C). Therapeutic cooling, or induced hypothermia, is proactive cooling of a patient to below normal body temperatures, in the range of 33° to 34° C, in order to protect organs and cells. According to two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine, induced hypothermia has been proven to have significant clinical benefits in cardiac arrest patients. Induced hypothermia is also being studied as a promising therapy to treat stroke and acute myocardial infarction, or AMI (commonly known as a heart attack).

Cardiac Arrest. Cardiac arrest is a sudden, abrupt loss of heart function. Two international clinical trials on hypothermia after cardiac arrest published in The New England Journal of Medicine demonstrated that induced hypothermia reduced mortality and improved long term neurological function. Specifically, the trial data indicated that therapeutic cooling saved the life of one in seven cardiac arrest victims and improved neurological outcome by 37%. Based on these results, the AHA and ILCOR issued new guidelines recommending that cardiac arrest victims be treated with induced hypothermia. The AHA has established a chain of survival for the treatment of cardiac arrest, which includes four links: early intervention, CPR, defibrillation and advanced care. Under the newly issued AHA guidelines, cooling, or induced hypothermia, is recommended as an important part of advanced care.

In the United States, Alsius estimates that approximately 500,000 people experience cardiac arrest each year, of which approximately 150,000 survive and are treated with advanced care. Outside the United States, Alsius estimates that approximately 900,000 people experience cardiac arrest each year, of which approximately 200,000 survive and are treated with advanced care. Alsius believes the potential annual worldwide market for sales of its disposable catheters to treat cardiac arrest patients exceeds $400 million.

Stroke. A stroke occurs when a blood vessel in the brain is blocked, depriving the brain of oxygen and nutrients. The ASA has recognized the treatment of stroke victims with therapeutic hypothermia as a promising area of research. Several clinical trials designed to study the potential benefits of therapeutic cooling in stroke victims are underway worldwide. In the United States, approximately 700,000 people experience a stroke each year, of which Alsius estimates 350,000 are candidates for temperature management therapy. Outside the United States, Alsius estimates that the figures are comparable. Alsius believes the potential annual worldwide market for sales of its disposable catheters to treat stroke patients exceeds $800 million.

Acute Myocardial Infarction (AMI). AMI occurs when the blood supply to the heart is interrupted, causing scarring and death of heart tissue. Typical AMI treatments include anti-clotting agents and balloon angioplasty to restore blood flow. Recent clinical studies suggest that therapeutic cooling of patients before and during emergency angioplasty may reduce heart tissue scarring. Alsius estimates that approximately 325,000 people in the United States, and approximately 375,000 people outside the United States, experience AMIs each year and receive emergency angioplasty or anti-clotting treatment as first-line care. Alsius believes the potential annual worldwide market for sales of its disposable catheters to treat AMI patients exceeds $840 million.

Maintaining Normal Temperature or Therapeutic Normothermia

Irregular patient temperatures, whether too high (hyperthermic or greater than 37° C) or too low (hypothermic or less than 36° C) can be harmful under normal conditions and life-threatening when patients are critically ill. Maintaining normal body temperature significantly reduces patient morbidity and helps preserve cell and organ function in several critical care situations.

Fever control in brain injured patients. Hyperthermia, or fever, occurs in the majority of patients with brain injury, including ischemic stroke, hemorrhagic stroke, subarachnoid hemorrhage and severe head trauma. Fever worsens outcomes in brain-injured patients, contributing to secondary brain injury and poor outcomes. Guidelines established by the AANS, the ASA, the ESI and other international organizations recommend aggressive fever reduction following neurological injury. Alsius estimates that approximately 335,000 patients in the United States, and 465,000 patients outside the United States, are admitted each year to a hospital neuro-intensive care unit, or NICU, with severe brain injury. The majority of these patients have difficult-to-manage fevers and standard protocol includes aggressive maintenance of normal temperature through cooling. Alsius believes the potential annual worldwide market for sales of its disposable catheters for fever control in NICU patients exceeds $400 million. Of this market, approximately $60 million represents potential off-label use in the United States to treat patients with subarachnoid hemorrhage or primary traumatic brain injury for which Alsius’s products are not cleared by the FDA and on which Alsius was required to place a warning label. See “Clinical Studies and Regulatory Clearances.”

Cardiothoracic surgery. Patients commonly experience unwanted hypothermia during long surgical procedures while anesthetized and exposed to cool operating room temperatures. Unwanted hypothermia during surgery is linked to increased morbidity, including impaired wound healing, adverse cardiac events, altered drug metabolism and reduced coagulation, as well as increased length of stay in post-surgical intensive care units. Conventional methods used to maintain patients at normal body temperatures during surgery include elevating operating room temperatures, placing warming blankets above and below the patient and circulating warm fluids in the patient’s body cavity. Despite these measures, patients routinely experience hypothermia. Major medical societies, such as the American Society of PeriAnesthesia Nurses, American Society of Anesthesiologists, American Association of Nurse Anesthetists and Association of Perioperative Registered Nurses have issued specific guidelines for temperature management during cardiothoracic surgeries.

Approximately 500,000 patients in the United States, and 300,000 patients outside the United States, undergo cardiothoracic surgery each year, most of whom can benefit from Alsius’s advanced temperature management products. Alsius is currently focused on a subset of the cardiothoracic surgery market that includes coronary artery bypass graft patients undergoing beating heart, or “off pump,” bypass procedures. This market covers approximately 25% of all heart bypass procedures. Alsius estimates the potential annual worldwide market for sales of its disposable catheters for beating heart bypass procedures exceeds $250 million.

Other Therapeutic Normothermia Market Applications

Other potential therapeutic normothermia applications where intravascular temperature management may provide superior clinical benefits include cooling heat stroke victims, re-warming patients with accidental hypothermia caused by exposure, warming burn victims whose temperatures are below normal due to exposure in the intensive care unit and warming trauma patients whose temperatures are below normal due to extensive blood loss and subsequent fluid replacement therapy. Intravascular temperature management has been clinically tested and is being used on a limited basis for cooling heat stroke victims and re-warming patients with accidental hypothermia caused by exposure, as well as for other temperature management indications. In Europe and other international markets, its current regulatory clearances allow Alsius to market its products for these alternative treatments. However, in the United States, Alsius could not market its products for these indications without first obtaining FDA clearance.

Limitations of Conventional Temperature Management Approaches

Critical care physicians and nurses currently manage patient temperature primarily by using cooling and warming blankets, ice packs and other external measures. These low technology approaches rely on cooling or warming the patient from outside the body and are often ineffective, cumbersome and labor intensive. Significant limitations of conventional products include:

•	Inferior temperature management. Surface cooling and warming products are often slow and ineffective at achieving and maintaining target body temperatures. Because the skin acts as an insulator opposing external changes in temperature, surface cooling and warming products are not able to reach therapeutic temperatures quickly and are incapable of precisely maintaining temperatures within desired ranges. This often results in wide temperature fluctuations and sustained periods during which patients are at dangerous temperature levels. Conventional products offer limited user control, thereby requiring medical staff to manually maintain and physically monitor patient temperatures on a continuous basis.

•	Unintended clinical complications. Because conventional temperature management products do not consistently maintain therapeutic target body temperatures, patients are at risk for brain and other organ damage. Surface cooling devices can also cause shivering, which increases metabolic demands, deprives organs of oxygen and causes increased intracranial pressure. Shivering is normally treated with sedatives or narcotics, potentially leading to additional complications. Extended use of these external devices can also create skin rashes, skin damage, patient hygiene problems and infection around wound sites.

•	Difficult patient access. External temperature management devices often require extensive coverage of the patient’s body, imposing significant obstacles for physicians and nurses to run tests, administer medication, draw blood, manage patient hygiene and provide other routine care. In addition, these devices are difficult to administer to patients with external trauma due to the need to keep wound sites accessible for treatment.

Alsius’s Solution and Product Advantages

Unlike conventional temperature management products, Alsius’s automated products cool and warm the patient from the inside out. Alsius’s products provide caregivers the ability to more rapidly, accurately and effectively manage and sustain core body temperature. Alsius offers several significant advantages:

•	Superior temperature management. Because Alsius’s products cool and warm through direct catheter contact with the blood, Alsius’s technology delivers superior cooling and warming performance. Alsius’s computer-controlled system constantly monitors patient temperature and automatically adjusts the temperature of the saline flowing through the catheter to prevent undesired patient temperature fluctuations. Alsius’s system achieves desired core body temperature quickly and precisely, maintaining target temperature within 0.1° C for sustained periods.

•	Reduced complications. By precisely maintaining target body temperature, Alsius’s products help minimize damage to the brain and other organs, improve patient outcomes and reduce Equity care needs. Patients treated with Alsius’s catheters experience less shivering, and therefore are less likely to require treatment with sedatives and narcotics. In addition, patients treated with Alsius’s products do not experience the complications of skin rashes, burns and skin death. Using Alsius’s products, medical staff spend less time treating and attending to patient complications.

•	Ease of use. Alsius’s automated system reduces the need for caregivers to constantly monitor and adjust patient body temperature. A comparative study of patients treated with conventional surface products and Alsius’s intravascular system showed that nurses spent on average 43% less time managing patient temperature using Alsius’s products.

•	Enhanced patient access. Alsius’s catheters function as central venous catheters and contain working ports that facilitate routine critical care such as administering drugs and fluids, drawing blood and monitoring blood pressure. Unlike external cooling and warming blankets, Alsius’s intravascular design allows caregivers easier access to administer patient care.

The graphs below show data for two comparable patients with severe brain injury, one treated with conventional products and the other with Alsius’s products. In both cases, the physician’s goal was to keep the patient’s temperature below 38° C. The top graph shows the results of a patient treated with conventional temperature management products. The shaded area represents the amount of time the patient spent in the “danger zone,” above the desired temperature range. The bottom graph shows the results of a patient treated with Alsius’s intravascular temperature products, and shows that the patient continuously remained within the desired temperature range.

Alsius’s strategy

Alsius’s goal is to be the leading worldwide provider of medical products for temperature management in hospital critical care settings. The key elements of Alsius’s strategy include:

•	Leverage its first mover advantage. Based on its experience in the acute care temperature management market, Alsius believes it is the worldwide leader in sales of intravascular temperature management products which will enable it to continue to set the industry standard for novel temperature management. Alsius has an established sales, marketing, distribution and service infrastructure, which it intends to leverage to support its growth worldwide.

•	Drive adoption. Alsius will continue to drive adoption of its products by promoting awareness among leading hospitals and critical care practitioners, including participating in clinical trials, training physicians and supporting the adoption of temperature management treatment guidelines.

•	Increase system installations and catheter use. Alsius’s goal is to increase system installations at target hospitals and drive catheter use among existing customers. In 2006, Alsius intends to double the size of its direct U.S. sales force from 2005 levels. Internationally, Alsius intends to increase sales through its distributors in its existing markets in Europe, Canada and Australia, and expand into China, Japan and other Asian countries.

•	Enhance existing products and develop new products. Alsius will continue to improve the design of its current products and expand its pipeline of future products. Alsius intends to continually enhance its systems, software and catheters to deliver more effective and easier-to-use temperature management products.

•	Improve margins through scale and efficiency. Alsius is focused on improving gross margins by lowering its raw material and manufacturing costs. Alsius expects to realize economies-of-scale as its sales increase.

Products

Alsius’s product suite consists of its CoolGard system and three families of single-use catheters—Cool Line, Icy and Fortius. Alsius’s CoolGard system is a computer-controlled temperature regulation system that monitors and controls patient temperature. Alsius’s catheters are inserted into a major vein in the neck or groin. After insertion, physicians and nurses simply connect its catheter to its CoolGard system and program the desired patient temperature on a user-friendly computer display. Alsius’s CoolGard system then circulates cold or warm sterile saline in a closed-loop circuit within polymeric balloons surrounding its catheter, achieving rapid and precise temperature management through contact with the patient’s blood flow. Alsius’s CoolGard system automatically manages, moderates and sustains a patient’s core body temperature within 0.1° C of the desired temperature. A key feature of Alsius’s catheters is their ability to function as central venous catheters, which are routinely used in the treatment of critically ill patients to administer drugs and fluids, draw blood and monitor blood pressure.

The current retail price of Alsius’s CoolGard system is $28,500. The current retail price of Alsius’s single-use catheters, including the start-up kits required for each use, ranges from $550 to $1,250. The table below describes its current suite of products.

Product		Description and Application
	CoolGard 3000 System	Computer controlled cooling and warming unit

	Start-Up Kit	Heat exchange coil and tubing to connect catheters to the CoolGard 3000 system

Product		Description and Application
	Cool Line (2 and 3 lumen)	Catheter inserted in the neck (jugular or subclavian vein) primarily for fever control
	Icy (1 and 3 lumen)	Catheter inserted in the groin (femoral vein) for fever control, induced hypothermia and rewarming

	Fortius (1 lumen)	Catheter inserted in the groin (femoral vein) for induced hypothermia and rewarming

CoolGard 3000 System. Alsius’s CoolGard system is a portable temperature regulation system that contains a computerized user interface and a cooling and warming unit that circulates sterile saline through polymeric balloons that surround Alsius’s catheters. Alsius’s CoolGard system continuously compares a patient’s core body temperature to the programmed target body temperature and automatically adjusts the temperature of the saline flowing through the catheter to maintain the programmed temperature. The CoolGard system features an easy-to-read, color screen display to enable the user to program and monitor patient temperature, and can store up to 21 days of patient temperature data. The system is exclusively used with Alsius’s single-use catheters.

Start-up Kits. Alsius’s start-up kits contain a heat exchange coil and tubing to connect its catheters to its CoolGard system. The purchase of a start-up kit is required with each single-use catheter.

Cool Line. Alsius’s Cool Line catheter is designed for insertion into the major veins in the neck and resides in the superior vena cava. The primary application for the Cool Line is fever control. The Cool Line features Alsius’s proprietary double balloon design for greater heat exchange and cools at a rate of 0.7° to 1.0°C per hour. It is offered in both two and three lumen versions. Each lumen allows separate drug infusion and blood sampling.

Icy. Alsius’s Icy catheter is designed for insertion into the femoral vein near the groin and resides in the inferior vena cava. The Icy is used for fever control, induced hypothermia and rewarming. The Icy features a proprietary triple-balloon design, enabling twice the cooling power of the Cool Line and can induce hypothermia at a rate of 1.0° to 1.5°C per hour. It is offered in both a one lumen and Alsius’s newly launched three lumen version to address a variety of patient needs.

Fortius. Alsius’s Fortius catheter is designed for insertion into the femoral vein near the groin and resides in the inferior vena cava. The Fortius is Alsius’s most powerful catheter and can be used for rapid warming or induced hypothermia. It features a proprietary serpentine balloon design to maximize contact area with passing blood and can induce hypothermia at a rate of 4.0° to 6.0°C per hour.

Sales and Marketing

Alsius began selling its products in the United States in April 2004 and, as of September 30, 2006, had established a U.S. installed base of over 110 systems in 53 hospitals, of which 77 had been sold and 33 were under evaluation. Alsius began building its current network of independent distributors in Europe in February 2004, and as of September 30, 2006, had established a European installed base of 189 systems in over 150 hospitals, of which 167 had been sold and 22 were under evaluation. Alsius typically provides the CoolGard system to potential customers for an evaluation period, during which time it sells catheters to these hospitals for patient treatment. The majority of hospitals that have evaluated Alsius’s products have purchased one or more systems and a supply of catheters.

Alsius markets its products to acute-care hospitals that have dedicated critical care units which provide advanced care for cardiac arrest, brain injury, AMI and cardiothoracic surgery patients. These are typically university and large community hospitals that have a level one or two trauma service designation and have a neuro-intensive care unit, medical intensive care unit, coronary care unit or emergency room. There are over 2,000 of these hospitals in the United States and a comparable number outside of the United States.

Alsius has pursued a global sales and marketing strategy to drive adoption of its innovative temperature management products. Alsius focuses its sales and marketing efforts on expanding its installed base of systems in new and existing accounts and driving catheter use by educating and training critical care physicians, nurses and other hospital staff on its products. In addition to its hospital-specific marketing efforts, Alsius participates in national, regional and specialized medical society meetings and conferences to promote its products and raise physician, nurse and hospital administrator awareness of the benefits of intravascular temperature management. Alsius’s sales staff also organizes regional physician meetings where existing and potential customers gather to discuss the uses and benefits of its products.

United States

In the United States, Alsius sells, markets and distributes its products through a direct sales force supported by clinical application specialists. As of September 30, 2006, Alsius employed 10 direct sales people, a director of sales, a vice president of worldwide sales and marketing, four clinical application specialists and a director of clinical education. Alsius’s clinical application specialists are trained nurse practitioners who assist with product service and installation, provide clinical education and promote catheter use among customers. Alsius’s sales strategy is to target hospitals that are early adopters of new technologies and have large critical care units that may purchase multiple systems.

International

Alsius sells its products internationally through a network of independent distributors, each of which has exclusive rights to sell Alsius’s products in a particular country or countries. As of September 30, 2006, Alsius had a network of 23 distributors covering over 37 countries. Alsius encourages its distributors to educate customers on the clinical efficacy, performance, ease of use, value and other advantages of its products. Alsius provides its international distributors with clinical support, regional sales assistance and marketing materials. Alsius has a European service center in the Netherlands to provide ongoing support to its customers and distributors. International sales accounted for 65% of Alsius’s total sales in 2004, 62% in 2005, and 54% for the six months ended June 30, 2006. In 2004, two of Alsius’s European distributors, Euromed and Fuchs Medical, each accounted for more than 10% of its total sales. In 2005, and the six months ended June 30, 2006, Euromed was Alsius’s only customer that accounted for more than 10% of its total sales.

Competition

Alsius principally competes with companies that sell conventional temperature management products such as cooling and warming blankets, ice packs and other external devices. Alsius also competes with companies that sell newer surface temperature management products, such as Medivance, Inc., a privately held company that sells self-regulating cooling pads. Additionally, Alsius competes with companies that have developed other intravascular approaches that are either pre-commercialization or in very early stages of commercialization. These companies offer a smaller selection of catheters, which Alsius believes have significantly less functionality than Alsius’s catheters. In particular, Alsius is the only temperature management company that sells catheters that can be inserted into the neck as well as the groin and that can function as a standard central venous catheter with multiple working ports. To compete effectively, Alsius has to demonstrate that its products are attractive alternatives to other devices and treatments. Alsius competes with other products on the basis of performance, safety, cost and ease of use. Alsius believes its products compete favorably on the basis of these factors.

Despite the benefits of Alsius’s products, manufacturers of cooling and warming blankets may have more established products and customer relationships than Alsius does, which could inhibit Alsius’s market penetration efforts. Potential customers may feel they need to recoup the cost of products that they have already purchased from Alsius’s competitors and therefore may choose not to purchase Alsius’s products, or may delay such purchases. Some of its current and potential competitors may have significantly greater financial, research and development, manufacturing and sales and marketing resources than Alsius has.

Research and Development

Alsius intends to continue to invest in research and development to enhance its CoolGard system and family of catheters and develop new products, based on customer feedback and demand. Alsius works closely with leading critical care physicians and nurses to better understand unmet needs and new applications in temperature management. Product enhancements may include increased system power to achieve faster cooling and warming, changes in catheter design to accommodate new applications as well as refinements that lower manufacturing costs. In 2003, 2004 and 2005 and the six months ended June 30, 2005 and 2006, Alsius’s research and development expenditures were $4.8 million, $3.3 million, $3.5 million, $1.8 million and $1.4 million, respectively. As of September 30, 2006, Alsius had eight full-time employees in its research and development group.

Clinical Studies and Regulatory Clearances

Alsius has successfully completed several clinical trials in order to obtain regulatory clearances and market its temperature management products in the United States, Europe, Canada, Australia and other international markets. In 2002, Alsius completed a 296-patient randomized, controlled clinical trial in support of its initial regulatory submission to the FDA. Based on the trial results, on August 1, 2003, the FDA granted Alsius 510(k) clearance for its CoolGard system and Cool Line catheter for treatment of fever reduction in patients with cerebral infarction and intracerebral hemorrhage. Alsius’s trial results demonstrated that the CoolGard system and Cool Line catheter achieved a 64% reduction in fever burden and a 43% reduction in nursing time compared to conventional fever control products. This trial led to its first FDA clearance for fever control in neuro-intensive care patients and served as the platform for Alsius’s subsequent FDA clearances for temperature management in neuro and cardiac surgery.

As a result of higher mortality rates in the clinical trial among patients treated for fever reduction following subarachnoid hemorrhage and primary traumatic brain injury, the FDA did not clear the Cool Line for these two indications. In addition, the FDA required that Alsius place a warning label on its Cool Line catheter which states that the Cool Line is not cleared for treatment of these two indications and discloses the mortality data associated with the two cleared indications and the two non-cleared indications. The higher mortality rates, relative to the control group, were only associated with the two non-cleared indications.

The FDA also required that Alsius conduct a post market surveillance, or PMS, study of 200 patients treated with Alsius’s Cool Line versus 200 patients from the same hospitals treated with conventional fever control therapies. In February 2006, Alsius filed a report with the FDA on the first 83 patients in the PMS study, which

Alsius believes showed good safety results. However, if these results or subsequent PMS safety data ultimately cause the FDA to conclude that Alsius’s Cool Line catheters pose a statistically significant safety risk, the FDA could require that Alsius conduct additional clinical studies or recall the Cool Line in the United States. There are no safety warnings or PMS requirements for Alsius’s other catheters, Icy and Fortius, or for its CoolGard system.

Alsius has conducted additional trials and studies to increase awareness of its technology and support its sales efforts. In 2003, Alsius completed a 96-patient single center trial in cardiac arrest patients treated with its Icy catheter. Results from this trial compared favorably with results from the European Hypothermia After Cardiac Arrest, or HACA, trial published in The New England Journal of Medicine in 2002. The European HACA trial was one of the original studies that demonstrated the benefits of therapeutic hypothermia in cardiac arrest patients treated with external surface cooling. In 2005, Alsius completed a 650-patient European cardiac arrest registry with the European Resuscitation Council to further study the effects of therapeutic cooling. Approximately 350 patients in the registry were treated with Alsius’s products. Although the final results of this registry are not yet published, Alsius believes the results to date continue to validate the benefits of therapeutic hypothermia in cardiac arrest patients. Alsius has also completed several other small feasibility trials with its Fortius catheter, including a 20-patient trial in AMI patients and a 20-patient trial in coronary artery bypass patients.

Alsius is also exploring paths to obtain FDA clearances for additional indications, particularly to treat cardiac arrest patients, and in the longer term to treat stroke and AMI patients. Although Alsius does not market its products in the United States to treat cardiac arrest, Alsius understands that physicians are using its products off label to treat cardiac arrest, and Alsius expects such use to increase. In 2004, Alsius submitted a 510(k) notification to the FDA to have its products cleared for cardiac arrest. In March 2005, the FDA convened a meeting of the Circulatory System Devices Panel to consider the data submitted in the 510(k) notification. Following that meeting in 2005, Alsius withdrew its request for such clearance because the FDA stated that it would require additional safety and efficacy data from a randomized, controlled human clinical trial. Alsius decided not to conduct such a trial at that time because it wanted to focus on marketing its products for their cleared indications. In the future, Alsius intends to obtain the required clinical data to support a renewed submission for cardiac arrest clearance by participating in human clinical trials in collaboration with others or conducting its own human clinical trials. Alsius anticipates it can begin such trials as early as the middle of 2007 and expect it will take two to three years to collect sufficient data to support a renewed cardiac arrest submission. These trials may be expensive and time-consuming, and Alsius cannot assure you that the FDA will ultimately grant it clearance for cardiac arrest. If Alsius does not obtain FDA clearance for cardiac arrest, or other indications, it may be at risk for liabilities related to off label use.

U.S. Clearances

Alsius’s products are currently 510(k) cleared in the United States for the indications described below.

Product	Date of 510(K) Clearance	Indications
CoolGard 3000	Aug. 1, 2003	Dictated by catheter

Cool Line 2 lumen	Aug. 1, 2003	For use in fever reduction, as an adjunct to other antipyretic therapy, in patients with cerebral infarction and intracerebral hemorrhage who require access to central venous circulation and who are intubated and sedated

Cool Line 3 lumen	Aug. 1, 2003	For use in fever reduction, as an adjunct to other antipyretic therapy, in patients with cerebral infarction and intracerebral hemorrhage who require access to central venous circulation and who are intubated and sedated

Product	Date of 510(K) Clearance	Indications

Icy 1 lumen	Oct. 23, 2003	For use in cardiac surgery patients to achieve and/or maintain normothermia during surgery and recovery/intensive care, and, to induce, maintain and reverse mild hypothermia in neuro surgery patients in surgery and recovery/intensive care

Fortius 1 lumen	Oct. 23, 2003	For use in cardiac surgery patients to achieve and/or maintain normothermia during surgery and recovery/intensive care, and, to induce, maintain and reverse mild hypothermia in neuro surgery patients in surgery and recovery/intensive care

Icy 3 lumen	Oct. 17, 2005	For use in cardiac surgery patients to achieve and/or maintain normothermia during surgery and recovery/intensive care, and, to induce, maintain and reverse mild hypothermia in neuro surgery patients in surgery and recovery/intensive care

International Clearances

Alsius’s products have received regulatory clearances in Europe, Canada and Australia. The table below shows Alsius’s primary international clearances.

	Europe		Canada		Australia
Product	Date	Indications	Date	Indications	Date	Indications
CoolGard 3000	Dec. 15, 2001	For temperature management in patients for whom a central venous catheter is warranted	Dec. 22, 2004	Cooling and warming (including cardiac arrest)	Oct. 30, 2003	Cooling and warming

Cool Line 2 lumen	Jun. 14, 2000		Mar. 9, 2001

Cool Line 3 lumen	Dec. 18, 2000		Mar. 9, 2001

Icy 1 lumen	Dec. 18, 2000		Nov. 8, 2004

Fortius 1 lumen	Dec. 27, 2003		Nov. 8, 2004

Icy 3 lumen	Pending		Feb. 21, 2006

Manufacturing

Alsius leases approximately 27,000 square feet of space at its Irvine, California headquarters. Alsius designs, manufactures and tests its products at its headquarters in Irvine, California, which is compliant with ISO and FDA standards. Product quality, cost reduction and inventory management are top priorities for Alsius’s manufacturing operations. Alsius believes its existing facilities are adequate to support its manufacturing requirements for the foreseeable future.

Alsius assembles its CoolGard system and catheters from components and subassemblies that Alsius purchase from outside sources. Alsius has flexibility with its suppliers to adjust the number of components and subassemblies as well as the delivery schedules. Production requirements are based on sales forecasts. Lead times for components and subassemblies may vary significantly depending on the size of the order, time required to fabricate and test the components or subassemblies, specific supplier requirements and current market demand for the components and subassemblies. Alsius reduces the potential for disruption of supply by maintaining sufficient inventory and identifying additional suppliers, where possible. However, Alsius currently purchases certain of its components and subassemblies from single suppliers. If Alsius lost a single-source supplier it would need to qualify new suppliers, or to redesign components, which could cause delays in Alsius’s manufacturing. To date, Alsius has not experienced any significant delays in obtaining any of its components or subassemblies.

Intellectual Property

Alsius has invested considerable resources in its intellectual property strategy and rely on a combination of patents, copyrights, trademarks and trade secret laws, as well as confidentiality and invention assignment agreements, to protect its innovations. As of September 30, 2006, Alsius’s products were covered by 34 issued U.S. patents. Alsius also has U.S. patent applications pending directed to current and future products. As of September 30, 2006, Alsius’s products were covered internationally by five issued patents. Alsius has other foreign patent applications pending directed to current and future products. Alsius intends to file for additional patents to strengthen its intellectual property rights. Alsius believes its patent portfolio provides a competitive advantage in its key markets, particularly for inducing hypothermia with a catheter in specified indications and for fever control using a central venous catheter. Alsius’s patents covering these key markets generally expire between 2018 and 2022. Alsius, CoolGard, Cool Line, Icy and Fortius are registered trademarks in the United States and the European Union.

Alsius requires its employees, consultants and certain vendors to sign confidentiality and invention assignment agreements. Alsius cannot provide any assurance that employees and consultants will abide by the confidentiality or assignability terms of their agreements. Despite measures taken to protect Alsius’s intellectual property, unauthorized parties may copy aspects of its products or obtain and use information that it regards as proprietary.

Alsius’s patent applications may not result in issued patents, and it cannot assure you that any patents issued will protect its intellectual property rights. Any patents issued to Alsius may be challenged by third parties as invalid or parties may independently develop similar or competing technology or design around any of Alsius’s patents. Alsius cannot be certain that the steps it has taken will prevent the misappropriation of its intellectual property, particularly in foreign countries where the laws may not protect its proprietary rights as fully as in the United States.

In May 1999, Alsius entered into a non-exclusive worldwide license with the cardiovascular division of Baxter Healthcare Corporation (now Edwards Lifesciences) under which it pays royalties for certain anti blood-clotting coatings used with Alsius’s catheters. This agreement terminated in May 2006. Alsius has a supply of the coating which Alsius expects will last for approximately 24 months. Edwards Lifesciences has granted Alsius permission to use all coating supply Alsius has on hand until such supply of coatings is depleted. If Alsius is not successful in renewing the license agreement for the coating, it will pursue alternate sources of coating for its catheters. If Alsius uses alternative coatings, it may be required to modify its regulatory clearances in the United States and internationally, which could potentially disrupt its operations. In November 1999, Alsius entered into an exclusive worldwide license with The Regents of the University of California under which it pay royalties for certain licensed technology used in its Cool Line and Icy catheters. This agreement will remain in effect until March 2019, the life of the last-to-expire patent licensed under the agreement, or until the last patent application licensed is abandoned. Alsius has the right to terminate this agreement at any time upon 90 days’ notice.

Government Regulation

United States

Alsius has undertaken clinical studies and obtained FDA clearances discussed above in the section entitled “Clinical Studies and Regulatory Clearances.” Unless an exemption applies, each new product Alsius wishes to sell in the United States, with the exception of certain modifications to current products, will require 510(k) clearance or pre-market approval, or PMA, from the FDA. When a 510(k) clearance is required, Alsius must submit a pre-market notification demonstrating that Alsius’s proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution prior to the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act and for which the FDA has not yet called for the submission of a PMA application. By statute, the FDA is required to clear or deny a 510(k) pre-market notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. When a PMA is required, extensive clinical data must be submitted to demonstrate the safety and effectiveness of the device to the FDA’s satisfaction. No device that Alsius has developed has required a PMA, however, it may pursue a PMA for future devices or indications.

Alsius’s CoolGard system and catheters are class II medical devices. Human clinical trials are generally required in connection with clearance of class III devices and may be required for class II devices. When a medical device presents a “significant risk” to human health, as defined by the FDA, the device sponsor is required to file an investigational device exemption, or IDE, application with the FDA and obtain IDE clearance before commencing human clinical trials. If the device is considered a “non-significant” risk, only clearance from the Institutional Review Board, or IRB, overseeing the clinical trial is required. An IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. An IDE must be approved in advance by the FDA for a specified number of patients. Clinical trials for a significant risk device may begin once the application is reviewed and cleared by the FDA and the appropriate IRB at the clinical trial sites. Future clinical trials of Alsius’s products may require that it submit and obtain clearance of an IDE from the FDA prior to commencing clinical trials. The FDA, and the IRB at each institution at which a clinical trial is being performed, may suspend a clinical trial at any time for various reasons, including a belief that the subjects are being exposed to an unacceptable health risk.

Alsius is required to manufacture its products in compliance with the FDA’s Quality System Regulation, or QSR. The QSR covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of Alsius’s products. The FDA enforces the QSR through periodic unannounced inspections. Alsius’s failure to maintain compliance with the QSR requirements could result in the suspension of its manufacturing operations and the recall of Alsius’s products. In the event that one of its suppliers fails to maintain compliance with its quality requirements, Alsius may have to qualify a new supplier and could experience manufacturing delays as a result.

The FDA has broad post-market and regulatory enforcement powers. Alsius is subject to unannounced inspections by the FDA and the Food and Drug Branch of the California Department of Health Services, or CDHS, to determine its compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of its subcontractors. Alsius has not undergone an FDA quality system inspection, although, like any medical device company, Alsius is subject to inspection at any time. Alsius believes that Alsius is in compliance with the QSR. In connection with Alsius’s FDA clearance, its facilities were inspected and observations were noted. The FDA accepted Alsius’s responses to these observations.

Failure to comply with regulatory requirements can result in enforcement action by the FDA, which may include sanctions such as fines, injunctions, consent decrees and civil penalties; recall or seizure of Alsius’s products; operating restrictions or suspension of production; refusal of requests for 510(k) clearance or PMA of new products or new intended uses; withdrawal of existing 510(k) clearance or PMA; and criminal prosecution. The FDA also has the authority to require that Alsius repair, replace or refund the cost of any medical device that Alsius has manufactured or distributed. If any of these events were to occur, they could have a material adverse effect on Alsius’s business.

Alsius is also subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. Alsius believes that compliance with these laws and regulations, as currently in effect, will not require material capital expenditures or expenses.

International

Alsius has obtained international regulatory clearances discussed above in the section entitled “Clinical Studies and Regulatory Clearances.” The primary regulatory environment in Europe, currently Alsius’s most significant international market, is that of the European Union. Three member states of the European Free Trade Association have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Other countries, such as Switzerland, have entered into Mutual Recognition Agreements and allow the marketing of medical devices that meet European Union requirements. The European Union has adopted numerous directives and European Standardization Committees have voluntary standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear Conformité Européenne, or CE Mark, indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union, the member states of the European Free Trade Association and countries which have entered into a Mutual Recognition Agreement. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a notified body, an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment consists of regular audits of the manufacturer’s quality system and specific review of the manufacturer’s device.

International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different. In China, medical devices are approved by the Ministry of Health, which process encompasses a detailed review of a company’s FDA documents. In Australia, medical devices are approved by the Ministry of Health and Welfare, Therapeutic Goods Administration. In Canada, medical devices are approved by Health Canada. In Japan, medical devices are approved by the Ministry of Health and Welfare. In each of Australia, Canada and Japan, the regulatory approval process is consistent with the Global Harmonization Task Force recommendations and the Summary Technical Document format for regulatory documentation. These processes are similar to the European submissions process with heavy reliance upon adherence to international standards. Alsius intends to rely heavily on its U.S. IDE data to meet the clinical data submission requirements in Australia, Canada and Japan.

Third-Party Reimbursement

In the United States, health care providers generally rely on third-party payors to reimburse all or a part of the costs and fees associated with the medical procedures performed using medical products. Third-party payors primarily consist of federal Medicare, state Medicaid and private health insurance plans. Outside the United States, many international markets have government managed health care systems that control reimbursement for new products and procedures. In most markets, there are private insurance systems as well as government managed systems.

United States

In the United States, third-party payors, including private health plans and government programs such as Medicare and Medicaid, generally reimburse hospitals and physicians for patient care. These payors typically reimburse hospitals and physicians using fixed, predetermined reimbursement codes for specified, billable procedures. Payors determine whether to approve reimbursement based on an assessment of the efficacy, safety and cost-effectiveness of a procedure and the products involved.

Alsius’s sales volumes are somewhat dependent on the extent to which payors approve reimbursement for the procedures related to its products. The hospital or physician group pays Alsius directly for its products, and then bills the appropriate payors for reimbursement on a per procedure basis. Hospitals and physicians typically bill payors for the use of Alsius’s catheters under established reimbursement codes relating to the insertion of a central venous catheter. These reimbursement codes do not fully cover the per procedure costs of Alsius’s products. Alsius has no current plans to seek separate reimbursement codes specific to procedures using its products, as this can be a lengthy and expensive process. Alsius believes the effectiveness and ease of use of its products are their key selling points, and therefore its current sales and marketing strategy is not significantly dependent on full reimbursement for Alsius’s products. Alsius maintains a call center for assisting hospital customers with reimbursement, coding, coverage and payment questions.

International

Alsius’s success in international markets will depend largely upon the availability of reimbursement from government payors and in certain cases private health plans. Health care payment systems, reimbursement approval processes and reimbursement levels in international markets vary significantly by country. Alsius generally relies on its international distributors to obtain reimbursement approvals in their respective national markets. Alsius cannot assure you that reimbursement will be approved.

Employees

As of September 30, 2006, Alsius had 62 employees, with 22 employees in sales and marketing, 20 employees in manufacturing operations, eight employees in research and development, six employees in general and administrative and six employees in regulatory and quality control. Alsius believes that its future success will depend in part on its continued ability to attract, hire and retain qualified personnel. None of Alsius’s employees is represented by a labor union, and Alsius believes its employee relations are good.

Property and Principal Executive Office

Alsius owns no real property. Alsius’s principal executive office is located at 15770 Laguna Canyon Road, Suite 150, Irvine, California 92618, where it leases approximately 27,000 square feet under a lease that expires on December 31, 2008. Alsius believes its existing facilities are adequate for its current needs.

Alsius also leases approximately 1,450 square feet in Wateringen, the Netherlands, for its European service center. This lease expires on May 31, 2010.

Legal Proceedings

Alsius is not a party to any material legal proceeding.

ALSIUS MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in this section has been derived from Alsius’s financial statements and should be read together with Alsius’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus. This proxy statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and is subject to the “safe harbor” created by those sections. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “could,” “seek,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Alsius urges you to consider the risks and uncertainties discussed under “Risk Factors” in evaluating these forward-looking statements. Alsius has no plans to update the forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus. Alsius cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

Overview

Alsius is a commercial-stage medical device company that develops, manufactures and sells proprietary, innovative products to precisely control patient temperature in hospital critical care settings. Alsius’s products consists of its CoolGard temperature regulation system, a computer-controlled cooling and warming unit, as well as three families of single-use catheters used exclusively with the CoolGard system—Cool Line, Icy and Fortius. Alsius markets its products to acute care hospitals and critical care physicians through its direct sales force in the United States and independent distributors in international markets. Alsius’s revenue consists primarily of sales of its CoolGard systems, its single-use catheters and its single use start-up kits which connect the catheter to the CoolGard system.

Alsius began selling its products in the United States in April 2004 and, as of September 30, 2006, had established a U.S. installed base of over 110 systems in 53 hospitals, of which 77 had been sold and 33 were under evaluation. Alsius began building its current network of independent distributors in Europe in February 2004, and as of June 30, 2006, had established a European installed base of 189 systems in over 150 hospitals, of which 167 had been sold and 22 were under evaluation. Alsius generated revenue of $1.0 million in 2003, $1.6 million in 2004, $3.2 million in 2005 and $2.2 million for the first six months of 2006, which represents annual revenue growth of 60% and 100% in 2004 and 2005 and 57% for the first six months of 2006 as compared to the first six months of 2005, respectively. Alsius had a net loss of $9.1 million in 2003, $8.2 million in 2004, $10.1 million in 2005 and $8.2 million in the first six months of 2006. International sales accounted for 65% of its revenue in 2004, 62% in 2005 and 54% in the first six months of 2006. Alsius expects U.S. sales to represent a greater percentage of its revenue as it continues to increase direct sales efforts in the United States.

Alsius’s business strategy involves the sale of CoolGard systems with recurring sales of single-use catheters and start-up kits for patient treatments. Generally, a patient treatment requires one catheter and one start-up kit. Alsius anticipates that for the foreseeable future substantially all of its revenue will relate to its CoolGard systems, catheters and start-up kits. Alsius expects that sales of its single-use catheters and related start-up kits will represent an increasing percentage of its revenue as it drives catheter use among current and new customers. As of June 30, 2006, Alsius had ten direct sales people in the United States and 23 independent international distributors covering over 35 countries. In 2006, Alsius intends to double the size of its direct U.S. sales force from 2005 levels, expand the number of its clinical application specialists and increase its network of distributors in Europe and other countries. Alsius’s future growth will depend on its ability to install new systems, drive catheter use, enter new geographic markets, expand clinical indications and develop new products.

Prior to 2004, Alsius was primarily a research and development company, and its operations consisted of developing its products, obtaining regulatory clearances and conducting clinical trials, which it funded through equity financings primarily from venture capital firms. Alsius received clearance to sell its products in Europe in June 2000 and clearance to sell its products in the United States in August 2003. Alsius began very limited sales of earlier versions of its products in Europe in December 2000 and began a more significant international sales launch of its current products in February 2004, when it started building its current network of independent distributors. Alsius began sales in the United States in April 2004 through its own direct sales force.

Critical Accounting Policies and Estimates

Alsius’s discussion and analysis of its financial condition and results of operations is based upon its financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements requires management to make estimates and judgments that affect the reported amounts of assets and liabilities, revenue and expenses, and disclosures of contingent assets and liabilities as of the date of the financial statements. On a periodic basis, Alsius evaluates its estimates, including those related to revenue recognition, accounts receivable, inventories, warranty and stock-based compensation. Alsius uses historical experience and other assumptions as the basis for making estimates. Actual results could differ from those estimates under different assumptions or conditions. Alsius believes the following critical accounting policies affect its more significant judgments and estimates used in the preparation of its financial statements.

Revenue. Alsius generates revenue primarily from the sale of its CoolGard system, its three families of single-use catheters and its single-use start-up kits, one of which is required with each catheter used. In the United States, Alsius sells its products through a direct sales force and are paid directly by the hospital purchasing its products. Outside of the United States, Alsius sells its products to distributors at a discount to its list price and are paid directly by the distributor, who then sells to the hospital.

Alsius recognizes revenue in accordance with SEC Staff Accounting Bulletin No. 104, Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectability is reasonably assured. Persuasive evidence of an arrangement consists of a purchase order for domestic customers and a distributor agreement with a purchase order for sales to international distributors. Delivery has occurred and title and the risks and rewards of ownership are transferred to the customer when the product has been shipped or received by the customer in accordance with the terms of the related purchase order. The price is fixed and determinable upon the receipt of a customer purchase order, which includes a stated purchase price. The majority of Alsius arrangements include FOB shipping point terms. Alsius uses judgment when determining whether collection is reasonably assured and rely on a number of factors, including past transaction history with the customer and management evaluations of the credit worthiness of the customer. If Alsius determines that collection is not reasonably assured, it would defer revenue until such time that collection is reasonably assured.

Alsius evaluates whether the separate deliverables in its arrangements can be unbundled. Sales of the CoolGard system domestically to hospitals include separate deliverables consisting of Alsius’s CoolGard system, disposables used with the CoolGard system, installation and training. For these sales, Alsius applies the residual value method in accordance with Emerging Issues Task Force (“EITF”) No. 00-21, Revenue Arrangements with Multiple Deliverables, which requires the allocation of the total arrangement consideration less the fair value of the undelivered elements, which consist of installation and training, to the delivered elements. As of December 31, 2004 and 2005 and as of June 30, 2005 and 2006, there were a limited number of undelivered elements resulting in a minimal amount attributed to the undelivered elements. Installation and training are not included in arrangements with sales to distributors.

Explicit return rights are not offered to customers; however, Alsius may accept returns in limited circumstances. The amount of returns through June 30, 2006 has been minimal. A sales return allowance has not been established because Alsius believes returns will be insignificant.

Alsius enters into equipment loan agreements with certain customers whereby the CoolGard system is placed at the customer’s site for their evaluation and use. During this time, the customer purchases disposables. Alsius accounts for these arrangements in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 13, Accounting for Leases, and have classified these arrangements as operating leases. The consideration for the rental portion of the arrangement is considered to be contingent and is recorded when earned, which is when the disposables are recognized as revenue. The CoolGard system is classified as evaluation equipment and is depreciated over its estimated economic life of five years with depreciation included as a component of cost of revenue.

During 2005, Alsius began to offer extended warranty contracts, which are separately sold to non-distributor customers. Revenue is recorded on a straight-line basis over the period of the contract, which is one year. The amount of deferred revenue as of December 31, 2005 and June 30, 2006 was minimal.

Accounts receivable. Alsius records accounts receivable based on the invoice amount and does not charge interest on outstanding balances. Allowances for doubtful accounts are estimated for losses resulting from the inability of Alsius’s customers to make required payments. Alsius analyzes accounts receivable and historical bad debts, customer credit, current economic trends and changes in customer payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered.

Inventory. Inventory, consisting of finished goods, work-in-progress and raw materials is stated at the lower of cost or market. Alsius determines cost by the weighted average method. Inventory reserves are established when conditions indicate that the selling price could be less than cost due to physical deterioration, usage, obsolescence, reductions in estimated future demand and reductions in selling prices. Alsius’s catheters have an expiration date of two years from the date of manufacture, which it has established based on safety standards. Alsius balances the need to maintain strategic inventory levels with the risk of obsolescence due to changing technology and customer demand levels. Unfavorable changes in market conditions may result in a need for additional inventory reserves that could adversely impact Alsius’s financial results.

Warranty reserve. Alsius provides a 12 month warranty from date of purchase for domestic customers and a 15 month warranty from date of purchase for distributors on its CoolGard system, which covers parts, labor and shipping costs. Alsius also allows its domestic customers one year from the date of purchase and its distributors two years from the date of purchase or the expiration date, whichever is shorter, to exchange any catheter or start-up kit that contains a defect. Accordingly, Alsius has established a warranty reserve for its products. Alsius estimates the costs that may be incurred under its warranties and record a liability for the amount of such costs at the time its products are sold. Factors that affect Alsius’s warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and costs per claim, which requires management to make estimates about future costs. Alsius periodically assess the adequacy of its recorded warranty liabilities and adjust the amounts as necessary. Although Alsius tests its products in accordance with its quality programs and processes, its warranty obligation is affected by product failure rates and service delivery costs incurred in correcting a product failure. Revisions to Alsius’s originally estimated warranty liability would be required should actual product failure rates or service costs differ from its original estimates, which are based on historical data.

Stock-Based Compensation. Alsius applied the principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees prior to January 1, 2006, which requires Alsius to record compensation expense equal to the excess of the estimated fair value of its common stock over the employee option’s exercise price on the grant date, the intrinsic value, and record such compensation expense over the stock option’s vesting period. Effective January 1, 2006, Alsius adopted the provisions of SFAS 123(R) using the prospective transition method. Under the prospective transition method, only new awards, or awards that have been modified, repurchased or cancelled after January 1, 2006, are accounted for using the fair value method. Alsius will continue to account for awards outstanding as of January 1, 2006 using the accounting principles under APB No. 25. Alsius also issues stock options to non-employees and apply the principles of Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation and EITF No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, which requires that such equity instruments are recorded at their fair value and periodically adjusted as the stock options vest. The fair value of Alsius’s non-employee stock options is estimated using the Black-Scholes option pricing model, which requires the use of management’s judgment in estimating the inputs used to determine fair value. Management’s estimate of the fair value of Alsius’s common stock impacts compensation expense recorded in its results of operations for both employees and non-employees.

Another variable that impacts the estimated fair value of Alsius’s employee stock options granted after January 1, 2006 and non-employee stock options is the volatility of its common stock. Alsius’s common stock is not publicly traded and therefore its estimates are based on the volatility of comparable public companies. Changes in these estimates may increase the estimated value of Alsius’s non-employee stock options and the related compensation expense recorded in its statement of operations.

In determining exercise prices for stock options, Alsius did not obtain contemporaneous valuations by an unrelated valuation specialist, but instead relied on its board of directors, the members of which it believes have extensive experience in the medical device market and a majority of which is comprised of non-employee directors, to determine a reasonable estimate of the then-current fair value of its common stock. Because Alsius did not have any outside equity financings since September 2004, and because there has been no liquidity in its common stock, Alsius’s board of directors determined the fair value of its common stock on the date options were granted based on several factors, including the liquidation preferences of its preferred stock, progress against regulatory and product development milestones, its financial condition and the likelihood of achieving a liquidity event such as an initial public offering or a sale of the company.

During the first six months of 2006, as Alsius considered an initial public offering, it reassessed the valuations of common stock relating to option grants during the year ended December 31, 2005. Alsius considered the expected value of its common stock in its planned initial public offering, in addition to its increasing sales, and favorable valuations of comparable publicly-traded medical device companies. As a result, the estimated fair value of its common stock in 2005 was greater than the exercise price of the stock options. Alsius used a market-based approach in determining the fair value of its common stock as of each grant date, and also considered the following factors:

•	successive quarters of increased U.S. and international sales during 2005, which, by the end of the first six months of 2006 Alsius believe evidences its commercial traction;

•	Alsius’s progress in developing its U.S. and international sales and marketing infrastructure;

•	Alsius’s growing installed base of systems in hospitals and increasing catheter utilization; and

•	increased receptivity of the public capital markets to early stage medical device initial public offerings.

The aggregate intrinsic value recorded for employee stock options granted during the year ended December 31, 2005 was $1.2 million. Alsius recognized $0.09 million as compensation expense in 2005 and $0.2 million in the first six months of 2006 related to employee option grants. In addition, Alsius recognized $0.05 million of compensation expense in the first six months of 2005 and $0.06 million in the first six months of 2006 for the fair value of options granted to non-employees.

Effective January 1, 2006, Alsius accounted for stock options granted using SFAS No. 123(R), Share-Based Payment, which has replaced SFAS No. 123 and APB 25. Under SFAS No. 123(R), companies are no longer able to account for share-based compensation transactions using the intrinsic method in accordance with APB 25, but will be required to account for such transactions using a fair-value method and recognize the expense in the statements of operations. Alsius adopted the provisions of SFAS 123(R) using the prospective transition method. Under the prospective transition method, only new awards, or awards that have been modified, repurchased or cancelled after January 1, 2006, are accounted for using the fair value method. Alsius will continue to account for awards outstanding as of January 1, 2006 using the accounting principles under APB No. 25.

Results of Operations

Six Months Ended June 30, 2006 and 2005

Revenue. Revenue was $2.2 million for the six months ended June 30, 2006, an increase of $0.8 million or 57%, from $1.4 million for the six months ended June 30, 2005. The increase was attributable to an increase in the sale of Alsius’s catheters and start-up kits due to its growing installed base of CoolGard systems as well as increased sales of its CoolGard systems in the United States at a higher sales price than its sales to international distributors. Sales of Alsius’s CoolGard system accounted for 48% of revenue and sales of its catheters and start-up kits accounted for 48% of its revenue for the six months ended June 30, 2006, compared to 46% for the CoolGard system and 50% for catheters and start-up kits for the six months ended June 30, 2005. The balance of revenues for the six months ended June 30, 2006 and 2005 was comprised of shipping and service revenue. Sales in the United States accounted for 46% of Alsius’s revenue for the six months ended June 30, 2006, compared to 40% for the six months ended June 30, 2005.

Cost of revenue. Cost of revenue consists of costs of materials, products purchased from third-parties, manufacturing personnel, freight, depreciation of property and equipment, royalties paid to technology licensors, manufacturing overhead, warranty expenses and inventory reserves. Royalties paid to third parties include two worldwide licenses related to Alsius’s catheters. One license covers a coating used on Alsius’s catheters and requires that Alsius pay a royalty of between 2.0% and 3.5% on net revenue generated by all catheters. The other license covers technology used in Alsius’s Cool Line catheter and requires that it pay a royalty of 2.5% on net revenue generated by the Cool Line catheter.

Cost of revenue was $3.0 million for the six months ended June 30, 2006, an increase of $1.0 or 50%, from $2.0 million for the six months ended June 30, 2005. The increase was primarily attributable to an increase in the volume of units sold. During the six months ended June 30, 2006 and six months ended June 30, 2005, Alsius’s manufacturing costs exceeded current revenue levels due to inefficiencies in its manufacturing process. This was primarily due to the limited number of CoolGard systems and catheters produced and sold in relation to fixed and partially fixed manufacturing costs. Included as components of cost of revenue in the six months ended June 30, 2006 were warranty costs of $0.1 million as compared to $0.04 million for the six months ended June 30, 2005, no scrap costs for the six months ended June 30, 2006 as compared $0.3 million for the six months ended June 30, 2005 and royalties of $0.05 million for the six months ended June 30, 2006 as compared to $0.03 million for the six months ended June 30, 2005. Alsius expects cost of revenue to continue to decrease as a percentage of revenue as it implements cost reduction initiatives, including manufacturing process improvements, and benefit from economies of scale.

Research and development expense. Research and development expense consists of costs related to Alsius’s regulatory and product development activities. Research and development expense has been, and Alsius anticipates in the future will be, highest when it is actively engaged in human clinical trials to support new regulatory clearances. Research and development expense was $1.4 million, a decrease of $0.4 million, or 22%, from $1.8 million for the six months ended June 30, 2005. The decrease was due to a reduction in the use of contract engineering services and product development efforts of $0.4 million.

Sales and marketing expense. Sales and marketing expense consists of costs related to Alsius’s direct sales force personnel, clinical application specialists, travel, trade shows, advertising, entertainment, and marketing materials provided to its international distributors. Sales and marketing expense was $2.7 million for the six months ended June 30, 2006, an increase of $0.4 million, or 17%, from $2.3 million for the six months ended June 30, 2005. The increase was primarily attributable to increased compensation expense of $0.2 million for Alsius’s direct sales force and travel and meeting expenses of $0.2 million. Alsius expects that expenses associated with sales and marketing activities will increase as Alsius incurs additional costs to support its worldwide market expansion.

General and administrative expense. General and administrative expense consists of costs related to personnel, legal, accounting and other general operating expenses. General and administrative expense was $2.8 million for the six months ended June 30, 2006, an increase of $2.1 million or 300%, from $0.7 million for the six months ended June 30, 2005. The increase was primarily attributable to increased professional fees of $1.6 million of which a substantial portion was incurred in connection with the preparation and filing of a registration statement for an initial public offering, employee compensation expense of $0.2 million, stock based compensation expense of $0.2 million and outside services of $0.1 million.

Interest income. Interest income was $0.06 million for the six months ended June 30, 2006, a decrease of $0.02 million, or 25%, from $0.08 million for the six months ended June 30, 2005. This decrease was due to lower cash and cash equivalent balances available for investing during the six months ended June 30, 2006.

Interest expense. Interest expense was $0.5 million for the six months ended June 30, 2006, an increase of $0.45 million, or 900%, from $0.05 for the six months ended June 30, 2005. The increase was due to an increase of $0.23 million incurred on Alsius’s promissory note issued in May 2005 in connection with its loan from a financial institution and $0.22 million incurred on its convertible bridge notes issued in April 2006. The interest expense on the bridge notes included an amount of discount associated with the warrant attached to the bridge note.

Alsius will continue to incur interest expense on the May promissory note as it pays down principal and interest in equal installments through September 2008. Alsius will continue to incur interest expense on the April convertible bridge notes until converted or repaid through March 2007.

The warrants and embedded derivative associated with the bridge notes are classified as liabilities and, as such, are revalued at each reporting period. Based on the pending merger transaction with Ithaka, Alsius expects that the related Black-Sholes assumptions will change.

Years Ended December 31, 2005 and 2004

Revenue. Revenue was $3.2 million for the year ended December 31, 2005, an increase of $1.6 million or 100%, from $1.6 million for the year ended December 31, 2004. The increase was primarily attributable to the benefits of maintaining a direct sales force in the United States for a full year and increased sales penetration in international markets. One benefit of having a direct sales force in the United States is that Alsius realizes a higher sales price for its products as compared to sales to its international distributors where Alsius charges a discounted price. Sales of Alsius’s CoolGard system accounted for 48% of revenue and sales of its catheters and start-up kits accounted for 47% of its revenue for the year ended December 31, 2005, compared to 50% for the CoolGard system and 48% for catheters and start-up kits for the year ended December 31, 2004. The balance of revenues for both 2005 and 2004 was comprised of shipping and service revenue. Sales in the United States accounted for 40% of Alsius’s revenue for the year ended December 31, 2005, compared to 35% for the year ended December 31, 2004. Alsius expects that U.S. sales will continue to increase as a percentage of its future revenue.

Cost of revenue. Cost of revenue was $3.6 million for the year ended December 31, 2005, an increase of $1.6 million or 80%, from $2.0 million for the year ended December 31, 2004. The increase was primarily attributable to an increase in the volume of units sold. Alsius’s increase in revenue did not result in a corresponding increase in cost of revenue due to increased efficiencies of fixed and partially fixed manufacturing costs. During the years ended December 31, 2005 and 2004, Alsius’s manufacturing costs exceeded current revenue levels due to inefficiencies in its manufacturing process. This was primarily due to the limited number of CoolGard systems and catheters produced and sold in relation to fixed and partially fixed manufacturing costs. Included as components of cost of revenue in 2004 were warranty costs of $0.03 million as compared to $0.2 million for 2005, scrap of $0.3 million as compared $0.4 million in 2004 and royalties of $0.06 million as compared to $0.05 million for 2004. Alsius expects cost of revenue sold to continue to decrease as a percentage of revenue as it implements cost reduction initiatives, including manufacturing process improvements, and benefit from economies of scale.

Research and development expense. Research and development expense was $3.5 million for the year ended December 31, 2005, an increase of $0.2 million, or 6%, from $3.3 million for the year ended December 31, 2004. The increase was due to the use of contract engineering services and product development efforts of $0.5 million offset by a reduction in costs of $0.3 million for personnel used in manufacturing that reduced their time spent on research and research and development activities. In 2006, Alsius expects its research and development expenses to decrease as a percentage of revenue due to a larger revenue base and reduced clinical trial costs.

Sales and marketing expense. Sales and marketing expense was $4.5 million for the year ended December 31, 2005, an increase of $1.2 million, or 36%, from $3.3 million for the year ended December 31, 2004. This increase was primarily attributable to the growth of Alsius’s direct sales force and marketing activities to support its worldwide market expansion. The number of employees increased by 57% from 2004 to 2005 resulting in increased employee compensation costs of $0.8 million with travel related expenses increasing by $0.4 million.

General and administrative expense. General and administrative expense was $1.5 million for year ended December 31, 2005, an increase of $0.2 million, or 15%, from $1.3 million for the year ended December 31, 2004. The increase was primarily attributable to increased outside consulting services of $0.2 million. Alsius expects that its general and administrative expense will increase in absolute dollar amounts as it incurs additional costs related to operating as a public company, such as legal and accounting fees, and higher costs for officers’ and directors’ insurance, investor relations programs and director and professional fees.

Interest income. Interest income increased to $0.2 million for the year ended December 31, 2005, an increase of $0.1 million, or 100%, from $0.1 million for the year ended December 31, 2004. This increase was due to higher interest rates earned during 2005.

Interest expense. Interest expense was $0.4 million for the year ended December 31, 2005, an increase of $0.39 million, from $0.01 million for the year ended December 31, 2004. The increase was due to interest incurred on Alsius’s promissory note issued in May 2005. Alsius will continue to incur interest expense for this loan as it pays down principal and interest in equal monthly installments through September 2008.

Years Ended December 31, 2004 and 2003

Revenue. Revenue was $1.6 million for the year ended December 31, 2004, an increase of $0.6 million, or 60%, from $1.0 million for the year ended December 31, 2003. The increase was primarily attributable to commencement of sales of Alsius’s CoolGard systems, catheters and start-up kits in the United States in April 2004. Sales of Alsius’s CoolGard system accounted for 50% of revenue and sales of its catheters and start-up kits accounted for 48% of revenue for the year ended December 31, 2004, compared to 50% for the CoolGard system and 50% for catheters and start-up kits for the year ended December 31, 2003. The balance of revenue for 2004 was derived from shipping revenue. Sales in the United States accounted for 35% of Alsius’s revenue for the year ended December 31, 2004.

Cost of revenue. Cost of revenue was approximately $2.0 million for the year ended December 31, 2004, with no change from $2.0 million for the year ended December 31, 2003. Alsius’s increase in revenue did not result in a corresponding increase in cost of revenue due to increased efficiencies of fixed and partially fixed manufacturing costs. Included as components of cost of revenue in 2003 were warranty costs of $0.3 million as compared to $0.03 million for 2004, inventory reserve of $0.3 million as compared to a negligible amount for 2004, scrap of $0.3 million as compared $0.4 million in 2004 and royalties of $0.04 million as compared to $0.05 million for 2004. During the years ended December 31, 2004 and 2003, Alsius’s manufacturing costs exceeded current revenue levels due to inefficiencies in its manufacturing process. This was primarily due to the limited number of CoolGard systems and catheters produced and sold in relation to fixed and partially fixed manufacturing costs.

Research and development expense. Research and development expense was $3.3 million for the year ended December 31, 2004, a decrease of $1.5 million, or 31%, from $4.8 million for the year ended December 31, 2003. The decrease was primarily attributable to completing Alsius’s most significant clinical trial in the first half of 2003 and obtaining clearance from the FDA to sell its products for certain applications in the United States. Expenses associated with Alsius’s clinical trials decreased by $0.8 million, material and prototype expenses decreased by $0.2 million and consulting expenses decreased by $0.5 million in 2004 compared to 2003.

Sales and marketing expense. Sales and marketing expense was $3.3 million for the year ended December 31, 2004, an increase of $1.8 million, or 120%, from $1.5 million for the year ended December 31, 2003. The increase was primarily attributable to costs associated with the market launch of Alsius’s products in the United States and costs associated with forming a direct sales force. The number of employees increased by 180% from 2003 to 2004 resulting in increased employee compensation costs of $1.1 million, travel and trade show expenses increased by $0.5 million and advertising expenses increased by $0.2 million.

General and administrative expense. General and administrative expense was $1.3 million for the year ended December 31, 2004, a decrease of $0.2 million, or 13%, from $1.5 million for the year ended December 31, 2003. The decrease was primarily attributable to a reduction in employee compensation of $0.1 million and a reduction in use of outside consultants by $0.1 million.

Interest income. Interest income increased to $0.1 million for the year ended December 31, 2004, an increase of $0.09 million, from $0.01 million for the year ended December 31, 2004. This increase is due to higher cash and cash equivalent balances available for investing as a result of the proceeds from the sale of preferred stock.

Interest expense. Interest expense for the year ended December 31, 2004 was $0.01 million, a decrease of $0.39 million, or 98%, from $0.4 million for the year ended December 31, 2003. The decrease in interest expense was primarily attributable to $0.1 million of interest expense due on promissory notes in 2003 and $0.25 million of interest expense from the promissory note discount due to the issuance of warrants during 2003.

Liquidity and Capital Resources

From Alsius’s inception, it has financed its operations primarily through private sales of preferred stock, with aggregate net proceeds of $76.5 million in cash. From April 2006 through October 13, 2006, Alsius borrowed an aggregate amount of $7.1 million from existing shareholders. Alsius issued to each lending party unsecured convertible promissory notes bearing interest at 8% per annum.

Alsius has incurred significant net losses since inception and have relied on its ability to obtain financing, which to date has been principally from the sale of redeemable convertible preferred stock. Alsius expects operating losses and negative cash flows to continue for the foreseeable future as it incurs additional costs and expenses related to expanding sales and marketing, continuing product development, and obtaining FDA and foreign regulatory approvals for new indications. As a result, the opinion Alsius has received from its independent registered public accounting firm contains an explanatory paragraph stating that there is a substantial doubt regarding its ability to continue as a going concern. As disclosed in Note 2, the financial statements have been prepared on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Alsius believes that the cash from the Ithaka trust, together with its current cash and cash equivalents will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next 12 months.

Six Months Ended June 30, 2006 and 2005

As of June 30, 2006, Alsius had cash and cash equivalents of $2.0 million, working capital of $1.1 million and an accumulated deficit of $66.6 million.

Cash flows used in operating activities. Net cash used in operations was $6.6 million for the six months ended June 30, 2006 and $5.0 million for the six months ended June 30, 2005. The increase of $1.6 million was primarily attributable to increases in other assets and accounts payable related to professional costs incurred in the six months ended June 30, 2006.

Cash flows used in investing activities. Net cash used in investing activities was $0.2 million for the six months ended June 30, 2006 and 2005. Alsius’s purchases of property and equipment remained constant during the six months ended June 30, 2006 and 2005. However, Alsius expects its capital expenditures to increase in future years to support the growth of its infrastructure. Alsius anticipates that its current operating facility will be appropriate to support its manufacturing demands for the foreseeable future.

Cash flows from financing activities. Cash flows provided by financing activities were $3.5 million for the six months ended June 30, 2006 and $5.0 million for the six months ended June 30, 2005. The decrease was attributable to proceeds of notes payable in both 2006 and 2005 and principal repayments on these notes in 2006.

Year Ended December 31, 2005 and 2004

As of December 31, 2005, Alsius had cash and cash equivalents of $5.3 million, working capital of $5.3 million and an accumulated deficit of $58.4 million.

Cash flows used in operating activities. Net cash used in operations was $9.4 million for the year ended December 31, 2005 and $9.2 million for the year ended December 31, 2004. The increase in cash used in operations was primarily attributable to an increase in operating losses before depreciation, and an increase in accounts receivable and prepaid expenses offset by a decrease in inventory and an increase in accrued liabilities.

Cash flows used in investing activities. Net cash used in investing activities was $0.3 million for the year ended December 31, 2005 and $0.7 million for the year ended December 31, 2004. The decrease was primarily attributable to a reduction in evaluation equipment for 2005. Alsius’s purchases of property and equipment remained constant during 2004 and 2005.

Cash flows from financing activities. Cash flows from financing activities were $4.6 million for the year ended December 31, 2005 and $8.5 million for the year ended December 31, 2004. Cash flows from financing activities in 2005 reflected proceeds from a promissory note from a financial institution less principal payments and in 2004 reflected net proceeds from the sale of preferred stock.

Uses of Capital Resources

Alsius expects to use its capital to fund sales and marketing, manufacturing, research and development, and for general corporate purposes. Alsius expects to increase the number of its employees including the size of its U.S. sales force and clinical application specialists and increase its sales and marketing efforts internationally. From time-to-time Alsius may acquire businesses, technology or products that complement its business, which may require substantial outlays of its capital resources. No acquisitions are currently pending. As a result of the proposed merger with Ithaka, Alsius will incur additional costs related to operating as a public company, such as legal and accounting fees, and higher costs for officers’ and directors’ insurance, investor relations programs and director and professional fees and other costs associated with public reporting requirements and compliance. Alsius’s use of capital resources depends upon a number of factors, including future expenses to expand and support its sales and marketing efforts, the rate of market acceptance of its current and future products, the resources it devotes to developing and supporting its products, costs relating to changes in regulatory policies or laws that affect its operations, costs of filing, prosecuting, defending and enforcing Alsius’s intellectual property rights, and possible acquisitions and joint ventures.

The following table summarizes information about Alsius’s material contractual obligations as of June 30, 2006:

Contractual Obligations	Year Ending December 31,
	Total	2006 (remainder)	2007	2008	2009	2010

	(in thousands)
Operating leases	$839	$145	$325	$338	$22	$9
Promissory notes	$8,109	$787	$5,919	$1,403	$—	$—
Capital lease	$87	$4	$18	$20	$22	$23

Operating leases. Alsius leases space for its primary facility, located in Irvine, California, under a lease that expires on December 31, 2008. Under this lease, Alsius is are required to pay for insurance, property taxes, utilities and maintenance, commonly known as a “triple net” lease. Alsius also leases a small space for its European service center in Wateringen, the Netherlands, under a lease that expires on May 31, 2010.

Promissory notes. Alsius has an outstanding promissory note with a financial institution. As of June 30, 2006, the outstanding balance of the loan was $3.9 million. Principal and interest are payable monthly in installments with final payment due on September 1, 2008.

In April 2006, Alsius borrowed an aggregate amount of $4.2 million from existing shareholders. Alsius issued to each lending party an unsecured convertible promissory note bearing interest at 8% per annum. All principal and accrued interest under these notes will convert into unregistered shares of its common stock upon the closing of an initial public offering, or into shares of Series F preferred stock at $3.00 per share if the initial public offering does not close by March 30, 2007.

Capital lease. In June 2006, Alsius entered into a new lease commitment for computer equipment over a period of 63 months for a total value of $104 with payments commencing in September 2006.

Off Balance Sheet Arrangements

Alsius does not have any off balance sheet arrangements as defined in Regulation S-K Item 303(a)(4).

Quantitative and Qualitative Disclosure About Market Risk

Substantially all of Alsius’s revenue is denominated in U.S. dollars, including sales to its international distributors. Only a small portion of Alsius’s revenue and its expenses is denominated in foreign currencies, principally the Euro. Alsius’s Euro expenditures primarily consist of the cost of maintaining its office in the Netherlands, including the facility and employee-related costs. A 10% increase in the value of the U.S. dollar relative to the Euro or a 10% decrease in the relative value of the dollar would have a negligible impact on its current costs or revenue. To date, Alsius has not entered into any hedging contracts. Future fluctuations in the value of the U.S. dollar may, however, affect the price competitiveness of Alsius’s products outside the United States.

Alsius invests its excess cash primarily in U.S. Treasury Bills with maturities less than 90 days. Alsius does not utilize derivative financial instruments, derivative commodity instruments or other market risk-sensitive instruments, positions or transactions to any material extent. Accordingly, Alsius believes that, while the instruments it holds are subject to changes in the financial standing of the issuer of such securities, Alsius is not subject to any material risks arising from changes in interest rates, foreign currency exchange rates, commodity prices, equity prices or other market changes that affect market risk sensitive instruments. Due to the short-term nature of these investments, a 1% change in market interest rates would not have a significant impact on the total value of Alsius’s portfolio as of December 31, 2005.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 151 Inventory Costs, an Amendment of Accounting Research Bulletin, or ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires those items be recognized as current-period charges. The provisions of this statement are effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this Statement did not have a material effect on Alsius’s financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004) Share-Based Payment or SFAS No. 123R. SFAS No. 123(R) revises SFAS No. 123 Accounting for Stock-Based Compensation, and supersedes APB No. 25 Accounting for Stock Issued to Employees and related interpretations and SFAS No. 148 Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 123(R) requires compensation cost relating to all share-based payments to employees to be recognized in the financial statements based on their fair values in the first annual reporting period beginning after December 15, 2005. The pro forma disclosures previously permitted under SFAS No. 123 will no longer be an alternative to financial statement recognition. Alsius adopted SFAS No. 123(R) on January 1, 2006 using the prospective transition method. See Note 3 to the Notes to the Financial Statements.

In March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) No. 107, Share-Based Payment. SAB 107 provides guidance on the initial implementation of SFAS No. 123(R). In particular, the statement includes guidance related to share-based payment awards for non-employees, valuation methods and selecting underlying assumptions such as expected volatility and expected term. SAB 107 also gives guidance on the classification of compensation expense associated with such awards and accounting for the income tax effects of those awards upon the adoption of SFAS No. 123(R).

On June 7, 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Accounting Changes in Interim Financial Statements (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the Statement does not change the transition provisions of any existing accounting pronouncements. The adoption of this Statement did not have a material effect on Alsius’s financial position, results of operations or cash flows.

In September 2005, the EITF reached a consensus on Issue No. 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature. The Task Force concluded that the issuance of convertible debt with a beneficial conversion feature results in a basis difference for the purposes of applying SFAS No. 109, Accounting for Income Taxes, the basis difference is a temporary difference, and the recognition of deferred taxes for the temporary difference of the convertible debt with a beneficial conversion feature should be recorded as an adjustment to additional paid-in capital. The consensus reached should be applied to financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. This Issue should be applied by retrospective application pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Therefore, this Issue would also be applicable to debt instruments that were converted (or extinguished) in prior periods but are still presented in the financial statements. The adoption of this consensus did not have a material impact on Alsius’s financial position, results of operations and cash flows.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which addresses the recognition and measurement of tax benefits and related financial statement disclosures. Alsius will adopt the provisions of Interpretation No. 48 in the fiscal year beginning January 1, 2007 and does not expect that the adoption of Interpretation No. 48 will have a material impact on its financial condition or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and Alsius does not expect that the adoption of this statement will have a material impact on its financial condition or results of operations.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108. SAB 108 provides interpretative guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006, and Alsius does not expect that the adoption of this statement will have a material impact on its financial condition or results of operations.

DIRECTORS AND EXECUTIVE OFFICERS OF ITHAKA FOLLOWING THE MERGER

At the effective time of the merger, the board of directors and executive officers of Ithaka will be as follows:

Name	Age	Position
Paul A. Brooke	60	Chairman of the Board
William J. Worthen	46	President, Chief Executive Officer and Director
Brett L. Scott	56	Chief Financial Officer
Kenneth A. Collins, M.B.B.S	47	Executive Vice President, Regulatory, Clinical, Quality and Research & Development
H. Michael Ameli	63	Vice President, Manufacturing
Suzanne C. Winter	44	Vice President, Worldwide Sales and Marketing
Eric M. Hecht	46	Director
Wende S. Hutton	46	Director
Jack W. Lasersohn	53	Director
Gregory D. Waller	56	Director
Kurt C. Wheeler	53	Director

Paul A. Brooke has served as our chairman of the board and chief executive officer since our inception. Mr. Brooke has served as a managing member of PMSV Holdings, LLC, a private investment firm, since 1993. He has also served as a venture partner of MPM Capital, a venture capital firm specializing in the healthcare industry since 1997. Mr. Brooke has also served as an advisory director for Morgan Stanley & Co., Inc. since April 2000. From March 1999 to May 2000, Mr. Brooke served as a Managing Director of Tiger Management LLC, a money management hedge fund. From March 1983 to March 1999, he served as a Managing Director and the Global Head of Healthcare Research and Strategy at Morgan Stanley. Mr. Brooke is also a director of the following public companies:

•	Incyte Corporation, a Nasdaq National Market listed company that is focused on the discovery and development of novel, small molecule drugs to treat major medical conditions, including infection with human immunodeficiency virus, or HIV, inflammatory disorders, cancer and diabetes;

•	Emdeon Corporation, a Nasdaq National Market listed company that provides various types of healthcare information services and technology solutions and products; and

•	ViroPharma, Inc., a Nasdaq National Market listed pharmaceutical company dedicated to the development and commercialization of products that address serious diseases treated by physician specialists and in hospital settings.

Mr. Brooke received an B.A. (cum laude) from Columbia College and an M.A. from Columbia University.

William J. Worthen has been Alsius’s President and Chief Executive Officer since March 1997 and has served as its Chairman of the board of directors since April 2006. From August 1992 until February 1997, he served as President and Chief Executive Officer and a member of the board of directors of Neuro Navigational Corporation, a publicly traded medical device company focused on minimally-invasive neuro surgery, which was sold to Ballard Medical Products. Mr. Worthen’s prior experience includes sales and marketing management positions at several cardiovascular products companies, including American Hospital Supply’s Edwards Laboratories division (now Edwards Lifesciences). Mr. Worthen earned a B.S. from San Diego State University.

Brett L. Scott has been Alsius’s Chief Financial Officer since January 2006 and was a consultant to Alsius from February 2005 to January 2006. From September 2001 until March 2005, he served as Chief Financial Officer of Irvine Biomedical, Inc., a privately held medical device company focused on electrophysiology catheters which was sold to St. Jude Medical, Inc. From October 1997 until February 2001, he was Chief Financial Officer of Cardiac Science, Inc., a publicly traded medical device company focused on cardiovascular devices. Mr. Scott is a certified public accountant and earned a B.S. from the University of Southern California.

Kenneth A. Collins, M.B.B.S., has been Alsius’s Executive Vice President of Regulatory, Clinical, Quality and Research and Development since October 2003. From January 2001 until September 2003, Dr. Collins served as Alsius’s Vice President of Clinical, Quality and Regulatory Affairs. From February 1998 until

November 2000, he held senior management and consulting positions at Boston Scientific Corporation, a publicly traded diversified medical device company. Dr. Collins earned an M.B.B.S. from Sydney University Medical School and an MBiomedE from University of New South Wales.

H. Michael Ameli has been Alsius’s Vice President, Manufacturing since January 2001. From January 1997 until December 2000, he served as a director of operations in charge of catheter manufacturing for Medtronic Corporation, a publicly traded diversified medical device company. Mr. Ameli earned a B.S. from California State Polytechnic University, Pomona and an M.B.A. from California State University, Long Beach.

Suzanne C. Winter has been Alsius’s Vice President, Worldwide Sales and Marketing since November 2004. From November 1998 until October 2004, she served as our Vice President of Marketing and International Sales. From November 1991 until October 1998, she was a Business Unit Director for Toshiba America Medical Systems, Inc. Ms. Winter earned a B.Sc. from St. Lawrence University in New York and an M.B.A. from Harvard Business School.

Eric M. Hecht has served as our president, chief financial officer and a member of our board of directors since our inception. Since January 2003, Dr. Hecht has served as chief executive officer of Potomac Pharma, Inc., a private specialty pharmaceutical company. From January 1997 to December 2002, he served as a senior research analyst for Merrill Lynch and from September 1992 to December 1996, he served as a senior research analyst for Morgan Stanley. While at Merrill Lynch and Morgan Stanley, Dr. Hecht focused on biotechnology companies. Dr. Hecht received a B.S. from Touro College and an M.D. from the Albert Einstein College of Medicine.

Wende S. Hutton has served as one of Alsius’s directors since February 2000. Ms. Hutton has been a venture partner at Canaan Partners, a venture capital firm, since March 2004. From June 2001 until March 2004, Ms. Hutton was a general partner of Spring Ridge Partners. From January 1993 until June 2001, Ms. Hutton was a general partner of Mayfield Fund. Ms. Hutton serves on the boards of directors of a number of privately held medical device companies. Ms. Hutton earned a B.A. from Stanford University and an M.B.A. from Harvard Business School.

Jack W. Lasersohn has served as one of Alsius’s directors since March 1999. Mr. Lasersohn has been a general partner of The Vertical Group, a venture capital firm, since January 1988. Mr. Lasersohn serves on the board of directors of Kyphon Inc., as well as on the boards of directors of a number of privately held medical device companies. Mr. Lasersohn earned a B.S. from Tufts University, an M.A. from The Fletcher School of Law and Diplomacy and a J.D. from Yale Law School.

Gregory D. Waller has served as one of Alsius’s directors since March 2006. From 1992 to November 2000, Mr. Waller served as the Vice President of Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a dental products company which became a publicly traded company in December 2000. Mr. Waller serves on the board of directors of Endologix, Inc., a publicly traded medical device company. Mr. Waller earned a B.A. and an M.B.A. from California State University, Fullerton.

Kurt C. Wheeler has served as one of Alsius’s directors since September 2003. Mr. Wheeler has been a managing director of Clarus Ventures, a venture capital firm, since February 2005 and was a general partner of MPM Capital BioVentures Funds II and III since February 2000. Mr. Wheeler serves on the boards of directors of CryoCor, Inc., HemoSense, Inc. and Somaxon Pharmaceuticals, Inc., as well as on the boards of directors of a number of privately held medical device and biopharmaceutical companies. Mr. Wheeler earned a B.A. from Brigham Young University and an M.B.A. from Northwestern University.

Meetings and Committees of the Board of Directors of Ithaka

During the fiscal year ended December 31, 2005, Ithaka’s board of directors held                  meetings. Although Ithaka does not have any formal policy regarding director attendance at annual stockholder meetings, Ithaka will attempt to schedule its annual meetings so that all of its directors can attend. Ithaka expects its directors to attend all board and committee meetings and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities.

Independence of Directors

In anticipation of being listed on Nasdaq, Ithaka will adhere to the rules of Nasdaq in determining whether a director is independent. The board of directors of Ithaka also will consult with our counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. Nasdaq requires that a majority of the board of directors of a company be independent. The Nasdaq listing standards define an “independent director” generally as a person, other than an officer of a company, who does not have a relationship with the company that would interfere with the director’s exercise of independent judgment. Consistent with these considerations, the board of directors of Ithaka has affirmatively determined that, upon appointment to the board of directors of Ithaka on the closing of the merger, Messrs. Lasersohn, Waller, Wheeler and Ms. Hutton will be the independent directors of Ithaka after the consummation of the merger.

Audit Committee

Upon consummation of the merger, the board of directors of Ithaka will establish an audit committee with Wende S. Hutton, Jack W. Lasersohn and Gregory D. Waller as its members, each an independent director under Nasdaq listing standards, with Mr. Waller acting as chairman. The purpose of the audit committee will be to appoint, retain, set compensation of, and supervise our independent accountants, review the results and scope of the audit and other accounting related services and review our accounting practices and systems of internal accounting and disclosure controls. Since the Ithaka audit committee will not be formed until the consummation of the merger, it did not meet in the year ended December 31, 2005.

Audit Fees

The firm of Goldstein Golub Kessler LLP (“GGK”) acts as our principal accountant. Through September 30, 2005, GGK had a continuing relationship with American Express Tax and Business Services Inc. (TBS), from which it leased auditing staff who were full time, permanent employees of TBS and through which its partners provide non-audit services. Subsequent to September 30, 2005, this relationship ceased and the firm established a similar relationship with RSM McGladrey, Inc. (RSM). GGK has no full time employees and therefore, none of the audit services performed were provided by permanent full-time employees of GGK. GGK manages and supervises the audit and audit staff, and is exclusively responsible for the opinion rendered in connection with its examination. The following is a summary of fees paid or to be paid to GGK and RSM for services rendered.

During the six months ended June 30, 2006, the fees incurred to Ithaka’s principal accountant totaled $10,500 for the review of our March 31 and June 30 Quarterly Reports on Form 10-QSB.

The fees billed by Ithaka’s principal accountant for the period ended December 31, 2005 were $28,000 for the services they performed in connection with our initial public offering, $5,000 in connection with the review of our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2005 and $13,500 in connection with the December 31, 2005 audit and Annual Report on Form 10-KSB.

Audit-Related Fees

During 2005, our principal accountant did not render assurance and related services reasonably related to the performance of the audit or review of financial statements.

Tax Fees

In 2006, we were billed $4,150 by RSM in connection with the preparation of our 2005 returns, and other tax matters.

All Other Fees

During 2005, there were no fees billed for products and services provided by the principal accountant other than those set forth above.

Audit Committee Pre-Approval Policies and Procedures

Since the Ithaka audit committee will not be formed until the consummation of the merger, the audit committee did not pre-approve any accounting-related or tax services. However, the Ithaka board of directors has approved the services described above. In accordance with Section 10A(i) of the Securities Exchange Act of 1934, before Ithaka engages its independent accountant to render audit or permitted non-audit services, the engagement will be approved by the audit committee. Since the Ithaka audit committee will not be formed until the consummation of the merger, it has not yet met or prepared a committee report.

Code of Ethics

In September 2005, our board of directors adopted a code of ethics that applies to Ithaka’s directors, officers and employees as well as those of its subsidiaries. A copy of our code of ethics may be obtained free of charge by submitting a request in writing to Ithaka Acquisition Corp., 100 South Pointe Drive, 23rd Floor, Miami, Florida 33139.

Compensation Committee Information

Upon consummation of the merger, the board of directors of Ithaka will establish a compensation committee with Wende S. Hutton, Gregory D. Waller and Kurt C. Wheeler as its members, each an independent director under Nasdaq listing requirements, with Mr. Wheeler acting as chairman. The purpose of the compensation committee will be to review and approve compensation paid to our officers and to administer the company’s equity incentive plans, including authority to make and modify awards under such plans. Initially, the only plan will be the 2006 Equity Incentive Plan.

Nominating Committee Information

Upon consummation of the merger, Ithaka will form a nominating committee in connection with the consummation of the merger. The members will be Jack W. Lasersohn and Kurt C. Wheeler, each an independent director under Nasdaq listing standards., with Mr. Lasersohn acting as chairperson. The nominating committee will be responsible for overseeing the selection of persons to be nominated to serve on Ithaka’s board of directors. The nominating committee will consider persons identified by its members, management, stockholders, investment bankers and others. During the period commencing with the closing of the merger and ending immediately after the 2010 annual meeting of the company, the nominees for Ithaka’s board of directors will be determined pursuant to the terms of the merger agreement and approved by the nominating committee.

Ithaka does not have any restrictions on stockholder nominations under its certificate of incorporation or by-laws. The only restrictions are those applicable generally under Delaware corporate law and the federal proxy rules. Prior to the consummation of the merger agreement, Ithaka has not had a nominating committee or a formal means by which stockholders can nominate a director for election. Currently, the entire board of directors decides on nominees, on the recommendation of one or more members of the board and will consider suggestions from individual stockholders, subject to evaluation of the person’s merits. Stockholders may communicate nominee suggestions directly to any of the board members, accompanied by biographical details and a statement of support for the nominees. The suggested nominee must also provide a statement of consent to being considered for nomination. Although there are no formal criteria for nominees, the board of directors believes that persons should be actively engaged in business endeavors.

Election of Directors and Executive Officers

Pursuant to the merger agreement, upon consummation of the merger, the board of directors of Ithaka will be Paul A. Brooke, Eric M. Hecht, Wende S. Hutton, Jack W. Lasersohn, Gregory D. Waller, Kurt C. Wheeler and William J. Worthen. The board of directors will be slated as follows:

•	in the class to stand for reelection in 2008: Paul A. Brooke and Jack W. Lasersohn;

•	in the class to stand for reelection in 2009: Wende S. Hutton and Kurt C. Wheeler; and

•	in the class to stand for reelection in 2010: Eric M. Hecht, Gregory D. Waller and William J. Worthen.

After the consummation of the merger, Paul A. Brooke will be chairman of the board of Ithaka and the executive officers will be William J. Worthen, as chief executive officer, Brett L. Scott, as chief financial officer, and each of Kenneth A. Collins, H. Michael Ameli and Suzanne C. Winter, as executive vice presidents. Each of Messrs. Worthen, Scott, Collins, Ameli and Ms. Winter currently is an executive officer of Alsius and will continue in such position after the merger. Mr. Brooke is currently chairman of the board and chief executive officer of Ithaka and will resign as chief executive officer upon consummation of the merger. Mr. Hecht is currently president, chief financial officer and a director of Ithaka and will resign as president and chief financial officer upon consummation of the merger.

Compensation

Ithaka’s directors do not currently receive any cash compensation for their service as members of the board of directors. Upon consummation of the merger, Ithaka’s non-employee directors will receive an annual cash fee of $15,000, an additional $1,500 fee for each board meeting on which they attend, $1,000 fee for each committee meeting attended in person or if attended by telephonic participation, unless the duration of such committee meeting attended by telephonic participation is less than one hour in which the fee shall be $500. In addition, our chairman of the board will receive an additional $7,000 per annum for the chair’s service, the chair of our audit committee will receive an additional $6,000 for the chair’s service, the chair of our compensation committee will receive an additional $5,000 for the chair’s services and the chair of our nominating committee will receive an additional $4,000 for the chair’s services. All cash payments to directors will be made quarterly in arrears. Ithaka’s non-employee directors will also receive options to acquire 25,000 shares of Ithaka common stock to be granted upon consummation of the merger, which will vest quarterly over three years. In addition, each then current non-employee director will receive an automatic grant of options to acquire 7,500 shares of Ithaka common stock on the first business day following each annual meeting of stockholders and newly appointed directors will receive options to purchase 25,000 shares when first elected to the board. The annual automatic grant will vest in equal quarterly installments over a one year period. The per share exercise price of these options will be equal to the market price of Ithaka’s common stock on the date of grant.

No executive officer of Ithaka has received any cash or non-cash compensation for services rendered to Ithaka. Each executive officer has agreed not to take any compensation prior to the consummation of a business combination.

However, Ithaka’s executive officers are reimbursed for any out-of-pocket expenses incurred in connection with activities on Ithaka’s behalf such as identifying potential target business and performing due diligence on suitable business combinations. As of June 30, 2006, an aggregate of $                 has been reimbursed to them for such expenses.

Employment Agreements

In connection with the consummation of the merger, William J. Worthen, Alsius’s current president and chief executive officer, will enter into an employment agreement with Ithaka. Mr. Worthen’s employment agreement will provide for him to be employed as chief executive officer of both Ithaka and Alsius upon consummation of the merger until December 31, 2008. The agreement will provide for an annual salary of $273,000, with increases as may be determined by Ithaka’s board of directors, and the grant to him at closing of options to purchase 780,000 shares of Ithaka common stock. Mr. Worthen is entitled to receive a bonus of up to 20%, based primarily on Alsius-wide revenue achievement, as may be determined by Ithaka’s board of directors. In the event of termination without cause by Ithaka or for good reason by Mr. Worthen, Mr. Worthen will be entitled to twelve months continuation of salary and prorated year-to-date bonus. Ithaka has the right to buy-back Mr. Worthen’s securities for nominal consideration in the event that Mr. Worthen competes with either Ithaka or Alsius within the year following his termination, except if such termination is by Ithaka without cause or by Mr. Worthen for good reason.

BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our common stock as of November 1, 2006 and after consummation of the merger by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock either on November 1, 2006 or after the consummation of the merger;

•	each of our current executive officers and directors;

•	each person who will become director upon consummation of the merger;

•	all our current executive officers and directors as a group; and

•	all of our executive officers and directors as a group after the consummation of the merger.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding Ithaka or its securities, the Ithaka Inside Stockholders, and/or their affiliates, may enter into a written plan to purchase Ithaka securities pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934. Further, the Ithaka Inside Stockholders, and/or their affiliates, may engage in other permissible public market purchases, as well as private purchases, of securities at anytime prior to the special meeting of stockholders. The ownership percentages listed below do not include any such shares which may be purchased after                 , 2006.

	Beneficial Ownership of our Common Stock on November 1, 2006			Beneficial Ownership of our Common Stock After the Consummation of the Merger
Name and Address of Beneficial Owner (1)	Number of Shares		Percent of Class before Merger	Number of Shares		Percent of Class after Merger (2)
Amaranth LLC (3)	1,052,000	(4)	9.9%	1,052,000
Fir Tree, Inc. (5)	1,020,000	(6)	9.3%	1,052,000
Paul A. Brooke	956,250	(7)	8.7%	1,510,000	(8)
Eric M. Hecht (7)	956,250	(9)	8.7%	1,510,000	(10)
Cheyne Capital Management Limited (11)	685,000	(12)	6.2%	685,000
John M. Glazer	212,500	(13)	1.9%	355,000	(14)
William J. Worthen (15)	0		0%
Brett L. Scott (15)	0		0%
Kenneth A. Collins, M.B.B.S. (15)	0		0%
H. Michael Ameli (15)	0		0%
Suzzanne C. Winter (15)	0		0%
Wende S. Hutton (15)	0		0%
Jack W. Lasersohn (15)	0		0%
Gregory D. Waller (15)	0		0%
Kurt C. Wheeler (15)	0		0%
All current Ithaka directors and executive officers as a group (3 individuals)	2,125,000	(16)	19.4%	3,375,000	(17)
All post-merger directors and executive officers as a group (11) individuals)	1,912,500	(18)	17.4%		(19)

(1)	Unless otherwise noted, the business address of each of the following is 100 South Pointe Drive, 23rd Floor, Miami, Florida 33139.
(2)	These percentages are calculated assuming that no holder of shares of Ithaka common stock converts such shares into cash.

(3)	The business address of Amaranth LLC is c/o Amaranth Advisors L.L.C., One American Lane, Greenwich, Connecticut 06831.
(4)	Amaranth Advisors L.L.C. is the trading advisor for Amaranth LLC. Nicholas M. Maounis is the managing member of Amaranth Advisors and exercises voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the SEC on October 7, 2005.
(5)	The business address of Fir Tree, Inc. is 535 Fifth Avenue, 31st Floor, New York, New York 10017.
(6)	Represents (i) 686,007 shares of common stock held by Sapling, LLC and (ii) 333,993 shares of common stock held by Fir Tree Recovery Master Fund, L.P. Fir Tree, Inc. is the investment manager of both entities. Jeff Tannenbaum is the president of each of Fir Tree, Inc. and Fir Tree Recovery Master Fund, L.P. The foregoing information was derived from a Schedule 13G filed with the SEC on August 25, 2005.
(7)	Includes 717,188 shares of common stock held by PMSV Holdings LLC, an entity that Mr. Brooke controls. Does not include 553,750 shares of common stock issuable upon exercise of warrants held by Mr. Brooke that are not currently exercisable and may not become exercisable within 60 days.
(8)	Includes the shares in footnote 7 above as well as the 553,750 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(9)	Does not include 553,750 shares of common stock issuable upon exercise of warrants held by Mr. Hecht that are not currently exercisable and may not become exercisable within 60 days.
(10)	Includes the 553,750 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(11)	The business address of Cheyne Capital Management Limited is Stornoway House, 13 Cleveland Row, London, SWIA 3DH, England.
(12)	Cheyne Capital Management Limited, as the investment manager of Cheyne Fund L.P. and Cheyne Leveraged Fund, exercises sole voting and dispositive power over these shares. The foregoing information was derived from a Schedule 13G filed with the SEC on September 20, 2006.
(13)	Does not include 142,500 shares of common stock issuable upon exercise of warrants held by Mr. Glazer that are not currently exercisable and may not become exercisable within 60 days.
(14)	Includes 142,500 shares of common stock issuable upon exercise of warrants that will become exercisable upon consummation of the merger.
(15)	The business address of these persons is c/o Alsius Corporation 15770 Laguna Canyon Road Irvine, California 92618.
(16)	Does not include 1,250,000 shares of common stock issuable upon exercise of warrants held by our officers and directors that are not currently exercisable and may not become exercisable within 60 days.
(17)	Includes 1,250,000 shares of common stock issuable upon exercise of warrants held by our officers and directors that will become exercisable upon consummation of the merger.
(18)	Does not include 1,107,500 shares of common stock issuable upon exercise of warrants held by our officers and directors that are not currently exercisable and may not become exercisable within 60 days.
(19)	Includes 1,107,500 shares of common stock issuable upon exercise of warrants held by our officers and directors that will become exercisable upon consummation of the merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ithaka Related Party Transactions

In April 2005, we issued 2,125,000 shares of our common stock to the following individuals for $25,000 in cash, at an average purchase price of approximately $0.01176 (all after giving effect to a declared stock dividend of 0.625 shares of common stock for each outstanding share of common stock per share) as set forth below:

Name	Number of Shares	Relationship to Us
Paul A. Brooke	239,062	Chairman of the Board and Chief Executive Officer
Eric M. Hecht	956,250	President, Chief Financial Officer and Director
John M. Glazer	212,500	Chief Operating Officer, Secretary and Director
PMSV Holdings LLC	717,188	Stockholder

Pursuant to an escrow agreement between us, the Ithaka Inside Stockholders and Continental Stock Transfer & Trust Company, all of the Ithaka Inside Stockholders’ shares purchased prior to the IPO (“Inside Shares”) were placed in escrow, with Continental acting as escrow agent, pursuant to an escrow agreement, until the earliest of:

•	August 17, 2008;

•	our liquidation; or

•	the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our consummating a business combination with a target business.

During the escrow period, these shares cannot be sold, but the Ithaka Inside Stockholders will retain all other rights as stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of our Founders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to our initial public offering.

We also entered into a registration rights agreement with the Ithaka Inside Stockholders pursuant to which the holders of the majority of the Inside Shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights three months prior to the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed on or after the date that is three months prior to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Each Ithaka Inside Stockholder also entered into a letter agreement with us and EarlyBirdCapital pursuant to which, among other things:

•	each agreed to vote all Inside Shares owned by him in accordance with the holders of a majority of the shares of Ithaka’s common stock sold in its IPO present in person or represented by proxy and entitled to vote at the special meeting if we solicit approval of our stockholders for a business combination;

•	if we fail to consummate a business combination by August 23, 2007 each agreed to take all reasonable actions within his power to cause us to liquidate as soon as reasonably practicable;

•	each waived any and all rights he may have to receive any distribution of cash, property or other assets as a result of such liquidation with respect to his Inside Shares;

•	each agreed to present to us for our consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire an operating business, until the earlier of our consummation of a business combination, our liquidation or until such time as he ceases to be an officer or director of ours, subject to any pre-existing fiduciary obligations he might have;

•	each agreed that we could not consummate any business combination which involves a company which is affiliated with any of the Ithaka Inside Stockholders unless we obtain an opinion from an independent investment banking firm reasonably acceptable to EarlyBirdCapital that the business combination is fair to our stockholders from a financial perspective;

•	each agreed that he and his affiliates will not be entitled to receive and will not accept any compensation for services rendered to us prior to the consummation of our business combination; and

•	each agreed that he and his affiliates will not be entitled to receive or accept a finder’s fee or any other compensation in the event he or his affiliates originate a business combination.

During 2005, our directors advanced an aggregate of $100,000 to us to cover expenses related to our initial public offering. These loans were repaid from the net proceeds of the offering.

We reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations.

No compensation or fees of any kind, including finders and consulting fees, will be paid to any of the Ithaka Inside Stockholders or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and will require prior approval in each instance by a majority of the members of our board who do not have an interest in the transaction.

Alsius Related Party Transactions

Severance Arrangements

Employment with Alsius is at-will. However, Alsius has entered into agreements with certain employees, including, Messrs. Worthen, Scott, Collins and Ameli and Ms. Winter, pursuant to which each of them will receive monthly cash severance payments equal to one-twelfth of their annual base salary in the event they are terminated without cause or resign for good reason within 12 months of an acquisition of our company or similar change of control transaction. The executives will receive severance payments for six months following such termination, except for Mr. Worthen, who will receive severance payments for 12 months. In the event they are terminated without cause or resign for good reason within 12 months of a change of control, these executive officers will receive accelerated vesting of all then unvested shares subject to their outstanding options. If any of these individuals receives any portion of the Alsius Bonus in connection with the merger, they will waive their rights under the agreement.

Issuances of Warrants and Preferred Stock

In April 2003, in connection with a bridge financing, Alsius issued warrants to purchase shares of our common stock at an exercise price of $0.30 per share. From July 1997 to October 2004, Alsius sold and issued shares of its Series C-1, Series C-2, Series D, Series E and Series F preferred stock at a purchase prices ranging from $3.00 to $15.00 per share. Alsius sold the shares of preferred stock pursuant to preferred stock purchase agreements under which it made customary representations, warranties and covenants. Alsius provided the holders of the warrants and purchasers of preferred stock with registration rights under the amended and restated investors’ rights agreement discussed more fully below. These warrants will terminate upon consummation of the merger with Ithaka.

Registration Rights

Certain holders of outstanding common stock, holders of common stock issuable upon the exercise of certain warrants and conversion promissory notes, and the holders of common stock issuable upon conversion of Alsius’s preferred stock are entitled to certain rights with respect to the registration of their shares under the Securities Act.

•	Demand registration rights. At any time beginning six months following an initial public offering, or IPO, the holders of at least 40% of the shares of registrable securities are entitled to certain demand registration rights pursuant to which they may require Alsius to file a registration statement under the Securities Act at Alsius’s expense with respect to their shares of common stock so long as aggregate proceeds to Alsius will be greater than $8,000,000. Alsius is required to use its best efforts to effect any such registration, but are not required to effect more than two of these demand registrations.

•	Piggyback registration rights. If Alsius proposes to register any of its securities under the Securities Act for its own account or the account of others, the holders of registrable securities are entitled to notice of such registration. Alsius is required to include the shares of such holders of registrable securities in the registration, except in the case where the managing underwriter requires a limitation of the number of shares due to marketing factors. The managing underwriter may not limit the number of shares of registrable securities below 50% of the aggregate number of shares to be registered in any subsequent offering to the public Alsius initiates after the IPO.

•	S-3 registration rights. The holders of preferred stock are entitled to demand registration rights whereby they may require Alsius to file registration statements under the Securities Act on Form S-3 at Alsius’s expense with respect to their shares of common stock and Alsius is required to use its best efforts to effect such registrations. Alsius is not required to effect such a registration if the aggregate price to the public is less than $1,000,000 or Alsius has completed one such registration in the twelve-month period prior to a request to effect such registration.

All of these registration rights are subject to conditions and limitations, including Alsius’s right to postpone certain registrations upon the good faith judgment of its board of directors that such registration would be detrimental to Alsius. These registration rights will not apply if the holders of such rights can sell their securities under Rule 144, or any successor rule, without any restriction on volume. These registration rights will terminate on the closing of the merger transaction with Ithaka.

The following table summarizes the warrants Alsius issued and shares of its preferred stock purchased in these transactions by Alsius’s directors and 5% shareholders and by the persons and entities associated with them in these private placement transactions. The warrants will terminate upon consummation of the merger with Ithaka.

	Common Stock Warrants (exercise price of $0.30 per share)	Preferred Stock
		Series C-D (1)	Series E	Series F
Investor		($10.00 per share)	($15.00 per share)	($3.00 per share)
Directors
Wende S. Hutton			1,316	774,707
Jack W. Lasersohn	8,155	59,847	14,659	156,547
Kurt C. Wheeler	53,797		408,550	1,046,795
Carol D. Winslow				259,404

5% Shareholders
Mayfield Funds	31,128	227,717	506,989	335,110
New Enterprise Associates	25,940	227,837	54,180	17,311
SightLine Healthcare	5,188	95,158	18,660	113,154

(1)	Shares of Series C-1, Series C-2 and Series D preferred stock were exchanged into shares of Series C-D preferred stock.

Sale of Convertible Promissory Notes and Warrants

In April 2006, August 2006 and October 2006, Alsius borrowed an aggregate of $7.1 million from existing shareholders. Alsius issued to each lending party an unsecured convertible promissory note bearing interest at 8% per annum. All principal and accrued interest will convert automatically into unregistered shares of Alsius’s common stock upon the closing of an initial public offering at 80% of the initial public offering price, or into shares of Series F preferred stock at $3.00 per share if an initial public offering does not close by March 30, 2007. Alsius also issued warrants exercisable into common stock at a price per share equal to the public offering price in the event an initial public offering is completed by March 30, 2007 or into Series F preferred stock at $3.00 per share. The number of shares into which the warrant is convertible is equal to twenty-percent of the principal divided by the applicable exercise price. The holders of promissory notes will receive common stock of Ithaka upon consummation of the merger in lieu of payment thereof. The warrants will terminate upon consummation of the merger with Ithaka.

The purchasers of Alsius’s convertible promissory notes and warrants include, among others, the following directors and 5% shareholders:

Investor	Total Principal Invested
Directors
Wende S. Hutton	$1,346,158
Jack W. Lasersohn	401,915
Kurt C. Wheeler	2,535,645
Carol D. Winslow	435,845

5% Shareholders
Mayfield Funds	1,083,123
New Enterprise Associates	1,069,533
SightLine Healthcare	171,620

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934, as amended, requires Ithaka directors, officers and persons owning more than 10% of Ithaka’s common stock to file reports of ownership and changes of ownership with the Securities ad Exchange Commission. Based on its review of the copies of such reports furnished to Ithaka, or representations from certain reporting persons that no other reports were required, Ithaka believes that all applicable filing requirements were complied with during the fiscal year ended December 31, 2005.

DESCRIPTION OF ITHAKA COMMON STOCK AND OTHER SECURITIES

General

Ithaka consummated its IPO on August 23, 2005. In the IPO, Ithaka sold 8,849,100 units, which include 349,100 units that were subject to the underwriters’ over allotment option exercised on September 20, 2006. Each unit consists of one share of Ithaka’s common stock and two redeemable common stock purchase warrants, each to purchase one share of Ithaka’s common stock. Ithaka’s common stock, warrants and units are quoted on the OTCBB under the symbols ITHK, ITHKW and ITHKU, respectively. Ithaka’s units commenced public trading on August 18, 2005, and its common stock and warrants commenced separate public trading on September 26, 2005. The closing price for each share of common stock, warrant and unit of Ithaka on October 2, 2006, the last trading day before announcement of the execution of the merger agreement, was $5.33, $0.42 and $6.00, respectively.

Ithaka and Alsius will use their reasonable best efforts to obtain the listing for trading on Nasdaq of Ithaka common stock, warrants and units. If Ithaka’s common stock, warrants and units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to ones determined by Ithaka and Nasdaq that are reasonably representative of the corporate name or business of Ithaka. Ithaka’s management anticipates that the Nasdaq listing will be concurrent with the consummation of the merger. If the listing on Nasdaq is not approved, it is expected that the common stock, warrants and units will continue to be quoted on the OTCBB.

The certificate of incorporation of Ithaka authorizes the issuance of 35,000,000 shares of common stock, par value $0.0001, and 1,000,000 shares of preferred stock, par value $0.0001. As of the record date, 10,974,100 shares of common stock were outstanding and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of the existing stockholders, including all officers and directors of Ithaka, have agreed to vote their respective shares of common stock owned by them immediately prior to the IPO in accordance with the vote of the holders of a majority of the shares of Ithaka common stock sold in the IPO present in person or represented by proxy and entitled to vote at the special meeting. This voting arrangement does not apply to shares included in units purchased in the IPO or purchased following the IPO in the open market by any of Ithaka’s stockholders, officers and directors. Ithaka’s stockholders, officers and directors may vote their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of our stockholders.

Ithaka will proceed with the merger only if stockholders who own at least a majority of the shares of common stock sold in the IPO vote in favor of the merger and stockholders owning fewer than 20% of the shares of common stock issued in Ithaka’s IPO exercise conversion rights discussed below.

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors standing for election in each class.

If Ithaka is required to liquidate, the holders of Ithaka common stock issued in the IPO will be entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Holders of common stock issued prior to Ithaka’s IPO have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if Ithaka is forced to liquidate.

Holders of Ithaka common stock do not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that the holders of

Ithaka common stock issued in the IPO have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the merger proposal and the merger is approved and completed. Holders of common stock who convert their stock into their shares of the trust account still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

The certificate of incorporation of Ithaka authorizes the issuance of 1,000,000 shares of a blank check preferred stock with such designations, rights and preferences as may be determined from time to time by Ithaka’s board of directors. Accordingly, Ithaka’s board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although Ithaka has entered into an underwriting agreement which prohibits Ithaka, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust account, or which votes as a class with the common stock on a business combination. Ithaka may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of Ithaka. There are no shares of preferred stock outstanding and Ithaka does not currently intend to issue any preferred stock.

Warrants

Ithaka currently has outstanding 17,698,200 redeemable common stock purchase warrants. Each warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of the merger. The warrants expire on April 17, 2009 at 5:00 p.m., New York City time. Ithaka may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

In connection with the transactions contemplated by the merger agreement, Ithaka agreed to offer all holders of warrants the opportunity to exercise such warrants on a cashless basis in connection with any redemption.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Ithaka’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below the exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Ithaka, for the number of warrants being exercised, provided, however, that exercise may be on a cashless basis in the event of a call for redemption. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable and we will not be obligated to issue shares of common stock unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of Ithaka’s warrant agreement, it has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, Ithaka cannot assure you that it will be able to do so and, if it does not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and it will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, Ithaka will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

PRICE RANGE OF ITHAKA SECURITIES AND DIVIDENDS

Ithaka’s units, common stock and warrants are traded on the OTCBB under the symbols ITHJU, ITHK and ITHKW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since the units commenced public trading on August 18, 2005 and since the common stock and warrants commenced public trading on September 26, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low
2006:
First Quarter	6.72	5.93	5.42	5.10	0.73	0.42
Second Quarter	6.85	6.10	5.49	5.25	0.77	0.47
Third Quarter	6.35	5.90	5.34	5.25	0.51	0.34
Fourth Quarter (through October 27th)	6.20	6.00	5.41	5.34	0.45	0.38
2005:
Third Quarter (commencing August 18th)	6.10	6.00	5.07	5.05	0.55	0.45
Fourth Quarter	6.07	5.69	5.13	5.00	0.53	0.34

The closing price for each share of common stock, warrant and unit of Ithaka on October 2, 2006, the last trading day before announcement of the execution of the merger agreement, was $5.33, $0.42 and $6.00, respectively. As of             , 2006, the record date, the closing price for each share of common stock, warrant and unit of Ithaka was $            , $            and $            , respectively.

Holders of Ithaka common stock, warrants and units should obtain current market quotations for their securities. The market price of Ithaka common stock, warrants and units could vary at any time before the merger.

In connection with the merger, Ithaka and Alsius will use their reasonable commercial efforts to obtain the listing for trading on Nasdaq of Ithaka’s common stock, warrants and units. Ithaka believes it will meet the Nasdaq listing requirements because upon consummation of the merger, it will have (i) a market value of listed securities of at least $50 million, (ii) over one million publicly held shares, (iii) a market value of publicly held shares in excess of $5 million, (iv) a minimum bid price of $4.00, (v) over 300 stockholders and (vi) at least three market makers who will make a market in its securities. In the event Ithaka’s common stock, warrants and Series A units are listed on Nasdaq at the time of the closing of the merger, the symbols will change to one determined by Ithaka and Nasdaq that is reasonably representative of the corporate name or business of Ithaka. If the listing on Nasdaq is not finally approved, it is expected that the common stock, warrants and units will continue to trade on the OTCBB.

Holders

As of             , 2006, there were             holders of record of Ithaka units,             holders of record of Ithaka common stock and             holders of record of Ithaka warrants. Ithaka believes that the beneficial holders of the units, common stock and warrants to be in excess of 300 persons each.

Dividends

Ithaka has not paid any dividends on our common stock to date and does not intend to pay dividends prior to the completion of the merger. It is the present intention of Ithaka’s board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future. The payment of dividends subsequent to the merger will be within the discretion of our then board of directors and will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the merger.

APPRAISAL/DISSENTERS’ RIGHTS

Ithaka stockholders do not have dissenters’ rights in connection the merger or the issuance of Ithaka common stock pursuant to the merger under the DGCL.

In connection with the merger, holders of Alsius common stock are entitled to dissenters’ rights under California law under Chapter 13 (Dissenters’ Rights) of the California General Corporation Law, as referenced below.

Under California law, a shareholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal/dissenters’ rights pursuant to which such shareholder may receive cash in the amount of the fair value of such shareholder’s shares in lieu of the consideration such shareholder would otherwise receive in the transaction.

California General Corporation Law

If the merger is completed, holders of Alsius common stock who do not vote in favor of the merger and merger agreement and who comply with the procedures prescribed in Chapter 13 of the California General Corporation Law (including making written appraisal demand to Alsius within thirty (30) days of the mailing of the notice to shareholders notifying such shareholders of the approval of the merger and merger agreement) may be entitled to a judicial appraisal of the fair market value of their shares which, for purposes of the exercise of appraisal rights under the California General Corporation Law, is determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger, and to require Alsius to purchase the shareholder’s shares for cash at such fair market value. The following is a brief summary of the statutory procedures that must be followed by a shareholder of Alsius in order to dissent from the merger and perfect appraisal rights under the California General Corporation Law. This summary is not intended to be a complete statement of the law of dissenters’ rights and is qualified in its entirety by reference to Chapter 13 of the California General Corporation Law, the full text of which is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference.

Under Sections 181 and 1201 of the California General Corporation Law, the merger constitutes a “reorganization” of Alsius. Chapter 13 of the California General Corporation Law provides appraisal rights for shareholders dissenting from reorganization under certain circumstances.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions within a certain period of time after the merger and merger agreement is approved by the Alsius shareholders, if the merger agreement is later terminated and the merger is abandoned, no shareholder of Alsius will have the right to any payment from Alsius or Ithaka by reason of having taken that action. The following discussion is subject to these qualifications.

For a holder of common stock to exercise dissenters’ rights as to any shares of the common stock in connection with the merger, the shareholder must not vote in favor of the merger and merger agreement and must make a written demand to have the company purchase the shares at their fair market value.

The written demand must:

•	be received not later than thirty (30) days after the mailing to shareholders notifying them of the approval of the merger and merger agreement;

•	specify the shareholder’s name and mailing address and the number and class of the company’s shares held of record which the shareholder demands the company purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and,

•	state the price which the shareholder claims to be the relevant (see below) fair market value of the shares, which statement will constitute an offer by the shareholder to sell the shares to the company at that price.

Written demands should be addressed to:

Alsius Corporation

15770 Laguna Canyon Road

Irvine, CA 92618

Attention: Chief Financial Officer

Fax No.: (949) 753-1819

Simply failing to vote for, or voting against, the merger and merger agreement will not be sufficient to constitute the demand described above.

Under California law, within thirty (30) days after notice of the approval of the merger is mailed to shareholders, the shareholder must also submit to the company or a transfer agent of the company, for endorsement as dissenting shares, the stock certificates representing Alsius’s shares as to which the shareholder is exercising dissenters’ rights. Although Alsius mailed its initial notice of approval of the merger on October 12, 2006 in compliance with California law, Alsius security holders will be permitted to exercise dissenters’ rights in writing on or before the tenth business day prior to the Ithaka special meeting.

Shares of Alsius’s stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the California General Corporation Law and have not withdrawn their demands or otherwise lost their rights are referred to in this summary as “dissenting shares.” Under the California General Corporation Law, a dissenting shareholder may not withdraw his, her or its demand for payment of the fair market value of the shareholder’s dissenting shares in cash unless Alsius consents.

Within ten (10) days after the approval of the merger by Alsius’s shareholders, Alsius must mail a notice of the approval to each holder of common stock who did not vote in favor of the merger. This notice must state the price determined by Alsius to represent the relevant fair market value of the dissenting shares, which statement will constitute an offer by the company to purchase the dissenting shares at the stated amount if the merger closes. Alsius mailed its initial notice of approval of the merger on October 12, 2006 in compliance with California law. Alsius will send further notice of the approval of the merger to the Alsius security holders who are entitled to dissenters’ rights when Ithaka mails this proxy statement/prospectus to the Alsius security holders. Chapter 13 of the California General Corporation Law states that the fair market value, for this purpose, is determined “as of the day before the first announcement” of the terms of the proposed merger, excluding appreciation or depreciation as a consequence of the proposed merger. Alsius’s notice must also include a brief description of the procedures to be followed by those holders if the holders desire to exercise their dissenters’ rights and a copy of Section 1300 through 1304 of Chapter 13 of the California General Corporation Law.

Irrespective of the percentage of Alsius’s common stock with respect to which demands for appraisal have been properly filed, Alsius must mail the notice referred to above to any shareholder who has filed a demand with respect to Alsius’ shares and that are subject to transfer restrictions imposed by Alsius or by any law or regulation. Alsius is not aware of any transfer restrictions on Alsius’s shares of common stock, except for those restrictions imposed under Rule 144 adopted by the Securities and Exchange Commission under the Securities Act. Any shareholder who believes there is another type of restriction on its shares should consult with its advisor as to the nature of the restriction and its relationship to the availability of dissenters’ rights in connection with the merger. If the shareholder and Alsius agree that the shares of Alsius’s common stock as to which the shareholder is seeking dissenters’ rights are dissenting shares, and also agree upon the price to be paid to purchase the shares, then the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments under California General Corporation Law from the date of the merger agreement. Any agreements fixing the fair market value of any dissenting shares as between Alsius and any dissenting shareholder must be filed with the Secretary of Alsius.

However, if Alsius denies that the shareholder’s shares qualify as dissenting shares eligible for purchase under Chapter 13 of the California General Corporation Law, or if Alsius and the shareholder fail to agree upon the fair market value of the shares, then the shareholder may, within six months after the date on which Alsius mailed to the shareholder the notice of approval of the merger by the shareholders of Alsius, but not thereafter, file a complaint in the California Superior Court of the proper county requesting the court to determine whether the shareholder’s shares qualify as dissenting shares that are eligible to be repurchased pursuant to the exercise of dissenters’ rights, the fair market value of such shares, or both, or may intervene in any action pending on such a complaint. If the court is requested to determine the fair market value of the shares, it shall appoint one or more impartial appraisers to determine the fair market value of the shares. Within ten (10) days of their appointment, the appraisers, or a majority of them, will make and file a report with the court. If the court finds the report reasonable, the court may confirm it.

However, if the appraisers cannot determine the fair market value within ten (10) days of their appointment, or within a longer time determined by the court or the report is not confirmed by the court, then the court will determine the fair market value. If the court determines that the shareholder’s shares qualify as dissenting shares, then, following determination of their fair market value, Alsius will be obligated to pay the dissenting shareholder the fair market value of the shares, as so determined, together with interest thereon at the legal rate from the date on which judgment is entered. Payment on this judgment will be due upon the endorsement and delivery to Alsius of the certificates for the shares as to which the appraisal rights are being exercised. The costs of the appraisal action, including reasonable compensation to the appraisers appointed by the court, will be allocated among Alsius and dissenting shareholders as the court deems equitable. However, if the appraisal of the fair market value of the shares exceeds the price offered by Alsius, then Alsius shall pay an additional amount equal to the difference. If the fair market value of the shares awarded by the court exceeds 125% of the price offered by Alsius for the shares in the notice of approval of the merger by the shareholders of Alsius, then the court may in its discretion include attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments in the amounts payable by Alsius.

Shareholders of Alsius considering whether to seek appraisal should bear in mind that the fair value of their Alsius common stock determined under Chapter 13 of the California General Corporation Law could be more than, the same as or less than the value of consideration to be paid in the merger as set forth in the merger agreement. Also, Alsius reserves the right to assert in any appraisal proceeding that, for purposes thereof, the “fair value” of the capital stock of Alsius is less than the value of the consideration to be issued and paid in the merger as set forth in the merger agreement. The process of dissenting requires strict compliance with technical prerequisites. Shareholders wishing to dissent should consult with their own legal counsel in connection with compliance with Chapter 13 of the California General Corporation Law. Any shareholder who fails to comply with the requirements of Chapter 13 of the California General Corporation Law, attached as Annex D to this proxy statement/prospectus, will forfeit such shareholder’s rights to dissent from the merger and exercise appraisal rights and will receive the consideration to be issued and paid in the merger as set forth in the merger agreement.

Alsius will send further notice of the approval of the merger to the Alsius security holders who are entitled to dissenters’ rights when Ithaka mails this proxy statement/prospectus to the Alsius security holders. Alsius security holders, other than the Signing Shareholders (who executed the merger agreement and thereby have voted in favor of adoption of the merger agreement and approval of the merger), who hold their shares of Alsius capital stock of record and continue to own those shares through the effective time of the merger must properly demand dissenters’ rights with respect to their shares in writing on or before the tenth business day prior to the Ithaka special meeting in accordance with the requirements of Chapter 13 of the California General Corporation Law.

EXPERTS

The financial statements of Alsius Corporation as of December 31, 2004 and 2005, and for each of the three years in the period ended December 31, 2005, included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP (which includes an explanatory paragraph relating to Alsius’s ability to continue as a going concern as described in Note 2 to the financial statements), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Ithaka at December 31, 2005 and the period from April 4, 2005 (inception) to December 31, 2005 included in this proxy statement/prospectus have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein (which contains an explanatory paragraph regarding Ithaka’s ability to continue as a going concern), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Representatives of Goldstein Golub Kessler LLP, and of PricewaterhouseCoopers LLP will be present at the stockholder meeting or will be available by telephone with the opportunity to make statements and to respond to appropriate questions.

WHERE YOU CAN FIND MORE INFORMATION

Ithaka files reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934, as amended. You may read and copy reports, proxy statements and other information filed by Ithaka with the Securities and Exchange Commission at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on Ithaka at the Securities and Exchange Commission web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to Ithaka has been supplied by Ithaka, and all such information relating to Alsius has been supplied by Alsius. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this document or if you have questions about the merger, you should contact via phone or in writing:

Paul A. Brooke

Chairman and Chief Executive Officer

Ithaka Acquisition Corp.

100 South Pointe Drive, 23rd Floor

Miami, Florida 33139

(305) 532-3800

INDEX TO FINANCIAL STATEMENTS

Alsius Corporation

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Alsius Corporation

In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Alsius Corporation at December 31, 2004 and 2005, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations which raises a substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP
PricewaterhouseCoopers LLP Orange County, California April 24, 2006

ALSIUS CORPORATION

BALANCE SHEETS

(In Thousands, Except Share Data)

	As of December 31,		As of June 30, 2006
	2004	2005
			(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,335	$5,309	$2,036
Accounts receivable, net of allowances of $5, $27 and $24 (unaudited)	396	985	945
Inventories	1,923	1,812	2,004
Prepaid expenses	113	129	171

Total current assets	12,767	8,235	5,156
Property and equipment, net	333	255	226
Evaluation equipment, net	746	666	702
Other assets	291	336	464

Total assets	$14,137	$9,492	$6,548

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$654	$640	$1,206
Accrued liabilities	324	759	1,270
Current portion of promissory notes	—	1,534	1,617
Current portion of capital lease obligation	5	8	6

Total current liabilities	983	2,941	4,099
Promissory notes	—	2,970	6,121
Warrant liabilities	—	296	814
Capital lease obligation	8	—	—

Total liabilities	991	6,207	11,034

Commitments and contingencies (Note 12)
Redeemable convertible preferred stock, no par value, 11,350,447 shares authorized; 11,324,468 shares issued and outstanding
Series A, 718 shares authorized, issued and outstanding (liquidation preference of $81)	64	64	64
Series B, 148 shares authorized, issued and outstanding (liquidation preference of $74)	74	74	74
Series C-D, 1,582,546 shares authorized; 1,582,026 issued and outstanding (liquidation preference of $15,820)	902	902	902
Series E, 1,422,435 shares authorized, issued and outstanding (liquidation preference of $21,337)	21,056	21,056	21,056
Series F, 8,344,600 shares authorized; 8,319,141 issued and outstanding (liquidation preference of $74,872)	24,547	24,547	24,547

	46,643	46,643	46,643

Shareholders’ deficit:
Common stock, no par value, 16,000,000 shares authorized; 54,528, 56,984 and 78,942 (unaudited) shares issued and outstanding	14,795	16,147	16,402
Deferred stock-based compensation	—	(1,091)	(942)
Accumulated deficit	(48,292)	(58,414)	(66,589)

Total shareholders’ deficit	(33,497)	(43,358)	(51,129)

Total liabilities, redeemable convertible preferred stock and shareholders’ deficit	$14,137	$9,492	$6,548

ALSIUS CORPORATION

STATEMENTS OF OPERATIONS

(In Thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
Revenue	$977	$1,641	$3,223	$1,392	$2,249

Operating expenses (Note 1):
Cost of revenue	2,000	2,011	3,620	2,014	3,017
Research and development	4,842	3,331	3,466	1,841	1,390
Sales and marketing	1,451	3,309	4,464	2,301	2,681
General and administrative	1,500	1,348	1,491	703	2,805

Total operating expenses	9,793	9,999	13,041	6,859	9,893

Loss from operations	(8,816)	(8,358)	(9,818)	(5,467)	(7,644)
Other income (expense):
Interest income	14	98	189	84	59
Interest expense	(361)	(5)	(373)	(48)	(512)
Other	16	45	(120)	(52)	(78)

Net loss	$(9,147)	$(8,220)	$(10,122)	$(5,483)	$(8,175)

Note 1: Stock-based compensation is included in the above amounts as follows:

Cost of revenue	$—	$—	$4	$1	$12
Research and development	—	—	30	8	24
Sales and marketing	—	—	110	35	117
General and administrative	—	—	116	32	244

Total operating expenses	$—	$—	$260	$76	$397

ALSIUS CORPORATION

STATEMENTS OF SHAREHOLDERS’ DEFICIT

	Common Stock		Deferred Stock-Based Compensation	Accumulated Deficit	Total
	Shares	Amount
	(In Thousands, Except Share Data)
Balances as of December 31, 2002	5,318	$371	$—	$(45,649)	$(45,278)
Conversion of Series A preferred stock to common stock	2,412	271			271
Conversion of Series B preferred stock to common stock	2,161	1,080			1,080
Conversion of Series C-1 preferred stock to common stock	1,243	622			622
Conversion of Series C-2 preferred stock to common stock	4,239	2,755			2,755
Conversion of Series D preferred stock to common stock	680	527			527
Conversion of Series E preferred stock to common stock	8,561	8,860			8,860
Fractional shares	(72)	—			—
Issuance of common stock upon exercise of stock options	7	1			1
Warrants issued in conjunction with Promissory notes		247			247
Net loss				(9,147)	(9,147)

Balances as of December 31, 2003	24,549	14,734	—	(54,796)	(40,062)
Conversion of Series A preferred stock to common stock	163	18			18
Conversion of Series B preferred stock to common stock	12	6			6
Conversion of Series E preferred stock to common stock	27	28			28
Fractional shares	(9)	—			—
Gain on extinguishment of Series C-1, C-2 and D preferred stock				14,724	14,724
Issuance of common stock upon exercise of stock options	29,786	9			9
Net loss				(8,220)	(8,220)

Balances as of December 31, 2004	54,528	14,795	—	(48,292)	(33,497)
Issuance of common stock upon exercise of stock options	2,456	1			1
Deferred stock-based compensation		1,183	(1,183)		—
Compensation for non-employee stock options		168			168
Amortization of stock-based compensation			92		92
Net loss				(10,122)	(10,122)

Balances as of December 31, 2005	56,984	16,147	(1,091)	(58,414)	(43,358)
Issuance of common stock upon exercise of stock options (unaudited)	21,958	7			7
Compensation for non-employee stock options (unaudited)		59			59
Stock-based compensation (unaudited)		189			189
Amortization of stock-based compensation (unaudited)			149		149
Net loss (unaudited)				(8,175)	(8,175)

Balances as of June 30, 2006 (unaudited)	78,942	$16,402	$(942)	$(66,589)	$(51,129)

ALSIUS CORPORATION

STATEMENTS OF CASH FLOWS

(In Thousands, Except Share Data)

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
Cash flows from operating activities:
Net loss	$(9,147)	$(8,220)	$(10,122)	$(5,483)	$(8,175)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	238	371	413	202	187
Loss on disposal of assets	—	1	39	—	—
Increase in fair value of warrant and loan premium liabilities	—	—	108	13	82
Interest expense related to issuance of warrants	247	—	—	—	—
Amortization of debt issuance costs	—	—	—	—	13
Amortization of discounts on promissory notes	—	—	50	—	202
Stock-based compensation	—	—	260	76	397
Bad debt expense	—	7	22	—	(3)
Change in operating assets and liabilities
Accounts receivable	53	(384)	(611)	(134)	43
Inventories	(214)	(843)	111	108	(192)
Prepaid expenses	137	52	(16)	(56)	(42)
Other assets	(91)	(44)	(26)	(89)	(139)
Accounts payable	(186)	257	(14)	(22)	552
Accrued liabilities	473	(367)	435	299	509

Net cash used in operating activities	(8,490)	(9,170)	(9,351)	(5,086)	(6,566)

Cash flows from investing activities:
Cash paid for property and equipment	(192)	(107)	(120)	(27)	(30)
Cash paid for evaluation equipment	(273)	(609)	(134)	(119)	(149)
Change in restricted cash	1,669	—	—	—	—

Net cash provided by (used in) investing activities	1,204	(716)	(254)	(146)	(179)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net	12,560	8,709	—	—	—
Cash paid for issuance costs of preferred stock	(183)	(226)	—	—	—
Fractional preferred shares redeemed	(27)	(3)	—	—	—
Proceeds from exercise of common stock options	1	9	1	—	7
Proceeds from issuance of promissory notes	3,688	—	—	—	—
Proceeds from promissory notes, net	—	—	4,941	5,000	4,213
Principal payments under promissory note	—	—	(358)	—	(746)
Principal payments under capital lease obligations	(54)	(38)	(5)	(3)	(2)

Net cash provided by financing activities	15,985	8,451	4,579	4,997	3,472

Net increase (decrease) in cash and cash equivalents	8,699	(1,435)	(5,026)	(235)	(3,273)
Cash and cash equivalents:
Beginning of period	3,071	11,770	10,335	10,335	5,309

End of period	$11,770	$10,335	$5,309	$10,100	$2,036

Cash paid during the period for:
Income taxes	$1	$1	$1	$1	$1
Interest	14	5	264	48	232

Supplemental Disclosure of Cash Flow Information

In April 2003, the Company issued warrants in connection with the April Bridge Notes (Notes 8 and 10) and recognized interest expense of $247 based on the relative fair value of the related warrants.

In December 2003, noteholders converted $3,588 of principal and $100 of accrued interest on promissory notes into 1,229,425 shares of Series F preferred stock (Note 8).

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS

(In Thousands, Except Share Data)

1. The Company and Basis of Presentation

Alsius Corporation (the “Company”) was incorporated in December 1991. In June 2001, the Company established a branch office, Alsius Service Center, in Wateringen, The Netherlands, to provide field support for the Company’s products in Europe. The Company develops, manufactures, markets and sells, proprietary catheter-based products for rapid cooling and temperature control of patients with severe neuronal injury, including those who have suffered stroke, traumatic brain injury and cardiac arrest. In August 2003, the Company received United States Food and Drug Administration (“FDA”) clearance to market its CoolGard® 3000 Thermal Regulation System (the “CoolGard system”) and Cool Line® catheter for use in fever control. In addition, in October 2003, the Company received FDA clearance to market its Icy™ and Fortius™ catheters in combination with the CoolGard® 3000 Thermal Regulation System for use in normothermia in cardiac surgery and hypothermia in neuro surgery. The Company began to market and sell its products in the United States during the year ended December 31, 2004.

The accompanying balance sheet as of June 30, 2006, the statements of operations and cash flows for the six months ended June 30, 2005 and June 30, 2006, and the statements of shareholders’ deficit for the six months ended June 30, 2006 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to fairly state the Company’s financial position as of June 30, 2006, the results of operations for the six months ended June 30, 2005 and June 30, 2006, and the statement of cash flows for the six months ended June 30, 2005 and June 30, 2006. The unaudited interim financial information does not include all the footnotes, presentations and disclosure for complete financial statements. The financial data and other information disclosed in these notes to the financial statements related to the six months ended June 30, 2005 and June 30, 2006 are unaudited. The results for the six months ended June 30, 2006 are not necessarily indicative of future results.

2. Liquidity and Capital Resources

The Company has incurred significant net losses since inception, and has relied on its ability to obtain financing, which to date has been principally from the sale of redeemable convertible preferred stock (Note 9). Management expects operating losses and negative cash flows to continue for the foreseeable future as the Company incurs additional costs and expenses related to continued development of the Company’s products, and obtaining FDA approval for new indications. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis that contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include adjustments relating to the recoverability of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company’s ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financing, to establish profitable operations, or to secure other sources of financing to fund operations. Management intends to increase sales, or raise working capital through debt or additional equity financing in 2006 (Note 17). However, there can be no assurance the Company will be able to increase sales or that such financing can be successfully completed on terms acceptable to the Company.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

3. Summary of Significant Accounting Policies

Management Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions. These affect the reported amounts of assets and liabilities and disclosure of contingent assets or liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management has identified revenue, the allowance for doubtful accounts, inventory valuation, warranty reserve and the fair value of its preferred and common stock as areas where significant estimates and assumptions have been made in preparing the financial statements. The Company also evaluates the need for the deferred income tax valuation allowance.

Fair Value of Financial Instruments

Financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities. These instruments approximate fair value because of their short maturity. The carrying value of the promissory notes is considered to approximate fair value due to its short maturity and interest rate that approximates current rates.

Foreign Currency Remeasurement

The functional currency of the Company’s branch located in The Netherlands is the U.S. dollar. Its local currency statements are translated into U.S. dollars using the current exchange rate for monetary assets and liabilities and the historical exchange rate for nonmonetary assets and liabilities. Revenues and expenses are translated using the average exchange rate for the period, except items related to nonmonetary assets and liabilities, which are translated using historical exchange rates. All remeasurement gains and losses are included in determining net loss.

Cash Equivalents

The Company considers all highly liquid investments that mature within 90 days from the date of purchase to be cash equivalents. Cash equivalents consist of treasury bills and money market funds. The Company has classified its treasury bills as held to maturity and has recorded them at amortized cost, which approximates fair value. Cost is determined using the specific identification method. As of December 31, 2004 and 2005 the Company has $8,546 and $3,588 invested in treasury bills. As of June 30, 2006, the Company has $483 (unaudited) in money market funds and none in treasury bills.

Concentration of Risk

The Company maintains its cash accounts in commercial banks. At December 31, 2004 and 2005 and June 30, 2006, cash on deposit was in excess of the federally insured limit of $100.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Customers that account for greater than 10 percent of revenue or accounts receivable are provided below.

	Year Ended December 31,						Six Months Ended June 30,
	2003		2004		2005		2005		2006
							(unaudited)
	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue	Revenue	Percent of Total Revenue
Customer A	$—	—	$257	16%	$644	20%	$267	19%	$600	27%
Customer B	—	—	215	13	209	6	88	6	94	4
Customer C	977	100%	119	7	—	—	—	—	—	—
Customer D	—	—	54	3	227	7	136	10	61	3
Customer E	—	—	70	4	52	2	39	3	11	—
Customer F	—	—	61	4	115	4	75	5	26	1
Customer G	—	—	22	1	138	4	86	6	41	2

	As of December 31,				As of June 30, 2006
	2004		2005		(unaudited)
	Receivable Balance	Percent of Total Receivables	Receivable Balance	Percent of Total Receivables	Receivable Balance	Percent of Total Receivables
Customer A	$18	5%	$183	19%	$173	18%
Customer B	68	17	85	9	81	9
Customer C	—	—	—	—	—	—
Customer D	45	11	77	8	30	3
Customer E	45	11	3	0	4	—
Customer F	38	10	47	5	10	1
Customer G	15	4	2	—	—	—

Many of the components and materials used in the Company’s products are manufactured by a limited number of suppliers. Any supply interruption or an increase in demand beyond the suppliers’ capabilities could have an adverse impact on the Company’s business. There is one supplier for a component used in the Company’s CoolGard system. Management believes it can identify alternative sources, if necessary, but it is possible such sources may not be identified in sufficient time to avoid an adverse impact on its business.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company maintains allowances for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company specifically analyzes accounts receivable and historical bad debts, customer credit, current economic trends and changes in customer payment trends when evaluating the adequacy of the allowance for doubtful accounts. Account balances are charged-off against the allowance when it is probable the receivable will not be recovered.

The changes in the allowance for doubtful accounts is provided below.

	Balance at Beginning of Year	Provision	Write-offs Net of Recoveries	Balance at End of Period
December 31, 2003	$—	$—	$—	$—
December 31, 2004	—	7	(2)	5
December 31, 2005	5	22	—	27
June 30, 2006 (unaudited)	27	—	(3)	24

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Inventories

Inventories are comprised of raw materials, work-in-process and finished goods, and are stated at the lower of cost or market. Cost is determined by the weighted average method. The Company records a provision for excess and obsolete inventory based on historical usage and future product demand.

Long-lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates potential impairment by comparing the carrying amount of the asset with the estimated undiscounted future cash flows associated with the use of the asset and its eventual disposition. Should the review indicate that the asset is not recoverable, the Company’s carrying value of the asset would be reduced to its estimated fair value, which is measured by future discounted cash flows.

Property and Equipment

Property and equipment, including assets under capital leases, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the respective assets as follows:

Machinery and equipment	3 to 5 years
Computer equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of the useful life of the improvements or the lease term

Leasehold improvements were amortized over five years, which was the initial lease term. Expenditures for major renewals and betterments are capitalized, while minor replacements, maintenance and repairs, which do not extend the asset lives, are charged to operations as incurred. Upon sale or disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in operations.

Evaluation Equipment

Evaluation equipment consists of CoolGard systems placed at hospitals under the Company’s equipment loan agreements and are depreciated using the straight-line method over their estimated economic life of five years. As of December 31, 2004 and 2005 and June 30, 2006 the cost of evaluation equipment was $885 and $1,010 and $1,027 (unaudited) and accumulated depreciation was $139 and $344 and $325 (unaudited), respectively. For the years ended December 31, 2003, 2004, 2005 and for the six months ended June 30, 2005 and 2006, $0, $139, $205, $103 and $113, respectively, was recorded as a component of cost of revenue for the amortization of the equipment.

Stock-Based Compensation

Effective January 1, 2006 the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payments, which revises SFAS No. 123, Accounting for Stock-Based Compensation issued in 1995. Prior to the adoption of SFAS 123(R) the Company accounted for stock-based employee compensation arrangements using the intrinsic value method in accordance with the provisions and related

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

interpretations of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). The Company adopted SFAS 123(R) applying the “prospective transition method” under which it continues to account for nonvested equity awards outstanding at the date of adoption of SFAS 123(R) in the same manner as they had been accounted for prior to adoption, that is, it would continue to apply APB No. 25 in future periods to equity awards outstanding at the date it adopted SFAS 123(R).

Calculating stock-based compensation expense requires the input of highly subjective assumptions, including the expected term of the stock-based awards, stock price volatility, and pre-vesting option forfeitures. The estimate of expected term of options granted was determined by analyzing historical data on employees’ stock option exercises. Since the Company is a private entity with no historical data on volatility of its stock, the expected volatility used is based on volatility of similar entities (referred to as “guideline companies”). In evaluating similarity, the Company considered factors such as industry, stage of life cycle, size, and financial leverage. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, stock-based compensation expense could be materially different in the future. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience of its stock-based awards that are granted, exercised and cancelled. If its actual forfeiture rate is materially different from its estimate, the stock-based compensation expense could be significantly different from what it has recorded in the current period. See Note 14 for additional information.

The risk-free rate for periods within the contractual life of the option is based on United States treasury yield for a term consistent with the expected life of the stock option in effect at the time of grant. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Prior to the adoption of SFAS 123(R), the Company did not record any tax benefits resulting from the exercise of options due to uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future periods. The Company has elected to use the graded vesting attribution approach to record compensation expense. Shares of common stock issued upon exercise of stock options will be from previously unissued shares.

The weighted-average fair value per share of the options granted was $3.98 (unaudited) for the three months ended March 31, 2006. There were no options granted in the three months ended June 30, 2006. The fair value of the stock options at the date of grant was estimated using the Black-Scholes option-pricing model with the following assumptions:

Six Months Ended June 30, 2006
(unaudited)
Dividend Yield	0.00%
Volatility	61%
Weighted-average risk-free interest rate	4.82%
Expected life	5.61-5.88 years

As of June 30, 2006, there was $390 (unaudited) of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under share-based compensation plans using the fair value method of SFAS 123(R). As of June 30, 2006, the cost is expected to be recognized over a weighted-average period of 3.6 years (unaudited) using the graded vested attribution method.

The Company accounts for equity instruments issued to nonemployees in accordance with the provisions of Emerging Issues Task Force No. 96-18, Accounting for Equity Instruments that are Issued to Other Than

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Employees for Acquiring, or in Conjunction with Selling, Goods or Services (“EITF 96-18”). Under EITF 96-18, stock option awards issued to nonemployees are accounted for at fair value using the Black-Scholes option- pricing model. Management believes the fair value of the stock options is more reliably measurable than the fair value of services received. The fair value of each nonemployee stock award is remeasured each period until a commitment date is reached, which is the vesting date, using the attribution method in FASB Interpretation No. 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans. For nonemployee awards, deferred stock-based compensation is not reflected in shareholders’ deficit until a commitment date is reached.

SFAS 123 was replaced by SFAS 123(R); accordingly, the Company no longer follows SFAS 123 when accounting for nonemployee stock option, but continues to apply the principles of EITF 96-18. When specific guidance does not exist in EITF 96-18 for nonemployee stock options, the Company follows the principles of SFAS 123(R). There was no impact to the financial statements for nonemployee stock options as a result of the adoption of SFAS 123(R).

If the Company had recognized compensation cost for employee stock options based on the estimated fair value on the grant date under the fair value method prescribed by SFAS No. 123, the net loss would have been as follows:

	Year Ended December 31,
	2003	2004	2005
Net loss
As reported	$(9,147)	$(8,220)	$(10,122)
Stock-based employee compensation expense, intrinsic value method	—	—	92
Stock-based employee compensation expense, fair value method	(351)	(83)	(295)

Pro forma	$(9,498)	$(8,303)	$(10,325)

Revenue Recognition

The Company sells its products domestically to customers through its direct sales force, and internationally through distributors. Revenue is recognized in accordance with SEC Staff Accounting Bulletin No. 104 Revenue Recognition, which requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred and title and the risks and rewards of ownership have been transferred to the customer or services have been rendered; (3) the price is fixed or determinable; and (4) collectibility is reasonably assured. Price protection, stock rotation rights and sales incentive programs are not offered to customers.

The Company evaluates whether the separate deliverables in its arrangements can be unbundled. Sales of the CoolGard system domestically to hospitals include separate deliverables consisting of the product, disposables used with the CoolGard system, installation and training. For these sales, the Company applies the residual value method in accordance with EITF 00-21, Revenue Arrangements with Multiple Deliverables, which requires the allocation of the total arrangement consideration less the fair value of the undelivered elements, which consist of installation and training, to the delivered elements. As of December 31, 2004 and 2005, and June 30, 2005 and 2006 there were minimal amounts attributed to the undelivered elements. Installation and training are not included in arrangements with sales to distributors.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Explicit return rights are not offered to customers; however, the Company may accept returns in limited circumstances. The amount of returns through December 31, 2005 and during the six months ended June 30, 2006 have been minimal. A sales return allowance has not been established since management believes returns will be insignificant.

The Company enters into equipment loan agreements with certain customers whereby the CoolGard system is placed at the customer’s site for their evaluation and use. During this time, the customer purchases disposables. The Company accounts for these arrangements in accordance with SFAS No. 13, Accounting for Leases, and has classified these arrangements as operating leases. The consideration for the rental portion of the arrangement is considered to be contingent and is recorded when earned, which is when the disposables are recognized as revenue. The amount of revenue attributable to the lease element of these arrangements was less than 10% of the Company’s total revenue for all periods presented. The CoolGard system is classified as evaluation equipment and is depreciated over its estimated economic life of five years with depreciation included as a component of cost of revenue.

During 2005, the Company began to offer extended warranty contracts, which are separately sold to non-distributor customers. Revenue is recorded on a straight-line basis over the period of the contract, which is one year. The amount of deferred revenue as of December 31, 2005 and June 30, 2006 was minimal.

Product Warranty

The Company provides a 12 month warranty from the date of purchase for domestic customers and a 15 month warranty from the date of purchase for distributors on its CoolGard system, which covers parts, labor and shipping costs. The Company will also accept returns for disposables with defects one year from the date of purchase for domestic customers and the shorter of two years or the expiration date of the disposables for distributors. Warranty costs are estimated at the time of sale based on historical experience. Estimated warranty expenses are recorded as an accrued liability, with a corresponding provision to cost of revenue.

Changes in the Company’s product warranty liability were as follows:

	As of December 31,			As of June 30
	2003	2004	2005	2005	2006
				(unaudited)
Beginning balance	$20	$163	$23	$23	$202
Provision for estimated warranty cost	340	35	240	40	95
Warranty expenditures	(197)	(175)	(61)	(3)	(120)

Ending balance	$163	$23	$202	$60	$177

Beginning in 2005, the Company offered extended warranty contracts to its customers. The change in the warranty accrual above includes the activity for these warranty contracts.

Shipping and Handling

Charges to customers for shipping and handling are included as a component of revenue. Shipping and handling costs are expensed as incurred and recorded as a component of cost of revenue.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Research and Development

Research and development expenses consist of engineering personnel salaries and benefits, prototype supplies, and consulting fees related to product development. Research and development costs are expensed as incurred.

Advertising

Advertising costs are expensed as incurred. Included in sales and marketing is $42, $195, $212, $135 (unaudited) and $120 (unaudited) of advertising expense for the years ended December 31, 2003, 2004 and 2005, and the six months ended June 30, 2005 and 2006, respectively.

Income Taxes

Deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Comprehensive Loss

Comprehensive loss encompasses the change in equity from transactions and other events and circumstances from non-owner sources and the Company’s net loss. There was no difference between comprehensive loss and net loss for all periods presented.

New Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151 Inventory Costs, an Amendment of ARB No. 43, Chapter 4, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires those items be recognized as current-period charges. The provisions of this statement will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In June 2005, the FASB issued Statement No. 154, Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20, Accounting Changes, and Statement No. 3, Accounting Changes in Interim Financial Statements (“SFAS No. 154”). SFAS No. 154 changes the requirements for the accounting for, and reporting of, a change in accounting principle. Previously, most voluntary changes in accounting principles were required to be recognized by way of a cumulative effect adjustment within net income during the period of the change. SFAS No. 154 requires retrospective application to prior periods’ financial statements, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005; however, the statement does not change the transition provisions of any existing accounting pronouncements. The adoption of this statement did not have a material effect on the Company’s financial position, results of operations or cash flows.

In September 2005, the EITF reached a consensus on Issue No. 05-8, Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature. The Task Force concluded that the issuance of

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

convertible debt with a beneficial conversion feature results in a basis difference for the purposes of applying SFAS No. 109, Accounting for Income Taxes, the basis difference is a temporary difference, and the recognition of deferred taxes for the temporary difference of the convertible debt with a beneficial conversion feature should be recorded as an adjustment to additional paid-in capital. The consensus reached should be applied to financial statements beginning in the first interim or annual reporting period beginning after December 15, 2005. This issue should be applied by retrospective application pursuant to SFAS No. 154 to all instruments with a beneficial conversion feature accounted for under EITF Issue No. 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Therefore, this Issue would also be applicable to debt instruments that were converted (or extinguished) in prior periods but are still presented in the financial statements. Adoption of this consensus did not have a material effect on the Company’s financial position, results of operations and cash flows.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 155 resolves issues addressed in SFAS No. 133 Implementation Issue No. D1. Application of Statement 133 to Beneficial Interests in Securitized Financial Assets, among other matters, permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s fiscal year that begins after September 15, 2006, except earlier adoption is allowed in certain circumstances. Adoption of this statement is not expected to have a material effect on the Company’s financial position or results of operations.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, which addresses the recognition and measurement of tax benefits and related financial statement disclosures. The Company will adopt the provisions of Interpretation No. 48 in the fiscal year beginning January 1, 2007 and does not expect that the adoption of Interpretation No. 48 will have a material impact on its financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair value measurements. SFAS No. 157 applies only to fair value measurements that are already required or permitted by other accounting standards. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and the Company does not expect that the adoption of this statement will have a material impact on its financial condition or results of operations.

In September 2006, the Securities and Exchange Commission released Staff Accounting Bulletin No. 108. SAB 108 provides interpretative guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006, and the Company does not expect that the adoption of this statement will have a material impact on its financial condition or results of operations.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

4. Inventories

Inventories consist of the following:

	As of December 31,		As of June 30, 2006
	2004	2005
			(unaudited)
Raw materials	$1,089	$915	$1,064
Work-in-process	380	190	618
Finished goods	454	707	322

	$1,923	$1,812	$2,004

5. Property and Equipment, net

Property and equipment consists of the following:

	As of December 31,		As of June 30, 2006
	2004	2005
			(unaudited)
Machinery and equipment	$760	$730	$665
Computer equipment	220	263	239
Furniture and fixtures	172	148	173
Leasehold improvements	129	134	134

	1,281	1,275	1,211
Accumulated depreciation and amortization	(948)	(1,020)	(985)

	$333	$255	$226

Depreciation and amortization expense was $224, $332, $347, and $180 (unaudited) and $174 (unaudited) for the years ended December 31, 2003, 2004, 2005, and the six months ended June 30, 2005 and 2006, respectively. The amounts of property and equipment under capital leases as of December 31, 2004, 2005 and June 30, 2006 were $303, $19, and $19 (unaudited) with accumulated amortization of $288, $8 and $13 (unaudited), respectively.

6. Accrued Liabilities

Accrued liabilities consist of the following:

	As of December 31,		As of June 30, 2006
	2004	2005
			(unaudited)
Bonus	$80	$171	$280
Vacation	130	173	234
Warranty	23	202	177
Other	91	213	579

	$324	$759	$1,270

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

7. Other Income (Expense)

Other income (expense) consists of the following:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
Foreign currency remeasurement	$16	$45	$(12)	$(39)	$4
Increase in fair value of loan premium liability	—	—	—	—	(1)
Increase in fair value of warrant liabilities	—	—	(108)	(13)	(81)

	$16	$45	$(120)	$(52)	$(78)

8. Promissory Notes

April and November 2003 Bridge Notes

In April 2003, the Company issued promissory notes convertible into Series F preferred stock (“April 2003 Bridge Notes”) and 414,554 warrants exercisable into common stock (Note 10) for gross proceeds of $3,088, bearing interest at a rate of 5.0% per annum (15.3% effective rate of interest after consideration of the related warrants). In November 2003, the Company issued an additional $500 of convertible promissory notes, bearing interest at a rate of 5.0% per annum (the “November 2003 Bridge Notes”) that were convertible into Series F preferred stock.

The principal amount and accrued interest of the April 2003 and November 2003 Bridge Notes totaling $3,688 were converted automatically with the issuance of the Company’s Series F preferred stock in December 2003. The number of shares issued upon conversion was determined by dividing the total of the principal amount and accrued interest by $3.00, the price per share of the Series F preferred stock. Upon conversion, 1,229,425 Series F preferred shares were issued.

Secured Promissory Note

In May 2005, the Company entered into a $5,000 secured promissory note with a financing company that requires interest only payments of $44 for the first three months and interest and principal payments of $163 for each month thereafter through September 2008. In conjunction with the secured promissory note, the Company issued a warrant exercisable into 116,667 shares of Series F preferred stock at an exercise price of $3.00 per share. The Series F preferred stock is redeemable; accordingly, the proceeds from the promissory note were first allocated to the $188 estimated fair value of the warrant with the $4,812 remaining balance allocated to the promissory note (Note 9). The secured promissory note has an effective interest rate of 13.29% and is collateralized by substantially all of the Company’s assets.

April 2006 Bridge Notes

On April 13, 2006, the Company issued unsecured convertible promissory notes for an aggregate amount of $4,214 from existing shareholders with an interest rate of 8% that mature on December 31, 2006 (the “April 2006 Bridge Notes”). All principal and accrued interest will convert automatically into unregistered shares of common stock upon the closing of an initial public offering, or into shares of Series F preferred stock at $3.00 per share if an initial public offering does not close by December 31, 2006. Upon conversion in an initial public offering, the

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

principal amount of the April 2006 Bridge Notes and accrued interest will convert into the number of shares of common stock that results by dividing eighty percent of the initial public offering price into the total principal and accrued interest then outstanding.

In conjunction with the April 2006 Bridge Notes, the Company issued a warrant exercisable into common stock at a price per share equal to the public offering price in the event an initial public offering is completed by December 31, 2006. The number of shares into which the warrant is convertible is equal to twenty-percent of $4,214 divided by the initial public offering stock price. In the event an initial public offering is not completed by December 31, 2006, the warrants are convertible into shares of Series F preferred stock. The number of shares of Series F preferred stock will equal twenty percent of $4,214 divided by $3.00.

The initial public offering is not a certain event and the warrant is convertible into preferred stock that is classified as mezzanine equity. Accordingly, at its issue date, the warrant has been recorded as a liability under FSP 150-5, Issuer’s Accounting under FASB Statement No. 150 for Freestanding Warrants and Other Similar Instruments on Shares that are Redeemable, based on its estimated fair value at issuance of $332 (unaudited) with subsequent changes in its fair value recorded as non-operating income (loss).

The April 2006 Bridge Notes also provide for a payment equal to 150% of the principal and accrued interest in the event there is a sale transaction, which is defined as the sale of all or substantially all of the assets of the Company or when there is a change in control (Note 17). This provision was determined to be an embedded derivative (the “Loan Premium”) that required bifurcation and separate measurement apart from the notes. The value of the Loan Premium liability has been recorded based on its estimated fair value at issuance of $104 (unaudited) with subsequent changes in its fair value recorded as non-operating income (loss). The remaining proceeds of $3,778 (unaudited) have been allocated to the April 2006 Bridge Notes. The allocation of the proceeds to the fair value of the warrants and Loan Premium has resulted in the April 2006 Bridge Notes being recorded at a discount to their face amount. This discount will be amortized to interest expense using the effective interest method through the expected term of the April 2006 Bridge Notes. The effective interest rate on the April 2006 Bridge Notes is 25.63%.

In August 2006, the maturity date of the April 2006 Bridge Notes was extended to March 30, 2007 (Note 17).

As of December 31, 2005, principal payments will be as follows:

Year ending December 31,
2006	$1,534
2007	1,705
2008	1,403

$4,642

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

9. Redeemable Convertible Preferred Stock

The activity for preferred stock during the years ended December 31, 2003 and 2004 is presented below. There were no changes in preferred stock during the year ended December 31, 2005 or six months ended June 30, 2006.

	As of December 31, 2002	Converted to Common Stock	Issuance of Preferred Stock	Redeem Fractional Shares	As of December 31, 2003	Converted to Common Stock	Extinguish- ment of Preferred Stock	Issuance of Preferred Stock	Rounding	As of December 31, 2004
Series A
Shares	3,293	(2,412)	—	—	881	(163)	—	—		718
Amount	$353	$(271)	$—	$—	$82	$(18)	$—	$—		$64
Series B
Shares	2,322	(2,161)	—	—	161	(12)	—	—		148
Amount	$1,160	$(1,080)	$—	$—	$80	$(6)	$—	$—		$74
Series C-1
Shares	5,203	(1,243)	—	(2)	3,958	—	(3,958)	—		—
Amount	$2,562	$(622)	$—	$(1)	$1,939	$—	(1,939)	$—		$—
Series C-2
Shares	18,669	(4,239)	—	(14)	14,416	(1)	(14,415)	—		—
Amount	$12,059	$(2,755)	$—	$(3)	$9,301	0	(9,301)	$—		$—
Series D
Shares	6,452	(680)	—	(6)	5,766	—	(5,766)	—		—
Amount	$4,920	$(527)	$—	$(3)	$4,390	$—	(4,390)	$—		$—
Series C-D
Shares	—	—	—	—	—	—	—	1,582,026		1,582,026
Amount	$—	$—	$—	$—	$—	$—	$—	$902		$902
Series E
Shares	29,219	(8,561)	—	(21)	20,637	(26)	—	1,401,820	2	1,422,435
Amount	$29,964	$(8,860)	$—	$(20)	$21,084	$(28)	$—	$—		$21,056
Series F
Shares	—	—	5,416,092	—	5,416,092	—	—	2,903,049		8,319,141
Amount	$—	$—	$16,065	$—	$16,065	$—	$—	$8,482		$24,547
Total
Shares	65,158	(19,296)	5,416,092	(43)	5,416,911	(202)	(24,139)	5,886,894	2	11,324,468
Amount	$51,018	$(14,115)	$16,065	$(27)	$52,941	$(52)	$(15,630)	$9,384		$46,643

In December 2003, the Company sold 4,186,667 shares of Series F convertible preferred stock at $3.00 per share for total gross proceeds of $12,560. In addition, the April and November Bridge Notes of $3,588 in principal and $100 of accrued interest were converted into 1,229,425 shares of Series F preferred stock at a conversion rate of $3.00 per share.

As a result of the issuance of the Series F preferred stock in December 2003, the conversion price used to determine the number of shares of common stock into which the Series D and Series E preferred stock are convertible was decreased, which triggered a contingent beneficial conversion feature. The reduction in the conversion price for these series of preferred stock resulted in a beneficial conversion feature aggregating $34,881. The Series D preferred stock, originally issued in May 2000, contained an anti-dilution provision that resulted in a reduction of the Series D conversion price in the event of a subsequent sale of equity at a price lower than the Series D issuance price. The Series F preferred stock was issued in December 2003 and its issuance triggered the anti-dilution right in the Series D preferred stock terms. In accordance with EITF 98-5, the Company recorded a $4,920 beneficial conversion feature (deemed dividend) in December 2003 when the Series F preferred stock was issued since the Series D stock was immediately convertible from its issuance date. The Series D and Series E preferred stock do not have a stated term and are immediately convertible; accordingly, the entire beneficial conversion feature was recorded in December 2003. The deemed dividend was recorded to common stock due to the Company’s accumulated deficit, resulting in no impact to the statements of shareholders’ deficit.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

In May 2004, the Company modified the liquidation rights of the Series F preferred shareholders to include an additional preference of $3.00 per share. The Company estimated the fair value of the Series F preferred stock issued in December 2003 immediately before the modification and immediately after the modification in May 2004 in accordance with SFAS No. 123. The $325 incremental value is considered a return to the Series F preferred shareholders, or a deemed preferred stock dividend. The deemed dividend was recorded to common stock due to the Company’s accumulated deficit, resulting in no impact to the statements of shareholders’ deficit.

During the year ended December 31, 2004, the Company sold 2,903,059 shares of Series F preferred stock at $3.00 per share. In September 2004, upon the receipt of approval of the Company’s shareholders, the Company’s Board of Directors authorized and implemented a stock exchange (the “Stock Exchange”) of each share of the Company’s issued, outstanding and authorized shares of Series C-1 preferred stock into fifty shares of Series C-D preferred stock, Series C-2 into sixty five shares of Series C-D preferred stock, Series D preferred stock into seventy seven and one-half shares of Series C-D preferred stock and Series E preferred stock into sixty nine shares of Series E preferred stock. Fractional shares resulting from the Stock Exchange were required to be paid in cash.

The redemption of the beneficial conversion feature was recorded because the Series D preferred stock was extinguished in September 2004. In accordance with EITF Topic D-42, as interpreted by EITF 00-27 Application of Issue 98-5 to Certain Convertible Instruments, the Company allocated an amount to the reacquisition of the conversion feature equal to the intrinsic value that previously was recognized. The extinguishment of the Series C-1, Series C-2 and Series D preferred stock was accounted for in accordance with EITF Topic D-42, The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock. The Company estimated the fair value of the Series C-D preferred stock in September 2004 and recorded a $14,724 reduction in its accumulated deficit for the excess of the carrying value of the Series C-1, Series C-2 and Series D preferred stock over the fair value of the Series C-D preferred stock. This gain represents a return to the common shareholders. The extinguishment of the Series D preferred stock also resulted in its $4,920 contingent beneficial conversion feature recorded in December 2003 to be redeemed.

The Series E preferred stock was modified when its conversion rate was changed to one share of common stock for one share of Series E preferred stock concurrent with the Stock Exchange; accordingly, the Company estimated the fair value of its Series E preferred stock immediately before and immediately after the modification in September 2004 in accordance with SFAS No. 123. The $71 incremental value is considered a return to the Series E preferred shareholders.

Voting

Each share of preferred stock has voting rights equal to the number of shares of common stock into which it is then convertible.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Conversion

Each share of preferred stock is convertible at any time at the option of the holder into the number of shares of common stock which results from dividing the conversion price per share in effect for such series at the time of conversion into the per share conversion value of such series (“Conversion Rate”). The conversion price per share of Series A, Series B, Series C-D, Series E and Series F is $3.00 and the per share conversion value of Series A, Series B, Series C-D and Series E is $3.00 resulting in an initial conversion rate of one share of preferred stock for one share of common stock. The conversion price of each series will be subject to adjustment from time to time in the event of a combination of shares of common stock, certain subsequent sales of common stock, grants of stock options, stock splits, stock dividends, or the distributions of common stock. Conversion is automatic in the event of a public offering of the Company’s common stock if the aggregate gross proceeds exceed $20,000 and the per share price is at least $15.00 per share.

Each share of Series A, Series B, Series C-D, Series E and Series F preferred stock will automatically convert into shares of common stock at its then effective Conversion Rate upon the agreement of the holders of 63% of the then outstanding shares of preferred stock.

Dividends

Dividends on Series F preferred stock are noncumulative, and if declared, payable at $0.25 per share per annum on each share, in preference and prior to any payment of any dividend on the common stock or on the Series A, Series B, Series C-D and Series E preferred stock of the Company. No dividends have been declared through December 31, 2005.

Dividends on Series A, Series B, Series C-D and Series E are noncumulative and, if declared, are payable at the rate of $8.75, $40.00, $2.05 and $1.20 per annum on each share of Series A, Series B, Series C-D and Series E preferred stock, respectively. No dividends have been declared through December 31, 2005.

Thereafter, the holders of common stock and Series A, Series B, Series C-D, Series E and Series F preferred stock are entitled, when and if declared by the Board of Directors, to receive dividends, provided however that no such dividend may be declared or paid on any shares of common stock or Series A, Series B, Series C-D, Series E or Series F preferred stock unless at the same time an equivalent dividend is declared or paid on all outstanding shares of common stock and each such series of preferred stock. The dividend on any such series of preferred stock will be at the same rate per share as would be payable on the share of common stock.

Liquidation and Redemption

In the event of liquidation, dissolution or winding up of the Company, either voluntary or involuntary, including an acquisition, merger or sale which results in a change in the majority shareholders of the Company, the holders of Series F preferred stock will be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds to the holders of common stock, Series A, Series B, Series C-D and Series E preferred stock, an amount equal to $6.00 per share, plus a further amount equal to any dividends declared but unpaid on such shares of Series F preferred stock. If upon liquidation, dissolution or winding up of the Company, the assets and surplus funds of the Company are insufficient to provide for the cash payment to the holders of the Series F preferred stock described above, all such assets of the Company as are legally available for distribution will be paid to the holders of the Series F preferred stock on a pro rata basis in proportion to the number of shares owned by each holder.

Thereafter, the holders of Series A, Series B, Series C-D, Series E and Series F preferred stock will be entitled to receive, prior to and in preference to any distribution of any of the assets or surplus funds of the

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Company to the holders of common stock, an amount equal to $112.50, $500.00, $10.00, $15.00 and $3.00 per share, respectively, plus a further amount equal to any dividends declared but unpaid on such shares. If upon liquidation, dissolution or winding up of the Company, the assets and surplus funds of the Company are insufficient to provide for the cash payment to the holders of Series A, Series B, Series C-D, Series E and Series F preferred stock described above, all such assets and surplus funds of the Company as legally available for distribution will be paid to the holders of Series A, Series B, Series C-D, Series E and Series F preferred stock on a pro rata basis in proportion to the product of the liquidation preference of each share and the number of shares owned by each holder.

After the payment or setting apart of payment to the holders of the Series A, Series B, Series C-D, Series E and Series F preferred stock of the preferential amounts described above, the holders of common stock and the holders of Series C-D, Series E and Series F preferred stock will be entitled to receive the remaining assets of the Company pro rata based on the number of shares of common stock held by each holder, assuming conversion of all Series C-D, Series E and Series F preferred stock.

The change in control provision of the preferred stock is not solely in the Company’s control; accordingly, the preferred stock is classified as redeemable. The preferred stock will not be accreted to its redemption amount until such time the change in control is probable.

Anti-Dilution

Series C-D, Series E and Series F preferred stock contain an anti-dilution provision, which provides for adjustment of the conversion price in the event Additional Shares of Common Stock, as defined, are issued for consideration per share less than the conversion price for the Series C-D, Series E, or Series F preferred stock.

Registration Rights

The holders of certain shares of common stock, the holders of common stock issuable upon the exercise of warrants and the holders of common stock issuable upon conversion of the Series A, Series B, Series C-D, Series E and Series F preferred stock are entitled to certain rights with respect to the registration of their shares under the Securities Act. The holders of common stock or common stock issuable upon conversion of such securities (“Registrable Securities”) are entitled to the registration rights described below.

Demand Registration Rights

At any time beginning six months following an initial public offering, the holders of at least 40% of the shares of Registrable Securities are entitled to certain demand registration rights pursuant to which they may require the Company to file a registration statement under the Securities Act with respect to their shares of common stock so long as aggregate proceeds will be greater than $8,000. The Company is required to use its best efforts to effect any such registration, but is not required to effect more than two of these demand registrations.

Piggyback Registration Rights

If the Company registers any securities under the Securities Act, the holders of Registrable Securities are entitled to notice of such registration. The Company is required to include the shares of such holders of Registrable Securities in the registration, except in the case where the managing underwriter of an initial public offering requires a limitation of the number of shares due to marketing factors, in which case the underwriters may limit or exclude all such shares from the initial public offering.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

S-3 Registration Rights

The holders of preferred stock are entitled to demand registration rights whereby they may require the Company to file registration statements under the Securities Act on Form S-3 with respect to their shares of common stock and the Company is required to use its best efforts to effect such registrations. The Company is not required to effect such a registration if the aggregate price to the public is less than $1,000 or one such registration is in the twelve-month period prior to a request to effect such registration.

Series F Preferred Stock Warrants

In May 2005, the Company issued a warrant exercisable into 116,667 shares of Series F preferred stock in connection with the secured promissory note (Note 8) at an exercise price of $3.00 per share. The warrant is exercisable over a period of eight years. The $188 estimated fair value of the warrant on its issuance date was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 40.01%, risk free interest rate of 3.93%; and term of eight years. The warrant is carried at its fair value with decreases or increases in fair value at each reporting date recorded as other income (expense). The warrant is exercisable either through the cash payment of the exercise price or through net share settlement at the option of the holder. The warrant is classified as a liability as it is exercisable into redeemable preferred stock.

In conjunction with the April 2006 Bridge Notes (Note 8), the Company issued a warrant exercisable into shares of Series F preferred stock in the event the Company does not complete an IPO, or common stock if an IPO is completed. The $332 estimated fair value of the warrant on its issuance date was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%, expected volatility of 58%, risk free interest rate of 4.96%; and term of 3.72 years. The warrant is carried at its fair value with decreases or increases in fair value at each reporting date recorded as other income (expense). The warrant is exercisable either through the cash payment of the exercise price or through net share settlement at the option of the holder. The warrant is classified as a liability as it is exercisable into redeemable preferred stock.

10. Common Stock

In March 2004, upon the receipt of approval of the Company’s shareholders, the Company’s Board of Directors authorized and implemented a reverse stock split of the Company’s issued, outstanding and authorized shares of common stock, Series A, Series B, Series C-1, Series C-2, Series D, Series E and Series F preferred stock at a ratio of five hundred for one. The impact of the reverse split has been reflected in these financial statements for all periods presented. Fractional shares resulting from the reverse split were required to be paid in cash.

The Company issued 414,554 warrants to purchase shares of common stock in connection with the April 2003 Bridge Notes at an exercise price of $0.30 per share (Note 8). The warrants became exercisable upon conversion of the April 2003 Bridge Notes into Series F preferred stock and are exercisable for a period of five years. As of December 31, 2005 and June 30, 2006, the warrants are outstanding.

The Company allocated the net proceeds to the warrants and the April 2003 Bridge Notes based on their relative fair values. The $247 fair value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: dividend yield of 0%; expected volatility of 75%; risk free interest rate of 2.11%; and term of five years. Upon conversion of the April Bridge Notes in conjunction with the issuance of Series F convertible preferred stock, the discount was fully amortized, and the Company recognized interest expense of $247 during the year ended December 31, 2003.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

The Series A, Series B, Series C-D and Series E preferred shareholder who did not purchase their pro rata share of the December 2003 Series F convertible preferred stock offering was converted into common stock at the then current conversion price of such preferred stock without giving effect to any anti-dilution adjustment. As a result, in December 2003 and January 2004, the Company issued 19,296 and 201 shares of common stock, respectively, pursuant to the special mandatory conversion provision in conjunction with the sale of the Series F preferred stock.

The number of shares of common stock that has been reserved for issuance as of December 31, 2005 is as follows:

Preferred stock and preferred stock warrants	11,350,447
Stock options	2,074,057
Common stock warrants	414,554

13,839,058

11. Income Taxes

The Company has a history of continuing operating losses; accordingly, no federal income taxes have been incurred. The Company has established a valuation allowance against its deferred state or foreign tax assets due to the uncertainty surrounding the realization of such assets. Management periodically evaluates the recoverability of the deferred tax assets. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

The reconciliation of the income tax provision computed at federal statutory rates to income tax expense/(benefit) is as follows:

	Year Ended December 31
	2003	2004	2005
Provision at statutory rate	34%	34%	34%
State taxes, net of federal benefit	7	8	7
Valuation allowance	(41)	(42)	(41)

	0%	0%	0%

The components of the net deferred tax asset are as follows:

	As of December 31,
	2004	2005
Net operating loss carryforwards	$20,041	$24,159
Capitalized costs	11,185	11,009
Tax credits	3,009	3,479
Reserves	187	271
Inventory	87	63
Property and equipment	30	152
Other	40	136

Total deferred tax assets	34,579	39,269
Valuation allowance	(34,579)	(39,269)

Net deferred tax assets	$—	$—

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

At December 31, 2005, the Company had net operating loss carryforwards for federal and state purposes of approximately $59,874 and $43,004, respectively. The net operating loss carryforwards for federal purposes begin to expire in 2007, and the net operating loss carryforwards for state purposes begin expiring in 2006. The Company has research and experimentation credit carryforwards for federal and state purposes of approximately $1,927 and $1,503, respectively. The research and experimentation credits begin to expire in 2010 for federal purposes and carry forward indefinitely for state purposes. In addition, the Company has state manufacturing investment carryforwards of $49, which begin to expire in 2008.

The utilization of net operating loss and tax credit carryforwards may be subject to substantial limitations due to the ownership change limitations under the provisions of Internal Revenue Code Section 382 and similar state provisions. Utilization of $15,000 of the federal net operating loss carryforwards may also be subject to further limitation under the provisions of the Internal Revenue Code section 1503. The limitations could result in the expiration of the Company’s net operating loss carryforwards and credit carryforwards before full utilization.

12. Commitments and Contingencies

Operating Leases

The Company leases its facility under a noncancelable operating lease which, as amended in May 2006, expires in December 2008 with an option to extend the lease for an additional three-year term at market rates. Under the lease, the Company is required to pay for insurance, taxes, utilities and building maintenance.

The Company leases its facility under a noncancelable operating lease for the Alsius Service Center in Wateringen, The Netherlands which expires in 2010.

As of June 30, 2006, future minimum lease payments on the operating leases are as follows (unaudited):

Year Ending December 31,
2006 (remainder)	$145
2007	325
2008	338
2009	22
2010	9

$839

Rent expense for the years ended December 31, 2003, 2004 and 2005 was $355, $360 and $310, respectively.

Capital Leases

Capital lease payments are due in monthly installments through December 2006 for a total of $8. In June 2006, the Company entered into a new capital lease commitment whereby computer equipment will be leased over a period of 63 months for a total value of $104. The equipment was received and installed and monthly payments commenced in September 2006.

Indemnifications

The Company indemnifies its directors, and may indemnify its officers and other agents, to the maximum extent permitted under California General Corporation Law. The indemnities do not provide for any limitation of

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

the maximum potential future payments the Company could be obligated to make. The Company has not recorded any liability for these indemnities in the accompanying balance sheets.

13. Benefit Plans

401(k) Plan

The Company has a 401(k) plan that covers substantially all employees. Employer contributions to the plan are at the discretion of the Board of Directors. The Company elected to make no contributions for each year since the inception of the plan. The Company paid administrative expenses on behalf of the plan of $3, $2 and $5 for the years ended December 31, 2003, 2004 and 2005, respectively.

Management Incentive Plan

The Company established a Management Incentive Plan whereby certain key management employees will earn incentive compensation upon the sale of the Company. The sale of the Company is defined as any acquisition in which the shareholders immediately prior to such transaction do not own a majority of the voting securities of the surviving entity, excluding changes due to the issuance of new capital stock, transactions where 50% or more of the consideration is private company stock or changes due to debt convertible into common stock. The total amount allocated to the Management Incentive Plan will be the lower of 8% of the aggregate proceeds from the sale or $5,000, if the aggregate proceeds are $80,000, $6,000 if the aggregate proceeds are more than $80,000 but equal to or less than $90,000, and $7,000 if the aggregate proceeds are more than $90,000. The obligation to make payments under the Management Incentive Plan ranks prior to the liquidation preference of the Company’s Series F preferred stock (Note 9) when participating with the other holders of preferred stock.

14. Stock Option Activity

The 1992 Incentive Stock Plan (the “1992 Plan”) provided for the grant of options and stock purchase rights to purchase up to a maximum of 11,000 shares of the Company’s common stock to employees, officers, consultants and directors. The 1992 Plan included incentive stock options (“ISOs”), nonqualified stock options (“NSOs”) and stock purchase rights. The right to exercise ISOs and NSOs and stock purchase rights vested at a rate in accordance with the individual stock option agreements, which has been immediate to four years for employees and three to four years for non-employees. Options expire within a period of not more than 10 years from the date of grant. ISOs granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company, expire within a period of not more than five years from the date of grant. Options expire between thirty and ninety days after termination of employment depending on the circumstances. The 1992 Plan ended in 2002 and no further options have been granted. During the year ended 2003, the Company granted 42 stock options to employees outside of the 1992 Plan.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

A summary of option activity is as follows:

	Shares Under Option			Weighted Average Exercise Price
	Employee	Non-employee	Total	Per Share
Outstanding at December 31, 2002	7,486	1,444	8,930	$230
Granted	42	—	42	410
Exercised	(7)	—	(7)	80
Forfeited	(455)	(32)	(487)	400

Outstanding at December 31, 2003	7,066	1,412	8,478	220
Forfeited	(1,296)	(66)	(1,362)	176

Outstanding at December 31, 2004	5,770	1,346	7,116	229
Forfeited	(120)	(727)	(847)	102

Outstanding at December 31, 2005	5,650	619	6,269	246

Outstanding at June 30, 2006 (unaudited)	5,650	619	6,269	246

Exercisable at December 31, 2003	5,560	1,387	6,947	185

Exercisable at December 31, 2004	5,116	1,336	6,452	220

Exercisable at December 31, 2005	5,384	619	6,003	240

Exercisable at June 30, 2006 (unaudited)	5,585	619	6,204	244

The following table provides information for options that were outstanding and exercisable by a range of exercise prices as of June 30, 2006 (unaudited).

Options Outstanding				Options Exercisable
Per Share Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$50-$55	1,406	0.7	$50	1,406	$50
65	1,466	2.5	65	1,466	65
250	87	4.3	250	87	250
410	3,310	5.2	410	3,245	410

	6,269	4.0	246	6,204	244

The following table provides information for options that were outstanding and exercisable by range of exercise prices as of December 31, 2005.

Options Outstanding					Options Exercisable
Per Share Range of Exercise Prices	Number Outstanding	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (in years)
$50-$55	1,406	1.4	$50	—	1,406	$50	—	1.4
65	1,425	3.0	65	—	1,425	65	—	3.0
250	73	4.8	250	—	73	250	—	4.8
410	3,365	5.7	410	—	3,099	410	—	5.7

	6,269	4.1	246	—	6,003	240	—

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

The 2004 Stock Incentive Plan (the “2004 Plan”) provides for the grant of options and stock purchase rights to purchase up to a maximum of 2,100,000 shares of the Company’s common stock to employees, officers, consultants and directors. The 2004 Plan includes incentive stock options (“ISOs”), nonqualified stock options (“NSOs”) and stock purchase rights. For ISOs and NSOs, the exercise price per share shall be no less than 110% of the fair market value per share on the date of grant for an individual who, at the time of grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company. The right to exercise ISOs and NSOs and stock purchase rights vests at a rate in accordance with the individual stock option agreements, which has been immediate to four years for employees, and immediate to three years for non-employees. Options expire within a period of not more than 10 years from the date of grant. ISOs granted to an employee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company, expire within a period of not more than five years from the date of grant. Options expire between thirty days and six months after termination of employment depending on the circumstances. No stock purchase rights have been granted through June 30, 2006.

A summary of option activity under the 2004 Plan is as follows:

	Shares Under Option			Weighted Average Exercise Price Per Share
	Employee	Non-employee	Total
Granted	1,390,040	134,688	1,524,728	$0.30
Exercised	(29,444)	(342)	(29,786)	0.30
Forfeited	(26,146)	(858)	(27,004)	0.30

Outstanding at December 31, 2004	1,334,450	133,488	1,467,938	0.30
Granted	582,180	41,150	623,330	0.30
Exercised	(2,456)	—	(2,456)	0.30
Forfeited	(334,644)	(18,000)	(352,644)	0.30

Outstanding at December 31, 2005	1,579,530	156,638	1,736,168	0.30
Granted (unaudited)	159,600	7,500	167,100	0.30
Exercised (unaudited)	(21,958)	—	(21,958)	0.30
Forfeited (unaudited)	(16,532)	—	(16,532)	0.30

Outstanding at June 30, 2006 (unaudited)	1,700,640	164,138	1,864,778	0.30

Exercisable at December 31, 2004	504,556	103,200	607,756	0.30

Exercisable at December 31, 2005	1,018,283	125,915	1,144,198	0.30

Exercisable at June 30, 2006 (unaudited)	1,175,638	135,095	1,310,733	0.30

The following table provides information for options that were outstanding and exercisable as of June 30, 2006 (unaudited).

Options Outstanding					Options Exercisable
Per Share Exercise Price	Number Outstanding	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Life (in years)
$ 0.30	1,864,778	8.2	$0.30	$7,720	1,310,733	$0.30	$5,426	8.2

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

The aggregate intrinsic value was determined by the difference between the estimated fair value of the Company’s common stock on June 30, 2006 and the exercise price.

The following table provides information for options that were outstanding and exercisable as of December 31, 2005.

Options Outstanding				Options Exercisable
Per Share Exercise Price	Number Outstanding	Weighted- Average Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.30	1,736,168	8.6	$0.30	1,144,198	$0.30

Fair Value Disclosure

The fair value of each employee option grant was estimated on the date of grant using the minimum value method. Following are the weighted average assumptions used in the calculations for employee stock options:

	Year Ended December 31,
	2003	2004	2005
Risk free interest rate	2.85%	3.63%	4.04%
Dividend yield	0	0	0
Expected term	5 years	5 years	5 years

The weighted average fair value of options that were granted with an exercise price either below, equal to, or above the estimated fair value of the underlying common stock is presented below:

	Year Ended December 31,
	2003	2004	2005
Below estimated fair value	$0.02	$—	$2.09
At estimated fair value	—	0.05	—
Above estimated fair value	—	—	—

Fair Value Measurement

During the year ended December 31, 2005, the Company granted employee stock options with an exercise price less than the estimated fair value of the Company’s common stock resulting in total deferred compensation of $1,183 and compensation expense of $92 for the year ended December 31, 2005, and $24 (unaudited) and $149 (unaudited) for the six months ended June 30, 2005 and 2006. Information relating to stock options granted during the year ended December 31, 2005 and the six months ended June 30, 2006 (unaudited) is provided below.

		Weighted Average
Grants Made During the Quarter Ended	Number of Options Granted	Option Exercise Price	Estimated Common Stock Fair Value	Option Intrinsic Value
March 31, 2005	234,400	$0.30	$1.07	$0.77
June 30, 2005	23,100	0.30	2.14	1.84
September 30, 2005	108,000	0.30	2.14	1.84
December 31, 2005	216,680	0.30	3.81	3.51
March 31, 2006	167,100	0.30	3.98	3.68
June 30, 2006	—	—	—	—

	749,280

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

Compensation expense of $297 will be recorded during each of the years ending December 31, 2006, 2007, 2008 and $200 during the year ending December 31, 2009. As discussed in Note 3, the Company adopted SFAS No. 123(R) using the prospective transition method.

During the year ended December 31, 2005, the Company recognized $168, and $52 (unaudited) and $59 (unaudited) for the six months ended June 30, 2005 and 2006 in compensation expense for stock options issued to non-employees. The weighted average assumptions used in the calculation for non-employee stock options at the grant date follows.

	Year Ended December 31,		Six Months Ended June 30,	Six Months Ended June 30,
	2004	2005	2005	2006
			(unaudited)	(unaudited)
Risk free interest rate	3.63%	4.37%	3.71%	4.82%
Dividend yield	0%	0%	0%	0%
Term	10 years	10 years	10 years	10 years
Volatility	30.56%	32.77%	30.56%	61.00%

There were no non-employee stock options granted during the year ended December 31, 2003.

15. Related Parties

All of the revenue recognized during the year ended December 31, 2003 and 7 percent of the revenue recognized during the year ended December 31, 2004 was with a distributor who is also a Series E preferred shareholder.

The Company paid approximately $160, $313, $84, $33 (unaudited) and $352 (unaudited) in legal fees for the years ended December 31, 2003, 2004 and 2005 and six months ended June 30, 2005 and 2006, respectively, to a law firm whose partner is the corporate secretary of the Company. Included in accounts payable at December 31, 2004 and 2005 and at June 30, 2006 is approximately $11, $5 and $293 (unaudited), respectively, due to this law firm.

16. Segment Information

The Company operates in a single reporting segment. The following enterprise wide disclosure was prepared on a basis consistent with the preparation of the financial statements.

The Company derives significant revenue from outside the United States. Revenue by geographic area, based on the customer location, was as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
United States	$—	$582	$1,227	$559	$1,026
Austria	—	257	644	270	600
Netherlands	977	119	—	—	—
Other	—	683	1,352	563	623

	$977	$1,641	$3,223	$1,392	$2,249

No other country represented more that 10 percent of total revenue.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

The Company’s revenue by product category was as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2003	2004	2005	2005	2006
				(unaudited)
Disposables	$485	$791	$1,529	$704	$1,078
CoolGard system	492	812	1,555	638	1,083
Services	—	38	139	50	88

	$977	$1,641	$3,223	$1,392	$2,249

The Company’s long-lived assets located in its country of domicile and internationally were as follows:

	As of December 31,		As of June 30, 2006
	2004	2005
			(unaudited)
United States	$1,011	$886	$772
International	68	35	156

	$1,079	$921	$928

17. Subsequent Events (unaudited)

In August 2006, the Company borrowed $1,941 in additional bridge notes from the same parties and under the same terms as the April 2006 Bridge Notes (Note 8). Also in August 2006, the maturity date of all notes was extended to March 30, 2007, decreased the voting threshold required to waive provisions or to amend the notes and warrants to only require the vote of 60% of holders, and the Company amended the agreement to allow automatic conversion of the notes to preferred stock prior to the maturity date upon closing an equity financing arrangement.

In October 2006, in connection with the proposed merger transaction discussed below, the Company and the bridge note holders entered into a further extension of the April 2006 Bridge Notes to change the maturity to the earlier of March 30, 2007, an event of default, or the closing of a sale transaction as defined in the agreement. Also in October 2006 the Company borrowed an aggregate of $2,500 in three installments: $1,000 on October 13, 2006, $1,000 on November 15, 2006, and $500 on December 15, 2006. Upon the unanimous vote of the Company’s board of directors, the commitment amount may be increased by an additional $2,000 in three installments: $500 on December 15, 2006, $1,000 on January 12, 2007 and $500 on February 15, 2007.

On October 3, 2006, the Company entered into a definitive agreement to merge with Ithaka Acquisition Corp. (“Ithaka”) whereby the Company will become a wholly-owned subsidiary of Ithaka. The merger consideration will consist of eight million shares of Ithaka common stock in exchange for all of the issued and outstanding equity of the Company and conversion of all unsecured convertible promissory notes (including the April 2006 Bridge Notes, amounts borrowed in August 2006 and amounts outstanding under the October 2, 2006 extension of the April 2006 Bridge Notes described above) in accordance with their terms. The Company’s shareholders are also entitled to receive up to an aggregate of six million additional performance shares upon the achievement of revenue targets in fiscal years 2007 through 2009. In addition, management of the Company, employees and/or consultants will receive bonus payments totaling $3,000 upon consummation of the merger, and will be entitled to receive an additional amount of up to $2,000 upon the achievement of the above mentioned revenue targets.

ALSIUS CORPORATION

NOTES TO FINANCIAL STATEMENTS—(Continued)

(In Thousands, Except Share Data)

The Company will be the surviving corporation in the merger, and if approved, this transaction will be accounted for as a revere acquisition with the Company being the accounting acquirer.

The merger is subject to customary closing conditions, including approval of the merger agreement by shareholders.

In August 2006, the Company amended the Eighth Amended and Restated Articles of Incorporation to increase the number of authorized common stock to 20 million shares, deleted the provisions related to separate series votes of the Series E and F preferred shareholders and lowered the voting threshold of preferred stock to require the vote of 60% of holders.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Ithaka Acquisition Corp.

We have audited the accompanying balance sheet of Ithaka Acquisition Corp. (a corporation in the development stage) as of December 31, 2005, and the related statement of operations, stockholders’ equity and cash flows for the period from April 4, 2005 (inception) to December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ithaka Acquisition Corp. as of December 31, 2005, and the results of its operations and its cash flows for the period from April 4, 2005 (inception) to December 31, 2005 in conformity with United States generally accepted accounting principles.

Goldstein Golub Kessler LLP New York, New York

March 28, 2006, except for Note 8, as to which the date is October 3, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Ithaka Acquisition Corp.

We have reviewed the accompanying condensed balance sheet of Ithaka Acquisition Corp. (a corporation in the development stage) as of June 30, 2006, the related condensed statements of operations and cash flows for the period from April 4, 2005 (inception) to June 30, 2005, and the related condensed statements of operations, stockholders’ equity and cash flows for the six months ended June 30, 2006 and the cumulative period from April 4, 2005 (inception) to June 30, 2006. These financial statements are the responsibility of the company’s management.

We conducted our reviews in accordance with standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the condensed financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the interim financial statements referred to above for them to be in conformity with United States generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that Ithaka Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the financial statements, Ithaka Acquisition Corp. may face mandatory liquidation by February 23, 2007 if a business combination is not consummated, unless certain extension criteria are met, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

August 11, 2006

Ithaka Acquisition Corp.

(a corporation in the development stage)

Balance Sheets

	June 30, 2006	December 31, 2005
	(Unaudited)
Assets
Current assets:
Cash	$581,014	$1,087,359
Investments held in Trust Fund (Note 1)	48,547,723	47,608,849
Prepaid expenses	58,347	117,908

Total current assets	49,187,084	48,814,116
Deferred tax asset	255,969	118,244

Total assets	$49,443,053	$48,932,360

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$67,031	$48,892
Income and Franchise taxes payable	175,015	247,963
Deferred interest	309,795	122,116

Total current liabilities	551,841	418,971

Common stock, subject to possible conversion, 1,768,935 shares at conversion value (Note 1)	9,394,896	9,394,896

Commitment (Note 5)

Stockholders’ equity (Notes 1, 2, 6 and 7)
Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued
Common stock, $.0001 par value Authorized 35,000,000 shares Issued and outstanding 10,974,100 shares (which includes 1,768,935 subject to possible conversion)	1,098	1,098
Additional paid-in capital	38,951,616	38,951,616
Earnings accumulated during the development stage	543,602	165,779

Total stockholders’ equity	39,496,316	39,118,493

Total liabilities and stockholders’ equity	$49,443,053	$48,932,360

The accompanying notes should be read in conjunction with the financial statements.

Ithaka Acquisition Corp.

(a corporation in the development stage)

Statements of Operations

	For the Six Months Ended June 30, 2006	Period from April 4, 2005 (inception) to June 30, 2005	Period from April 4, 2005 (inception) to December 31, 2005	Period from April 4, 2005 (inception) to June 30, 2006
	(Unaudited)	(Unaudited)		(Unaudited)
Expenses:

Formation and operating costs	$231,441	$1,797	$223,619	$455,060

Operating loss for the period	(231,441)	(1,797)	(223,619)	(455,060)

Interest and dividend income	769,998	—	489,418	1,259,416

Income (loss) before provision for income tax	538,557	(1,797)	265,799	804,356

Provision for income taxes	160,734	—	100,020	260,754

Net income (loss)	$377,823	$(1,797)	$165,779	$543,602

Net income (loss) per share basic and diluted	$.03	$(.00)	$.03

Weighted average shares outstanding	10,974,100	2,125,000	6,349,663

The accompanying notes should be read in conjunction with the financial statements.

Ithaka Acquisition Corp.

(a corporation in the development stage)

Statements of Stockholders’ Equity

			Additional Paid-In Capital	Earnings accumulated during the developmental stage	Total
	Common Stock
	Shares	Amount
Sale of 2,125,000 shares of common stock to initial stockholders on April 4, 2005 at $0.01176 per share	2,125,000	$213	$24,787	$—	$25,000

Sale of 8,849,100 units, net of underwriters’ discount and offering expenses (includes 1,768,935 shares subject to possible conversion)	8,849,100	885	48,321,625	—	48,322,510

Proceeds subject to possible conversion of 1,768,935 shares	—	—	(9,394,896)	—	(9,394,896)

Proceeds from issuance of option	—	—	100	—	100

Net income for the period	—	—	—	165,779	165,779

Balance, December 31, 2005	10,974,100	$1,098	$38,951,616	$165,779	$39,118,493
Unaudited:

Net income for the period	—	—	—	377,823	377,823

Balance June 30, 2006	10,974,100	$1,098	$38,951,616	$543,602	$39,496,316

The accompanying notes should be read in conjunction with the financial statements.

Ithaka Acquisition Corp.

(a corporation in the development stage)

Statements of Cash Flows

	For the Six Months Ended June 30, 2006	Period from April 4, 2005 (inception) to June 30, 2005	Period from April 4, 2005 (inception) to December 31, 2005	Period from April 4, 2005 (inception) to June 30, 2006
	(Unaudited)	(Unaudited)		(Unaudited)
Cash Flows from Operating Activities
Net income (loss)	$377,823	$(1,797)	$165,779	$543,602
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Income earned on investments held in trust	(938,874)	—	(610,871)	(1,549,745)
(Increase) decrease in prepaid expenses	59,561	—	(117,908)	(58,347)
Increase in deferred taxes asset	(137,725)	—	(118,244)	(255,969)
Increase (decrease) in income and franchise taxes payable	(72,948)	—	247,963	175,015
Increase in deferred interest	187,679	—	122,116	309,795
Increase in accounts payable and accrued expenses	18,139	1,009	48,892	67,031

Net cash used in operating activities	(506,345)	(788)	(262,273)	(768,618)

Cash Flows from Investing Activities
Investments placed in Trust Fund	—	—	(46,997,978)	(46,997,978)

Net cash used in investing activities	—	—	(46,997,978)	(46,997,978)

Cash Flows from Financing Activities
Gross proceeds of public offering	—	—	53,094,600	53,094,600
Proceeds from notes payable, stockholders	—	100,000	100,000	100,000
Proceeds from sale of shares of common stock	—	25,000	25,000	25,000
Proceeds from issuance of option	—	—	100	100
Principal payments on notes payable	—	—	(100,000)	(100,000)
Payment of costs of public offering	—	(111,478)	(4,772,090)	(4,772,090)

Net cash provided by financing activities	—	13,522	48,347,610	48,347,610

Net increase (decrease) in cash	(506,345)	12,734	1,087,359	581,014
Cash at beginning of the period	1,087,359	—	—	—

Cash at end of the period	$581,014	$12,734	$1,087,359	$581,014

Non cash financing activity:

Accrual of costs of public offering	—	$26,160	—	—

The accompanying notes should be read in conjunction with the financial statements.

Ithaka Acquisition Corp.

(a corporation in the development stage)

(the information as of June 30, 2006 and for the periods ended June 30, 2006 and 2005 is unaudited)

Notes to Financial Statements

1.	Organization and Business Operations

Ithaka Acquisition Corp. (the “Company”) was incorporated in Delaware on April 4, 2005 as a blank check company whose objective is to acquire an operating business in the healthcare industry.

The financial statements at June 30, 2006 and for the periods ended June 30, 2006 and 2005 are unaudited. In the opinion of management, all adjustments (consisting of normal adjustments) have been made that are necessary to present fairly the financial position of the Company as of June 30, 2006, and the results of its operations and its cash flows for the periods ended June 30, 2006 and 2005. Operating results for the interim periods presented are not necessarily indicative of the results to be expected for a full year.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective August 17, 2005. The Company consummated the Offering on August 23, 2005 (Note 2). The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of this Offering are intended to be generally applied toward consummating a business combination with an operating business in the healthcare industry (“Business Combination”). Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Offering, including the over-allotment option, an amount of $46,997,978 of the net proceeds was deposited in an interest-bearing trust account (“Trust Account”) until the earlier of (i) the consummation of a Business Combination or (ii) liquidation of the Company. Under the agreement governing the Trust Account, funds will only be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 with a maturity of 180 days or less or, commencing in 2006, in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. The Trust Account has been invested in Treasury Bills. The Treasury Bills, which have been classified as trading securities, have been recorded at their market value at June 30, 2006 and December 31, 2005. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the shares sold in the Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated.

All of the Company’s stockholders prior to the Offering, including all of the officers and directors of the Company (“Initial Stockholders”), have agreed to vote their 2,125,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company (“Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.

With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company convert his shares. The per share conversion price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek conversion of their shares in the

Ithaka Acquisition Corp.

(a corporation in the development stage)

(the information as of June 30, 2006 and for the periods ended June 30, 2006 and 2005 is unaudited)

Notes to Financial Statements—(Continued)

event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the offering (19.99% of the amount held in the Trust Account) has been classified as common stock subject to possible conversion and 19.99% of the interest earned on the Trust Account has been classified as deferred interest in the accompanying June 30, 2006 and December 31, 2005 balance sheets.

The Company’s Certificate of Incorporation, as amended, provides for mandatory liquidation of the Company in the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied. There is no assurance that the company will be able to successfully effect a Business Combination during this period. This factor raises substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements are prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Offering due to costs related to the Offering and since no value would be attributed to the Warrants contained in the Units sold (Note 2).

The Company considers all highly liquid debt securities purchased with original or remaining maturities of three months or less to be cash equivalents.

The Company maintains cash in bank deposit accounts which, at times, exceed federally insured limits. The Company has not experienced any losses on these accounts.

Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted-average number of shares of common stock outstanding during the period. Diluted earnings (loss) per share reflects the additional dilution for all potentially dilutive securities such as stock warrants and options. The effect of the 17,698,200 outstanding warrants, issued in connection with the initial public offering described in Note 2, has not been considered in the diluted earnings per share since the warrants are contingently exercisable and the effect of the 425,000 outstanding underwriter option units have not been considered since the market value of the units was less than the exercise price during the periods ended June 30, 2006 and December 31, 2005.

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004) (“SFAS 123(R)”), “Share Based Payment”. SFAS 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. The Company is required to adopt SFAS 123(R) effective January 1, 2006. The Company does not believe that the adoption of SFAS No. 123(R) will have a significant impact on its financial condition or results of operations.

Ithaka Acquisition Corp.

(a corporation in the development stage)

(the information as of June 30, 2006 and for the periods ended June 30, 2006 and 2005 is unaudited)

Notes to Financial Statements—(Continued)

In July 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”, an interpretation of FASB Statement No. 109 (“FIN 48”), which provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. A tax benefit from an uncertain position may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006. We do not expect FIN 48 will have a material effect on our financial condition or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

2.	Initial Public Offering

On August 23, 2005, the Company sold 8,500,000 units (“Units”) in the Offering. On September 20, 2005, the Company consummated the closing of an additional 349,100 Units which were subject to the over-allotment option. Each Unit consists of one share of the Company’s common stock, $.0001 par value, and two Redeemable Common Stock Purchase Warrants (“Warrants”). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $5.00 commencing the later of the completion of a Business Combination or one year from the effective date of the Offering and expiring four years from the effective date of the Offering. The Warrants will be redeemable, at the Company’s option, with the prior consent of EarlyBirdCapital, Inc., the representative of the underwriters in the Offering (“Representative”), at a price of $.01 per Warrant upon 30 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $8.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. The Company paid the underwriters in the Offering an underwriting discount of 7% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Offering. In connection with this Offering, the Company also issued an option (“Option”), for $100, to the Representative to purchase 425,000 Units at an exercise price of $7.50 per Unit. The Company accounted for the fair value of the Option, inclusive of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity. The Company estimates that the fair value of the Option is approximately $935,000 ($2.20 per Unit) using a Black-Scholes option-pricing model. The fair value of the Option granted to the Representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, based on the volatilities of similar entities who have effected a Business Combination, (2) risk-free interest rate of 3.8% and (3) expected life of 5 years. The Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Option (the difference between the exercise prices of the Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the option without the payment of any cash. In addition, the Warrants underlying such Units are exercisable at $7.25 per share.

3.	Notes Payable, Stockholders

The Company issued unsecured promissory notes in aggregate amount of $100,000 to three of the Initial Stockholders. The notes were non interest bearing and were paid from the net proceeds of the Offering.

Ithaka Acquisition Corp.

(a corporation in the development stage)

(the information as of June 30, 2006 and for the periods ended June 30, 2006 and 2005 is unaudited)

Notes to Financial Statements—(Continued)

4.	Income Taxes

The Company’s provision for income taxes reflects the application of federal and state statutory rates to the Company’s net income (loss) before taxes. The effective tax rate was 30%, 0% and 38% respectfully, for the six months ended June 30, 2006, the period from April 4, 2005 (inception) to June 30, 2005 and for the period from April 4, 2005 (inception) to December 31, 2005.

Components of the provision for income taxes are as follows:

	For the Six Months Ended June 30, 2006	Period from April 4, 2005 (inception) to June 30, 2005	Period from April 4, 2005 (inception) to December 31, 2005
	(unaudited)	(unaudited)
Current
Federal	$252,058	$—	$120,272
State	46,401	—	97,992

Total current	298,459	—	218,264

Deferred
Federal	(119,024)	—	(99,503)
State	(18,701)	—	(18,741)

Total deferred	(137,725)	—	(118,244)

Total provision	$160,734	$—	$100,020

The deferred tax asset consists of the following:

	June 30, 2006	December 31, 2005
	(Unaudited)
Interest income deferred for reporting purposes	$102,955	$45,916
Operating costs deferred for income tax purposes	153,014	72,328

	$255,969	$118,244

The effective income tax differs from the statutory rate of 34% principally due to the effect of state income taxes.

5.	Commitment

Pursuant to letter agreements with the Company and the Representative, the Initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.

Pursuant to agreements with the Representative, the Initial Stockholders collectively purchased 1,250,000 Warrants at $0.51 per Warrant (for an aggregate purchase price of $637,500) in the public marketplace during the first 90 day period after separate trading of the Warrants commenced.

The Initial Stockholders are entitled to registration rights with respect to their founding shares pursuant to an agreement dated August 17, 2005. The holders of the majority of these shares are entitled to make up to two

Ithaka Acquisition Corp.

(a corporation in the development stage)

(the information as of June 30, 2006 and for the periods ended June 30, 2006 and 2005 is unaudited)

Notes to Financial Statements—(Continued)

demands that the Company register these shares at any time commencing three months prior to the third anniversary of the effective date of the Offering. In addition, the Initial Stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the third anniversary of the effective date of the Offering.

6.	Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

7.	Common Stock

Effective June 2, 2005, the Company’s Board of Directors authorized a stock dividend of 0.0625 shares of common stock for each outstanding share of common stock. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect this transaction.

At June 30, 2006 and December 31, 2005, 18,973,200 shares of common stock were reserved for issuance upon exercise of the Warrants and the Option.

8.	Subsequent Event

On October 3, 2006, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with Alsius Corporation (“Alsius”) and certain of Alsius’s shareholders (“Signing Shareholders”). A wholly owned subsidiary of the Company, formed to effectuate the merger by merging with and into Alsius, is also a party to the Merger Agreement. As a result of the merger, Alsius will be the surviving corporation and will be a wholly owned subsidiary of the Company. Pursuant to the Merger Agreement, all shares of capital stock and convertible promissory notes of Alsius issued and outstanding immediately prior to the effective time of the merger will be automatically converted on the closing date of the merger, into the right to receive (i) 8,000,000 shares of the Company’s common stock and (ii) up to 6,000,000 shares of the Company’s common stock if certain revenue targets are met during the years 2007, 2008 and 2009.

The merger is subject to closing conditions, including the approval of the Company’s stockholders.

CONFORMED COPY

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ITHAKA ACQUISITION CORP.,

ITHAKA SUB ACQUISITION CORP.,

ALSIUS CORPORATION

and

CERTAIN OF THE SHAREHOLDERS OF

ALSIUS CORPORATION

DATED AS OF OCTOBER 3, 2006

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of October 3, 2006, by and among Ithaka Acquisition Corp., a Delaware corporation (“Parent”), Ithaka Sub Acquisition Corp., a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Alsius Corporation, a California corporation (“Company”), and each of the persons listed under the caption “Signing Shareholders” on the signature page hereof, such persons being certain of the shareholders of the Company (each a “Signing Shareholder” and, collectively, the “Signing Shareholders”). Notwithstanding anything in this Agreement to the contrary, the parties acknowledge that, although the Signing Shareholders have approved and adopted this entire Agreement in accordance with Section 1.13(a), the only covenants that bind them in their capacities as Signing Shareholders are Sections 1.5(a), 1.13, 1.14, 1.18, 5.10, 5.11, 5.12, 5.13 and 5.14.

RECITALS

A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the California Business Corporation Act (the “CGCL”), Parent and the Company intend to enter into a business combination transaction by means of a merger between Merger Sub and the Company in which the Company will merge with Merger Sub and be the surviving entity and a wholly owned subsidiary of Parent.

B. The Boards of Directors of each of the Company, Parent and Merger Sub have determined that the Merger (as defined in Section 1.1) is fair to, and in the best interests of, their respective companies and their respective stockholders.

C. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in Article IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the CGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL a certified copy of this Agreement (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of California, or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger, being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). The term “Agreement” as used herein refers to this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to Articles II and III hereof, respectively). Unless this Agreement shall have been terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, counsel to Parent, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174-1901, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile.

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended and restated by the filing under the CGCL of an Amended and Restated Articles of Incorporation of the Company in the form annexed hereto as Exhibit A, which, as so filed, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation of the Surviving Corporation.

(b) Also, at the Effective Time, the Bylaws of Merger Sub, a copy of which is annexed hereto as Exhibit B, shall be the Bylaws of the Surviving Corporation.

1.5 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of Merger Sub, the Company or the holders of any of the securities of the Company, the following shall occur:

(a) Conversion of Company Capital Stock. Other than any shares to be canceled pursuant to Section 1.5(c), all shares of capital stock, no par value, of the Company (“Company Capital Stock”) and convertible promissory notes (“Notes”) issued and outstanding immediately prior to the Effective Time, including shares of Company Capital Stock subject to dissenters’ rights in accordance with Section 1.17, will be automatically converted (subject to Section 1.5(f)), on the Closing Date, into the right to receive (i) 8,000,000 shares of Parent Common Stock (as defined in Section 3.3(a)) (“Merger Shares”) and (ii) the Milestone Shares (as defined in Section 1.5(b)(iii)), all of which shall be distributed to the holders of the Company Capital Stock and Notes in accordance with the priorities set forth in Schedule 1.5(a), pro rata in accordance with the number of shares of Company Capital Stock or principal amount of Notes, as the case may be, held by each such holder. The Company and the Signing Shareholders acknowledge that, as a result of the priorities set forth in Schedule 1.5(a), the holders of common stock and preferred stock of the Company, other than holders of Series F Preferred Stock, may not be entitled to receive any Merger Shares or Milestone Shares. For purposes of Schedule 1.5(a), the Merger Shares shall be valued at the last sale price on the third trading day immediately preceding the Closing Date.

(b) Milestone Shares.

(i) For each of the fiscal years 2007, 2008 and 2009 for which the Revenues (as defined in Section 1.5(b)(iii)) of the Surviving Corporation equal or exceed 80% of the “Revenue Target” set forth below for such year, Parent shall issue that percentage of the shares of Parent Common Stock set forth in Section 1.5(b)(ii) as “Target Shares” for such year determined as follows:

Revenues as % of Revenue Target	Percentage of Target Shares

(A) Less than 80%	0%

(B) 80% to 100%	50%	plus	50%

multiplied by a fraction the numerator of which is the difference between actual Revenues as a percentage of the Revenue Target less 80% and the denominator of which is 20%. By way of illustration, if actual Revenues are 87.5%, the percentage of Target Shares to be issued would be 50% plus 50% (87.5%-80%)/20% = 50% plus 18.75% = 68.75%.

(C) Greater than 100% but less than 120%	100%

In addition to the Target Shares, if, for any such year, the actual Revenues are equal to or in excess of 120% of the Revenue Target for such year, Parent shall issue that number of “120% Target Shares” set forth in Section 1.5(b)(ii).

(ii) The Revenue Targets, Target Shares and 120% Target Shares for each of the fiscal years 2007, 2008 and 2009 shall be as follows:

Year	Revenue Target	Target Shares	120% Target Shares
2007	$14,800,000	500,000	250,000
2008	$28,000,000	1,500,000	250,000
2009	$47,000,000	3,000,000	500,000

(iii) As used in this Agreement, (A) the term “Revenues” shall mean the revenues of the Surviving Corporation, calculated in a manner consistent with the Audited Financial Statements (as defined in Section 2.7), for the fiscal year in question, as derived from the audited financial statements of Parent and its subsidiaries for such year as publicly reported, excluding revenues from acquisitions of businesses made after the date of this Agreement and (B) the term “Milestone Shares” shall mean shares of Parent Common Stock issuable pursuant to the provisions of this Section 1.5(b).

(iv) Milestone Shares, to the extent earned, shall be issued, in accordance with the priorities set forth in Schedule 1.5(a) after giving effect to the shares of Parent Common Stock issued pursuant to Section 1.5(a), no later than April 30th of the year following the year with respect to which they are earned or as soon as practicable thereafter. For purposes of Schedule 1.5(a), the Milestone Shares shall be valued at the last sale price on the third trading day preceding the date of issuance. Notwithstanding anything in this Section 1.5 to the contrary, Milestone Shares otherwise distributable with respect to Dissenting Shares shall be distributed to the holders of Company Capital Stock and Notes other than the holders of Dissenting Shares.

(v) The provisions of this Section 1.5(b) shall remain in effect notwithstanding any acquisition, merger, consolidation, stock exchange, asset sale or similar event affecting the Surviving Corporation or Parent. Following such event, the acquiring or surviving party will continue to be obligated to issue Milestone Shares in accordance with Schedule 1.5(a) to the extent Parent would have been obligated to do so had such event not occurred. Following such event, if applicable, any unissued portion of Milestone Shares previously payable in Parent Common Stock will be payable in the form of the security or other consideration into which Parent Common Stock is converted. Neither the Surviving Corporation nor Parent will consummate any acquisition, merger, consolidation, stock exchange, asset sale or similar event without providing for the continuation of the potential economic benefits of this Section 1.5(b).

(c) Cancellation of Treasury and Parent-Owned Stock. Each share of Company Capital Stock held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

(d) Capital Stock of Merger Sub. Each share of Common Stock, par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of common stock of the Surviving Corporation.

(e) Adjustments to Exchange Ratios. The numbers of shares of Parent Common Stock that the holders of the Company Capital Stock are entitled to receive as a result of the Merger shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock occurring on or after the date hereof and prior to the completion of the issuance, if any, of the Milestone Shares.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Capital Stock or Notes who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) share of Parent Common Stock.

1.6 Surrender of Certificates; Uncertificated Shares.

(a) Exchange Agent. Continental Stock Transfer & Trust Company (“Continental”) shall be designated by the parties hereto to act as the exchange agent (the “Exchange Agent”) in the Merger.

(b) Parent to Provide Common Stock. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, the shares of Parent Common Stock issuable pursuant to Section 1.5 (other than Milestone Shares) in exchange for outstanding shares of Company Capital Stock and Notes and any dividends or distributions to which holders of shares of Company Capital Stock may be entitled pursuant to Section 1.6(e).

(c) Exchange Procedures. The certificates representing the shares of Parent Common Stock issuable with respect to certificates for shares of Company Capital Stock and Notes (collectively, “Company Instruments”) shall be issued to the holders of Company Instruments upon surrender of the Company Instruments in the manner provided in this Section 1.6 (or in the case of a lost, stolen or destroyed instrument, upon delivery of an affidavit (and indemnity, if required) in the manner provided in Section 1.8). Each holder shall be issued two separate certificates (in equal amounts) for such holder’s Escrow Shares (as defined in Section 1.11) and two separate certificates (in equal amounts) for the remaining number of shares of Parent Common Stock to which such holder is entitled. Promptly after the Effective Time, and in no event more than three (3) business days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of Company Instruments, which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock and Notes that were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5: (i) a letter of transmittal in customary form and including a provision to the effect set forth in Section 1.18, and (ii) instructions for use in effecting the surrender of the Company Instruments in exchange for the certificates representing shares of Parent Common Stock to which the holder of such Company Instruments is entitled as a result of the Merger and any dividends or other distributions pursuant to Section 1.6(e). Upon surrender of Company Instruments for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Company Instruments shall be entitled to receive in exchange therefor such amounts of certificates representing the number of shares of Parent Common Stock into which their shares of Company Capital Stock and Notes were converted at the Effective Time, including the Escrow Shares (which shall be delivered to the Escrow Agent pursuant to Section 1.11), and any dividends or distributions payable pursuant to Section 1.6(e), and the Company Instruments so surrendered shall forthwith be canceled. Until so surrendered, outstanding Company Instruments will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable number of shares of Parent Common Stock issuable pursuant to Section 1.5(a).

(d) Uncertificated Shares and Notes. Not later than one (1) business day after the Effective Time, the Company shall provide to Parent, with a copy to the Exchange Agent, a list, certified as being true and complete by the Company’s Chief Financial Officer, of all holders of Company Capital Stock and Notes that are not represented by Company Instruments who are entitled to receive Parent Common Stock in exchange therefor as a result of the Merger, which list shall state the name, address and tax identification number of each such holder, the number of shares of Company Capital Stock and Notes held by such holder that are not so represented and the number of shares of Parent Common Stock such holder is entitled to receive with respect thereto. Parent shall thereupon issue to the Exchange Agent, in its capacity as stock transfer agent of the Company, an authorization to issue and deliver to the holders of such uncertificated shares of Company Capital Stock and Notes the numbers of shares of Parent Common Stock that they are entitled to receive in exchange therefor as a result of the Merger and the Exchange Agent shall so issue and deliver certificates representing such shares of Parent Common Stock to such holders as if such holders had delivered Company Instruments representing such shares of Company Capital Stock and Notes to the Exchange Agent pursuant to Section 1.5(c).

(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Instruments with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Instruments shall surrender such Company Instruments. Subject to applicable law, following surrender of any such Company Instruments with a properly completed letter of transmittal, the Exchange Agent shall promptly deliver to the record holders thereof, without interest (other than accrued interest on the Notes through the Effective Time in accordance with the terms of the Notes), the certificates representing shares of Parent Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Parent Common Stock.

(f) Transfers of Ownership. If certificates representing shares of Parent Common Stock are to be issued in a name other than that in which the Company Instruments surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Company Instruments so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing shares of Parent Common Stock in any name other than that of the registered holder of the Company Instruments surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(g) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock or Notes such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law or under any other applicable legal requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

(h) Termination of Exchange Agent Obligations. Certificates for shares of Parent Common Stock held by the Exchange Agent that have not been delivered to holders of Company Instruments within six (6) months after the Effective Time shall promptly be paid or delivered, as appropriate, to Parent, and thereafter holders of Company Instruments who have not theretofore complied with the exchange procedures outlined in and contemplated by this Section 1.6 shall thereafter look only to Parent (subject to abandoned property, escheat and similar laws) for their claim for shares of Parent Common Stock and any dividends or distributions pursuant to Section 1.6(e) with respect to shares of Parent Common Stock to which they are entitled.

(i) No Liability. Notwithstanding anything to the contrary in this Section 1.6, neither the Exchange Agent, Parent, the Surviving Corporation, the Company nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock or Notes for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock and Notes and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock or Notes that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Instruments are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.8 Lost, Stolen or Destroyed Certificates. In the event that any Company Instruments shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Instruments, upon the making of an affidavit of that fact by the holder thereof, the certificates representing the shares of Parent Common Stock that the shares of Company Capital Stock or Notes formerly represented by such Company Instruments were converted into and any dividends or distributions payable pursuant to Section 1.6(e); provided, however, that, as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock and other distributions, the owner of such lost, stolen or destroyed Company Instruments shall indemnify Parent against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Company Instruments alleged to have been lost, stolen or destroyed.

1.9 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

1.11 Escrow.

(a) As the sole remedy for the indemnity obligations set forth in Article VII, at the Closing, each Person receiving Merger Shares shall deposit in escrow, to be held for the period ending on the thirtieth day after the date that Parent is required to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “Indemnity Escrow Period”) and for such further period as may be required pursuant to the Escrow Agreement referred to below, ten percent (10%) of the Merger Shares received by such Person (the “Indemnity Escrow Shares”), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representatives referred to in Section 1.14(b) and Continental, as Escrow Agent, substantially in the form annexed hereto as Exhibit C (the “Escrow Agreement”).

(b) If, at the Effective Time, holders of Company Capital Stock have properly exercised rights under the CGCL with respect to Dissenting Shares (as defined in Section 1.17(b)), to provide a fund for reimbursement to Parent for payments made by Parent or the Company with respect to Dissenting Shares pursuant to Section 1.17(c), each Person receiving Merger Shares shall deposit in escrow, to be held until all claims by Dissenters with respect to Dissenting Shares are finally resolved, such number of Merger Shares as Parent shall reasonably determine is sufficient to provide for such reimbursement, not to exceed ten percent (10%) of the Merger Shares received by such Person (“Reimbursement Escrow Shares” and, together with the Indemnity Escrow Shares, the “Escrow Shares”), which shares shall be allocated among the Persons entitled to receive them in the same proportions as the shares of Parent Common Stock are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement.

1.12 Rule 145. All shares of Parent Common Stock issued pursuant to this Agreement to “affiliates” of the Company listed in Schedule 1.12 will be subject to certain resale restrictions under Rule 145 promulgated under the Securities Act and all certificates representing such shares shall bear an appropriate restrictive legend.

1.13 Signing Shareholder Matters.

(a) By his, her or its execution of this Agreement, each Signing Shareholder, in his, her or its capacity as a shareholder of the Company, hereby approves and adopts this Agreement and authorizes the Company, its directors and officers to take all actions necessary for the consummation of the Merger and the other transactions contemplated hereby pursuant to the terms of this Agreement and its exhibits. Such execution shall be deemed to be action taken by the irrevocable written consent of each Signing Shareholder for purposes of Section 603 of the CGCL. Each Signing Shareholder also confirms that he, she or it is not entitled to any dissenters rights pursuant to the CGCL.

(b) Each Signing Shareholder, for itself only, represents and warrants as follows: (i) all Parent Common Stock to be acquired by such Signing Shareholder pursuant to this Agreement will be acquired for his, her or its account and not with a view towards distribution thereof other than, with respect to Signing Shareholders that are entities, transfers to its shareholders, partners or members; (ii) it understands that he, she or it must bear the economic risk of the investment in the Parent Common Stock, which cannot be sold by him, her or it unless it is registered under the Securities Act (as defined in Section 1.13(c)), or an exemption therefrom is available thereunder; (iii) he, she or it has had both the opportunity to ask questions and receive answers from the officers and directors of Parent and all persons acting on Parent’s behalf concerning the business and operations of Parent and to obtain any additional information to the extent Parent possesses or may possess such information or can acquire it without unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) he, she or it has had access to the Parent SEC Reports filed prior to the date of this Agreement. Each Signing Shareholder acknowledges, as to himself, herself or itself only, that (v) he, she or it is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) a person possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in Parent; and (vi) he, she or it understands that the certificates representing the Parent Common Stock to be received by him, her or it may bear legends to the effect that the Parent Common Stock may not be transferred except upon compliance with (C) the registration requirements of the Securities Act (or an exemption therefrom) and (D) the provisions of Section 1.18 of this Agreement and the Lock-Up Agreement referred to therein.

(c) Each Signing Shareholder, for himself, herself or itself, represents and warrants that the execution and delivery of this Agreement by such Signing Shareholder does not, and the performance of his, her or its obligations hereunder will not, on the part of such Signing Shareholder, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (“Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”), state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined in Section 10.2(a)) on such Signing Shareholder or the Company or, after the Closing, the Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

1.14 Committee and Representatives for Purposes of Escrow Agreement.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee consisting of Eric M. Hecht and Paul Brooke to act on behalf of Parent to take all necessary actions and make all decisions pursuant to the Escrow Agreement regarding Parent’s right to indemnification pursuant to Article VII hereof. In the event of a vacancy in such committee, the Board of Directors of Parent shall appoint as a successor a Person who was a director of Parent prior to the Closing Date or some other Person who would qualify as an “independent” director of Parent and who has not had any compensatory business relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in Article VII hereof and the Escrow Agreement.

(b) Representatives. The Company and the Signing Shareholders hereby designate Kurt Wheeler and Wende Hutton, acting together, to represent the interests of the Persons entitled to receive Parent Common Stock as a result of the Merger for purposes of the Escrow Agreement. If either such Person ceases to serve in such capacity, for any reason, such Person shall designate his or her successor. Failing such designation within ten (10) business days after a Representative has ceased to serve, those members of the Board of

Directors of Parent who were directors of the Company prior to the Closing shall appoint as successor a Person who was a former shareholder of the Company or such other Person as such members shall designate. Such Persons or their successors are intended to be the “Representatives” referred to in Section 1.11 and Article VII hereof and the Escrow Agreement.

1.15 Derivative Securities. The Company shall arrange that all outstanding options, warrants, convertible debt and other derivative securities of the Company that are not exercised for or converted into shares of Company Capital Stock prior to the Effective Time shall be cancelled as of the Effective Time without the payment of any consideration by the Company. Other than as contemplated or permitted by this Agreement, or in connection with the exercise of outstanding warrants and options, without the consent of Parent, which consent may be withheld in Parent’s absolute discretion, the Company will not issue any of its securities after the date hereof and prior to the earlier of the date this Agreement is terminated and the Effective Time.

1.16 Notice to Other Shareholders of the Company. As promptly as practicable after the execution of this Agreement, the Company, after consultation with Parent, shall give the shareholders of the Company, other than the Signing Shareholders, notice of the written consent of the Signing Shareholders pursuant to Section 1.13(a), in accordance with the provisions of Section 603 of the CGCL.

1.17 Shares Subject to Dissenters’ Rights.

(a) Notwithstanding Section 1.5 hereof, Dissenting Shares (as hereinafter defined) shall not be converted into a right to receive Parent Common Stock (including Milestone Shares). The holders thereof shall be entitled only to such rights as are granted by the CGCL. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to the CGCL shall receive payment therefor from the Surviving Corporation in accordance with the CGCL, provided, however, that (i) if any shareholder of the Company who asserts dissenters’ rights in connection with the Merger (a “Dissenter”) shall have failed to establish his entitlement to such rights as provided in the CGCL, or (ii) if any such Dissenter shall have effectively withdrawn his demand for payment for such shares or waived or lost his right to payment for his shares under the dissenters’ rights process under the CGCL, the shares of Company Capital Stock held by such Dissenter shall be treated as if they had been converted, as of the Effective Time, into a right to receive Parent Common Stock as provided in Section 1.5. The Company shall give Parent prompt notice of any demands for payment received by the Company from a person asserting dissenters’ rights, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

(b) As used herein, “Dissenting Shares” means any shares of Company Capital Stock held by shareholders of the Company who are entitled to dissenters’ rights under the CGCL, and who have properly exercised, perfected and not subsequently withdrawn or lost or waived their rights to demand payment with respect to those shares in accordance with the CGCL.

(c) Parent shall, upon demand, be reimbursed for payments made by it and the Company with respect to Dissenting Shares solely by means of transfer to Parent of Reimbursement Escrow Shares having a value equal to the amounts of such payments, determined in accordance with the Escrow Agreement; provided that the Parent shall not be entitled to reimbursement for such payments with respect to Dissenting Shares made by it and the Company in excess of the value of the Reimbursement Escrow Shares, determined in accordance with the Escrow Agreement. Parent Indemnitees (as defined in Section 7.1(a)) shall not have recourse or rights to the Indemnity Escrow Shares with respect to payments made with respect to Dissenting Shares.

1.18 Sale Restriction; Lock-Up Agreement; Registration Rights Agreements.

(a) No public market sales of Merger Shares shall be made for a period of twelve (12) months following the Closing Date, at which time one-half of the Merger Shares issued to each holder of Company

Capital Stock and Notes may be sold in the public market. The remaining Merger Shares may be sold in the public market after eighteen (18) months following the Closing Date. No private sales of Merger Shares shall be made unless the purchaser acknowledges and agrees to the restriction stated in the preceding sentence by delivery to Parent of a written document to such effect. Certificates representing Merger Shares issued pursuant to Section 1.6(c) to the holders of Company Capital Stock and Notes entitled to receive them shall bear a prominent legend to such effect, with one certificate for half of the Merger Shares exclusive of the Escrow Shares and one certificate for half of the Escrow Shares issued to each holder bearing a legend reflecting the twelve (12) month restriction and the other certificates issued to each holder bearing a legend reflecting the eighteen (18) month restriction. The foregoing restrictions shall not apply to the Milestone Shares.

(b) Each Signing Shareholder shall, concurrently with the execution of this Agreement, execute an agreement (“Lock-Up Agreement”) in the form annexed hereto as Exhibit D reflecting the provisions of this Section 1.18. Notwithstanding the foregoing, if any Person who is party to a Lock-Up Agreement is released from any of the restrictions set forth therein, all other Persons party to Lock-Up Agreements shall be automatically released from such restrictions to the same extent.

(c) The Company shall arrange that all agreements pursuant to which it is obligated to register its securities under the Securities Act shall be terminated effective no later than the Effective Time without the payment of any consideration by the Company.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company hereby represents and warrants to, and covenants with, Parent and Merger Sub, as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the articles of incorporation and by-laws (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of the Company, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. The Company is not in violation of any of the provisions of the Company’s Charter Documents.

(b) The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1.

(c) The minute books of the Company contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the time of the Company’s organization. Copies of such Corporate Records of the Company have been heretofore delivered to Parent or Parent’s counsel.

(d) The stock transfer, warrant and option transfer and ownership records of the Company contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the Company Capital Stock and other securities of the Company since the time of the Company’s organization. Copies of such records of the Company have been heretofore delivered to Parent or Parent’s counsel.

2.2 Subsidiaries. The Company has no subsidiaries.

2.3 Capitalization.

(a) The authorized Company Capital Stock and the amounts of each class and series thereof outstanding on the date hereof, all of which are validly issued, fully paid and nonassessable, are set forth in Schedule 2.3(a) hereto.

(b) Except as set forth in Schedule 2.3(b) hereto, as of the date of this Agreement, (i) no shares of Company Capital Stock are reserved for issuance upon the exercise of outstanding options to purchase Company Capital Stock granted to employees of the Company or other parties (“Company Stock Options”), and (ii) no shares of Company Capital Stock are reserved for issuance upon the exercise of outstanding warrants or other rights (other than Company Stock Options) to purchase Company Capital Stock (“Company Warrants”). All shares of Company Capital Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option or Company Warrant as a result of the Merger. All outstanding shares of Company Capital Stock and all outstanding Company Stock Options and Company Warrants have been issued and granted in compliance with (x) in all material respects, all applicable securities laws and other applicable laws and regulations, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19). The Company has heretofore delivered to Parent or Parent’s counsel true and accurate copies of the forms of documents used for the issuance of Company Stock Options and Company Warrants and a true and complete list of the holders thereof, including their names and the numbers of shares of Company Capital Stock underlying such holders’ Company Stock Options and Company Warrants.

(c) Except as set forth in Schedule 2.3(c) hereto or as set forth elsewhere in this Section 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of Company Capital Stock or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d) Except as contemplated by this Agreement and except as set forth in Schedule 2.3(d) hereto, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.

(e) All consents or further agreements of any holder of Company Capital Stock or Notes required in order to effectuate the provisions of Section 1.5 have been received, are in full force and effect and will remain in full force and effect through the Closing Date. Copies of all such consents and agreements have been delivered to Parent.

2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VI), and no other corporate proceedings on the part of the Company or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to the CGCL and the terms and conditions of this Agreement other than the giving of the notice provided for in Section 1.16. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) subject to the giving of the notice provided for in Section 1.16, conflict with or violate any Legal Requirements (as defined in Section 10.2(c)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5(b) hereto, and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

2.6 Compliance. Except as set forth in Schedule 2.6, the Company has complied with and is not in violation of any Legal Requirements (as defined in Section 10.2(b)) with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by the Company (and the Company has no knowledge of any such notice delivered to any other Person). The Company is not in violation of any term of any Company Contract (as defined in Section 2.19(a)(i)), except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company.

2.7 Financial Statements.

(a) The Company has provided to Parent a correct and complete copy of the audited financial statements (including any related notes thereto) of the Company for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 (the “Audited Financial Statements”). The Audited

Financial Statements were prepared in accordance with the published rules and regulations of any applicable Governmental Entity and with generally accepted accounting principles of the United States (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b) The Company has provided to Parent a correct and complete copy of the unaudited financial statements (including any related notes thereto) of the Company for the six month period ended June 30, 2006 (the “Unaudited Financial Statements”). Except as set forth in Schedule 2.7(b), the Unaudited Financial Statements comply as to form in all material respects, and were prepared in accordance, with the published rules and regulations of any applicable Governmental Entity and with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements do not contain notes and are subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(c) The books of account, minute books, stock certificate books and stock transfer ledgers and other similar books and records of the Company have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) The accounts and notes receivable of the Company reflected on the balance sheets included in the Audited Financial Statements and the Unaudited Financial Statements (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above, and (v) are not the subject of any actions or proceedings brought by or on behalf of the Company.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8 hereto, the Company has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company that would be required to be reflected on a balance sheet or in the notes thereto prepared in accordance with U.S. GAAP, except: (i) liabilities provided for in or otherwise disclosed in the interim balance sheet included in the Unaudited Financial Statements or in the notes to the Audited Financial Statements, and (ii) such liabilities arising in the ordinary course of the Company’s business since June 30, 2006, that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as set forth in Schedule 2.9 hereto, since June 30, 2006, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s stock, or any purchase, redemption or other acquisition by the Company of any of the Company’s capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of the Company’s capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18 hereof) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business, or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10 Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against the Company before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on the Company or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

2.11 Employee Benefit Plans.

(a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan” and, collectively, the “Plans”) have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the financial statements and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan except as contemplated by this Agreement. Each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11 hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12 Labor Matters. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and the Company does not know of any activities or proceedings of any labor union to organize any such employees.

2.13 Restrictions on Business Activities. Except as disclosed in Schedule 2.13 hereto, to the Company’s knowledge, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have a Material Adverse Effect on the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheet of the Company included in the Unaudited Financial Statements. The Company has good, valid and marketable fee simple title to the real property owned by it, and except as set forth in the Unaudited Financial Statements, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the property affected thereby.

(b) All leases of real property held by the Company, and all personal property and other property and assets of the Company owned, used or held for use in connection with the business of the Company (the “Personal Property”) are shown or reflected on the balance sheet included in the Audited Financial Statements, other than those entered into or acquired after December 31, 2005 in the ordinary course of business. The Company has good and marketable title to the Personal Property owned by it, and all such Personal Property is in each case held free and clear of all Liens, except for Liens disclosed in the Audited Financial Statements or in Schedule 2.14 hereto, none of which liens or encumbrances has or will have, individually or in the aggregate, a Material Adverse Effect on such property or on the present or contemplated use of such property in the businesses of the Company.

(c) All leases pursuant to which the Company leases from others material real or Personal Property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of the Company or, to the Company’s knowledge, any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default could not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company is in possession of, or has valid and effective rights to, all properties, assets and rights (including Intellectual Property) required for the conduct of its business in the ordinary course.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits.

(i) Except as set forth in Schedule 2.15 hereto:

(ii) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof, except such Returns which are not material to the Company. All such Returns are true, correct and complete in all material respects. The Company has paid all Taxes shown to be due and payable on such Returns.

(iii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iv) The Company has not been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(v) To the knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(vi) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vii) The Company has no liability for any material unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Audited Financial Statements or the Unaudited Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course of business, none of which is material to the business, results of operations or financial condition of the Company.

(viii) The Company has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

2.16 Environmental Matters.

(a) Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) to the Company’s knowledge, the properties currently operated by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) to the Company’s knowledge, the properties formerly owned or operated by the Company were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(b) As used in this Agreement, the term “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(c) As used in this Agreement, the term “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby. Except pursuant to Section 1.5, and as disclosed in Schedule 2.17 hereto, no shares of common stock, options, warrants or other securities of either the Company or Parent are payable to any third party by the Company as a result of this Merger.

2.18 Intellectual Property. Schedule 2.18 hereto contains a description of all material Intellectual Property of the Company. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Company Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any government or other legal authority.

“Company Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, the Company.

“Company Products” means all current versions of products or service offerings of the Company.

(a) Except as disclosed in Schedule 2.18 hereto, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by the Company, or which may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which in any such case could reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as contemplated to be conducted by the Company’s business plan heretofore delivered to Parent (the “Business Plan”). The Company owns and has good and exclusive title to each material item of Company Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and the Company is the exclusive owner of all material registered Trademarks used in connection with the operation or conduct of the business of the Company including the sale of any products or the provision of any services by the Company.

(c) To the Company’s knowledge, the operation of the business of the Company as such business currently is conducted, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19(a) hereto sets forth a complete and accurate list of all Material Company Contracts (as hereinafter defined), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (I) providing for payments (present or future) to the Company in excess of $100,000 in the aggregate or (II) under which or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $100,000, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company and (z) without limitation of subclause (x) or subclause (y), each of the following Company Contracts:

(i) any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money by or from the Company by or to any officer, director, shareholder or holder of derivative securities (“Insider”) of the Company;

(ii) any guaranty, direct or indirect, by the Company, a Subsidiary or any Insider of the Company of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iii) any Company Contract of employment or management;

(iv) any Company Contract made other than in the ordinary course of business or (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(v) any obligation to register any shares of the capital stock or other securities of the Company with any Governmental Entity;

(vi) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(vii) any collective bargaining agreement with any labor union;

(viii) any lease or similar arrangement for the use by the Company of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than $25,000);

(ix) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any interest (including, without limitation, a leasehold interest) in real property;

(x) any Company Contract to which any Insider of the Company is a party; and

(xi) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies). To the knowledge of the Company, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all outstanding offers and proposals which, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19(c), neither the Company nor, to the best of the Company’s knowledge, any other party thereto is in material breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a material breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract to which the Company is a party or by which it is bound that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The insurances provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21 Governmental Actions/Filings.

(a) Except as set forth in Schedule 2.21(a), the Company has been granted and holds, and has made, all Governmental Actions/Filings (as defined below) (including, without limitation, the Governmental Actions/Filings required for (i) emission or discharge of effluents and pollutants into the air and the water and (ii) the manufacture and sale of all products manufactured and sold by it) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, except where failure to obtain such Governmental Actions/Filings is not reasonably likely to have a Material Adverse Effect upon the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(a) hereto, will not expire prior to December 31, 2007, and the Company is in material compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

(b) No Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

(c) For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22 Interested Party Transactions. No employee, officer, director or shareholder of the Company or a member of his or her immediate family is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any such Person (as defined in Section 10.2(c)), other than (a) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (b) for other employee benefits made generally available to all employees. To the Company’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom the Company is affiliated or with whom the Company has a contractual relationship, or in any Person that competes with the Company, except that each employee, shareholder, officer or director of the Company and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. To the knowledge of the Company, no officer, director or Signing Shareholder or any member of their immediate families is, directly or indirectly, interested in any Material Company Contract with the Company (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company).

2.23 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby, subject to the giving of the notice provided for in Section 1.16, and has resolved to cause such notice to be given.

2.24 Signing Shareholder Approval. The shares of Company Capital Stock owned by the Signing Shareholders constitute, in the aggregate, the requisite amount of shares necessary for the adoption of this Agreement and the approval of the Merger by the shareholders of the Company in accordance with the CGCL.

2.25 Company Business Plan. The Business Plan has been prepared by the Company based upon reasonable projections and expectations and is, in the judgment of the Company’s executive officers, achievable without undue effort or expense not contemplated thereby.

2.26 Registration Statement Withdrawal. The Company has filed a request with the SEC to withdraw from registration its registration statement on Form S-1 filed under the Securities Act (No. 333-133554).

2.27 Bridge Financing. The Company has received irrevocable binding commitments from its investors to fund the Company through the Closing.

2.28 Representations and Warranties Complete. The representations and warranties of the Company included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.29 Survival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall survive the Closing until the end of the Indemnity Escrow Period.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), Parent represents and warrants to, and covenants with, the Company and the Persons holding Company Instruments at the Effective Time, as follows:

3.1 Organization and Qualification.

(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Parent is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Parent to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of Parent, as amended and currently in effect, have been heretofore delivered to the Company. Parent is not in violation of any of the provisions of Parent’s Charter Documents.

(b) Parent is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.2 Subsidiaries.

(a) Except for Merger Sub, which is a wholly-owned subsidiary of Parent, Parent has no Subsidiaries and does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and Parent has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Parent to be conducted. Merger Sub is not in violation of any of the provisions of the Merger Sub’s Charter Documents.

(c) Merger Sub has no assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever except such obligations and liabilities as are imposed under this Agreement.

3.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 35,000,000 shares of common stock, par value $0.0001 per share (“Parent Common Stock”) and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Parent Preferred Stock”), of which 10,974,100 shares of Parent Common Stock and no shares of Parent Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b) Except as set forth in Schedule 3.3(b), (i) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding options to purchase Parent Common Stock or Parent Preferred Stock granted to employees of Parent or other parties (“Parent Stock Options”) and there are no outstanding Parent Stock Options; (ii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the exercise of outstanding warrants to purchase Parent Common Stock or Parent Preferred Stock (“Parent Warrants”) and there are no outstanding Parent Warrants; and (iii) no shares of Parent Common Stock or Parent Preferred Stock are reserved for issuance upon the conversion of the Parent Preferred Stock or any outstanding convertible notes, debentures or securities (“Parent Convertible Securities”). All shares of Parent Common Stock and Parent Preferred Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock and all outstanding Parent Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19). Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Warrants, including any and all documents and agreements relating thereto.

(c) The shares of Parent Common Stock to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Common Stock will be fully paid and nonassessable.

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement or the Parent SEC Reports (as defined in Section 3.7), there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Parent is a party or by which the Parent is bound with respect to any equity security of any class of the Parent.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the transactions contemplated hereby (including the Merger). The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by their respective Boards of Directors), and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval (as defined in Section 5.1(a)). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which Parent or Merger Sub is qualified to do business, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, or prevent consummation of the Merger or otherwise prevent the parties hereto from performing their obligations under this Agreement.

3.6 Compliance. Parent has complied with, and is not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. The business and activities of Parent have not been and are not being conducted in violation of any Legal Requirements. Parent is not in default or violation of any term, condition or provision of its Charter Documents. No written notice of non-compliance with any Legal Requirements has been received by Parent.

3.7 SEC Filings; Financial Statements.

(a) Parent has made available to the Company and the Signing Shareholders a correct and complete copy of each report and registration statement filed by Parent with the SEC (the “Parent SEC Reports”),

which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement. All Parent SEC Reports required to be filed by Parent in the twelve (12) month period prior to the date of this Agreement were filed in a timely manner. As of their respective dates, the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, Parent makes no representation or warranty whatsoever concerning the Parent SEC Reports as of any time other than the time they were filed.

(b) Except as set forth in Schedule 3.7(b), each set of financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports, including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-QSB of the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Parent taken as a whole.

3.8 No Undisclosed Liabilities. Parent has no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent, except (i) liabilities provided for in or otherwise disclosed in Parent SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since June 30, 2006 in the ordinary course of business, none of which would have a Material Adverse Effect on Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since June 30, 2006, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (vii) any issuance of capital stock of Parent, or (viii) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s knowledge, threatened against Parent, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Parent or have a Material Adverse Effect on the ability of the parties hereto to consummate the Merger.

3.11 Employee Benefit Plans. Except as may be contemplated by the Parent Plan (as defined in Section 5.1(a)), Parent does not maintain, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Parent, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Parent is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent and Parent does not know of any activities or proceedings of any labor union to organize any such employees.

3.13 Restrictions on Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects, individually or in the aggregate, which have not had and could not reasonably be expected to have, a Material Adverse Effect on Parent.

3.14 Title to Property. Except as set forth in Schedule 3.14, Parent does not own or lease any real property or personal property. Except as set forth in Schedule 3.14, there are no options or other contracts under which Parent has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes. Except as set forth in Schedule 3.15 hereto:

(a) Parent has timely filed all Returns required to be filed by Parent with any Tax authority prior to the date hereof, except such Returns which are not material to Parent. All such Returns are true, correct and complete in all material respects. Parent has paid all Taxes shown to be due on such Returns.

(b) All Taxes that Parent is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c) Parent has not been delinquent in the payment of any material Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d) No audit or other examination of any Return of Parent by any Tax authority is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

(e) No adjustment relating to any Returns filed by Parent has been proposed in writing, formally or informally, by any Tax authority to Parent or any representative thereof.

(f) Parent has no liability for any material unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which is material to Parent, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

(g) Parent has not taken any action and does not know of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) Parent has complied with all applicable Environmental Laws; (ii) Parent is not subject to liability for any Hazardous Substance disposal or contamination on any third party property; (iii) Parent has not been associated with any release or threat of release of any Hazardous Substance; (iv) Parent has not received any notice, demand, letter, claim or request for information alleging that Parent may be in violation of or liable under any Environmental Law; and (v) Parent is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Parent does not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property except the right to the use of the name “Ithaka.”

3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which either (a) creates or imposes a liability greater than $25,000, or (b) may not be cancelled by Parent on 30 days’ or less prior notice (“Parent Contracts”). All Parent Contracts are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, each Parent Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) and of all outstanding offers or proposals of Parent have been heretofore delivered to the Company.

(c) Neither Parent nor, to the knowledge of Parent, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. Each agreement, contract or commitment to which Parent is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent.

3.20 Insurance. Except for directors’ and officers’ liability insurance, Parent does not maintain any Insurance Policies.

3.21 Interested Party Transactions. Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or stockholder of Parent or a member of his or her immediate family is indebted to Parent nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of Parent; (b) to Parent’s knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom Parent is affiliated or with whom Parent has a material contractual relationship, or any Person that competes with Parent, except that each employee, stockholder, officer or director of Parent and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with Parent; and (c) to Parent’s knowledge, no officer, director or stockholder or any member of their immediate families is, directly or indirectly, interested in any material contract with Parent (other than such contracts as relate to any such individual ownership of capital stock or other securities of Parent). All promissory notes issued to directors or officers of Parent prior to Parent’s initial public offering (“IPO”) were repaid with proceeds from the IPO and no such notes are outstanding.

3.22 Indebtedness. Parent has no indebtedness for borrowed money.

3.23 Over-the-Counter Bulletin Board Quotation. Parent Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or, to Parent’s knowledge, threatened against Parent by Nasdaq or NASD, Inc. (“NASD”) with respect to any intention by such entities to prohibit or terminate the quotation of any such securities on the OTC BB.

3.24 Board Approval. The Board of Directors of Parent (including any required committee or subgroup of the Board of Directors of Parent) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Parent, and (iii) determined that the fair market value of the Company is equal to at least 80% of Parent’s net assets.

3.25 Trust Fund. As of the date hereof and at the Closing Date, Parent has and will have no less than $48,546,972 invested in a trust account administered by Continental (the “Trust Fund”), less such amounts, if any, as Parent is required to pay to (i) stockholders who elect to have their shares converted to cash in accordance with the provisions of Parent’s Charter Documents and (ii) third parties (e.g., professionals, printers, etc.) who have rendered services to Parent in connection with the Merger.

3.26 Governmental Filings. Except as set forth in Schedule 3.26, Parent has been granted and holds, and has made, all Governmental Actions/Filings necessary to the conduct by Parent of its business (as presently conducted) or used or held for use by Parent, and true, complete and correct copies of which have heretofore been delivered to the Company. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 3.26, will not expire prior to December 31, 2007, and Parent is in compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon Parent.

3.27 Representations and Warranties Complete. The representations and warranties of Parent included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

3.28 Survival of Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall survive until the end of the Indemnity Escrow Period.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and Parent. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall, except to the extent that the other party shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, except as required or permitted by the terms of this Agreement or set forth in Schedule 4.1 hereto, without the prior written consent of the other party, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company, Parent and Merger Sub shall not do any of the following:

(a) Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b) Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of the Company or Parent, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property of the Company, or Parent as applicable;

(d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company and Parent, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f) Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g) Amend its Charter Documents;

(h) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services;

(i) Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) Incur any indebtedness for borrowed money in excess of $25,000 in the aggregate or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k) Adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l) Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the Unaudited Financial Statements or in the most recent financial statements included in the Parent SEC Reports filed prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) Except as required by U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(o) Except in the ordinary course of business consistent with past practices, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $50,000 in any 12 month period;

(p) Engage in any action that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” under Section 368(a) of the Code;

(q) Settle any litigation to which an Insider is a party or where the consideration given by the Company is other than monetary;

(r) Make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(s) Form, establish or acquire any subsidiary, except as contemplated by this Agreement;

(t) Permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(u) Make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(v) Make or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(w) Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, stockholders or other affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice; or

(x) Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1 (a) through (w) above.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Registration Statement and Proxy Statement/Prospectus; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to shares of Parent Common Stock to be issued in the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Common Stock to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (“Parent Stockholder Approval”), (ii) the change of the name of Parent to a name selected by the Company (the “Name Change Amendment”), (iii) an increase in the number of authorized shares of Parent Common Stock to 75,000,000 (the “Capitalization Amendment”), (iv) an amendment to remove the preamble and sections A through D, inclusive of Article Sixth from Parent’s Certificate of Incorporation from and after the Closing and to redesignate section E of Article Sixth as Article Sixth, and (v) the adoption of an Incentive Stock Option Plan (the “Parent Plan”) at a meeting of holders of Parent Common Stock to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of 2,850,000 shares of Parent Common Stock (or such higher number of shares as shall be agreed to by Parent and the Company) shall be reserved for issuance pursuant to the Parent Plan. Such proxy materials shall be in the form of a proxy statement/prospectus to be used for the purpose of soliciting such proxies from holders of Parent Common Stock and also for the purpose of issuing the Parent Common Stock to holders of Company Capital Stock in connection with the Merger (the “Proxy Statement/Prospectus”). The Company shall furnish to Parent all information concerning the Company as Parent may reasonably request in connection with the preparation of the Proxy Statement/Prospectus. The Company and its counsel shall be given an opportunity to review and comment on the Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. Parent shall also take any and all such actions to satisfy the requirements of the Securities Act and the Exchange Act. Prior to the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable Blue Sky Laws of each of the states and territories of the United States in which it is believed, based on information furnished by the Company, holders of the Company Capital Stock and Notes reside and to take any other such actions that may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger in each such jurisdiction.

(b) As soon as practicable following the declaration of effectiveness of the Registration Statement by the SEC, Parent shall distribute the Proxy Statement/Prospectus to the holders of Parent Common Stock and, pursuant thereto, shall call the Special Meeting in accordance with the Delaware General Corporation Law (“DGCL”) and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented for approval or adoption at the Special Meeting. Parent shall also distribute the Proxy Statement/Prospectus to the holders of Company Capital Stock for informational purposes and shall include therewith a notice, prepared by the Company, advising such holders of their dissenters’ rights pursuant to the CGCL.

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the DGCL in the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement/Prospectus does not, as of the date on which the Registration Statement is declared effective, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company for inclusion in the Proxy Statement/Prospectus). The Company represents and warrants that the information relating to the Company supplied by the Company for inclusion in the Registration Statement will not as of the date on which the Registration Statement is declared effective (or any amendment or supplement thereto) or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement/Prospectus the recommendation of its board of directors that the holders of Parent Common Stock vote in favor of the adoption of this Agreement and the approval of the Merger, and shall otherwise use reasonable best efforts to obtain the Parent Stockholder Approval.

5.2 Directors and Officers of Parent and the Company After Merger. Parent and the Company shall take all necessary action so that the number of directors of Parent at the Effective Time will be seven (7) and that the persons listed in, or to be designated pursuant to, Schedule 5.2 are elected to the positions of officers and directors of Parent and the Company, as set forth therein, to serve in such positions effective immediately after the Closing.

5.3 Public Disclosure. From the date of this Agreement until Closing or termination, the parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the transaction without the prior consent of Parent (in the case of the Company and the Signing Shareholders) or the Company (in the case of Parent and Merger Sub), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other party and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

5.4 Other Actions.

(a) As promptly as practicable after execution of this Agreement, but in any event within four (4) business days thereafter, Parent will prepare and file a Current Report on Form 8-K pursuant to the

Exchange Act to report the execution of this Agreement with respect to which the Company may review and comment upon prior to filing. Any language included in such Current Report that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.3, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the transactions contemplated by this Agreement without further review or consent of the Signing Shareholders or the Company. Promptly after the execution of this Agreement, Parent and the Company shall also issue a press release announcing the execution of this Agreement.

(b) At least five (5) days prior to Closing, Parent shall prepare a draft Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company and in a format acceptable for EDGAR filing. Prior to Closing, Parent and the Company shall prepare the press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall file the Closing Form 8-K with the SEC and distribute the Closing Press Release.

(c) The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party (including the respective independent accountants of the Company and Parent) and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated hereby. This obligation shall include, on the part of Parent, sending a termination letter to Continental in substantially the form of Exhibit A attached to the Investment Management Trust Agreement by and between Parent and Continental dated as of August 17, 2005, as amended. Subject to applicable laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such party, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

5.5 Required Information. In connection with the preparation of the Merger Form 8-K and Press Release, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and stockholders (including the directors of Parent and the Company to be elected effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company and Parent to any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Each party warrants and represents to the other party that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.6 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Each party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law. In the event this Agreement is terminated as provided in Article VIII hereof, each party (i) will destroy or return or cause to be returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) The Company will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the Company, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.7 Parent Bylaws. Prior to the Closing, Parent shall amend its bylaws to provide that the number of directors of Parent shall not be less than seven (7) or more than nine (9).

5.8 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents listed in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this

Agreement, use its commercially reasonable efforts to enable the Merger and the other transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

5.9 Treatment as a Reorganization. Neither Parent nor the Company shall take any action prior to or following the Merger that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

5.10 No Parent Common Stock Transactions. Each officer, director and Signing Shareholder, severally and not jointly, shall agree that it shall not sell, transfer or otherwise dispose of an interest in any of the shares of Parent Common Stock it receives as a result of the Merger other than as permitted pursuant to Section 1.18(a) hereof or the Lock-Up Agreement in the form of Exhibit D hereto executed by such Person concurrently with the execution of this Agreement.

5.11 Certain Claims. As additional consideration for the issuance of Parent Common Stock pursuant to this Agreement, each of the Signing Shareholders hereby releases and forever discharges, effective as of the Closing Date, the Company and its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Signing Shareholder’s (i) status as a holder of an equity interest in the Company; and (ii) employment, service, consulting or other similar agreement entered into with the Company prior to Closing to the extent that the basis for claims under any such agreement that survives the Closing arise prior to the Closing, provided, however, the foregoing shall not release any obligations of Parent or the Surviving Corporation set forth in this Agreement or the Escrow Agreement.

5.12 No Securities Transactions. Neither the Company nor any Signing Shareholder, severally and not jointly, or any of their affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the transactions contemplated by this Agreement. The Company shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

5.13 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and the Signing Shareholders acknowledge that they have read Parent’s final prospectus dated August 17, 2005 and understand that Parent has established the Trust Fund for the benefit of Parent’s public stockholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public stockholders if they elect to convert their shares to cash in accordance with Parent’s Charter Documents and/or the liquidation of Parent or (b) to Parent after it consummates a business combination. The Company and the Signing Shareholders further acknowledge that, if the transactions contemplated by this Agreement or, upon termination of this Agreement, another business combination, are not consummated by August 23, 2007, Parent will be obligated to return to its stockholders the amounts being held in the Trust Fund. Accordingly, the Company and the Signing Shareholders, for themselves and their subsidiaries, affiliated entities, directors, officers, employees, stockholders, representatives and advisors, hereby waive all rights against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent, and will not seek recourse against the Trust Fund at any time for any reason whatsoever.

5.14 Disclosure of Certain Matters. Each of Parent, the Company and each Signing Shareholder, severally and not jointly, will provide the others with prompt written notice of any event, development or condition that (a) would cause such party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such party any reason to believe that any of the conditions set forth in Article VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Proxy Statement/Prospectus. The parties shall have the obligation to supplement or amend the Company Schedule and Parent Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of Sections 6.2(a), 6.3(a), 7.1(a)(i), 8.1(d) and 8.1(e), the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement. The delivery of any notice pursuant to this Section 5.14 shall not be presumed to constitute an acknowledgment or admission of a breach of this Agreement.

5.15 Nasdaq Listing. Parent and the Company shall use their best efforts to obtain the listing for trading on Nasdaq of the Parent Common Stock, the Units issued in Parent’s initial public offering and the class of warrants included in such Units. If such listing is not obtained by the Closing, the parties shall continue to use their best efforts after the Closing to obtain such listing.

5.16 Best Efforts. The Company shall use its best efforts to take such actions as are necessary to fulfill their obligations under this Agreement and to enable Parent and Merger Sub to fulfill their obligations hereunder. Parent and Merger Sub shall use their best efforts to take such actions as are necessary to fulfill their obligations under this Agreement and to enable the Company to fulfill its obligations hereunder.

5.17 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent and the Company as provided in the Charter Documents of Parent and the Company, as applicable, or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, (i) Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) and (ii) the Company shall cause to be maintained in effect “tail” coverage under its current directors’ and officers’ liability insurance, in each case with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c) If Parent or the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Company, as the case may be, assume the obligations set forth in this Section 5.17.

(d) The provisions of this Section 5.17 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent and the Company for all periods ending on or before the Closing Date and may not be changed without the consent of Committee (in the case of Parent) or the Representatives (in the case of the Company) referred to in Section 1.14.

5.18 Cashless Exercise of Warrants. The parties hereto agree that, in connection with any redemption of Parent’s outstanding warrants, Parent shall offer holders thereof the opportunity to exercise such warrants on a cashless basis.

5.19 Certain Financial Information. Within fifteen (15) business days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent an unaudited statement of revenues for such month and, within forty-five (45) days after the end of such month, shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with U.S. GAAP applied on a consistent basis to prior periods and fairly present in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

5.20 Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Audited Financial Statements and Unaudited Financial Statements and the financial information furnished pursuant to Section 5.20 hereof and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.21 Management Bonus Plan. Upon consummation of the Merger, Parent shall contribute to the Company the sum of $3,000,000, to be used for bonus payments to members of the Company’s management as the Company’s board of directors may determine in its sole judgment. Parent shall also contribute to the Company up to $200,000 with respect to 2007, $600,000 with respect to 2008 and $1,200,000 with respect to 2009, in proportion to the ratio of Milestone Shares to Target Shares for each of such years (but not in excess of 100% of Target Shares in any year), which shall be used for bonus payments to members of the Company’s management as the Company’s board of directors may determine in its sole judgment. Notwithstanding the foregoing, no bonus payment shall be made to any Person who (a) has a right to receive payment from the Company or Parent as a result of a “change of control” provision in such Person’s change of control agreement or other agreement with the Company unless such Person waives all present and future rights under such provision and (b) at Parent’s or the Company’s request, with respect to directors and officers at the level of vice president or above, does not agree to remain in the employ of the Company for at least one (1) year after the Closing, all pursuant to an agreement reasonably satisfactory to Parent’s board of directors as constituted prior to the Closing.

5.22 Securities Awards. Neither the Company nor Parent shall make any commitment with respect to the grant of awards under the Parent Plan or other equity interests in Parent until after the Closing Date, at which time all such grants shall be made only under the Parent Plan upon approval by Parent’s board of directors or the committee thereof designated to make awards pursuant to the Parent Plan.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger, substantially on the terms contemplated by this Agreement.

(b) Parent Stockholder Approval. The Parent Stockholder Approval, the Name Change Amendment and the Capitalization Amendment shall have been duly approved and adopted by the stockholders of Parent by the requisite vote under the laws of the State of Delaware and the Parent Charter Documents and an executed copy of an amendment to Parent’s Certificate of Incorporation reflecting the Name Change Amendment and the Capitalization Amendment shall have been filed with the Delaware Secretary of State to be effective as of the Closing.

(c) Parent Common Stock. Holders of twenty percent (20%) or more of the shares of Parent Common Stock issued in Parent’s initial public offering of securities and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with Parent’s Charter Documents.

(d) Stock Quotation or Listing. The Parent Common Stock at the Closing will be quoted on the OTC BB or listed for trading on Nasdaq, if the application for such listing is approved, and there will be no action or proceeding pending or threatened against Parent by the NASD to prohibit or terminate the quotation of Parent Common Stock on the OTC BB or the trading thereof on Nasdaq.

(e) Registration Statement Effective. The Registration Statement shall have been declared effective by the SEC.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or will not, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely or otherwise encumber the title of the shares of Parent Common Stock to be issued by Parent in connection with the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained all consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Parent and the Parent Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to Parent shall have occurred since the date of this Agreement.

(f) SEC Compliance. Immediately prior to Closing, Parent shall be in compliance with the reporting requirements under the Exchange Act.

(g) Opinion of Counsel. The Company shall have received from Graubard Miller, Parent’s counsel, an opinion of counsel in substantially the form of Exhibit E annexed hereto.

(h) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and stockholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the transactions contemplated hereunder.

(i) Resignations. The persons listed in Schedule 6.2(i) shall have resigned from all of their positions and offices with Parent.

(j) Trust Fund. Parent shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 3.25, dispersed to Parent immediately upon the Closing.

6.3 Additional Conditions to the Obligations of Parent. The obligations of Parent to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 5.14, on and as of the Closing Date with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) in all material respects on and as of the Closing Date with the same force and effect as if made on the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

(b) Agreements and Covenants. The Company and the Signing Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or will not, constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which is reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect materially and adversely the right of Parent to own, operate or control any of the assets and operations of the Surviving Corporation following the Merger and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Dissenters’ Rights. Holders of no more than five percent (5%) of the shares of any class of securities of the Company outstanding immediately before the Effective Time shall have taken action to exercise their dissenters’ rights pursuant to the CGCL.

(e) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company and the Company Closing Certificate shall include a provision to such effect.

(f) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(g) Employment Agreement. An employment agreement between the Company and William J. Worthen, containing the terms set forth in Exhibit F, and otherwise reasonably satisfactory to Parent, shall be in full force and effect.

(h) Opinions of Counsel. Parent shall have received from (i) Sheppard, Mullin, Richter & Hampton LLP, counsel to the Company, an opinion of counsel in substantially the form of Exhibit G annexed hereto, and (ii) Doglitz and Associates, intellectual property counsel to the Company, a favorable opinion as to the Company’s rights to its Intellectual Property in customary form and reasonably satisfactory to Parent.

(i) Comfort Letters. Parent shall have received a “comfort” letter in the customary form from PricewaterhouseCoopers LLP dated the effective date of the Registration Statement and the Closing Date (or such other date or dates reasonably acceptable to Parent) with respect to certain financial statements and other financial information included in the Registration Statement.

(j) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and shareholders in connection with the adoption and approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the transactions contemplated hereunder.

(k) Resignations. The persons listed in Schedule 6.3(k) shall have resigned from their positions and offices with the Company.

(l) Derivative Securities. There shall be outstanding no options, warrants or other derivative securities entitling the holders thereof to acquire shares of Company Capital Stock or other securities of the Company.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent and the Surviving Corporation.

(a) Subject to the terms and conditions of this Article VII (including without limitation the limitations set forth in Section 7.4), Parent, the Surviving Corporation and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”) shall be indemnified, defended and held harmless by those Persons who are holders of the Company Capital Stock at the Effective Time, but only to the extent of the Indemnity Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the inaccuracy or breach of any representation or warranty of the Company contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing;

(ii) the non-fulfillment or breach of any covenant or agreement of the Company contained in this Agreement; and

(iii) the matters referred to in Schedule 2.15(a) of the Company Schedule.

(b) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which Parent Indemnitee may be entitled to indemnification pursuant to Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(c) The Indemnity Escrow Shares are the sole and exclusive remedy of the Parent Indemnitees for claims against the Persons who are holders of Company Capital Stock at the Effective Time and no Parent Indemnitee shall have any claim against any such Person, including the Signing Shareholders, for indemnification in excess of such Person’s interest in the Indemnity Escrow Shares.

7.2 Indemnification of Third Party Claims. The indemnification obligations and liabilities under this Article VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against Parent by a Person other than the Company (a “Third Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. Parent, acting through the Committee, will give the Representatives prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Third Party Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Representatives shall be entitled to participate in the defense of Third Party Claim at its expense.

(b) Defense. The Representatives shall have the right, at its option (subject to the limitations set forth in subsection 7.2(c) below) and at its own expense, by written notice to Parent, to assume the entire control of, subject to the right of Parent to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to Parent to be the lead counsel in connection with such defense. If the Representatives are permitted and elects to assume the defense of a Third Party Claim:

(i) the Representatives shall diligently and in good faith defend such Third Party Claim and shall keep Parent reasonably informed of the status of such defense; provided, however, that in the case of any settlement providing for remedies other than monetary damages for which indemnification is provided, Parent shall have the right to approve the settlement; and

(ii) Parent shall cooperate fully in all respects with the Representatives in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and Parent shall make available to the Representatives all pertinent information and documents under its control.

(c) Limitations of Right to Assume Defense. The Representatives shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against Parent; or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect Parent other than as a result of money damages or other money payments.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by Parent against the Representatives and shall not affect the Representatives’ duty or obligations under this Article VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representatives to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representatives are obligated to be greater than such damages would have been had Parent given the Representatives prompt notice hereunder. So long as the Representatives are defending any such action actively and in good faith, Parent shall not settle such action. Parent shall make available to the Representatives all relevant records and other relevant materials required by them and in the possession or under the control of Parent, for the use of the Representatives and their representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e) Failure to Defend. If the Representatives, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, Parent will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Representatives shall have the right to approve any settlement, which approval will not be unreasonably withheld or delayed.

(f) Parent’s Rights. Anything in this Section 7.2 to the contrary notwithstanding, the Representatives shall not, without the written consent of Parent, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Parent of a full and unconditional release from all liability and obligation in respect of such action without any payment by Parent.

(g) Representatives’ Consent. Unless the Representatives have consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Escrow Agreement.

7.3 Insurance and Tax Effect. To the extent that any Losses that are subject to indemnification pursuant to this Article VII are covered by insurance, Parent shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that Parent shall nevertheless be entitled to bring a claim for indemnification under this Article VII in respect of such Losses and the time limitations set forth in Section 7.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Representatives. If Parent has received the payment required by this Agreement from the Representatives in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Representatives and shall pay to the Representatives, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Representatives pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated. Any and Losses shall be net of any Tax benefit taken by any of the Parent Indemnitees as a result of, or arising out of, the basis of the claim for indemnification including, without limitation, the accrual, incurrence or payment of any such Losses (including, without limitation, the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 8% and assuming the highest applicable combined statutory rate of Tax then in effect).

7.4 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by the Company to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing until the expiration of the Indemnity Escrow Period.

(b) Any claim made by a party hereunder prior to the expiration of the Indemnity Escrow Period shall be preserved despite the subsequent expiration of the Indemnity Escrow Period and any claim set forth in a Notice of Claim sent prior to the expiration of the Indemnity Escrow Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this Article VII shall be brought after the end of the Indemnity Escrow Period.

(c) Deductible. No amount shall be payable under Article VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $250,000 (the “Deductible”), in which event the amount payable shall only include all future amounts that become payable under Section 7.1 from time to time thereafter in excess of the Deductible.

(d) Aggregate Amount Limitation. The aggregate liability for Losses pursuant to Section 7.1 shall not in any event exceed the Indemnity Escrow Shares and Parent shall have no claim against the Persons who held Company Capital Stock at the Effective Time other than for the Indemnity Escrow Shares (and any proceeds of the shares or distributions with respect to the Indemnity Escrow Shares).

7.5 Exclusive Remedy. Parent, on behalf of itself and all other Parent Indemnitees, and Merger Sub, hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy with respect to any and all claims for money damages arising out of or relating to this Agreement and the transactions contemplated hereby, whether based on contract, tort, statute or otherwise, shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VII. Notwithstanding any of the foregoing, nothing contained in this Article VII shall in any way impair, modify or otherwise limit Parent’s or the Company’s right to bring any claim, demand or suit against the other party based upon such other party’s actual fraud or intentional or willful misrepresentation or omission, it being understood that a mere breach of a representation and warranty, without intentional or willful misrepresentation or omission, does not constitute fraud.

7.6 Adjustment to Merger Consideration. Amounts paid for indemnification under Article VII shall be deemed to be an adjustment to the value of the shares of Parent Common Stock issued by Parent as a result of the Merger, except as otherwise required by Law.

7.7 Representatives’ Capacities; Application of Indemnity Escrow Shares. The parties acknowledge that the Representatives’ obligations under this Article VII are solely as a representative of the Persons who held Company Capital Stock and Notes at the Effective Time in the manner set forth in the Escrow Agreement with respect to the obligations to indemnify Parent under this Article VII and that the Representatives shall have no personal responsibility for any expenses incurred by them in such capacity and that all payments to Parent as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Shares. Out-of-pocket expenses of the Representatives for attorneys’ fees and other costs incurred by the Representatives in their capacity as such shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof against the Indemnity Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Escrow Agreement). The parties further acknowledge that all actions to be taken by Parent pursuant to this Article VII shall be taken on its behalf by the Committee in accordance with the provisions of the Escrow Agreement. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim for indemnification pursuant to this Article VII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto. The Representatives shall have no liability to any Person, including a Person who has an interest in the Indemnity Escrow Shares or the Reimbursement Escrow Shares, for any act taken or omitted to be taken by them in their capacities as Representatives except where such act or omission is committed in bad faith or fraudulently.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by March 15, 2007 for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a material breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach by Parent is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such thirty (30)-day period);

(e) by Parent, upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Article VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach is curable by the Company prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company is cured during such thirty (30)-day period); or

(f) by either Parent or the Company, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of Parent Common Stock required under Parent’s certificate of incorporation, or the holders of 20% or more of the number of shares of Parent Common Stock issued in Parent’s initial public offering and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the shares of Parent Common Stock held by them into cash in accordance with Parent’s certificate of incorporation.

8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.6, 5.13, 8.2, 8.3 and 8.4 and Article X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement, including a breach by a party electing to terminate this Agreement pursuant to Section 8.1(b) caused by the action or failure to act of such party constituting a principal cause of or resulting in the failure of the Merger to occur on or before the date stated therein.

8.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

8.4 Pre-Closing Breaches. If the Closing does not occur for any reason, neither Parent nor Merger Sub shall have any recourse against any Signing Shareholder except with respect to, and only to the extent of damages caused by, breaches by such Signing Shareholder of its express obligations under this Agreement.

ARTICLE IX

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“120% Target Shares”	Section 1.5(b)(i)
“AAA”	Section 10.12
“Affiliate”	Section 10.2(f)
“Agreement”	Section 1.2
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Blue Sky Laws”	Section 1.13(c)
“Business Plan”	Section 2.18
“Capitalization Amendment”	Section 5.1(a)
“Certificate of Merger”	Section 1.2
“CGCL”	Recital A
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.4(b)
“Closing Press Release”	Section 5.4(b)
“Code”	Recital C
“Committee”	Section 1.14(a)
“Company”	Heading
“Company Capital Stock”	Section 1.5(a)
“Company Closing Certificate”	Section 6.3(a)
“Company Contracts”	Section 2.19(a)
“Company Instruments”	Section 1.6(c)
“Company Intellectual Property”	Section 2.18
“Company Products”	Section 2.18
“Company Registered Intellectual Property”	Section 2.18
“Company Schedule”	Article II Preamble
“Company Stock Options”	Section 2.3(b)
“Company Warrants”	Section 2.3(b)
“Continental”	Section 1.6(a)
“Corporate Records”	Section 2.1(c)
“Deductible”	Section 7.4(c)
“DGCL”	Section 5.1(b)
“Disclosure Schedules”	Section 5.14
“Dissenter”	Section 1.17(a)
“Dissenting Shares”	Section 1.17(b)
“Effective Time”	Section 1.2
“Environmental Law”	Section 2.16(b)
“Escrow Agreement”	Section 1.11(a)
“Escrow Shares”	Section 1.11(b)
“Exchange Act”	Section 1.13(c)
“Exchange Agent”	Section 1.6(a)
“Governmental Action/Filing”	Section 2.21
“Governmental Entity”	Section 1.13(c)
“Hazardous Substance”	Section 2.16(c)

“Indemnity Escrow Period”	Section 1.11(a)
“Indemnity Escrow Shares”	Section 1.11(a)
“Insider”	Section 2.19(a)(i)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“IPO”	Section 3.21
“Knowledge”	Section 10.2(d)
“Legal Requirements”	Section 10.2(b)
“Lien”	Section 10.2(e)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(a)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Section 1.1
“Merger Shares”	Section 1.5(a)
“Merger Sub”	Heading
“Merger Sub Common Stock”	Section 1.5(d)
“Milestone Shares”	Section1.5(b)(iii)
“Name Change Amendment”	Section 5.1(a)
“NASD”	Section 3.23
“Notes”	Section 1.5(a)
“Notice of Claim”	Section 7.2(a)
“OTC BB”	Section 3.23
“Parent”	Heading
“Parent Closing Certificate”	Section 6.2(a)
“Parent Common Stock”	Section 3.3(a)
“Parent Contracts”	Section 3.19(a)
“Parent Convertible Securities”	Section 3.3(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Plan”	Section 5.1(a)
“Parent Preferred Stock”	Section 3.3(a)
“Parent SEC Reports”	Section 3.7(a)
“Parent Schedule”	Article III Preamble
“Parent Stock Options”	Section 3.3(b)
“Parent Stockholder Approval”	Section 5.1(a)
“Parent Warrants”	Section 3.3(b)
“Patents”	Section 2.18
“Person”	Section 10.2(c)
“Personal Property”	Section 2.14(b)
“Plan/Plans”	Section 2.11(a)
“Proxy Statement/Prospectus”	Section 5.1(a)
“Reimbursement Escrow Shares”	Section 1.11(b)
“Registered Intellectual Property”	Section 2.18
“Registration Statement”	“Section 5.1(a)
“Representatives”	Section 1.14(b)
“Returns”	Section 2.15(b)(ii)
“Revenue Target”	Section 1.5(b)(i)
“Revenues”	Section 1.5(b)(iii)
“Securities Act”	Section 1.13(c)
“Special Meeting”	Section 5.1(a)
“Signing Shareholder/Signing Shareholders”	Heading
“Subsidiary/Subsidiaries”	Section 2.2

“Surviving Corporation”	Section 1.1
“Target Shares”	Section 1.5(b)(i)
“Tax/Taxes”	Section 2.15(a)
“Third Party Claim”	Section 7.2
“Trademarks”	Section 2.18
“Trust Fund”	Section 3.25
“Unaudited Financial Statements”	Section 2.7(b)
“U.S. GAAP”	Section 2.7(a)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

if to Parent, to:

Ithaka Acquisition Corp.

100 South Pointe Drive, Suite 2305

Miami Beach, Florida 33130

Attention: Eric M. Hecht, President and CFO

Telephone: 305-532-3800

Facsimile: 646-453-1400

with a copy to:

David Alan Miller, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174-1901

Telephone: 212-818-8661

Facsimile: 212-818-8881

if to the Company or Signing Shareholders, to:

Alsius Corporation

15770 Laguna Canyon Road, Suite 150

Irvine, California 92618

Attention: William J. Worthen

Telephone: 949-453-0150

Facsimile: 949-453-0702

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

650 Town Center Drive, 4th Floor

Costa Mesa, California 92626

Attention: Ethan Feffer

Telephone: 714-513-5100

Facsimile: 714-513-5130

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. For purposes of this Agreement:

(a) the term “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect: (i) changes attributable to the public announcement or pendency of the transactions contemplated hereby, (ii) changes in general national or regional economic conditions or United States or global financial markets, (iii) changes in Legal Requirements or U.S. GAAP, or (iv) any SEC rulemaking requiring enhanced disclosure of reverse merger transactions with a public shell;

(b) the term “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts;

(c) the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity;

(d) the term “knowledge” means actual knowledge or awareness as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(e) the term “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(f) the term “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise;

(g) all monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted; and

(h) with respect to any time after the Effective Time, all references in this Agreement to shareholders of the Company shall mean references to those Persons who held Company Capital Stock at the Effective Time.

10.3 Counterparts; Facsimile Signatures. This Agreement and all other documents executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Schedules hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Letter of Intent between Parent and the Company, dated August 29, 2006, is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

10.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.9 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the first sentence of this Section 10.9, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.10 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of Parent and the Company; provided that, if such amendment adversely affects the interests of the Signing Shareholders hereunder, it shall also be signed by or on behalf of Signing Shareholders who own, in the aggregate, not less than sixty percent (60%) of the shares of Company Capital Stock owned by all of the Signing Shareholders.

10.11 Extension; Waiver. At any time prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.12 Arbitration. Any disputes or claims arising under or in connection with this Agreement or the transactions contemplated hereunder shall be resolved by binding arbitration. Notice of a demand to arbitrate a dispute by either party shall be given in writing to the other at their last known address. Arbitration shall be commenced by the filing by a party of an arbitration demand with the American Arbitration Association (“AAA”) in its office in New York City, New York. The arbitration and resolution of the dispute shall be resolved by a single arbitrator appointed by the AAA pursuant to AAA rules. The arbitration shall in all respects be governed and conducted by applicable AAA rules, and any award and/or decision shall be conclusive and binding on the parties. The arbitration shall be conducted in New York City, New York. The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction. Each party shall pay its own fees and expenses for the arbitration, except that any costs and charges imposed by the AAA and any fees of the arbitrator for his services shall be assessed against the losing party by the arbitrator. In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then either party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against the other pending the completion of the arbitration in a court having jurisdiction over the parties. Each party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York New York County, for such purpose. All rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ITHAKA ACQUISITION CORP.

By:	/s/ ERIC M. HECHT
Eric M. Hecht, President
and Chief Financial Officer

ITHAKA SUB ACQUISITION CORP.

By:	/s/ ERIC M. HECHT
Eric M. Hecht, President

ALSIUS CORPORATION

By:	/s/ WILLIAM J. WORTHEN
William J. Worthen, President
and Chief Executive Officer

SIGNING SHAREHOLDERS:

[See separate signature pages.]

SIGNING SHAREHOLDER SIGNATURE PAGE 1 TO MERGER AGREEMENT

/s/ WILLIAM J. WORTHEN
William J. Worthen

/s/ LYNN SHIMADA
Lynn Shimada

MAYFIELD VIII

By:	/s/ A. GRANT HEIDRICH
Name:	A. Grant Heidrich
Title:	Managing Director

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

MAYFIELD ASSOCIATES FUND III

By:	/s/ A. GRANT HEIDRICH
Name:	A. Grant Heidrich
Title:	Managing Director

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 2 TO MERGER AGREEMENT

FEVER TRUST

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

FEVER TRUST II

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

FEVER TRUST III

By:	/s/ JAMES T. BECK
Name:	James T. Beck
Title:	Authorized Signatory

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 3 TO MERGER AGREEMENT

HUTTON LIVING TRUST

By:	/s/ WENDE S. HUTTON
Name:	Wende S. Hutton
Title:	Trustee

Address:	2 Santiago Avenue
Atherton, CA 94027

SIGNING SHAREHOLDER SIGNATURE PAGE 4 TO MERGER AGREEMENT

NEW ENTERPRISE ASSOCIATES VII, L.P.

By:	NEA Partners VII, Limited Partnership
Its General Partner

By:	/s/ C. RICHARD KRAMLICH
Name:	C. Richard Kramlich
Title:	General Partner

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

NEA PRESIDENTS FUND, L.P.

By:	NEA General Partners, L.P.
Its General Partner

By:	/s/ C. RICHARD KRAMLICH
Name:	C. Richard Kramlich
Title:	General Partner

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 5 TO MERGER AGREEMENT

NEA VENTURES 1997, LIMITED PARTNERSHIP

By:	/s/ CINDY CRNKOVICH
Name:	Cindy Crnkovich
Title:	Vice President

Address:	2800 Sand Hill Road
Menlo Park, CA 94025

SIGNING SHAREHOLDER SIGNATURE PAGE 6 TO MERGER AGREEMENT

SIGHTLINE HEALTHCARE FUND II, L.P.

By:	/s/ ARCHIE C. SMITH
Name:	Archie C. Smith
Title:	Managing Director

Address:	50 South Sixth Street, Suite 1390
Minneapolis, MN 55402

VERTICAL FUND I, L.P.

By:	Vertical Group, L.P., General Partner

By:	/s/ JACK LASERSOHN
Name:	Jack Lasersohn
Title:	General Partner

Address:	25 DeForest Avenue
Summit, NJ 07901

VERTICAL FUND II, L.P.

By:	Vertical Group, L.P., General Partner

By:	/s/ JACK LASERSOHN
Name:	Jack Lasersohn
Title:	General Partner

Address:	25 DeForest Avenue
Summit, NJ 07901

SIGNING SHAREHOLDER SIGNATURE PAGE 7 TO MERGER AGREEMENT

MPM BIOVENTURES II, L.P.

By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

MPM BIOVENTURES II-QP, L.P.

By:	MPM Asset Management II, L.P.,
its General Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

SIGNING SHAREHOLDER SIGNATURE PAGE 8 TO MERGER AGREEMENT

MPM BIOVENTURES GMBH & CO. PARALLEL-BETEILIGUNGS KG

By:	MPM Asset Management II, L.P., in its capacity as the Special Limited Partner

By:	MPM Asset Management II LLC,
its General Partner

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

MPM ASSET MANAGEMENT INVESTORS 2000 B LLC

By:	/s/ KURT C. WHEELER
Name:	Kurt C. Wheeler
Title:	Investment Manager

Address:	200 Clarendon Street, 54th Floor
Boston, MA 02116

SIGNING SHAREHOLDER SIGNATURE PAGE 9 TO MERGER AGREEMENT

CHANNEL MEDICAL PARTNERS, L.P.

By:	/s/ CAROL DOROTHY WINSLOW
Name:	Carol Dorothy Winslow
Title:	Principal

Address:	5750 Old Orchard Road, Suite 310
Skokie, IL 60077

SIGNING SHAREHOLDER SIGNATURE PAGE 10 TO MERGER AGREEMENT

CANAAN EQUITY II L.P.

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Member/Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

CANAAN EQUITY II L.P. (QP)

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Member/Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

CANAAN EQUITY II ENTREPRENEURS LLC

By:	Canaan Equity Partners II LLC

By:	/s/ GUY M. RUSSO
Manager

Address:	105 Rowayton Avenue
Rowayton, CT 06853

INDEX OF EXHIBITS AND SCHEDULES

Exhibits
Exhibit A	-	Amended and Restated Articles of Incorporation of the Company

Exhibit B	-	By-Laws of Merger Sub

Exhibit C	-	Form of Escrow Agreement

Exhibit D	-	Form of Lock-Up Agreement

Exhibit E	-	Form of Opinion of Graubard Miller

Exhibit F	-	Material Terms for Employment Agreement for William J. Worthen

Exhibit G	-	Form of Opinion of Sheppard, Mullin, Richter & Hampton LLP

Schedules
Schedule 1.5(a)	-	Allocation of Merger Shares and Milestone Shares

Schedule 1.12	-	Affiliates of the Company

Schedule 2	-	Company Schedule

Schedule 3	-	Parent Schedule

Schedule 4.1	-	Company and Parent Permitted Actions

Schedule 5.2	-	Directors and Officers of Parent and the Company

Schedule 6.2(i)	-	Parent Resignations

Schedule 6.3(k)	-	Company Resignations

SCHEDULE 1.5(a)

ALLOCATION OF MERGER SHARES AND MILESTONE SHARES

The order of distribution of the Merger Shares and Milestone Shares is as follows:

•	First, the Merger Shares and, if necessary, the Milestone Shares shall be distributed to holders of outstanding unsecured convertible promissory notes, issued by Alsius Corporation in April 2006, August 2006 and October 2006, representing a value equal to 1.5 times the outstanding principal amount of notes and accrued interest thereon (up to an aggregate of $11.2 million in the principal amount plus accrued interest).

•	Next, the Merger Shares and, if necessary, the Milestone Shares remaining shall be distributed to the holders of Series F Preferred Stock up to an aggregate value of $49,914,846.

•	Next, the Merger Shares and, if necessary, the Milestone Shares remaining, if any, shall be distributed to the holders of Series A (up to $80,775), Series B (up to $74,000), Series C-D (up to $15,820,260), Series E (up to $21,336,525) and Series F Preferred Stock (up to $24,957,423), up to an aggregate value for Series A through Series F of $62,268,983.

•	Next, the Merger Shares and Milestone Shares remaining, if any, shall be distributed to the holders of Common Stock, Series C-D, Series E and Series F Preferred Stock pro rata based on the number of shares of Common Stock held by each holder (assuming conversion of all such Series C-D, Series E and Series F Preferred Stock into Common Stock).

SCHEDULE 1.12

AFFILIATES OF THE COMPANY

William M. Greene, M.D.

Wende S. Hutton

Jack W. Lasersohn

Kurt C. Wheeler

Carol D. Winslow

SCHEDULE 2

COMPANY SCHEDULE

(Information Furnished Separately)

-

Schedule 2.1	-	Organization and Qualification

Schedule 2.3	-	Capitalization

Schedule 2.5	-	No Conflict

Schedule 2.6	-	Compliance

Schedule 2.7	-	Financial Statements

Schedule 2.8	-	No Undisclosed Liabilities

Schedule 2.9	-	Absence of Certain Changes or Events

Schedule 2.11	-	Employee Benefit Plans

Schedule 2.14	-	Title to Property

Schedule 2.15	-	Taxes

Schedule 2.17	-	Brokers; Third Party Expenses

Schedule 2.18	-	Intellectual Property

Schedule 2.19	-	Agreements, Contacts and Commitments

Schedule 2.20	-	Insurance

Schedule 2.21	-	Governmental Actions/Filings

Schedule 2.22	-	Interested Party Transactions

SCHEDULE 3

PARENT SCHEDULE

(Information Furnished Separately)

Schedule 3.3	-	Capitalization

Schedule 3.7	-	SEC Filings; Financial Statements

Schedule 3.14	-	Title to Property

Schedule 3.15	-	Taxes

Schedule 3.17	-	Brokers

Schedule 3.19	-	Agreements, Contracts and Commitments

Schedule 3.26	-	Governmental Filings

SCHEDULE 4.1

COMPANY AND PARENT PERMITTED ACTIONS

Company Permitted Actions:

The Company may continue to borrow in accordance with loan agreements and commitments in effect on the date of the Agreement.

The Company may establish a management bonus plan in accordance with Section 5.21 of the Agreement.

Parent Permitted Actions:

Parent may amend its Warrant Agreement dated August 17, 2005 with respect to issues addressed in EITF 0019.

SCHEDULE 5.2

DIRECTORS AND OFFICERS OF PARENT AND THE COMPANY

PARENT OFFICERS AND DIRECTORS

Directors

Paul A. Brooke (to stand for re-election in 2008)

Eric M. Hecht (to stand for re-election in 2010)

William J. Worthen

Four Persons to be designated by the Company

Officers

To be designated by the Company

COMPANY OFFICERS AND DIRECTORS

Directors

To be designated by the Company

Officers

To be designated by the Company

SCHEDULE 6.2(i)

PARENT RESIGNATIONS

John M. Glazer shall resign as a director of Parent and from all of his positions as an officer of Parent.

Eric M. Hecht and Paul A. Brooke shall each resign from all of his positions as an officer of Parent.

All of the above resignations will be effective as of the Closing Date.

SCHEDULE 6.3(k)

COMPANY RESIGNATIONS

Resigning directors and officers shall be designated by the Company.

All of the above resignations will be effective as of the Closing Date.

ANNEX B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ITHAKA ACQUISITION CORP.

Pursuant to Section 102 of the

Delaware General Corporation Law

ITHAKA ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:

1. The name of the Corporation is “Ithaka Acquisition Corp.”

2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 4, 2005. An amendment to the Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on April 18, 2005.

3. This Amended and Restated Certificate of Incorporation restates, integrates and amends the Amended Certificate of Incorporation of the Corporation.

4. This Amended and Restated Certificate of Incorporation was duly adopted by joint written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).

5. The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST: The name of the corporation is Alsius Corporation (hereinafter sometimes referred to as the “Corporation”).

SECOND: The registered office of the Corporation is to be located at 9 East Loockerman Street, Kent County, Dover, Delaware. The name of its registered agent at that address is National Corporate Research, Ltd.

THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 76,000,000 of which 75,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.

A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Jeffrey M. Gallant	Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Election of directors need not be by ballot unless the by-laws of the Corporation so provide.

B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the by-laws of the Corporation as provided in the by-laws of the Corporation.

C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate

B-2

of Incorporation, and to any by-laws from time to time made by the stockholders; provided, however, that no by-law so made shall invalidate any prior act of the directors which would have been valid if such by-law had not been made.

EIGHTH: A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by Paul A. Brooke, its Chairman of the Board and Chief Executive Officer, as of the          day of                 , 2006.

Name:	Paul A. Brooke
Title:	Chairman of the Board and
Chief Executive Officer

B-3

ANNEX C

ITHAKA ACQUISITION CORP.

2006 EQUITY INCENTIVE PLAN

Section 1. Purpose; Definitions.

1.1. Purpose. The purpose of the Ithaka Acquisition Corp. 2006 Equity Incentive Plan (“Plan”) is to enable the Company to offer to its Employees, Officers, Directors and Consultants whose past, present and/or potential contributions to the Company and its Related Entities have been, are or will be important to the success of the Company, an opportunity to acquire a proprietary interest in the Company. The various types of long-term incentive awards that may be provided under the Plan will enable the Company to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of its businesses.

1.2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Agreement” means the agreement between the Company and the Holder, or such other document as may be determined by the Administrator, setting forth the terms and conditions of an Award under the Plan.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Award” means the grant of a Stock Option, SAR, Restricted Stock, Other Stock-Based Award, or other right or benefit under the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(g) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(h) “Common Stock” means the Common Stock of the Company.

(i) “Company” means Ithaka Acquisition Corp., a corporation organized under the laws of the State of Delaware under the name “Ithaka Acquisition Corp.”

(j) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(k) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Holder’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Holder provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds three (3) months, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Nonqualified Stock Option on the day three (3) months and one (1) day following the expiration of such three (3) month period.

(l) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

a. a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principle purpose of which is to change the state in which the Company is incorporated;

b. the sale, transfer or other disposition of all or substantially all of the assets of the Company;

c. the complete liquidation or dissolution of the Company;

d. any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

e. acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(m) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(n) “Deferred Stock” means Common Stock to be received under an award made pursuant to Section 8 at the end of a specified deferral period.

(o) “Director” means a member of the Board or the board of directors of any Related Entity.

(p) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Holder provides services regardless of whether the Holder is covered by such policy. If the Company or the Related Entity to which the Holder provides service does not have a long-term disability plan in place, “Disability” means that a Holder is unable to carry out the responsibilities and functions of the position held by the Holder by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Holder will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(q) “Effective Date” means the date set forth in Section 12.1.

(r) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Fair Market Value”, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, means, as of any given date: (i) if the Common Stock is listed on a national securities exchange or quoted on the NASDAQ Global Select Market, the NASDAQ Global Market (formerly the “NASDAQ National Market”) or the NASDAQ Capital Market (formerly the “NASDAQ SmallCap Market”) of the NASDAQ Stock Market, the last sale price of the Common Stock in the principal trading market for the Common Stock on such date, as reported by the exchange or NASDAQ, as the case may be; (ii) if the Common Stock is not listed on a national securities exchange or quoted on the NASDAQ Stock Market, but is traded in the over-the-counter market, the closing bid price for the Common Stock on such date, as reported by the OTC Bulletin Board or the National Quotation Bureau, Incorporated or similar publisher of such quotations; and (iii) if the fair market value of the Common Stock cannot be determined pursuant to clause (i) or (ii) above, such price as the Administrator shall determine, in good faith.

(u) “Holder” means an Employee, Director or Consultant who has received an Award under the Plan.

(v) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.

(w) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(x) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y) “Other Stock-Based Award” means an award under Section 9, below, that is valued in whole or in part by reference to, or is otherwise based upon, Common Stock.

(z) “Parent” means any present or future “parent corporation” of the Company, as such term is defined in Section 424(e) of the Code.

(aa) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(bb) “Plan” means the Ithaka Acquisition Corp. 2006 Equity Incentive Plan, as hereinafter amended from time to time.

(cc) “Related Entity” means any Parent or Subsidiary of the Company.

(dd) “Restricted Stock” means Common Stock received under an award made pursuant to Section 7 that is subject to restrictions under Section 7.

(ee) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(ff) “Share” means a share of Common Stock.

(gg) “Stock Appreciation Right” or “SAR” means the right entitling the Holder to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of the Common Stock.

(hh) “Stock Option” or “Option” means any option to purchase shares of Common Stock which is granted pursuant to the Plan.

(ii) “Subsidiary” means any present or future “subsidiary corporation” of the Company, as such term is defined in Section 424(f) of the Code.

(jj) “Vest” means to become exercisable or to otherwise obtain ownership rights in an award.

Section 2. Administration.

2.1. Administration of the Plan. Unless otherwise indicted in this Section 2.1, the Plan shall be administered by the Board or a Committee. Committee members shall serve for such term as the Board may in each case determine, and shall be subject to removal at any time by the Board.

(a) Administration with Respect to Directors and Officers. With respect to grants of Awards to persons who are also Officers or Directors of the Company, the Plan shall be administered by (i) the Board or (ii) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the

Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(b) Administration with Respect to Covered Employees. Grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(c) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

2.2. Powers of Administrator. The Administrator shall have full authority to grant Awards pursuant to the terms of the Plan. For purposes of illustration and not of limitation, the Administrator shall have the authority (subject to the express provisions of this Plan):

(a) to select the Employees, Directors and Consultants of the Company or any Related Entity to whom Awards may from time to time be awarded hereunder.

(b) to approve forms of Agreements for use under the Plan;

(c) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder (including, but not limited to, number of Shares, Share exercise price or types of consideration paid upon exercise of Awards, such as other securities of the Company or other property, any restrictions or limitations, and any vesting, exchange, surrender, cancellation, acceleration, termination, exercise or forfeiture provisions, as the Administrator shall determine);

(d) to determine any specified performance goals or such other factors or criteria which need to be attained for the vesting of an Award granted hereunder;

(e) to permit a Holder to elect to defer a payment under the Plan under such rules and procedures as the Administrator may establish, including the payment or crediting of interest on deferred amounts denominated in cash and of dividend equivalents on deferred amounts denominated in Common Stock;

(f) to determine the extent and circumstances under which Common Stock and other amounts payable with respect to an Award hereunder shall be deferred;

(g) to substitute (i) new Stock Options for previously granted Stock Options, which previously granted Stock Options have higher option exercise prices and/or contain other less favorable terms, and (ii) new Awards of any other type for previously granted Awards of the same type, which previously granted Awards are upon less favorable terms;

(h) to make payments and distributions with respect to Awards (i.e., to “settle” Awards) through cash payments in an amount equal to the difference between the Fair Market Value of the Award and its exercise price, multiplied by the number of Shares subject to the Award;

(i) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Holder’s rights under an outstanding Awards shall not be made without the Holder’s written consent, provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Nonqualified Stock Option shall not be treated as adversely affecting the rights of the Holder;

(j) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Agreement, granted pursuant to the Plan;

(k) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(l) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

2.3. Interpretation of Plan.

(a) Administrator’s Authority. Subject to Section 11, the Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable to interpret the terms and provisions of the Plan and any Award issued under the Plan (and to determine the form and substance of all Agreements relating thereto), and to otherwise supervise the administration of the Plan. Subject to Section 11, all decisions made by the Administrator pursuant to the provisions of the Plan shall be made in the Administrator’s sole discretion and shall be final and binding upon all persons, including the Company, its Related Entities and Holders.

(b) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term or provision of the Plan relating to Incentive Stock Options or any Agreement providing for Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code.

2.4. Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

Section 3. Stock Subject to Plan.

3.1. Aggregate Number of Shares.

(a) Subject to the provisions of Section 3.3, below, the maximum aggregate number of Shares which may be issued pursuant to Awards initially shall be          Shares, and commencing with the first business day of each calendar year thereafter beginning with                      [ DATE], such maximum aggregate number of Shares shall be increased by a number equal to three percent (3%) of the number of fully diluted Shares outstanding on the last day of the immediately preceding fiscal year; provided, however, that the percentage shall be reduced to two percent (2%) at such time the Company redeems its warrants outstanding as of the Effective Date. Notwithstanding the foregoing, subject to the provisions of Section 3.3, below, the maximum aggregate number of Shares available for grant of Incentive Stock Options shall be [NUMBER] Shares, and such number shall not be subject to annual adjustment as described above. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. To the extent not prohibited by the listing requirements of the NASDAQ Stock market (or other established stock exchange or national market system on which the Common Stock is traded) and Applicable Law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price (including pursuant to a “net exercise” of an Option) or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

3.2. Individual Limitation on Awards.

(a) Individual Limit for Stock Options and SARs. The maximum number of Shares with respect to which Stock Options and SARs may be granted to any Holder in any calendar year shall be              (            ) Shares. In connection with a Holder’s commencement of Continuous Service, a Holder may be granted Stock Options and SARs for up to an additional              (            ) Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 3.3, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Holder, if any Stock Option or SAR is canceled, the canceled Stock Option or SAR shall continue to count against the maximum number of Shares with respect to which Stock Options and SARs may be granted to the Holder. For this purpose, the repricing of a Stock Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Stock Option or SAR and the grant of a new Stock Option or SAR.

(b) Individual Limit for Restricted Stock and Other Stock-Based Awards. For awards of Restricted Stock and Other Stock-Based Awards that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Holder in any calendar year shall be              (            ) Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 3.3, below.

(c) Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

3.3. Adjustment Upon Changes in Capitalization, Etc.

(a) If any change in the outstanding Common Stock subject to the Plan or underlying any Award results from any stock split, reverse stock split, combination, consolidation, spin-off, recapitalization, exchange of Shares, or any capital adjustment or transaction similar to the foregoing or any distribution to holders of Common Stock other than regular cash dividends, then (A) the limitations set forth in Section 3, (B) the number, kind and class of Shares covered by each outstanding Award, (C) the price per Share (but not the total price) subject to each outstanding Award, and (D) any other affected terms of outstanding Awards, shall be proportionally adjusted to prevent dilution or enlargement of rights under the Plan.

(b) The Administrator shall make such adjustment in such manner as it may deem equitable and appropriate, subject to compliance with Applicable Laws. Any determination, substitution or adjustment made by the Administrator under this Section shall be conclusive and binding on all persons. Except as expressly provided herein, neither the Company’s issuance of shares of stock of any class or securities convertible into shares of stock of any class, nor the conversion of any convertible securities of the Company, shall be treated as a transaction requiring any substitution or adjustment under this Section 3.3.

Section 4. Eligibility.

Awards may be made or granted to Employees, Officers, Directors and Consultants who are deemed to have rendered or to be able to render significant services to the Company or a Related Entity and who are deemed to have contributed or to have the potential to contribute to the success of the Company. No Incentive Stock Option shall be granted to any person who is not an Employee of the Company or a Related Entity at the time of grant. Notwithstanding the foregoing, an Award may also be made or granted to a person in connection with his hiring or retention, or at any time on or after the date he reaches an agreement (oral or written) with the Company with respect to such hiring or retention, even though it may be prior to the date the person first performs services for the Company or its Related Entities; provided, however, that no portion of any such Award shall vest prior to the date the person first performs such services.

Section 5. Stock Options.

5.1. Grant and Exercise. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options. Any Stock Option granted under the Plan shall contain such terms, not inconsistent with this Plan, or with respect to Incentive Stock Options, not inconsistent with the Plan and the Code, as the Administrator may from time to time approve. The Administrator shall have the authority to grant Incentive Stock Options or Non-Qualified Stock Options, or both types of Stock Options which may be granted alone or in addition to other awards granted under the Plan. To the extent that any Stock Option intended to qualify as an Incentive Stock Option does not so qualify, it shall constitute a separate Nonqualified Stock Option.

5.2. Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions:

(a) Stock Option Term. The term of each Stock Option shall be fixed by the Administrator; provided, however, that an Incentive Stock Option may be granted only within the ten-year period commencing from the Effective Date and may only be exercised within ten years of the date of grant (or five years in the case of an Incentive Stock Option granted to an optionee who, at the time of grant, owns Common Stock possessing more than 10% of the total combined voting power of all classes of voting stock of the Company (“10% Stockholder”)).

(b) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Administrator at the time of grant and may not be less than 100% of the Fair Market Value on the date of grant (or, if greater, the par value of a share of Common Stock); provided, however, that the exercise price of an Incentive Stock Option granted to a 10% Stockholder will not be less than 110% of the Fair Market Value on the date of grant.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator and as set forth in Section 10. If the Administrator provides, in its discretion, that any Stock Option is exercisable only after the Stock Option is vested, the Administrator may accelerate such vesting at any time on or after the time of grant and in whole or in part, based upon such factors as the Administrator determines.

(d) Method of Exercise. Subject to whatever vesting, exercise and waiting period provisions are applicable in a particular case and Applicable Laws, Stock Options may be exercised in whole or in part at any time during the term of the Stock Option by giving written notice of exercise to the Company specifying the number of shares of Common Stock to be purchased. The consideration to be paid for the Shares to be issued upon exercise or purchase of a Stock Option, including the method of payment, shall be determined by the Administrator. In addition to any other types of consideration the Administrator may determine, the Administrator is authorized in its discretion to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

a. cash;

b. check;

c. surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Stock Option shall be exercised;

d. payment through a broker-dealer sale and remittance procedure pursuant to which the Holder (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction;

e. payment through a “net exercise” such that, without the payment of any funds, the Holder may exercise the Stock Option and receive the net number of Shares equal to (A) the number of Shares as to which the Stock Option is being exercised, multiplied by (B) a fraction, the numerator of which is the Fair Market Value per Share (on such date as is determined by the Administrator) less the Exercise Price per Share, and the denominator of which is such Fair Market Value per Share (the number of net Shares to be received shall be rounded down to the nearest whole number of Shares); or

f. any combination of the foregoing methods of payment.

The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Agreement, or by other means, grant Stock Options which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(e) Transferability. Except as may be set forth in the next sentence of this Section or in the Agreement, no Stock Option shall be transferable by the Holder other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Holder’s lifetime, only by the Holder (or, to the extent of legal incapacity or incompetency, the Holder’s guardian or legal representative). Notwithstanding the foregoing, a Holder, with the approval of the Administrator, may transfer a Stock Option (i) (A) by gift, for no consideration, or (B) pursuant to a domestic relations order, in either case, to or for the benefit of the Holder’s “Immediate Family” (as defined below), or (ii) to an entity in which the Holder and/or members of Holder’s Immediate Family own more than fifty percent of the voting interest, in exchange for an interest in that entity, subject to such limits as the Administrator may establish and the execution of such documents as the Administrator may require, and the transferee shall remain subject to all the terms and conditions applicable to the Stock Option prior to such transfer. The term “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent beneficial interest, and a foundation in which these persons (or the Holder) control the management of the assets.

(f) Exercise of Stock Option Following Termination of Continuous Service.

a. A Stock Option may not be exercised after the termination date of such Stock Option set forth in the Agreement and may be exercised following the termination of the Holder’s Continuous Service only to the extent provided in the Agreement.

b. Where the Agreement permits a Holder to exercise a Stock Option following the termination of the Holder’s Continuous Service for a specified period, the Stock Option shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the Stock Option, whichever occurs first.

c. Any Stock Option designated as an Incentive Stock Option to the extent not exercised within the time permitted by law for the exercise of Incentive Stock Options following the termination of a Holder’s Continuous Service shall automatically convert to a Nonqualified Stock Option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the Agreement.

(g) Additional Incentive Stock Option Limitation. In the case of an Incentive Stock Option, the aggregate Fair Market Value (on the date of grant of the Stock Option) with respect to which Incentive Stock Options become exercisable for the first time by a Holder during any calendar year (under all such plans of the Company and its Parent and Subsidiaries) shall not exceed $100,000.

(h) Buyout and Settlement Provisions. The Administrator may at any time, in its sole discretion, offer to repurchase a Stock Option previously granted, based upon such terms and conditions as the Administrator shall establish and communicate to the Holder at the time that such offer is made.

Section 6. Stock Appreciation Rights.

6.1. Grant and Exercise. The Administrator may grant Stock Appreciation Rights to Employees, Directors and/or Consultants.

6.2. Terms and Conditions. Stock Appreciation Rights shall be subject to the following terms and conditions:

(a) Exercisability. Stock Appreciation Rights shall be exercisable as shall be determined by the Administrator and set forth in the Agreement.

(b) Termination. A Stock Appreciation Right shall terminate and shall no longer be exercisable as determined by the Administrator and set forth in the Agreement.

(c) Method of Exercise. Stock Appreciation Rights shall be exercisable in the same manner as provided for Stock Options under Section 5, to the extent the nature of the SAR is consistent and applicable to such section.

Section 7. Restricted Stock.

7.1. Grant. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock will be awarded, the number of shares to be awarded, the price (if any) to be paid by the Holder, the time or times within which such Restricted Stock may be subject to forfeiture (the “vesting schedule”) and rights to acceleration thereof and all other terms and conditions of the Awards.

7.2. Terms and Conditions. Each Restricted Stock award shall be subject to the following terms and conditions:

(a) Certificates. Restricted Stock, when issued, will be represented by a stock certificate or certificates registered in the name of the Holder to whom such Restricted Stock shall have been awarded. During the Restriction Period, certificates representing the Restricted Stock and any securities constituting Retained Distributions (as defined below) shall bear a legend to the effect that ownership of the Restricted Stock (and such Retained Distributions) and the enjoyment of all rights appurtenant thereto are subject to the restrictions, terms and conditions provided in the Plan and the Agreement. Such certificates shall be deposited by the Holder with the Company, together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock and any securities constituting Retained Distributions that shall be forfeited or that shall not become vested in accordance with the Plan and the Agreement.

(b) Rights of Holder. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes. The Holder will have the right to vote such Restricted Stock, to receive and retain all regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute on such Restricted Stock and to exercise all other rights, powers and privileges of a holder of Common Stock with respect to such Restricted Stock, with the exceptions that (i) the Holder will not be entitled to delivery of the stock certificate or certificates representing such Restricted Stock until such Restricted Stock is vested under the terms of the applicable Agreement; (ii) the Company will retain custody of the stock certificate or certificates representing the Restricted Stock until such time as indicated in the applicable Agreement; (iii) other than regular cash dividends and other cash equivalent distributions as the Board may in its sole discretion designate, pay or distribute, the Company will retain custody of all distributions (“Retained Distributions”) made or declared with respect to the Restricted Stock (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Stock with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested; (iv) a breach of any of the restrictions, terms or conditions contained in this Plan or the Agreement or otherwise established by the Administrator with respect to any Restricted Stock or Retained Distributions will cause a forfeiture of such Restricted Stock and any Retained Distributions with respect thereto.

(c) Vesting and Forfeiture. Any such Restricted Stock and Retained Distributions that do not vest shall be forfeited to the Company and the Holder shall not thereafter have any rights with respect to such Restricted Stock and Retained Distributions that shall have been so forfeited.

Section 8. Deferred of Award Payment.

8.1. The Administrator may establish one or more programs under the Plan to permit selected Holders the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Holder to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

Section 9. Other Stock-Based Awards.

Other Stock-Based Awards may be awarded, subject to limitations under applicable law, that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock, as deemed by the Administrator to be consistent with the purposes of the Plan, including, without limitation, purchase rights, shares of Common Stock awarded which are not subject to any restrictions or conditions, convertible or exchangeable debentures, or other rights convertible into shares of Common Stock and Awards valued by reference to the value of securities of or the performance of specified Subsidiaries. Other Stock-Based Awards may be awarded either alone or in addition to or in tandem with any other Awards under this Plan or any other plan of the Company. Each other Stock-Based Award shall be subject to such terms and conditions as may be determined by the Administrator.

Section 10. Accelerated Vesting and Exercisability.

10.1. Corporate Transaction. The Administrator may, in the event of a Corporate Transaction which has been approved by the Company’s Board of Directors, (i) accelerate the vesting of any and all Stock Options and other Awards granted and outstanding under the Plan, or (ii) require a Holder of any Award granted under this Plan to relinquish such Award to the Company upon the tender by the Company to Holder of cash in an amount equal to the the difference between its then Fair Market Value and the exercise price, multiplied by the number of Shares subject to the Award.

10.2. Code Section 409A. Notwithstanding any provisions of this Plan or any award granted hereunder to the contrary, no acceleration shall occur with respect to any award to the extent such acceleration would cause the Plan or an award granted hereunder to fail to comply with Code Section 409A.

Section 11. Amendment and Termination.

The Board may at any time, and from time to time, amend alter, suspend or discontinue any of the provisions of the Plan, but, except as set forth in this Plan, no amendment, alteration, suspension or discontinuance shall be made (A) without the approval of the Company’s stockholders, to the extent such approval is required by Applicable Laws, or (B) that would impair the rights of a Holder under any Agreement theretofore entered into hereunder, without the Holder’s consent.

Section 12. Term of Plan.

12.1. Effective Date. The Plan shall be effective as of the date of the closing of the merger of Firecomm Acquisition, Inc., the Company’s wholly owned Subsidiary, with and into Firestone Communications, Inc., a Delaware corporation (“Firestone”), pursuant to the Agreement and Plan of Merger among the Company, Firestone and the other parties thereto dated as of August 15, 2006, as the same may be amended, provided that the Plan has been approved by the Company’s stockholders prior to such closing.

12.2. Termination Date. Unless terminated by the Board, this Plan shall continue to remain effective until such time as no further Awards may be granted and all Awards granted under the Plan are no longer outstanding. Notwithstanding the foregoing, the Plan shall continue in effect for a term of ten (10) years unless terminated sooner.

Section 13. General Provisions.

13.1. Written Agreements. Each Award granted under the Plan shall be confirmed by, and shall be subject to the terms of, the Agreement executed by the Company and the Holder, or such other document as may be determined by the Administrator. The Administrator may terminate any Award made under the Plan if the Agreement relating thereto is not executed and returned to the Company within 10 days after the Agreement has been delivered to the Holder for his or her execution.

13.2. Reservation of Shares. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

13.3. Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Holder by the Company, nothing contained herein shall give any such Holder any rights that are greater than those of a general creditor of the Company.

13.4. Employees. No Right of Employment/Consulting Relationship. Nothing contained in the Plan or in any Award hereunder shall be deemed to confer upon any Holder who is an Employee or Consultant of the Company or any Related Entity any right to continued employment with the Company or any Related Entity, nor shall it interfere in any way with the right of the Company or any Related Entity to terminate the employment of any Holder who is an Employee at any time.

13.5. Investment Representations; Company Policy. The Administrator may require each person acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that the Holder is acquiring the shares, to the extent applicable, for investment without a view to distribution thereof. Each person acquiring Shares pursuant to an Award under the Plan shall be required to abide by all policies of the Company in effect at the time of such acquisition and thereafter with respect to the ownership and trading of the Company’s securities.

13.6. Additional Incentive Arrangements. Nothing contained in the Plan shall prevent the Board from adopting such other or additional incentive arrangements as it may deem desirable, including, but not limited to, the granting of Stock Options and the awarding of Common Stock and cash otherwise than under the Plan; and such arrangements may be either generally applicable or applicable only in specific cases.

13.7. Withholding Taxes. Not later than the date as of which an amount must first be included in the gross income of the Holder for Federal income tax purposes with respect to any Award under the Plan, the Holder shall pay to the Company, or make arrangements satisfactory to the Administrator regarding the payment of, any Federal, state and local taxes of any kind required by law to be withheld or paid with respect to such amount. If permitted by the Administrator, tax withholding or payment obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company or the Holder’s employer (if not the Company) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Holder from the Company or any Related Entity.

13.8. Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to choice of law provisions).

13.9. Other Benefit Plans. Any Award granted under the Plan shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any Subsidiary and shall not affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation (unless required by specific reference in any such other plan to Awards under this Plan).

13.10. Non-Transferability. Except as otherwise expressly provided in the Plan or the Agreement, no right or benefit under the Plan may be alienated, sold, assigned, hypothecated, pledged, exchanged, transferred, encumbranced or charged, and any attempt to alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void.

13.11. Applicable Laws. The obligations of the Company with respect to all Awards under the Plan shall be subject to (i) all Applicable Laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the Securities Act of 1933 (the “Securities Act”), as amended, and (ii) the rules and regulations of any securities exchange on which the Common Stock may be listed.

13.12. Conflicts. If any of the terms or provisions of the Plan or an Agreement conflict with the requirements of Section 422 of the Code, then such terms or provisions shall be deemed inoperative to the extent they so conflict with such requirements. Additionally, if this Plan or any Agreement does not contain any provision required to be included herein under Section 422 of the Code, such provision shall be deemed to be incorporated herein and therein with the same force and effect as if such provision had been set out at length herein and therein. If any of the terms or provisions of any Agreement conflict with any terms or provisions of the Plan, then such terms or provisions shall be deemed inoperative to the extent they so conflict with the requirements of the Plan. Additionally, if any Agreement does not contain any provision required to be included therein under the Plan, such provision shall be deemed to be incorporated therein with the same force and effect as if such provision had been set out at length therein.

13.13. Certain Awards Deferring or Accelerating the Receipt of Compensation. To the extent applicable, all Awards granted, and all Agreements entered into, under the Plan are intended to comply with Section 409A of the Code, which was added by the American Jobs Creation Act of 2004 and relates to deferred compensation under nonqualified deferred compensation plans. The Administrator, in administering the Plan, intends, and the parties entering into any agreement intend, to restrict provisions of any awards that may constitute deferred receipt of compensation subject to Code Section 409A requirements to those consistent with this section. The Board may amend the Plan to comply with Code Section 409A in the future.

13.14. Non-Registered Stock. The shares of Common Stock to be distributed under this Plan have not been, as of the Effective Date, registered under the Securities Act of 1933, as amended, or any applicable state or foreign securities laws and the Company has no obligation to any Holder to register the Common Stock or to assist the Holder in obtaining an exemption from the various registration requirements, or to list the Common Stock on a national securities exchange or any other trading or quotation system, including the NASDAQ National Market and NASDAQ SmallCap Market.

Plan Amendments

Date Approved by Board	Date Approved by Stockholders, if necessary	Sections Amended	Description of Amendments	Initials of Attorney Effecting Amendment

ANNEX D

CALIFORNIA CORPORATIONS CODE

GENERAL CORPORATION LAW

SECTION 1300-1313

DISSENTERS’ RIGHTS

§1300. Right to Require Purchase—“Dissenting Shares” and “Dissenting Shareholder” Defined.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Demand for Purchase.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

§1302. Endorsement of Shares.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Agreed Price—Time for Payment.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Dissenter’s Action to Enforce Payment.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Appraisers’ Report—Payment—Costs.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Dissenting Shareholder’s Status as Creditor.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends Paid as Credit Against Payment.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Continuing Rights and Privileges of Dissenting Shareholders.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of Dissenting Shareholder Status.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of Proceedings for Payment Pending Litigation.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt Shares.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Attacking Validity of Reorganization or Merger.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversion Deemed to Constitute Reorganization for Purposes of Chapter.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX E

Capitalink, L.C.
One Alhambra Plaza Suite 1410 Coral Gables, Florida 33134 Phone 305-446-2026 Fax 305-446-2926 www.capitalinklc.com

October 3, 2006

The Board of Directors

Ithaka Acquisition Corp.

100 South Pointe Drive

23rd Floor

Miami Beach, FL 33139

Gentlemen:

We have been advised that, pursuant to the draft Agreement and Plan of Merger, dated September 29, 2006 (the “Merger Agreement”), by and among (i) Ithaka Acquisition Corp. (“Ithaka”), (ii) Ithaka Sub Acquisition Corp. (“Ithaka Sub”), (iii) Alsius Corporation (“Alsius”), and (iv) certain of the shareholders of Alsius (the “Alsius Shareholders”), Ithaka Sub will be merged with and into Alsius, with Alsius becoming the surviving entity and all of the outstanding stock of Alsius will be exchanged for shares of Ithaka common stock (the “Merger”). The terms and conditions of the Merger are more specifically set forth in the Merger Agreement.

Pursuant to the Merger Agreement, upon closing of the Merger, all shares of capital stock of Alsius and convertible promissory notes outstanding will be converted into the right to receive 8.0 million shares of Ithaka common stock (the “Closing Consideration”). At closing, the only Alsius debt remaining outstanding will be owed to Oxford Finance Corporation and which is estimated to have a balance of approximately $3.0 million (the “Oxford Debt”).

In addition, for each of the fiscal years 2007, 2008 and 2009 for which the revenues (as defined in the Merger Agreement) of Alsius equal or exceed 80% of the “Revenue Target” set forth hereinafter for such year, Ithaka shall issue that percentage of the shares of Ithaka common stock (the “Milestone Shares”) set hereinafter as “Target Shares” for such year determined as follows:

Revenues as % of Revenue Target	Percentage of Target Shares
80% to 100%	50% plus 50% multiplied by a fraction the numerator of which is the difference between actual revenues as a percentage of the Revenue Target less 80% and the denominator of which is 20%.

Greater than 100% but less than 120%	100%

The Board of Directors

Ithaka Acquisition Corp.

October 3, 2006

In addition to the Target Shares, if, for any such year, the actual revenues are equal to or in excess of 120% of the Revenue Target for such year, Ithaka shall issue that number of “120% Target Shares” as set hereinafter.

The Revenue Targets, Target Shares and 120% Target Shares for each of the fiscal years 2007, 2008 and 2009 shall be as follows:

Year	Revenue Target	Target Shares	120% Target Shares
2007	$14,800,000	500,000	250,000
2008	$28,000,000	1,500,000	250,000
2009	$47,000,000	3,000,000	500,000

We also understand that bonus payments will be made to certain of the management and employees of Alsius upon closing and upon achievement of the Revenue Targets (the “Bonus Payments”) as follows:

a) $3.0 million cash paid upon closing of the Merger.

b) Up to $2.0 million cash paid upon achievement of the Revenue Targets.

The Closing Consideration, Milestone Shares, Bonus Payments, and Oxford Debt are hereinafter referred to as the “Aggregate Consideration”.

It is noted that Mr. Paul Brooke, a director of Ithaka, has been a venture partner of MPM Capital since 1997. A fund managed by MPM Capital is a 33% owner of Alsius and therefore, Mr. Brooke has a carried interest in MPM’s investment in Alsius. Mr. Brooke has agreed to expressly waive his entitlement to any such interest. In addition, Mr. Brooke is also a board member of MPM Bioequities, a MPM related company, which is also an Alsius shareholder.

We have been retained to render an opinion as to whether, on the date of such opinion, (i) the Aggregate Consideration is fair, from a financial point of view, to Ithaka’s shareholders, and (ii) the fair market value of Alsius is at least equal to 80% of the net assets of Ithaka.

We have not been requested to opine as to, and our opinion does not in any manner address, the relative merits of the Merger as compared to any alternative business strategy that might exist for Ithaka, the decision of whether Ithaka should complete the Merger, and other alternatives to the Merger that might exist for Ithaka. The financial terms and other terms of the Merger were determined pursuant to negotiations between Ithaka and Alsius and each of their respective financial advisors, and not pursuant to our recommendations.

In arriving at our opinion, we took into account an assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things:

•	Reviewed the Merger Agreement.

•	Reviewed publicly available financial information and other data with respect to Ithaka, including the Registration Statement on Form S-1 filed May 2, 2005 and amendments thereto, the Annual Report on Form 10-KSB for the year ended December 31, 2006 and the Quarterly Report on Form 10-QSB for the six months ended June 30, 2006.

•	Reviewed publicly available financial information and other data with respect to Alsius, including the Registration Statement on Form S-1 filed April 26, 2006 and amendments thereto.

•	Reviewed non-public information and other data with respect to Alsius, including unaudited financial statements for the six months ended June 30, 2006, financial projections for the four years ending December 31, 2009, and other internal financial information and management reports.

The Board of Directors

Ithaka Acquisition Corp.

October 3, 2006

•	Reviewed and analyzed the Merger’s pro forma impact on Ithaka’s securities outstanding and stockholder ownership.

•	Reviewed the trading of, and the trading market for Ithaka’s common stock.

•	Considered the historical financial results and present financial condition of Alsius.

•	Reviewed and analyzed the indicated value range of the Aggregate Consideration.

•	Reviewed and analyzed Alsius’ projected unlevered free cash flows and prepared a discounted cash flow analysis.

•	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to Alsius.

•	Reviewed and analyzed certain financial characteristics of target companies in transactions where such target company was deemed to have characteristics comparable to that of Alsius.

•	Reviewed and discussed with representatives of Ithaka and Alsius management certain financial and operating information furnished by them, including financial analyses with respect to Alsius’ business and operations.

•	Performed such other analyses and examinations as were deemed appropriate.

In arriving at our opinion we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Ithaka’s and Alsius’ management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial information and projections utilized, we assumed that such information has been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such information provides a reasonable basis upon which we could make our analysis and form an opinion. We have not evaluated the solvency or fair value of Ithaka or Alsius under any foreign, state or federal laws relating to bankruptcy, insolvency or similar matters. We have not made a physical inspection of the properties and facilities of Alsius and have not made or obtained any evaluations or appraisals of Alsius’ assets and liabilities (contingent or otherwise). In addition, we have not attempted to confirm whether Alsius has good title to its assets.

We assumed that the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable foreign, federal and state statutes, rules and regulations. We assumed that the Merger will be consummated substantially in accordance with the terms set forth in the Merger Agreement, without any further amendments thereto, and without waiver by Ithaka of any of the conditions to any obligations or in the alternative that any such amendments, revisions or waivers thereto will not be detrimental to Ithaka or its shareholders in any material respect. We have further assumed that for U.S. federal tax income purposes the Merger shall qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

Our analysis and opinion are necessarily based upon market, economic and other conditions, as they exist on, and could be evaluated as of, October 3, 2006. Accordingly, although subsequent developments may affect our opinion, we do not assume any obligation to update, review or reaffirm our opinion.

Our opinion is for the use and benefit of the Board of Directors of Ithaka in connection with its consideration of the Merger and is not intended to be and does not constitute an opinion or recommendation to any shareholder of Ithaka as to how such shareholder should vote with respect to the Merger. We do not express

The Board of Directors

Ithaka Acquisition Corp.

October 3, 2006

any opinion as to the underlying valuation or future performance of Ithaka or Alsius, or the price at which Ithaka’s or Alsius’ securities might trade at any time in the future.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, (i) the Aggregate Consideration is fair, from a financial point of view, to Ithaka’s shareholders, and (ii) the fair market value of Alsius is at least equal to 80% of the net assets of Ithaka.

In connection with our services, we have previously received a retainer and will receive the balance of our fee when we notify Ithaka that we are prepared to deliver the opinion. Our fee for providing the fairness opinion is not contingent on the completion of the Merger. Neither Capitalink nor its principals beneficially own any interest in Ithaka or Alsius. Further, Capitalink has not provided any other services to Ithaka or Alsius in the past. In addition, Ithaka has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

Our opinion is for the use and benefit of the Board of Directors of Ithaka and is rendered in connection with its consideration of the Merger and may not be used by Ithaka for any other purpose or reproduced, disseminated, quoted or referred to by Ithaka at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to the opinion and to us and our relationship with Ithaka may be included in filings made by Ithaka with the Securities and Exchange Commission, if required by Securities and Exchange Commission rules, and in any proxy statement or similar disclosure document disseminated to shareholders if required by the Securities and Exchange Commission rules.

Very truly yours,

Capitalink, L.C.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145(a) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Article Eighth of the registrant’s certificate of incorporation in conjunction with Article VII of registrant’s bylaws provide registrant shall indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of registrant, or is or was servicing at the request of registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Registrant’s bylaws further provide that any indemnification shall be made by the registrant only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by stockholders.

The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s amended and restated certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and Article Eighth of the bylaws of the Registrant.

Pursuant to the Registrant’s bylaws, the Registrant also maintains a directors’ and officers’ insurance policy which insures the directors and officers of the Registrant against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21.	Exhibits and Financial Statement Schedules

The following exhibits are included as exhibits to this Registration Statement

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
2.1	Merger Agreement dated October 3, 2006 by and among Ithaka Acquisition Corp., Ithaka Sub Acquisition Corp., Alsius Corporation and certain shareholders of Alsius Corporation.	A	10.1

3.1	Certificate of Incorporation of Ithaka Acquisition Corp.	B	3.1

3.1.1	Certificate of Amendment to Certificate of Incorporation	B	3.1.1

3.1.2	Form of Amended and Restated Certificate of Incorporation of Ithaka Acquisition Corp.	—	Filed Herewith

3.2	Bylaws of Ithaka Acquisition Corp.	B	3.2

4.1	Specimen Unit Certificate of Registrant.	B	4.1

4.2	Specimen Common Stock Certificate of Registrant.	B	4.2

4.3	Specimen Warrant Certificate of Registrant.	C	4.3

4.4	Form of Unit Purchase Option.	C	4.4

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.	C	4.5

5.1	Opinion of Graubard Miller regarding the legality of securities.	—	Filed Herewith

8.1	Form of Tax Opinion of Graubard Miller	—	Filed Herewith

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Paul A. Brooke (without schedules).	C	10.1

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Eric M. Hecht (without schedules).	C	10.2

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and John M. Glazer (without schedules).	B	10.3

10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and PMSV Holdings LLC (without schedules).	B	10.4

10.5	Form of Investment Trust Management Trust Agreement between the Registrant and Continental Stock Transfer & Trust Company.	D	10.5

10.6	Form of Registration Rights Agreement among Registrant and the Initial Stockholders.	B	10.8

10.7	Ithaka 2006 Equity Incentive Plan.	—	Filed Herewith

10.8	Form of Escrow Agreement among Ithaka Acquisition Corp., Kurt Wheeler and Wende Hutton, as the Alsius Shareholders’ and Noteholders’ Joint Representatives, and Continental Stock Transfer & Trust Company.	A	10.3

10.9	Form of Lock-up Agreement executed by certain of the security holders of Alsius Corporation.	A	10.2

10.10	Alsius Corporation Tenth Amended and Restated Investor Rights Agreement.	—	Filed Herewith

10.11	Alsius Corporation Amendment No. 1 to Tenth Amended and Restated Investor Rights Agreement, dated April 13, 2006.	—	Filed Herewith

10.12	Alsius Corporation Amendment No. 2 to Tenth Amended and Restated Investor Rights Agreement, dated August 18, 2006.	—	Filed Herewith

10.13	Alsius Corporation Amendment No. 3 to Tenth Amended and Restated Investor Rights Agreement, dated October 2, 2006.	—	Filed Herewith

10.14	Alsius Corporation Form of Common Stock Warrant, dated April 30, 2003.	—	Filed Herewith

10.15	Alsius Corporation Preferred Stock Warrant with Oxford Finance Corporation, dated May 31, 2005.	—	Filed Herewith

10.16	Alsius Corporation Form of Warrant, dated April 13, 2006.	—	Filed Herewith

10.17	Alsius Corporation Form of Warrant, dated August 18, 2006.	—	Filed Herewith

10.18	Alsius Corporation Form of Warrant, dated October 2, 2006.	—	Filed Herewith

10.19	Alsius Corporation Form of 8% Unsecured Convertible Promissory Note, dated April 13, 2006.	—	Filed Herewith

10.20	Alsius Corporation Form of 8% Unsecured Convertible Promissory Note, dated August 18, 2006.	—	Filed Herewith

10.21	Alsius Corporation Form of 8% Unsecured Convertible Promissory Note, dated October 2, 2006.	—	Filed Herewith

Exhibit No.	Description	Incorporated by Reference from Document	No. in Document
10.22	Alsius Corporation 1992 Incentive Stock Plan and Form of Stock Option Agreement.	—	Filed Herewith

10.23	Alsius Corporation 2004 Stock Incentive Plan and Form of Stock Option Agreement.	—	Filed Herewith

10.24	Alsius Corporation Lease, dated March 16, 1999, and amendments for the facilities in Irvine, California.	—	Filed Herewith

10.25	Alsius Corporation Form of Change of Control Agreement.	—	Filed Herewith

10.26	Exclusive License Agreement, dated November 1999, by and between the Regents of the University of California and Alsius Corporation, and First Amendment to Exclusive License Agreement, dated October 25, 2000.	—	Filed Herewith

10.27	Non-Exclusive License Agreement by and between Baxter Healthcare Corporation and Alsius Corporation, dated May 14, 1999, and the letter agreement related to use of products, dated July 14, 2006.	—	Filed Herewith

10.28	Master Security Agreement, dated May 31, 2005, by and between Oxford Finance Corporation and Alsius Corporation, dated May 31, 2005.	—	Filed Herewith

15.1	Accountants Awareness Letter	—	Filed Herewith

23.1	Consent of Graubard Miller (included in Exhibit 5.1).	—	Filed Herewith

23.2	Consent of Goldstein Golub Kessler, LLP	—	Filed Herewith

23.3	Consent of PricewaterhouseCoopers, LLP	—	Filed Herewith

A.	Incorporated by reference from Current Report on Form 8-K filed October 4, 2006.
B.	Incorporated by reference from Registration Statement 333-124521 on Form S-1 filed May 2, 2005.
C.	Incorporated by reference from Amendment No.1 to the Registration Statement 333-124521 on Form S-1 filed June 15, 2005.
D.	Incorporated by reference from Amendment No. 2 to the Registration Statement 333-124521 on Form S-1 filed July 15, 2005.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of form 20-F at the start of any delayed offering or throughout a continuous offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, Florida on the 1st day of November, 2006.

ITHAKA ACQUISITION CORP.

By:	/s/ PAUL A. BROOKE

Name:	Paul A. Brooke
Title:	Chairman of the Board and Chief Executive Officer (Principal executive officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul A. Brooke or Eric M. Hecht his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ PAUL A. BROOKE Paul A. Brooke	Chairman of the Board and Chief Executive Officer (Principal executive officer)	November 1, 2006

/s/ Eric M. Hecht Eric M. Hecht	President, Chief Financial Officer (Principal financial and accounting officer) and Director	November 1, 2006

/s/ John M. Glazer John M. Glazer	Chief Operating Officer, Secretary and Director	November 1, 2006

PROXY

Ithaka Acquisition Corp.

100 South Pointe Drive, 23rd Floor

Miami, Florida 33139

SPECIAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF ITHAKA ACQUISITION CORP.

The undersigned appoints Paul A. Brooke, Eric M. Hecht and John M. Glazer, as proxies, and each of them with full power to act without the other, each with the power to appoint a substitute, and hereby authorizes either of them to represent and to vote, as designated on the reverse side, all shares of common stock of Ithaka Acquisition Corp. (“Ithaka”) held of record by the undersigned on                     , 2006, at the Special Meeting of Stockholders to be held on                     , 2006, or any postponement or adjournment thereof.

THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED. BY EXECUTING THIS PROXY CARD, THE UNDERSIGNED AUTHORIZES THE PROXIES TO VOTE IN THEIR DISCRETION TO ADOPT THE AGREEMENT AND THE PLAN OF MERGER IF THE UNDERSIGNED HAS NOT SPECIFIED HOW HIS, HER OR ITS SHARES SHOULD BE VOTED.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 & 5. THE ITHAKA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSALS SHOWN ON THE REVERSE SIDE.

ITHAKA MAY POSTPONE THE SPECIAL MEETING TO SOLICIT ADDITIONAL VOTING INSTRUCTIONS IN THE EVENT THAT A QUORUM IS NOT PRESENT OR UNDER OTHER CIRCUMSTANCES IF DEEMED ADVISABLE BY THE ITHAKA BOARD OF DIRECTORS.

(Continued and to be signed on reverse side)

PROXY

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NUMBERS 1, 2, 3, 4 & 5. THE ITHAKA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING PROPOSALS.

1. To adopt the Agreement and Plan of Merger, among Ithaka, Ithaka Sub Acquisition Corp., Alsius Corporation and certain of the shareholders of Alsius Corporation	FOR ☐	AGAINST ☐	ABSTAIN ☐	If you voted “AGAINST” Proposal Number 1 and you hold shares of Ithaka common stock, you may exercise your conversion rights and demand that Ithaka convert your shares of common stock onto a pro rata portion of the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of Ithaka common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if the merger is completed and you continue to hold these shares through the effective time of the merger and tender your stock certificate to the combined company. Failure to (a) vote against the adoption of the Agreement and Plan of Merger, (b) check the following box and (c) submit this proxy in a timely manner will result in the loss of your conversion rights.

I HEREBY EXERCISE MY CONVERSION RIGHTS ☐

2. To approve an amendment to the Certificate of Incorporation of Ithaka to change the name of Ithaka from Ithaka Acquisition Corp. to Alsius Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To consider and vote upon the approval of an amendment to the Certificate of Incorporation of Ithaka to increase the number of authorized shares of Ithaka common stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. To consider and vote upon the approval of an amendment to the Certificate of Incorporation of Ithaka to remove the preamble and Sections A through D, inclusive, of Article Sixth from the Certificate of Incorporation from and after the closing of the merger, and to redesignate Section E of Article Sixth as Article Sixth.

	☐	☐	☐
5. To approve the Ithaka 2006 Equity Incentive Plan.	☐	☐	☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT			☐

PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED.

Signature	Signature
Date

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If stockholder is a corporation or other entity, sign in full name by an authorized officer or other authorized person.